Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-107816

JOINT PROXY STATEMENT/ PROSPECTUS
FIDELITY NATIONAL INFORMATION SOLUTIONS, INC. AND FIDELITY NATIONAL FINANCIAL, INC.

To the Stockholders of Fidelity National Information Solutions, Inc. (“FNIS”) and Fidelity National Financial, Inc. (“FNF”):

      This joint proxy statement/prospectus relates to our upcoming annual meetings of our stockholders. At the FNIS meeting, FNIS stockholders will be asked to vote upon a slate of directors and approve an amendment to FNIS’ option plan. Furthermore, FNIS stockholders will be asked to vote upon a merger with FNF whereby FNF will acquire FNIS through a merger of a wholly-owned subsidiary of FNF into FNIS. After careful consideration, the FNIS board of directors, based upon the unanimous recommendation of a special committee of the FNIS board of directors composed of independent directors, has determined that the merger and the transactions associated with it are advisable and in the best interests of FNIS and its stockholders and has approved the merger agreement and declared its advisability. The board of directors of FNIS recommends that you vote FOR the approval of the merger.

      Under the terms of the merger agreement, dated as of July 11, 2003, a wholly-owned subsidiary of FNF will merge with and into FNIS with FNIS emerging as the surviving corporation. In the merger, each share of FNIS common stock, par value $.001, outstanding immediately prior to the effective time of the merger, other than shares owned by FNF and its subsidiaries, will be converted into 0.830 shares of FNF common stock, par value $.0001, subject to adjustment as described in the attached joint proxy statement/prospectus. In addition, outstanding FNIS stock options and warrants will be assumed by FNF.

      FNF shares are traded on the New York Stock Exchange under the symbol “FNF.” FNIS shares are traded on the Nasdaq National Market under the symbol “FNIS.” On August 21, 2003, the closing price of FNF common stock was $29.24 per share. On August 21, 2003, the closing price of FNIS common stock was $24.01 per share. FNIS encourages its stockholders to obtain more recent quotations. After the merger, the current stockholders of FNF will own approximately 91% of FNF, assuming the exercise between June 30, 2003 and the closing of the merger of 1,457,487 FNIS options held by certain FNF affiliates and FNIS employees, and the former stockholders of FNIS (other than FNF and its subsidiaries) will own approximately 9% of FNF.

      The merger cannot be completed unless a quorum of the outstanding shares of FNIS is represented in person or by proxy at the annual stockholder meeting, and a majority of the shares of FNIS common stock outstanding on the record date vote in favor of the merger. FNF, which as of June 30, 2003 owned approximately 66% of the outstanding shares of FNIS common stock, has agreed in the merger agreement to appear at the meeting and vote in favor of the merger. This virtually assures that a quorum will be present and that the merger will be approved by the FNIS stockholders as required by law.

      FNF stockholders are not required to vote on the merger. However, FNF stockholders, at the FNF annual meeting, will be asked to vote upon a slate of directors, as well as to vote on a proposal to increase the authorized shares of FNF common stock from 150,000,000 to 250,000,000. The approval of this increase in authorized shares is a condition to the closing of the merger with FNIS, and the merger cannot occur without this approval.

      The attached joint proxy statement/prospectus provides detailed information concerning FNF, FNIS, the merger and other matters to be acted upon at the annual meetings. Please give all of the information contained in the joint proxy statement/prospectus your careful attention. In particular, stockholders should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 18 of this joint proxy statement/prospectus.

      Stockholders of FNIS and FNF are cordially invited to attend their annual stockholder meetings to vote on the matters described in this joint proxy statement/prospectus.

      Please use this opportunity to take part in the affairs of your company. Whether or not you plan to attend your annual meeting, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed stamped envelope. Returning the proxy card does NOT deprive you of your right to attend the annual meeting and to vote your shares in person. YOUR VOTE IS VERY IMPORTANT.

      On behalf of our boards of directors, we thank you for your cooperation.

William P. Foley, II Chief Executive Officer Fidelity National Financial, Inc.	Patrick F. Stone Chief Executive Officer Fidelity National Information Solutions, Inc.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      This joint proxy statement/prospectus is dated August 25, 2003 and will be first mailed to stockholders on or about August 25, 2003.

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

4050 Calle Real
Santa Barbara, California 93110

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September 29, 2003 at 2:00 P.M.

To the Stockholders of Fidelity National Information Solutions, Inc. (“FNIS”):

      The 2003 Annual Meeting of Stockholders of FNIS will be held on September 29, 2003, at 2:00 p.m., Eastern time, at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. To approve a merger of a wholly-owned subsidiary of Fidelity National Financial, Inc. (“FNF”) with and into FNIS whereby each outstanding share of FNIS common stock, other than shares held by FNF and its subsidiaries, will be converted into the right to receive 0.830 shares of FNF common stock, subject to adjustment as determined by the merger agreement dated as of July 11, 2003, by and among FNF, FNIS Acquisition Corp. and FNIS and as described in the accompanying joint proxy statement/prospectus.

2. To elect seven persons to serve as directors of FNIS until their respective terms have expired.

3. To approve an amendment to the FNIS 2001 Stock Incentive Plan to increase by 3,300,000 the number of shares available for issuance thereunder to a total of 6,600,000, and to increase the automatic annual increase by 330,000 for a total annual increase of 660,000.

4. To transact such other business as may properly come before the annual meeting.

      The record date for determination of the stockholders entitled to notice of and to vote at the annual meeting and any adjournments thereof is the close of business on August 18, 2003.

      All stockholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. Voting instructions for FNIS’ registered stockholders are described under the question “How do I vote?” on page 4 of the joint proxy statement/ prospectus.

By Order of the Board of Directors

Todd C. Johnson
Secretary

August 25, 2003

Santa Barbara, California

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

FIDELITY NATIONAL FINANCIAL, INC.

601 Riverside Avenue
Jacksonville, Florida 32204

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September 29, 2003 at 10:00 A.M.

To the Stockholders of Fidelity National Financial, Inc. (“FNF”):

      The 2003 annual meeting of stockholders of FNF will be held on September 29, 2003, at 10:00 a.m., Eastern time, at 601 Riverside Avenue, Jacksonville, Florida 32204 for the following purposes:

1. To approve a proposal to amend FNF’s Restated Certificate of Incorporation to increase the authorized shares of common stock from 150,000,000 to 250,000,000;

2. To elect four directors to serve for the next three years and one director to serve for the next two years, or until their successors are duly elected and qualified or until their earlier death, resignation or removal; and

3. To transact such other business as may properly come before the annual meeting.

      The record date for determination of the stockholders entitled to notice of and to vote at the annual meeting and any adjournments thereof is the close of business on August 18, 2003.

      All stockholders are cordially invited to attend the meeting in person. However, even if you plan to attend the annual meeting in person, please read these proxy materials and cast your vote on the matters that will be presented at the meeting. Voting instructions for FNF’s registered stockholders are described under the question “How do I vote?” on page 7 of this joint proxy statement/prospectus.

By Order of the Board of Directors

Todd C. Johnson
Secretary

August 25, 2003

Jacksonville, Florida

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE (OR VOTE VIA TELEPHONE OR INTERNET) TO ASSURE REPRESENTATION OF YOUR SHARES.

QUESTIONS AND ANSWERS ABOUT THE MERGER
QUESTIONS AND ANSWERS ABOUT VOTING AT THE FNIS ANNUAL MEETING
QUESTIONS AND ANSWERS ABOUT VOTING AT THE FNF ANNUAL MEETING
QUESTIONS AND ANSWERS ABOUT FURTHER INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
RISK FACTORS
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
FIDELITY NATIONAL FINANCIAL, INC. NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
COMPARATIVE PER SHARE DATA
COMPARATIVE MARKET VALUE
COMPARATIVE STOCK PRICES AND DIVIDENDS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
THE FNIS ANNUAL MEETING
FNIS PROPOSAL TO APPROVE THE MERGER AGREEMENT AND MERGER
THE MERGER
THE MERGER AGREEMENT
RELATIONSHIP BETWEEN FNF AND FNIS
DESCRIPTION OF CAPITAL STOCK OF FNF
COMPARISON OF STOCKHOLDER RIGHTS AND CORPORATE GOVERNANCE MATTERS
FNIS PROPOSAL TO ELECT DIRECTORS
FNIS PROPOSAL TO AMEND THE FIDELITY NATIONAL INFORMATION SOLUTIONS 2001 STOCK INCENTIVE PLAN
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
ANNEX A

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
QUESTIONS AND ANSWERS ABOUT VOTING AT THE FNIS ANNUAL MEETING	4
QUESTIONS AND ANSWERS ABOUT VOTING AT THE FNF ANNUAL MEETING	7
QUESTIONS AND ANSWERS ABOUT FURTHER INFORMATION	9
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	10
SUMMARY	11
The Merger	11
The Parties to the Merger	12
Recommendation of FNIS’ Board of Directors	14
Recommendation of FNF’s Board of Directors	14
Opinions of Financial Advisors	14
Risk Factors	14
Conditions to Completion of the Merger	14
Vote Required for Approval	15
Termination of the Merger Agreement	15
Directors and Executive Officers of FNF and the Combined Company Following the Merger	15
United States Federal Income Tax Consequences of the Merger	15
Accounting Treatment of the Merger	15
Regulatory Filings and Approvals Required to Complete the Merger	15
Interests of Certain Persons in the Merger	15
Dissenters’ Rights	16
Restrictions on the Ability to Sell FNF Stock	16
The FNIS Annual Meeting	16
The FNF Annual Meeting	16
RISK FACTORS	18
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	24
FIDELITY NATIONAL FINANCIAL, INC. UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF JUNE 30, 2003	26
FIDELITY NATIONAL FINANCIAL, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS FOR THE SIX MONTHS ENDED JUNE 30, 2003	27
FIDELITY NATIONAL FINANCIAL, INC. UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS FOR THE YEAR ENDED DECEMBER 31, 2002	28
COMPARATIVE PER SHARE DATA	31
COMPARATIVE MARKET VALUE	32
COMPARATIVE STOCK PRICES AND DIVIDENDS	33
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	34
THE FNIS ANNUAL MEETING	38
General	38
Purpose of the Annual Meeting	38
Record Date and Outstanding Shares	38
Quorum and Vote Required	38
Abstentions	39
Broker Non-Votes	39

Dissenters’ Rights	39
Solicitation of Proxy; Expenses of Proxy Solicitation	39
Voting of Proxies	39
Revocability of Proxy	40
Recommendation of the FNIS Board of Directors	40
Householding	40
FNIS Stockholder Proposals	41
FNIS PROPOSAL TO APPROVE THE MERGER AGREEMENT AND MERGER	42
The Merger	42
The Merger Agreement	75
Relationship Between FNF and FNIS	84
Description of Capital Stock of FNF	88
Comparison of Stockholder Rights and Corporate Governance Matters	92
FNIS PROPOSAL TO ELECT DIRECTORS	95
Information About Directors Nominees	95
Executive Officers	97
Executive Compensation and Other Matters	98
Option Grants in Last Fiscal Year	99
Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values	99
Board Meetings and Committees	100
Compensation of Directors	101
Employment Contracts and Termination of Employment and Change-in-Control Agreements	101
Compensation Committee Interlocks and Insider Participation in Compensation Decisions	102
Report of the Compensation Committee on Executive Compensation	102
Report of the Audit Committee	105
Stock Performance Graph	107
Certain Relationships and Related Transactions	108
Section 16(a) Beneficial Ownership Reporting Compliance	108
FNIS PROPOSAL TO AMEND THE FIDELITY NATIONAL INFORMATION SOLUTIONS 2001 STOCK INCENTIVE PLAN	110
Summary of 2001 Stock Incentive Plan	110
Summary of the Federal Income Tax Consequences	113
Income Tax Withholding	114
THE FNF ANNUAL MEETING	115
General	115
Purpose of the Annual Meeting	115
Record Date and Outstanding Shares	115
Quorum and Vote Required	115
Abstentions	115
Broker Non-Votes	116
Solicitation of Proxy; Expenses of Proxy Solicitation	116
Voting of Proxies	116
Revocability of Proxy	116
Recommendation of the FNF Board of Directors	117
FNF Stockholder Proposals	117

FNF PROPOSAL TO AMEND ITS RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF FNF COMMON STOCK	118
Text of the Amendment	118
Purpose and Effect of the Amendment	118
Potential Anti-Takeover Effect	118
Vote Required and Board of Directors’ Recommendation	118
FNF PROPOSAL TO ELECT DIRECTORS	119
Directors	120
Board Meetings and Committees	122
Director Compensation	124
Executive Officers	124
Executive Compensation	125
Certain Relationships and Related Transactions	127
Option Grants	128
FNIS Option Grants in Last Fiscal Year	129
Option Exercises and Fiscal Year-End Values	129
FNIS Option Exercises and Fiscal Year-End Option Values	130
Employment Agreements	130
Compensation Committee Interlocks and Insider Participation	131
Report of the Compensation Committee on Executive Compensation	131
Report of the Audit Committee	134
Performance Graph	135
Section 16(a) Beneficial Ownership Reporting Compliance	137
LEGAL MATTERS	138
EXPERTS	138
WHERE YOU CAN FIND MORE INFORMATION	138
ANNEX A MERGER AGREEMENT	A-1
ANNEX B OPINION OF JEFFERIES & COMPANY, INC	B-1
ANNEX C OPINION OF BEAR, STEARNS & CO. INC	C-1

      THIS DOCUMENT INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT FNF AND FNIS FROM DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION THAT HAVE NOT BEEN INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT A WEB SITE MAINTAINED BY THE SECURITIES AND EXCHANGE COMMISSION AT HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE “WHERE YOU CAN FIND MORE INFORMATION” BEGINNING ON PAGE 138.

      FNF STOCKHOLDERS MAY REQUEST COPIES OF THESE DOCUMENTS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO FNF AT 601 RIVERSIDE AVENUE, JACKSONVILLE, FLORIDA 32204, ATTN: DANIEL K. MURPHY, (904) 854-8100. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 22, 2003. IF YOU REQUEST ANY SUCH DOCUMENTS FROM FNF, FNF WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER FNF RECEIVES YOUR REQUEST.

      FNIS STOCKHOLDERS MAY ALSO REQUEST COPIES OF THESE DOCUMENTS, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO FNIS AT 4050 CALLE REAL, SANTA BARBARA, CALIFORNIA 93110, ATTN: INVESTOR RELATIONS. IN ORDER TO ENSURE TIMELY DELIVERY OF THESE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 22, 2003. IF YOU REQUEST ANY SUCH DOCUMENTS FROM FNIS, FNIS WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER FNIS RECEIVES YOUR REQUEST.

      NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN FNF’S OR FNIS’ PREVIOUS FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS JOINT PROXY STATEMENT/ PROSPECTUS, IN WHOLE OR IN PART, NEITHER THE REPORTS OF THE COMPENSATION COMMITTEES, NOR THE REPORTS OF THE AUDIT COMMITTEES NOR THE PERFORMANCE GRAPHS SHALL BE INCORPORATED BY REFERENCE INTO ANY SUCH FILINGS.

      FNIS WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY (WITHOUT EXHIBITS) OF FNIS’ ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002. REQUESTS SHOULD BE MAILED TO FIDELITY NATIONAL INFORMATION SOLUTIONS, INC., 4050 CALLE REAL, SANTA BARBARA, CALIFORNIA 93110, ATTN. INVESTOR RELATIONS.

      FNF WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY (WITHOUT EXHIBITS) OF FNF’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED DECEMBER 31, 2002. REQUESTS SHOULD BE MAILED TO FIDELITY NATIONAL FINANCIAL, INC., 601 RIVERSIDE AVENUE, JACKSONVILLE, FLORIDA 32204, ATTN. INVESTOR RELATIONS.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why are the two companies proposing to merge?

A:	FNF and FNIS are proposing to merge because they believe the combination provides strategic and financial benefits to both FNF and FNIS stockholders. The proposed merger will combine FNF’s and FNIS’ complementary strengths and is expected to provide significant benefits to FNF’s stockholders (including the current FNIS stockholders) and customers.

Q:	What will be the effect of the merger on the stockholders of FNF and FNIS? (see page 42)

A:	Upon consummation of the merger, FNIS will become a wholly-owned subsidiary of FNF. After the merger, the current stockholders of FNF will own approximately 91% of FNF assuming the exercise between June 30, 2003 and the closing of the merger of 1,457,487 FNIS options held by certain FNF affiliates and FNIS employees, and the former stockholders of FNIS (other than FNF and its subsidiaries) will own approximately 9% of FNF.

Q:	What will FNIS stockholders receive in the merger? (see page 42)

A: Upon completion of the merger:

•	holders of FNIS common stock (other than FNF and its subsidiaries) will receive 0.830 shares of FNF common stock in exchange for each outstanding share of FNIS common stock, subject to certain possible adjustments. No fractional shares will be issued. FNIS common stockholders that otherwise would receive fractional shares will instead receive an amount of cash (without interest) equal to the product of such fraction multiplied by the closing sale price of FNF’s common stock on the date of the closing.

•	FNF will assume outstanding options to purchase shares of FNIS common stock in connection with the merger. The number of shares of FNF common stock purchasable under each post-merger option, and the price to purchase those shares, will be calculated using the merger exchange ratio of 0.830 shares of FNF common stock for each share of FNIS, subject to certain possible adjustments. As soon as practicable after the filing of the certificate of merger with the Delaware Secretary of State to consummate the merger, FNF will issue to each person, who immediately prior to that filing was a holder of an assumed option, a document evidencing the assumption of such option by FNF.

•	if the average closing price per share of FNF common stock on the five business days ending with the business day immediately prior to the date of the closing of the merger (the “FNF Trading Price”) multiplied by 0.830 (this product is referred to as the “implied FNIS value”) is more than $29.00, then the 0.830 ratio shall be decreased and calculated by multiplying 0.830 by a fraction, the numerator of which is $29.00 and the denominator of which is the product of 0.830 multiplied by the FNF Trading Price, rounded to the third (3rd) decimal point. If the implied FNIS value is less than $19.00, FNIS has the right not to close the merger, unless FNF exercises its election to add to the total merger consideration a sufficient number of shares of FNF common stock to raise the implied FNIS value to $19.00, in which case the exchange ratio would be adjusted accordingly.

Q:	Why did the FNF board of directors and FNIS board of directors each form a special committee in connection with FNF’s proposal to acquire all of FNIS?

A:	As of June 30, 2003, FNF and its subsidiaries owned approximately 66% of FNIS’ outstanding common stock. Three members of FNF’s board of directors are also members of FNIS’ board of directors (two of whom are also executive officers of FNIS). Because of the potential conflicts of interest resulting from affiliation with both FNF and FNIS, the FNF board of directors established a special committee consisting of directors who were not then, and are not now, affiliated with FNIS, and the FNIS board of directors established a special committee consisting of directors who were not then, and are not now, affiliated with FNF. Each special committee retained its own legal counsel and financial advisor and each undertook all negotiations with the other concerning the proposed merger and to make a recommendation to its board of directors. (see page 43.)

Q:	Has the FNIS board of directors approved the merger?

A:	Yes. After careful consideration and in accordance with the recommendation of FNIS’ special committee, FNIS’ board of directors approved the merger agreement and merger and recommends that its stockholders vote in favor of the merger agreement and merger.

Q:	Has the FNF board of directors approved the merger?

A:	After careful consideration and in accordance with the recommendation of FNF’s special committee, FNF’s board of directors approved the merger agreement and the merger. A vote of the FNF stockholders is not required to approve the merger. However, because completion of the merger requires an increase in FNF’s authorized capital, which must be approved by its stockholders, FNF’s stockholders will consider this proposal at its annual stockholders meeting. This increase will be required in order for FNF to consummate the merger. FNF’s board of directors recommends that its stockholders vote in favor of the proposal to increase its authorized capital at the FNF annual stockholders’ meeting.

Q:	Are there risks I should consider in deciding whether to vote for the merger?

A:	Yes. In evaluating the merger, you should carefully consider the factors discussed in the section entitled “Risk Factors” on page 18.

Q:	Do FNIS’ directors and officers have interests in the merger that are different from, or in addition to, mine?

A:	Three members of the FNIS board of directors also serve as directors on FNF’s board of directors, including William P. Foley, II, who serves as Chairman of FNIS’ board of directors and Chairman and Chief Executive Officer of FNF, Patrick F. Stone, who serves as Chief Executive Officer of FNIS and as a director on FNF’s board of directors, and Cary H. Thompson, who serves as a director on both the FNF and FNIS boards of directors and is a managing director of Bear, Stearns & Co. Inc. (“Bear Stearns”), the financial advisor to the FNF special committee. As a result, these directors and officers may have been more likely to vote in favor of recommending the merger and the merger agreement and may have interests different from, or in addition to, yours.

Q:	What do I need to do now?

A:	Mail your signed proxy card in the enclosed return envelope (or vote via telephone or internet) as soon as possible so that your shares may be represented at your meeting.

If you do not include instructions on how to vote your properly signed proxy card, your common stock will be voted “FOR” each of the proposals set forth in this joint proxy statement/prospectus to be considered at FNF’s and FNIS’ annual meetings and, if any other matters are properly brought before either annual meeting, the persons named in the proxy will have discretion to vote on such matters.

Q:	When do you expect the merger to be completed? (see page 12)

A:	FNF and FNIS are working toward completing the merger as quickly as possible. FNF and FNIS expect to complete the merger late in the third quarter or early in the fourth quarter of 2003.

Q:	Will I be taxed on the merger? (see page 71)

A:	Consummation of the merger is conditioned upon the receipt by FNF and FNIS of legal opinions to the effect that the merger will qualify as a reorganization under the Internal Revenue Code of 1986, as amended, which each of FNF and FNIS refer to as the Internal Revenue Code. Assuming that the merger so qualifies, FNIS stockholders will not recognize gain or loss for United States federal income tax purposes as a result of the merger, except that FNIS stockholders will recognize gain or loss resulting from the receipt of cash in lieu of fractional shares of FNF common stock. The tax consequences to each FNIS stockholder will depend on the stockholder’s particular facts and circumstances. All stockholders are urged to consult their own tax advisor to determine their particular tax consequences.

Q:	What will happen if the merger is not consummated?

A:	If the merger were not consummated, FNF and FNIS would continue to operate their respective businesses in the ordinary course, including, with respect to FNF, its integration of Fidelity Information Services (“FIS”), which it acquired in April 2003. FIS was formerly the financial services division of ALLTEL Information Services Inc., a wholly owned subsidiary of ALLTEL Corporation.

Q:	Have any lawsuits been filed in connection with the merger?

A:	Yes. Several purported class action lawsuits have been filed with respect to the merger in Delaware state court against FNIS, FNF and individual directors and officers of FNIS. Generally, these lawsuits allege that the defendants breached their fiduciary duties to the FNIS public stockholders by entering into or approving the merger agreement in that the merger consideration allegedly does not represent the true value of FNIS. While FNIS and FNF believe these allegations and cases are without merit, no assurance can be given as to the outcome of any of these lawsuits.

Q:	Are the FNIS stockholders entitled to dissenters’ or appraisal rights? (see page 74)

A:	No, the FNIS stockholders do not have the opportunity to assert dissenters’ rights.

QUESTIONS AND ANSWERS ABOUT VOTING AT THE FNIS ANNUAL MEETING

      Your shares can be voted at the FNIS annual meeting only if you vote by proxy, vote via telephone or internet, or if you are present and vote in person. Even if you expect to attend the annual meeting, FNIS encourages you to vote by proxy to assure that your shares will be represented.

Q:	Who is entitled to vote?

A:	All record holders of FNIS common stock as of the close of business on August 18, 2003 are entitled to vote. On that day, 41,179,036 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

Q:	How do I vote?

A:	You have three ways to vote, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	through the Internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, FNIS is asking you to give your proxy to Patrick F. Stone and Neil A. Johnson (the “FNIS proxyholders”). In this way, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote, the FNIS proxyholders will vote your shares for the merger with FNF, for the election of the Board’s nominees as directors and for the approval of the amendment to the 2001 Stock Incentive Plan.

Q:	What happens if other matters are raised at the meeting?

A:	Although FNIS is not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FNIS’ Amended and Restated Certificate of Incorporation and bylaws, any proxies given will be voted by the FNIS proxyholders in accordance with their best judgment, unless you have indicated otherwise.

Q:	What if I submit a proxy and later change my mind?

A:	If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Q:	Who will count the votes?

A:	FNIS’ transfer agent, Wells Fargo Shareowner Services, will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of elections.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting will be determined as follows. Approval of the merger requires the affirmative vote of a majority of the shares of FNIS common stock outstanding on the record date (including those held by FNF and its subsidiaries, which collectively hold more than a majority, thereby virtually assuring the required vote). The seven people receiving the largest number of votes cast at the annual meeting will be elected as directors. Approval of the proposal to increase the number of authorized shares of common stock under the FNIS 2001 Stock Incentive Plan requires the affirmative vote of a majority of the outstanding shares present or represented and entitled to vote on the proposal. For each other matter, if any were to arise, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is required for approval.

Q:	What constitutes a quorum?

A:	A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented at the annual meeting. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present. FNF has agreed to be present at the annual meeting, virtually assuring the presence of a quorum.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” under Nasdaq rules, such as the election of directors. On non-routine matters, nominees cannot vote unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” Broker non-votes are the equivalent of a vote against the merger and a vote against the approval of the amendment to the 2001 Stock Incentive Plan, but will not have an effect on the outcome of the election of directors.

Q:	What effect does an abstention have on the proposed merger?

A:	Approval of the merger and merger agreement requires the affirmative vote of a majority of the shares of FNIS common stock outstanding on the record date. Abstentions will have the same effect as a negative vote.

Q:	What effect do abstentions have on the remaining proposals?

A:	Abstentions or directions to withhold authority will have no effect on the outcome of the election of directors. The proposal to amend the 2001 Stock Incentive Plan will require the affirmative vote of a majority of the shares of common stock present or represented and entitled to vote at the annual meeting at which a quorum is present, either in person or by proxy. Abstentions will have the same effect as a negative vote on this proposal.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in FNIS’ employee 401(k) plan and Employee Stock Purchase Plan.

Q:	What if I am a beneficial holder rather than an owner of record?

A:	If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Q:	Who pays the cost of soliciting proxies?

A:	FNIS would typically pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this joint proxy statement/prospectus and the proxy card. However, the merger agreement with FNF provides that, this year, each of FNF and FNIS will pay one-half of these costs. Following the mailing of this joint proxy statement/prospectus, directors, officers and employees of FNIS may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by FNIS for their charges and expenses in connection therewith at customary and reasonable rates. In addition, FNIS has retained Morrow & Co. (“Morrow”) to assist in the solicitation of proxies for an estimated fee of $5,000 plus reimbursement of expenses.

Q:	What if I share a household with another stockholder?

A:	FNIS has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of FNIS’ annual report and proxy statements unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce FNIS’ printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports and proxy statements, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the annual report or proxy statement for your household, please contact FNIS’ Investor Relations department (in writing: 4050 Calle Real, Santa Barbara California 93110; by telephone: (805) 696-7000).

If you participate in householding and wish to receive a separate copy of the 2002 annual report or this joint proxy statement/prospectus, or if you do not wish to participate in householding and prefer to receive separate copies of future annual reports and proxy statements, please contact Wells Fargo Shareowner Services as indicated above.

Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

QUESTIONS AND ANSWERS ABOUT VOTING AT THE FNF ANNUAL MEETING

      Your shares can be voted at the FNF annual meeting only if you vote by proxy or if you are present and vote in person. Even if you expect to attend the annual meeting, please vote by proxy to assure that your shares will be represented.

Q:	Who is entitled to vote?

A:	All record holders of FNF common stock as of the close of business on August 18, 2003 are entitled to vote. On that day, approximately 134,901,858 shares were issued and outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the annual meeting.

Q:	On what am I voting?

A:	There are two items on the agenda: (1) approval of an increase in the number of authorized shares of common stock, and (2) election of five directors.

Q:	How do I vote?

A:	You have three ways to vote, other than by attending the annual meeting and voting in person:

•	by mail, using the enclosed proxy card and return envelope;

•	by telephone, using the telephone number printed on the proxy card and following the instructions on the proxy card; or

•	through the internet, using a unique password printed on your proxy card and following the instructions on the proxy card.

Q:	What does it mean to vote by proxy?

A:	It means that you give someone else the right to vote your shares in accordance with your instructions. In this case, FNF is asking you to give your proxy to William P. Foley, II and Frank P. Willey (the “FNF proxyholders”). By giving your proxy to the FNF proxyholders, you assure that your vote will be counted even if you are unable to attend the annual meeting. If you give your proxy but do not include specific instructions on how to vote, the FNF proxyholders will vote your shares for the proposed increase in FNF’s authorized common shares and for the election of the board of directors’ nominees.

Q:	What happens if other matters are raised at the meeting?

A:	Although FNF is not aware of any matters to be presented at the annual meeting other than those contained in the Notice of Annual Meeting, if other matters are properly raised at the meeting in accordance with the procedures specified in FNF’s Restated Certificate of Incorporation and bylaws, all proxies given to the FNF proxyholders will be voted in accordance with their best judgment, unless you have indicated otherwise.

Q:	What if I submit a proxy and later change my mind?

A:	If you have submitted your proxy and later wish to revoke it, you may do so by doing one of the following: giving written notice to the Corporate Secretary; submitting another proxy bearing a later date (in any of the permitted forms); or casting a ballot in person at the annual meeting.

Q:	Who will count the votes?

A:	FNF’s transfer agent, Continental Stock Transfer & Trust Company, will serve as proxy tabulator and count the votes, and the results will be certified by the inspector of election.

Q:	How many votes must each proposal receive to be adopted?

A:	The following votes must be received:

•	The proposal to approve the amendment to the Restated Certificate of Incorporation, must receive an affirmative vote from a majority of the outstanding shares entitled to vote on the proposal.

•	For the proposal regarding the election of directors, the four people receiving the largest number of votes cast at the annual meeting for the three-year terms, and the one person receiving the greatest number of votes for the two-year term, will be elected as directors.

•	For any other matter, the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote would be required for approval.

Q:	What constitutes a quorum?

A:	A quorum is present if a majority of the outstanding shares of common stock entitled to vote is represented. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders at least ten days before the meeting. If that happens, the nominees may vote those shares only on matters deemed “routine” by The New York Stock Exchange, such as the election of directors. Nominees cannot vote on non-routine matters, such as the proposed increase in the authorized shares of common stock, unless they receive voting instructions from beneficial holders, resulting in so-called “broker non-votes.” Broker non-votes have the effect of a vote against the proposal to increase the number of authorized common shares, but have no effect on the election of the FNF directors.

Q:	What effect does an abstention have on the proposal to increase the authorized common stock?

A:	Approval of the proposal to increase the authorized number of common shares requires the affirmative vote of a majority of the shares of FNF common stock outstanding on the record date. Abstentions will have the same effect as a negative vote on this proposal.

Q:	What shares are covered by the proxy card?

A:	The proxy card covers all shares held by you of record (i.e., registered in your name), including those held in FNF’s employee 401(k) plan and Employee Stock Purchase Plan.

Q:	What if I am a beneficial holder rather than an owner of record?

A:	If you hold your shares through a broker, bank, or other nominee, you will receive separate instructions from the nominee describing how to vote your shares.

Q:	Who pays the cost of soliciting proxies?

A:	FNF would typically pay the cost of the solicitation of proxies, including preparing and mailing the Notice of Annual Meeting of Stockholders, this joint proxy statement/prospectus and the proxy card. However, the merger agreement with FNIS provides that this year, each of FNF and FNIS will pay one-half of these costs. Following the mailing of this joint proxy statement/prospectus, directors, officers and employees of FNF may solicit proxies by telephone, facsimile transmission or other personal contact, for which services such persons will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians who are holders of record of shares of common stock will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by FNF for their charges and expenses in connection therewith at customary and reasonable rates. In addition, FNF has retained Morrow to assist in the solicitation of proxies for an estimated fee of $7,500 plus reimbursement of expenses.

QUESTIONS AND ANSWERS ABOUT FURTHER INFORMATION

Q:	Where can I find more information about FNF and FNIS?

A:	You can find more information about FNF and FNIS from various sources described under “Where You Can Find More Information” beginning on page 138.

Q:	Whom should I contact if I have questions about the merger and need additional copies of the joint proxy statement/prospectus?

A:	If you have more questions about the merger or would like additional copies of the attached joint proxy statement/prospectus, you should contact Neil A. Johnson, Fidelity National Information Solutions, Inc., at (805) 696-7000, or Alan L. Stinson, Fidelity National Financial, Inc., at (904) 854-8100.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This joint proxy statement/prospectus contains or incorporates by reference certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements are subject to risks and uncertainties, including those described under “Risk Factors” on pages 18 through 23, many of which are beyond our control. Accordingly, actual results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements.

      All forward-looking statements are qualified by the risks described under “Risk Factors” which, if they develop into actual events, could have a material adverse effect on the merger or on FNF’s business, financial condition or results of operations. In addition, investors should consider the other information contained in or incorporated by reference into this joint proxy statement/prospectus.

      These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ from those contemplated by the forward-looking statements include, among others, the following possibilities:

•	inability to protect intellectual property;

•	general political, economic and business conditions, including the possibility of intensified international hostilities, acts of terrorism, interest rate fluctuations and general volatility in the capital markets;

•	changes in the performance of the real estate markets and industries serving those markets;

•	success of integrating acquired businesses and the ability to identify businesses to be acquired;

•	adverse publicity;

•	employee benefit costs;

•	the impact of competitive products and pricing;

•	the success of operating initiatives;

•	availability of qualified personnel; and

•	changes in, or the failure to comply with, government regulations.

      Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by forward-looking statements. Stockholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or, in the case of documents incorporated by reference, the date of such documents.

      FNF and FNIS undertake no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this joint proxy statement/prospectus to reflect circumstances existing after the date of this joint proxy statement/prospectus or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.

SUMMARY

      This joint proxy statement/prospectus pertains to the merger of a wholly-owned subsidiary of FNF with and into FNIS and other annual meeting proposals for the annual meeting of FNIS and the annual meeting of FNF. This joint proxy statement/prospectus is being sent to the holders of FNIS common stock and FNF common stock.

      This summary may not contain all of the information that is important to you. You should read carefully this entire document, and other documents attached to this joint proxy statement/prospectus and the other documents referenced in it for a more complete understanding of the merger. In particular, you should read the merger agreement, which is attached as Annex A, the opinion of Jefferies & Company, Inc., which is attached as Annex B and the opinion of Bear, Stearns & Co. Inc. which is attached as Annex C.

The Merger (see page 42)

      FNF and FNIS are proposing to merge because they believe the combination provides strategic and financial benefits to both FNF and FNIS stockholders. The proposed merger will combine FNF’s and FNIS’ complementary strengths and is expected to provide significant benefits to FNF’s stockholders (including the current FNIS stockholders) and customers.

      In the merger, FNIS will merge with a wholly-owned subsidiary of FNF. Upon consummation of the merger, FNIS will become a wholly-owned subsidiary of FNF. FNIS common stockholders, other than FNF and its subsidiaries (the “FNIS public stockholders”) will receive, in exchange for each share of FNIS common stock they hold, 0.830 shares of FNF common stock (which fraction, as adjusted as described in the remainder of this paragraph, is referred to in this joint proxy statement/prospectus as the “exchange ratio”). However, if the product (which product has been previously defined in this joint proxy statement/prospectus as the “implied FNIS value”) of 0.830 multiplied by the average of the daily closing prices per share of FNF common stock as reported on the New York Stock Exchange Composite Transactions Tape for the five (5) consecutive trading days ending on and including the trading day immediately preceding the closing date of the merger (referred to as the “FNF Trading Price”), is more than $29.00, then the exchange ratio of 0.830 shall be decreased and calculated by multiplying 0.830 by a fraction, the numerator of which is $29.00 and the denominator of which is the product of 0.830 multiplied by the FNF Trading Price, rounded to the third (3rd) decimal point. If the implied FNIS value is less than $19.00, FNIS has the right not to proceed with the closing of the merger, unless FNF exercises its election to add to the total merger consideration a sufficient number of shares of FNF common stock to raise the implied FNIS value to $19.00, in which case the exchange ratio would be adjusted accordingly.

      No fraction of a share of FNF common stock will be issued, but instead each holder of shares of FNIS common stock who would otherwise be entitled to a fraction of a share of FNF common stock will receive an amount of cash (without interest) equal to the product of such fraction multiplied by the closing sale price of FNF’s common stock on the New York Stock Exchange Composite Transactions Tape on the date of the Closing. The number of shares of FNF common stock to be received by each FNIS stockholder (after aggregating all fractional shares of FNIS common stock held by such stockholder) shall be rounded down to the nearest whole share of FNF common stock. After the merger, the current stockholders of FNF will own approximately 91% of FNF assuming the exercise between June 30, 2003 and the closing of the merger of 1,457,487 FNIS options held by certain FNF affiliates and FNIS employees, and the former stockholders of FNIS (other than FNF and its subsidiaries) will own approximately 9% of FNF.

      At the effective time of the merger, FNF will assume each outstanding option issued under FNIS’ 2001 Stock Incentive Plan and other FNIS stock option plans currently in effect, whether vested or unvested, to purchase shares of FNIS common stock on substantially the same terms and conditions as were applicable prior to the effective time of the merger, except that (i) the options will be exercisable for shares of FNF common stock, (ii) the number of shares of FNF common stock which may be purchased will be equal to the number of shares of FNIS common stock underlying the option multiplied by the exchange ratio and (iii) the exercise price per share of FNF common stock issuable under each FNIS option will equal the per share exercise price of the FNIS common stock purchasable under the FNIS option divided by the exchange ratio.

Any fractional share of FNF common stock resulting from such adjustment will be rounded down to the nearest whole number. The exercise price will be rounded up to the nearest whole cent.

      As soon as practicable after the filing of the certificate of merger with the Delaware Secretary of State, FNF will issue to each person who immediately prior to the effective time was a holder of an assumed option, an option document evidencing the foregoing assumption of such option by FNF.

      At the effective time, each warrant to purchase shares of FNIS common stock shall be cancelled and shall at the election of FNF and at the effective time, either represent a right to purchase shares of FNF common stock or be converted into a warrant to purchase shares of FNF common stock, in each case on substantially the same terms and conditions as were applicable under the FNIS warrant, subject to the adjustments to the number of shares and exercise price noted above.

      The exchange of vested FNIS options for FNF replacement vested options results in a charge in the statement of earnings for the combined entity on the date the merger is consummated. To help reduce this charge, it is expected that, between June 30, 2003 and the closing of the merger, certain FNF affiliates and FNIS employees will voluntarily exercise 1,457,487 FNIS options held by them and sell the FNIS shares issued upon such exercise to third parties unaffiliated with FNIS prior to the closing of the merger. FNF and FNIS have agreed in the merger agreement to use their commercially reasonable efforts to bring about these voluntary exercises.

      FNF and FNIS are working toward completing the merger as quickly as possible, and currently expect to complete the merger late in the third quarter or early fourth quarter of 2003.

      Chicago Title & Trust Co., Inc. (“CTT”), a wholly-owned subsidiary of FNF, owns 11,703,801 shares of FNIS common stock. In connection with the merger, CTT has agreed to exchange its common stock of FNIS for preferred stock of FNIS which will have, after the merger, approximately one-third ( 1/3)of the voting rights of the FNIS common stock it will exchange. The preferred stock will have the right to 15% of the total voting rights in FNIS after the merger. That preferred stock will also have a liquidation preference and other rights. This exchange will be accomplished after the FNIS and FNF annual meetings and immediately prior to the merger. The exchange will have no impact on any other FNIS stockholder or any FNF stockholder, and was not a factor in determining the other terms and conditions of the merger. For a description of CTT’s preferences and rights, see the section entitled “The Merger” on page 42.

      A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A. You are encouraged to read it carefully.

The Parties to the Merger

Fidelity National Financial, Inc.

601 Riverside Avenue
Jacksonville, Florida 32204
(904) 854-8100

      FNF is the largest title insurance and diversified real estate related services and solutions company in the United States. FNF’s title insurance underwriters — Fidelity National Title, CTT, Ticor Title, Security Union Title and Alamo Title — together issued approximately 29% of all title insurance policies issued nationally during 2002. FNF provides title insurance in 49 states, the District of Columbia, Guam, Puerto Rico and the U.S. Virgin Islands, and in Canada and Mexico. Since acquiring Chicago Title Corporation in March 2000, FNF has leveraged its national network of 1,100 direct offices and 8,700 agents to secure the leading market share (based on net premiums written) in three out of the four states that account for 50% of the real estate activity in the country.

      In addition, FNF provides a broad array of escrow and other title related services, as well as real estate related products and services, including:

•	collection and trust activities;

•	trustee’s sales guarantees;

•	recordings;

•	reconveyances;

•	property appraisal services;

•	credit reporting;

•	exchange intermediary services in connection with real estate transactions;

•	real estate tax services;

•	home warranty insurance;

•	foreclosure posting and publishing services;

•	loan portfolio services;

•	flood certification;

•	field services;

•	property data and disclosure services;

•	multiple listing services;

•	mortgage loan fulfillment services;

•	flood insurance; and

•	homeowners insurance.

      On April 1, 2003 FNF acquired FIS, which has relationships with 48 of the top 50 financial institutions in the United States. FIS provides core bank processing systems for large and medium retail and commercial banks, including deposit, consumer and commercial lending and financial management systems. FIS also provides a complete suite of fully integrated banking platforms for community banks and other smaller financial institutions. FNF has the opportunity to generate future growth through the integration of FNF products and services into this new delivery system. This banking and lending platform also provides long-term, contract revenue and earnings and provides further financial diversification for FNF. This collaboration creates the most comprehensive provider of transaction processing and information management services and solutions to the real estate and financial services industries.

      FNF was incorporated in Delaware on December 29, 1986 as Fidelity National Financial, Inc.

      FNIS Acquisition Corp., a wholly-owned subsidiary of FNF, is also a party to the merger and the merger agreement. FNIS Acquisition Corp. was incorporated immediately prior to the execution of the merger agreement and has conducted no business, and is not expected to conduct any business except to facilitate the merger. At the effective time of the merger, FNIS Acquisition Corp. will be merged into FNIS and will cease to exist.

      CTT is a party to the merger agreement exclusively to facilitate the exchange of its shares of FNIS common stock for shares of FNIS preferred stock, as noted above. CTT’s corporate existence will not be affected by the merger.

      FNF stockholders should call Alan L. Stinson, at (904) 854-8100, with any questions about the merger. Fidelity National Financial, Inc. is referred to in this joint proxy statement/prospectus as “FNF.”

Fidelity National Information Solutions, Inc.

4050 Calle Real
Santa Barbara, California 93110
(805) 696-7000

      FNIS provides products and services that enable its clients to use information to improve their business decision-making processes and to effectively manage existing and prospective customer relationships. FNIS provides the data, solutions and services required by lenders and real estate professionals in connection with property transactions throughout the United States and Canada. FNIS also delivers information and technology to lenders and real estate professionals for use throughout the home purchase and ownership life cycle. FNIS provides mortgage lenders, commercial lenders, and risk management professionals with real estate tax services, credit reporting services, flood compliance services, automated valuation and appraisal services and other of its database products.

      FNIS is also a data and service provider to the Multiple Listing Service systems industry. Approximately 50% of all real estate professionals in North America use FNIS’ services. Over 400 organizations use FNIS’ Multiple Listing Service applications, which combine the features of three Internet browser systems designed to scale from the smallest to the largest Multiple Listing Service organizations.

      FNIS was originally incorporated under the name of Vista Information Solutions, Inc., and the original Certificate of Incorporated was filed in Delaware on March 2, 1998. An Amended and Restated Certificate of Incorporation was filed on July 31, 2001 to change FNIS’ name to Fidelity National Information Solutions, Inc.

      FNIS stockholders should call Neil A. Johnson, at (805) 696-7000, with any questions about the merger. Fidelity National Information Solutions, Inc. is referred to in this joint proxy statement/prospectus as “FNIS.”

Recommendation of FNIS’ Board of Directors (see page 40)

      After careful consideration and upon the receipt of the unanimous recommendation of FNIS’ special committee, FNIS’ board of directors recommends that its stockholders vote to approve the merger agreement and the merger. The independent special committee of the FNIS board of directors unanimously recommended that the FNIS board of directors vote for the approval of the merger agreement and the merger. Based upon this recommendation, the FNIS board of directors approved the merger agreement and the transactions contemplated thereby.

Recommendation of FNF’s Board of Directors (see page 117)

      FNF’s board of directors, in accordance with the unanimous recommendation of its special committee, approved the merger agreement and the merger. A vote of FNF stockholders is not required to approve the merger.

      FNF’s board of directors recommends that its stockholders vote in favor of the amendment to FNF’s Restated Certificate of Incorporation to increase its authorized capital. This amendment is necessary for the issuance of FNF’s common stock to the stockholders of FNIS in connection with the merger.

Opinions of Financial Advisors (see pages 54 and 61)

      The FNIS special committee received a fairness opinion from its financial advisor, Jefferies & Company, Inc. (“Jefferies”), that the merger consideration is fair, from a financial point of view, to the FNIS common stockholders other than FNF and its affiliates, directors and employees. A copy of the opinion of Jefferies is attached to this joint proxy statement/prospectus as Annex B. The FNF special committee and the FNF board of directors received a fairness opinion from the FNF special committee’s financial advisor, Bear Stearns, that the exchange ratio is fair, from a financial point of view, to FNF. A copy of the opinion of Bear Stearns is attached to this joint proxy statement/prospectus as Annex C.

Risk Factors (see page 18)

      Ownership of FNF common stock and the business to be conducted by FNF after the merger involve risks, including risks associated with combining the two companies.

Conditions to Completion of the Merger (see page 81)

      The completion of the merger depends on meeting a number of conditions. The conditions are customary for a transaction of this nature.

Vote Required for Approval (see page 38)

      The holders of a majority of the outstanding shares of FNIS stock entitled to vote on the record date must approve the merger agreement and the merger. FNF and its subsidiary CTT own approximately 63.5% of the outstanding FNIS common stock. FNF has agreed in the merger agreement to be present at the FNIS annual meeting and to vote its shares in favor of the merger. Consequently, the requisite vote of the FNIS stockholders for the merger is virtually assured.

Termination of the Merger Agreement (see page 83)

      FNF and FNIS each have the right to terminate the merger agreement under certain circumstances. In certain cases, termination of the merger agreement will require payment of a termination fee and expenses by FNIS.

Directors and Executive Officers of FNF and the Combined Company Following the Merger

      The board of directors of FNF will not be affected by the closing of the merger.

      Following the merger, William P. Foley, II, the current Chairman of the Board and Chief Executive Officer of FNF and the Chairman of the Board of FNIS, will continue to be Chairman of the Board and Chief Executive Officer of FNF.

      Following the merger, the board of directors of FNIS, which will then be a wholly-owned subsidiary of FNF, will consist of one or more executive officers of FNF.

United States Federal Income Tax Consequences of the Merger (see page 71)

      FNF and FNIS have structured the merger so that, in general, FNF, FNF’s stockholders, FNIS and FNIS’ stockholders will not recognize gain or loss for United States federal income tax purposes as a result of the merger, except that FNIS stockholders will recognize a gain or loss resulting from the receipt of cash instead of fractional shares of FNF common stock.

      It is a condition to the merger that both FNF and FNIS receive legal opinions from their respective counsel to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

      All stockholders are urged to consult their own tax advisors to determine their particular tax consequences.

Accounting Treatment of the Merger (see page 72)

      The merger will be accounted for under the “purchase” method of accounting in accordance with United States generally accepted accounting principles.

Regulatory Filings and Approvals Required to Complete the Merger (see page 73)

      FNF and FNIS do not expect that the merger will be subject to any state or federal regulatory requirements, other than the customary filings with the Securities and Exchange Commission and the Delaware Secretary of State. Should any other state or federal regulatory requirements be applicable, FNF and FNIS intend to comply.

Interests of Certain Persons in the Merger (see page 68)

      When considering the recommendations of FNF’s and FNIS’ respective boards of directors, you should be aware that certain FNIS directors, officers and stockholders have interests in the merger that are different from, or are in addition to, yours. These include the fact that three persons serve on the boards of both FNF and FNIS, and that certain officers and directors of FNF and FNIS also have stock options in FNIS. As of June 30, 2003, FNIS’ directors, executive officers and their affiliates (including FNF) held approximately

66% of the outstanding shares of FNIS. As of June 30, 2003, FNF’s directors, executive officers and their affiliates held approximately 4.0% of the outstanding shares of FNF.

Dissenters’ Rights

      Under Delaware law, FNIS stockholders are not entitled to dissenters’ rights in connection with the merger.

Restrictions on the Ability to Sell FNF Stock (see page 74)

      All FNF common stock received by FNIS stockholders in connection with the merger will be freely transferable unless the holder is considered an affiliate of either FNIS or FNF under the Securities Act of 1933, as amended. Shares of FNF acquired in the merger by FNIS affiliates may only be sold pursuant to a registration statement or an exemption from the registration requirements of the Securities Act of 1933, as amended.

The FNIS Annual Meeting

      FNIS will hold an annual meeting of its stockholders on September 29, 2003. At the meeting, FNIS stockholders will consider and vote to approve the merger and the merger agreement. The FNIS stockholders will also vote to elect seven directors, and to approve an amendment to the FNIS 2001 Stock Incentive Plan to increase by 3,300,000 the number of shares available for issuance thereunder, to a total of 6,600,000, and to increase the automatic annual increase by 330,000 for a total annual increase of 660,000. If the merger is approved and consummated, however, FNIS will become a wholly-owned subsidiary of FNF, and the FNIS directors so elected will serve in that capacity only for a very short period of time.

      FNIS stockholders should send in their signed proxy card in the enclosed return envelope as soon as possible or otherwise properly vote by telephone or internet so that their shares may be represented at the annual meeting discussed above. If FNIS stockholders do not include instructions on how to vote their properly signed proxy card, their common stock will be voted “FOR” approval of matters related to the merger, “FOR” each of the other proposals discussed in this joint proxy statement/ prospectus and, if any other matters are properly brought before the annual meeting, the persons named in the respective proxy cards will have discretion to vote on such matters.

      Brokers cannot vote FNIS stockholders’ shares with respect to the merger or to the amendment to the 2001 Stock Incentive Plan without instructions on how to vote from the holder of the shares. Therefore, it is important that FNIS stockholders follow the directions provided by their brokers regarding how to instruct their brokers to vote their shares.

      If a FNIS stockholder wants to change its vote, it should send the Secretary of FNIS a later-dated, signed proxy card before the meeting or attend the meeting in person. A proxy card may be revoked by sending written notice to the secretary before the meeting.

The FNF Annual Meeting

      FNF will hold an annual meeting of its stockholders on September 29, 2003. At the meeting, FNF stockholders will consider and vote to approve an amendment to FNF’s Restated Certificate of Incorporation to increase its authorized common stock from 150,000,000 to 250,000,000. Approval of this amendment is a condition to the closing of the merger. The FNF stockholders will also vote to elect five directors.

      FNF stockholders should send in their signed proxy card in the enclosed return envelope as soon as possible or otherwise properly vote by telephone or internet so that their shares may be represented at the annual meeting discussed above. If FNF stockholders do not include instructions on how to vote their properly signed proxy card, their common stock will be voted “FOR” approval of the amendment to FNF’s Restated Certificate of Incorporation, “FOR” each of the other proposals discussed in this joint proxy statement/ prospectus and, if any other matters are properly brought before the annual meeting, the persons named in the respective proxy cards will have discretion to vote on such matters.

      Brokers cannot vote FNF stockholders’ shares with respect to the amendment to FNF’s Restated Certificate of Incorporation without instructions on how to vote from the holder of the shares. Therefore, it is important that FNF stockholders follow the directions provided by their brokers regarding how to instruct their brokers to vote their shares.

      If an FNF stockholder wants to change its vote, it should send the Secretary of FNF a later-dated, signed proxy card before the meeting or attend the meeting in person. A proxy card may be revoked by sending written notice to the Secretary before the meeting.

RISK FACTORS

      The merger involves a high degree of risk. In addition to the other information contained in this joint proxy statement/ prospectus, you should carefully consider all of the following risk factors relating to the proposed merger, the combined company, FNF and FNIS, in deciding whether to vote for the merger.

Risks Related to the Merger

The exchange ratio is subject to adjustment, and under certain circumstances the value of FNF shares to be received by FNIS stockholders in the merger could decrease.

      At the closing of the merger, each share of FNIS common stock will be exchanged for 0.830 shares of FNF common stock based upon the exchange ratio. If the implied FNIS value of these FNF shares would otherwise exceed $29.00, the exchange ratio will be reduced and FNIS stockholders will receive fewer FNF shares so as to ensure an implied FNIS value of $29.00. Furthermore, if the implied FNIS value were to drop below $19.00 and FNF did not elect to adjust the exchange ratio to add a sufficient number of FNF shares to increase the implied FNIS value to $19.00, a condition to closing in favor of FNIS would not be satisfied and FNIS could either waive that condition or elect not to consummate the merger. Although it is expected that the merger will close promptly following the annual meeting, since the exchange ratio is determined on the basis of the average of the daily closing prices per share of FNF common stock on the five consecutive trading days ending on and including the day immediately preceding the closing date, FNIS stockholders may not know the exact value or amount of FNF’s common stock to be issued to them in the merger at the time of the annual meeting of FNIS stockholders.

      The market price of FNF’s common stock will likely be different on the date of the closing of the merger than it is on the date of this joint proxy statement/ prospectus because of ordinary trading fluctuations as well as changes in FNF’s business, operations or prospects, market reactions to this merger, possible other acquisitions or dispositions by FNF, issuances by FNF of equity or debt securities, general market and economic conditions and other factors. Stockholders of FNF and FNIS are urged to obtain current market quotations for FNF common stock and FNIS common stock. See “Comparative Stock Prices and Dividends” on page 33.

FNF will face challenges in integrating FNF, FIS and FNIS and, as a result, may not realize all the expected benefits of these transactions.

      The merger involves the integration of two companies. Although FNF has successfully operated a substantial portion of FNIS’ operations for a period of time in the past, FNF cannot be certain that the integration will be completed as timely as anticipated or that it will achieve all the anticipated benefits of the merger. FNF’s recent acquisition of FIS also involves the integration of two companies and FNF cannot be certain that this integration will be completed as timely as anticipated or that it will achieve all the anticipated benefits of the acquisition. Failure to adequately manage the integration process and to coordinate the joint efforts of the two, and in certain respects three, companies may have a material adverse effect on the business of FNF, FIS and FNIS.

FNF may incur integration and restructuring costs.

      FNF expects to incur significant charges as a result of rationalizing and integrating operations. The exchange of vested FNIS options and warrants for FNF replacement vested options and warrants will result in a charge in the statement of operations of the combined company on the closing date, equal to the intrinsic value of the vested FNF replacement options and warrants on the closing date. The amount of this charge could be substantial, but is currently estimated to be between $18.8 million and $31.1 million. See “Unaudited Pro Forma Condensed Combined Financial Information” on page 24. In addition, FNF may incur severance and related employee benefit costs and other restructuring costs.

Certain officers and directors of FNIS have potential conflicts of interest in the merger.

      Certain conflicts of interest exist among members of the FNIS and FNF boards of directors. Three members of the FNIS board of directors also serve as directors on FNF’s board of directors, including William P. Foley, II, who serves as Chairman of the Board of FNIS and as Chairman of the Board and Chief Executive Officer of FNF, Patrick F. Stone, who serves as a director on FNF’s board of directors and as FNIS’ Chief Executive Officer, and Cary H. Thompson, who serves as a director on both the FNF and FNIS board of directors and is a managing director of Bear Stearns, the financial advisor to the FNF special committee. As a result, these directors and officers could have been more likely to vote in favor of the merger agreement and the merger and may have interests different from, or in addition to, the FNIS public stockholders. See “Relationship Between FNF and FNIS ” on page 84.

The price of FNF common stock may fluctuate rapidly and prevent stockholders from selling their stock at a profit.

      The market price of FNF common stock could fluctuate rapidly. Between January 1, 2003 and May 23, 2003, the last trading day before the merger was publicly announced, the market price of FNF has ranged from a low of $24.59 per share to a high of $30.69 per share. On August 21, 2003, the last available trading day before the date of this joint proxy statement/ prospectus, the market price of FNF closed at $29.24 per share. Fluctuations may occur, among other reasons, in response to:

•	operating results;

•	announcements by FNF or its competitors, including an announcement by FNF of the closing of the merger;

•	regulatory changes;

•	economic changes;

•	general market conditions; and

•	other risk factors described in this joint proxy statement/ prospectus.

      The trading price of FNF common stock could continue to be subject to significant fluctuations in response to the factors set forth above and other factors, many of which are beyond FNF’s control. The stock market in recent years has experienced extreme price and trading volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. In the event of such fluctuations following the merger, it may not be possible to realize a profit on the sale of FNF common stock. FNIS stockholders should consider the likelihood of these market fluctuations before voting to approve the merger pursuant to which FNIS stockholders will receive FNF stock.

The sale of a substantial amount of FNF common stock after the consummation of the merger could adversely affect the market price of FNF common stock.

      All of the shares of FNF common stock that FNIS stockholders receive in the merger may be sold immediately, except for those shares received by FNIS’ “affiliates” within the meaning of Rule 144 of the Securities Act of 1933, as amended. The sale of a substantial amount of FNF’s common stock after the merger could adversely affect its market price. It could also impair FNF’s ability to raise money through the sale of more stock or other forms of capital. In addition, the sale of authorized but unissued shares of FNF’s common stock by FNF after the merger could adversely affect its market price. Based on the FNIS shares outstanding as of June 30, 2003, increased for the additional 1,457,487 shares expected to be outstanding as a result of the exercise of FNIS options between June 30, 2003 and the closing of the merger by certain FNF affiliates and FNIS employees, FNF expects that there will be approximately 147,399,386 shares of its common stock outstanding after the consummation of the merger, excluding shares of its common stock issuable upon the exercise of outstanding options and warrants.

The trading price of FNF common stock may be affected by factors different from those affecting the price of FNIS common stock. The price of FNF common stock could decline following the merger.

      Upon consummation of the merger, holders of FNIS common stock will become holders of FNF common stock. As a holder of FNF common stock, you will be subject to the risks and liabilities inherent in FNF’s business, as well as the risks and liabilities inherent in FNIS’ business. While there is overlap between the business of the two companies and the two companies’ operations are dependent upon similar conditions in the real estate market, FNF’s business differs from that of FNIS, and FNF’s results of operations and business, as well as the trading price of FNF common stock, may be affected by factors different from those affecting FNIS’ results of operations and business and the price of FNIS common stock. The price of FNF common stock may decrease after the merger is consummated.

Pending shareholder lawsuits could prevent or delay the closing of the merger.

      Several purported class action lawsuits have been filed with respect to the merger in the Court of Chancery for the State of Delaware against FNIS, FNF and individual officers and directors of FNIS. These lawsuits allege, in essence, that the defendants breached their fiduciary duties to the FNIS public stockholders by entering into and/or approving the merger agreement, which allegedly does not represent the true value of FNIS. The lawsuits seek to enjoin consummation of the merger and damages in an unspecified amount.

      While FNIS and FNF each believes the allegations in the cases are without merit, no assurances can be given as to the outcome of any of these lawsuits. Furthermore, one of the conditions to the closing of the transactions contemplated by the merger agreement is that no injunction issued by any court preventing the consummation of the transaction be in effect. No assurances can be given that these lawsuits will not result in an injunction being issued, which could prevent or delay the closing of the transactions contemplated by the merger agreement.

Failure to complete the merger could negatively impact the price of FNIS common stock and FNIS’ future business and operations.

      The current market price of FNIS common stock may reflect a market assumption that the merger will be completed. If the merger is not completed for any reason, the price of FNIS common stock may decline such that the price per share of FNIS common stock could be lower than it was on May 23, 2003, the last full trading day before FNIS publicly announced it had received an acquisition proposal from FNF. In addition, if the merger is not completed, there can be no assurance that FNIS will continue to operate its business in the manner in which it is presently operated.

Risks Related to FNF’s Business

FNF’s revenues may decline during periods when the demand for FNF’s products and services decreases.

      In the title insurance industry, revenues are directly affected by the level of real estate activity and the average price of real estate sales on both a national and local basis. Real estate sales are directly affected by changes in the cost of financing purchases of real estate — i.e., mortgage interest rates. Other macroeconomic factors affecting real estate activity include, but are not limited to, demand for housing, employment levels, family income levels and general economic conditions. Because these factors can change dramatically, revenue levels in the title insurance industry can also change dramatically. For example, beginning in late 1995 and into 1998, the level of real estate activity increased, including refinancing transactions, new home sales and resales, due in part to decreases in mortgage interest rates. Stable mortgage interest rates and strength in the real estate market, especially in California and throughout the West Coast, contributed to very positive conditions for the title insurance industry throughout 1997 and 1998. However, during the second half of 1999 and through 2000, steady interest rate increases caused by actions taken by the Federal Reserve Board resulted in a significant decline in refinancing transactions. As a result, the market shifted from a refinance-driven market in 1998 to a more traditional market driven by new home purchases and resales in 1999 and 2000. However, beginning in January 2001 and continuing through the second quarter of 2003, interest rates have been reduced by 550 basis points, bringing interest rates down to their lowest level in recent history, which again has significantly increased the volume of refinance activity and contributing significantly to FNF’s recent positive operating results. When interest rates begin to rise, it is expected that the level of refinancing will decrease, and this decrease could be significant.

      Historically, real estate transactions have produced seasonal revenue levels for title insurers. The first calendar quarter is typically the weakest quarter in terms of revenue due to the generally low volume of home sales during January and February. The fourth calendar quarter is typically the strongest in terms of revenue due to commercial entities desiring to complete transactions by year-end. Significant changes in interest rates may alter these traditional seasonal patterns due to the effect the cost of financing has on the volume of real estate transactions.

      FNF’s revenues in future periods are likely to fluctuate because they will continue to be subject to these and other factors which are beyond its control.

As a holding company, FNF depends on distributions from its subsidiaries, and if distributions from its subsidiaries are materially impaired, FNF’s ability to declare and pay dividends may be adversely affected.

      FNF is a holding company whose primary assets are the securities of its operating subsidiaries. In recent times, FNF has consistently paid a quarterly cash dividend of $0.12 per share, but has recently increased the quarterly cash dividend to $0.18 per share. FNF’s ability to pay dividends is dependent on the ability of its subsidiaries to pay dividends or repay funds to FNF. If FNF’s operating subsidiaries are not able to pay dividends or repay funds to FNF, FNF may not be able to declare and pay dividends to you.

      FNF’s title insurance and home warranty subsidiaries must comply with state and federal laws which require them to maintain minimum amounts of working capital, surplus and reserves, and place restrictions on the amount of dividends that they can distribute to FNF. During 2002, approximately 91.1% of FNF’s revenue was derived from subsidiaries engaged in these regulated businesses. Compliance with these laws will limit the amounts FNF’s regulated subsidiaries can dividend to FNF. During 2003, FNF’s title insurance subsidiaries can pay dividends or make other distributions to FNF of up to $114.9 million.

FNF’s entering into new business lines subjects it to associated risks, such as the diversion of management attention, difficulty integrating operations and lack of experience in operating such businesses.

      FNF has acquired, and may in the future acquire, businesses in industries with which FNF’s management is less familiar than the title insurance industry. For example, on April 1, 2003, FNF acquired FIS, which operates in the financial services industry. Also, in the last three years, FNF has expanded the range and amount of real estate related services it provides, began underwriting home warranty policies, invested in restaurant businesses, expanded its commercial title insurance business and considered acquiring underwriters of other lines of insurance products. These activities involve risks that could adversely affect FNF’s operating results, such as diversion of management’s attention, integration of the operations, systems and personnel of the new businesses and lack of substantial experience in operating such businesses.

Difficulties FNF may encounter managing its growth could adversely affect its results of operations.

      FNF has historically achieved growth through a combination of developing new products and services, increasing its market share for existing products, and acquisitions. Part of its strategy is to pursue opportunities to diversify and expand its operations by acquiring or making investments in other companies. The success of each acquisition will depend upon:

•	licensing requirements;

•	trade and marketing practices;

•	accounting and financing practices;

•	capital and surplus requirements;

•	the amount of dividends and other payments made by insurance subsidiaries;

•	investment practices;

•	rate schedules;

•	deposits of securities for the benefit of policyholders;

•	establishing reserves; and

•	regulation of reinsurance.

      Most states also regulate insurance holding companies such as FNF with respect to acquisitions, changes of control and the terms of transactions with its affiliates. These regulations may impede or impose burdensome conditions on FNF’s rate increases or other actions that FNF may want to take to enhance its operating results, and could affect its ability to pay dividends on its common stock. In addition, FNF may incur significant costs in the course of complying with regulatory requirements. FNF cannot assure you that future legislative or regulatory changes will not adversely affect its business operations.

FNF faces competition in its industry from traditional title insurers and from new entrants with alternative products.

      The title insurance industry is highly competitive. According to Corporate Development Services, the top five title insurance companies accounted for 88% of net premiums collected in 2002. Over 40 independent title insurance companies accounted for the remaining 12% of the market. The number and size of competing companies varies in the different geographic areas in which FNF conducts its business. In FNF’s principal markets, competitors include other major title underwriters such as First American Corporation, LandAmerica Financial Group, Inc., Old Republic International Corporation and Stewart Information Services Corporation, as well as numerous independent agency operations at the regional and local level. These smaller companies may expand into other markets in which FNF competes. Also, the removal of regulatory barriers might result in new competitors entering the title insurance business. These new competitors may include diversified financial services companies that have greater financial resources than FNF, and that possess other competitive advantages. Competition among the major title insurance companies, expansion by smaller regional companies and any new entrants with alternative products could affect FNF’s business operations and financial condition.

Security breaches could harm FNF’s business by disrupting its delivery of services and products over the internet.

      A person circumventing FNF’s security could misappropriate proprietary, confidential information, place false orders or cause interruptions in FNF’s services or operations. The internet is a public network, and data is sent over this network from many sources. Recently, some internet service providers and e-commerce web sites have been targeted by “denial of service” and other attacks that overloaded FNF’s web sites and forced them to shut down temporarily.

      Computer viruses have also been distributed and have rapidly spread over the internet. Computer viruses could be introduced into FNF’s systems, disrupting its online technology and making its web site and Internet related products inaccessible. Protecting FNF from the threat or effect of security breaches or computer viruses can be expensive and time-consuming. FNF’s security measures may not prevent security breaches or combat the introduction of computer viruses, either of which may result in loss of data, increased operating costs, litigation and possible liability.

      Concern about the security of the transmission of confidential information over public networks is a significant barrier to e-commerce and communication. Any well-publicized security compromise could reduce the use of FNF’s businesses using the Internet for commerce and communications.

Misappropriation of FNF’s or FNIS’ intellectual property and proprietary rights could impair FNF’s post-merger competitive position.

      FNF’s and FNIS’ ability to compete depends upon proprietary systems and technology. While both companies rely on trademark, trade secret and copyright law, confidentiality agreements and technical measures to protect proprietary rights, FNF believes that the technical and creative skills of personnel, continued development of proprietary systems and technology, brand name recognition and reliable Web site maintenance are more essential in establishing and maintaining a leadership position and strengthening FNF’s post-merger brands. Despite FNF’s efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of FNF’s services or to obtain and use information that FNF regards as proprietary. Policing unauthorized use of FNF’s proprietary rights is difficult.

      FNF cannot assure that the steps taken by FNF will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Misappropriation of FNF’s or FNIS’ intellectual property or potential litigation could have a material adverse effect on the combined companies’ post-merger business, results of operations and financial condition. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which FNF’s post-merger products and services are made available online. In addition, litigation may be necessary in the future to enforce or protect FNF’s intellectual property rights or to defend against claims of infringement or invalidity. As part of their confidentiality procedures, FNF and FNIS generally enter into agreements with their employees and consultants and limit access to trade secrets and technology.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

      FNF is providing the following Unaudited Pro Forma Condensed Combined Financial Information of FNF, FIS (which was acquired by FNF on April 1, 2003) and FNIS to present the results of operations and financial position of FNF as if the FIS acquisition and the FNIS merger had been completed at an earlier date. The Unaudited Pro Forma Condensed Combined Statements of Earnings for the six months ended June 30, 2003 and for the year ended December 31, 2002 give effect to the acquisitions as if they had been completed on January 1, 2002. The Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2003 gives effect to the FNIS acquisition as if it had been completed on that date.

      During 2002 and as of June 30, 2003, FNF and its subsidiaries owned approximately 66% of FNIS’ outstanding common stock. Accordingly, FNF has a controlling financial interest in FNIS, which is a majority-owned subsidiary of FNF, whose results of operations and financial condition are consolidated with FNF.

      The acquisition of FIS was accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS No. 141”). Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is created to the extent that the purchase price/ merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired. The allocation of the FIS purchase price was based on studies and valuations that are currently being finalized. There might be further adjustments to the purchase price allocation upon finalization of these studies and valuations. Based on the preliminary information currently available, the FIS acquisition created approximately $434.3 million in goodwill, which is included in FNF’s historical balance sheet as of June 30, 2003.

      The acquisition of the noncontrolling equity interest (34% as of June 30, 2003) of FNIS will be accounted for under the purchase method of accounting in accordance with SFAS No. 141. FNF has not yet completed its analysis of the fair value of the net identifiable assets to be acquired, which includes, among other things, estimating the fair value of FNIS’ property, equipment and software, intangible assets, operating leases and customer relationships. Based on information currently available, the FNIS merger is expected to result in $366.8 million in goodwill. The actual goodwill arising from the FNIS merger will be based on the merger consideration, including certain acquisition and closing costs and the fair values of assets and liabilities on the date the merger is consummated. No assurance can be given that the actual goodwill amount arising from the FNIS merger will not be more or less than the amount contemplated in the Unaudited Pro Forma Condensed Combined Financial Information. In accordance with Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” goodwill will be initially recognized and measured based on its fair value and will not be amortized, but tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount.

      We have prepared the Unaudited Pro Forma Condensed Combined Financial Information based on available information, using assumptions that our management believes are reasonable. The Unaudited Pro Forma Condensed Combined Financial Information is being provided for information purposes only. It does not purport to represent our actual financial position or results of operations had the acquisitions occurred on the dates specified nor does it project our results of operations or financial position for any future period or date.

      The Unaudited Pro Forma Condensed Combined Financial Information does not reflect any adjustments for non-recurring items or operating synergies arising as a result of the acquisitions. See “Notes to Unaudited Pro Forma Condensed Combined Financial Information.” In addition, pro forma adjustments are based on certain assumptions and other information that are subject to change as additional information becomes available. Accordingly, the adjustments included in our financial statements published after the completion of the acquisitions could vary from the adjustments included in the Unaudited Pro Forma Condensed Combined Financial Information included in this joint proxy statement/prospectus.

      In accordance with Emerging Issues Task Force 00-23 (“EITF 00-23”), the exchange of vested FNIS options for FNF replacement vested options results in a charge on the statement of earnings for the combined entity on the date the merger is consummated, equal to the intrinsic value of the FNF replacement options on the consummation date. Assuming the exercise between June 30, 2003 and the closing of the merger by certain FNF affiliates and FNIS employees of 1,457,487 FNIS options held by them and the sale of the FNIS shares issued upon such exercise to third parties unaffiliated with FNIS prior to the closing of the merger, and based on the FNF closing stock price on July 21, 2003 of $29.72, this non-cash, after tax charge is estimated to be approximately $18.8 million, but could be as high as $31.1 million if no options are exercised. This non-cash charge has not been reflected on the pro forma statements of earnings for the six-month period ended June 30, 2003 or for the year ended December 31, 2002 as these pro forma statements of earnings reflect results from continuing operations before non-recurring charges directly attributable to the transaction. Also in accordance with Financial Accounting Standards Board Interpretation No. 44 (“FIN 44”), unearned compensation cost is measured upon consummation of the merger for the unearned portion of the intrinsic value of the unvested FNIS options that will be exchanged for unvested FNF options. The unearned compensation cost will be recognized over the remaining vesting period as a non-cash charge. Based on the FNF closing stock price on July 21, 2003 of $29.72, the after tax unearned compensation cost is estimated to be $2.8 million. The amount of the non-cash charge and unearned compensation resulting from the exchange of vested and unvested FNIS options for vested and unvested FNF options will ultimately be determined based upon the number of options outstanding on the date the merger is consummated and the stock price for FNF on the date the merger is consummated.

      The Unaudited Pro Forma Condensed Combined Financial Information should be read in conjunction with FNF’s, FIS’ and FNIS’ audited and unaudited historical financial statements and related notes, as well as FNF’s and FNIS’ “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 138.

FIDELITY NATIONAL FINANCIAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2003

		FNIS
	FNF	Pro Forma
	Historical	Adjustments		Pro Forma

	(In thousands)
ASSETS
Investments	$2,370,377			$2,370,377
Cash and cash equivalents, at June 30, 2003 include $530,225 of pledged cash related to secured trust deposits	749,459	15,185	(3)	764,644
Leases and residual interests in securitizations	89,808			89,808
Trade receivables, net	464,291			464,291
Notes receivable, net (related party — $1,498 at June 30, 2003)	9,483			9,483
Goodwill	1,631,267	268,569	(2)	1,899,836
Prepaid expenses and other assets	261,214			261,214
Capitalized software	236,477			236,477
Title plants	281,691			281,691
Property and equipment, net	317,195			317,195
Other intangible assets	488,755			488,755

	$6,900,017	$283,754		$7,183,771

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued liabilities	$771,341			$771,341
Deferred revenue	142,971			142,971
Notes payable	716,615			716,615
Reserve for claim losses	911,666			911,666
Secured trust deposits	1,013,595			1,013,595
Deferred tax liability	14,256	(11,550	)(10)	2,706
Income taxes payable	147,258	(7,746	) (3)	139,512

	3,717,702	(19,296)		3,698,406
Minority interests and preferred stock of subsidiary	147,582	(133,366)		14,216
Stockholder’s equity:
Preferred stock	—			—
Common stock	14	1	(1)	15
Additional paid-in capital	1,998,675	409,731	(1)	2,453,936
		(7,797	) (2)
		30,396	(10)
		15,185	(3)
		7,746	(3)
Retained earnings	1,097,994	(18,846	)(10)	1,079,148
Accumulated other comprehensive earnings	28,359			28,359
Unearned compensation	(2,685)			(2,685)
Treasury stock	(87,624)			(87,624)

	3,034,733	436,416		3,471,149

	$6,900,017	$283,754		$7,183,771

FIDELITY NATIONAL FINANCIAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Six Months Ended June 30, 2003

		(1/1/03 - 3/31/03)		Pro Forma		Pro Forma
	FNF	FIS		FIS		FNIS
	Historical	Historical	Combined	Adjustments		Adjustments		Pro Forma

	(In thousands, except per share data)
Revenue	$3,443,177	$210,975	$3,654,152					$3,654,152
Expenses:
Personnel costs	1,108,872	—	1,108,872	6,000	(4)			1,114,872
Other operating expenses	759,863	21,735	781,598	9,118	(5)	2,042	(11)	792,758
Agent commissions	793,879	—	793,879					793,879
Provision for claim losses	113,379	—	113,379					113,379
Cost of operations	—	126,452	126,452					126,452
Selling, general, and administrative expenses	—	11,909	11,909					11,909
Restructuring charges	—	2,788	2,788					2,788
Royalty expense to parent	—	6,548	6,548	(6,548	)(6)			—
Interest expense	18,931	14	18,945	3,281	(7)			22,226

	2,794,924	169,446	2,964,370	11,851		2,042		2,978,263

Earnings before income taxes and minority interest	648,253	41,529	689,782	(11,851)		(2,042)		675,889
Income tax expense	243,974	17,311	261,285	(4,677	)(8)	(797	)(12)	255,811

Earnings before minority interest	404,279	24,218	428,497	(7,174)		(1,245)		420,078
Minority interest	12,440	—	12,440	—		(9,320	)(9)	3,120

Earnings from continuing operations before non-recurring charges	$391,839	$24,218	$416,057	$(7,174)		$8,075		$416,958

Basic earnings per share from continuing operations before non-recurring charges	$3.07							$2.87

Weighted average shares outstanding, basic basis	127,663							145,374	(13)

Diluted earnings per share from continuing operations before non-recurring charges	$2.97							$2.75

Weighted average shares outstanding, diluted basis	131,787							151,360	(13)

FIDELITY NATIONAL FINANCIAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF EARNINGS

For the Year Ended December 31, 2002

				FIS		FNIS
	FNF	FIS		Pro Forma		Pro Forma
	Historical	Historical	Combined	Adjustments		Adjustments		Pro Forma

	(In thousands, except per share data)
Revenue	$5,082,640	$820,510	$5,903,150					$5,903,150
Expenses:
Personnel costs	1,476,430	—	1,476,430					1,476,430
Other operating expenses	1,021,893	79,850	1,101,743	43,093	(5)	3,190	(11)	1,148,026
Agent commissions	1,521,573	—	1,521,573					1,521,573
Provision for claim losses	177,391	—	177,391					177,391
Cost of operations	—	536,361	536,361					536,361
Selling, general, and administrative expenses	—	53,167	53,167					53,167
Restructuring charges	—	12,295	12,295					12,295
Royalty expense to parent	—	21,902	21,902	(21,902	)(6)			—
Interest expense	34,053	84	34,137	13,125	(7)			47,262

	4,231,340	703,659	4,934,999	34,316		3,190		4,972,505

Earnings before income taxes and minority interest	851,300	116,851	968,151	(34,316)		(3,190)		930,645
Income tax expense	306,468	44,588	351,056	(13,541	)(8)	(1,244	)(12)	336,271

Earnings before minority interest	544,832	72,263	617,095	(20,775)		(1,946)		594,374
Minority Interest	13,115	—	13,115	—		(9,678	)(9)	3,437

Earnings from continuing operations before non-recurring charges	$531,717	$72,263	$603,980	$(20,775)		$7,732		$590,937

Basic earnings per share from continuing operations before non- recurring charges	$4.46							$4.16

Weighted average shares outstanding, basic basis	119,214							142,047	(13)

Diluted earnings per share from continuing operations before non- recurring charges	$4.30							$3.99

Weighted average shares outstanding, diluted basis	123,519							148,201	(13)

FIDELITY NATIONAL FINANCIAL, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(Amounts in thousands, except share and per share amounts)

       1.     As of June 30, 2003, FNF owned approximately 66% of FNIS’ outstanding common stock. This pro forma adjustment reflects the purchase price for the remaining 34% of FNIS’ outstanding common stock:

a.	In the merger, each share of FNIS common stock will be exchanged for 0.830 shares of FNF common stock, subject to adjustment as provided in the merger agreement. Based on FNIS’ shares outstanding as of June 30, 2003, increased for the additional 1,457,487 shares expected to be outstanding as a result of the exercise and sale of FNIS options between June 30, 2003 and the closing of the merger by certain FNF affiliates and FNIS employees, FNF anticipates issuing approximately 12,644,800 shares of FNF common stock in the merger. For purposes of this analysis and in accordance with EITF 99-12, the assumed common stock price is $32.40 per share, which represents the average closing price of FNF common stock on the New York Stock Exchange for the five day period beginning two days prior through two days subsequent to July 11, 2003, the last trading day before the public announcement of the material terms of the executed merger agreement (the “Valuation Date”), which terms differed from the terms of FNF’s original proposal to FNIS	$409,666
b.	In the merger, each vested and unvested warrant to purchase FNIS common stock, held by unrelated third parties, will be exchanged for the right to purchase FNF common stock or will be converted into a warrant to purchase shares of FNF common stock. This pro forma adjustment reflects the fair value of the vested and unvested warrants using FNF’s common stock price on the Valuation Date	66

	Total recorded purchase price	$409,732

       2.     To reflect the allocation of the purchase price to the estimated fair value of the assets and liabilities acquired. FNF has not yet had an opportunity to obtain appraisals or other relevant information related to the valuation of certain assets and liabilities. However, we do not believe that the recorded book value compared to the fair value ultimately assigned will have a material impact on the pro forma financial position or results of operations of the combined company. Based upon information currently available, the purchase price allocation is summarized as follows:

Eliminate the book value of the minority shareholders’ minority interest (34%)	$133,366
Eliminate the book value of the minority shareholders’ interest (34%) in FNIS goodwill	(98,271)
Record the book value of the minority shareholders’ interest (34%) in the $15,185 cash proceeds and $7,746 related tax benefit from the assumed exercise of 1,457,487 FNIS options, which will occur prior to the consummation of the merger	7,797
Record goodwill	366,840

Total recorded purchase price	$409,732

       3.     To reflect the cash proceeds of $15,185 that will be received from the contemplated exercise, between June 30, 2003 and the closing of the merger, of 1,457,487 FNIS options prior to the closing of the merger and the reduction of income taxes payable associated with the tax benefit of $7,746 that will result from the exercise of these options.

       4.     To record additional incentive compensation expense incurred during the first quarter of 2003.

       5.     To reflect the net increase in depreciation and amortization expense due to (a) an increase in amortization of acquired customer relationship intangibles using an accelerated method which takes into consideration expected customer attrition rates over a 10-year period ($57,750 and $14,438 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively) and (b) a decrease in amortization expense resulting from a write-down in internally developed software to reflect fair value

($14,657 and $5,320 for the year ended December 31, 2002 and the three months ended March 31, 2003, respectively). The acquired software is amortized over a seven-year period using an accelerated method that contemplates the periods of expected economic benefit and future enhancements to the underlying software.

       6.     To reflect the elimination of FIS’ royalty expense to ALLTEL Corporation.

       7.     To reflect the interest expense for the year ended December 31, 2002 and for the three months ended March 31, 2003 of $13,125 and $3,281, respectively, associated with the issuance of $250,000 aggregate principal amount of 5.25% notes due March 15, 2013. The notes were used to fund a portion of the cash purchase price of FIS.

       8.     To reflect the pro forma FIS adjustments at the estimated tax rate of 39.5% for the year ended December 31, 2002 and for the three months ended March 31, 2003.

       9.     To reflect the elimination of the minority shareholders’ (34%) minority interest in net earnings of FNIS.

      10.     In accordance with EITF 00-23, the exchange of vested FNIS options for FNF replacement vested options results in a non-cash charge in the statement of earnings for the combined entity on the date the merger is consummated, equal to the intrinsic value of the FNF replacement options on the consummation date. Based on the FNF closing stock price on July 21, 2003 of $29.72, this non-cash charge is estimated to be $50,098, less income taxes of $19,037. However, assuming that between June 30, 2003 and the closing of the merger certain FNF affiliates and FNIS employees exercise 1,457,487 FNIS options held by them and sell the FNIS shares issued upon such exercise to third parties unaffiliated with FNIS prior to the closing of the merger, and based on the FNF closing stock price on July 21, 2003 of $29.72, this non-cash charge is estimated to be $30,396, less income taxes of $11,550. The amount of this non-cash charge will ultimately be determined based upon the number of vested options outstanding on the date the merger is consummated and the stock price for FNF on that date. This non-cash charge has not been reflected in the accompanying pro forma statements of earnings for the year ended December 31, 2002 or for the six months ended June 30, 2003, as these pro forma statements of earnings reflect results from continuing operations before non-recurring charges directly attributable to the transaction.

      11.     In accordance with FIN 44, unearned compensation cost is measured upon consummation of the merger for the unearned portion of the intrinsic value of the unvested FNIS options that will be exchanged for unvested FNF options. The amortization of the unearned compensation cost over the remaining vesting periods results in a pre-tax, non-cash charge of $3,190 for the year ended December 31, 2002 and $2,042 for the six months ended June 30, 2003.

      12.     To reflect the pro forma FNIS adjustments at the estimated tax rate of 39.0% for the year ended December 31, 2002 and for the six months ended June 30, 2003.

      13.     The pro forma number of shares used in the basic per share computation is the weighted average number of FNF common shares outstanding for the year ended December 31, 2002 and during the six months ended June 30, 2003 plus the issuance of 10,187,902 shares of FNF common stock for the purchase of FIS plus the issuance of 12,644,800 shares of FNF common stock to effect the FNIS merger. The pro forma number of shares used in the dilutive per share computation includes the impact of the assumed conversions of FNIS potentially dilutive securities that will be exchanged for FNF potentially dilutive securities.

COMPARATIVE PER SHARE DATA

      The following comparative per share data has been derived from and should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information.” The comparative per share data should also be read in conjunction with the audited and unaudited historical financial statements of FNF and FNIS, including the related notes, incorporated by reference into this joint proxy statement/prospectus, and the selected historical consolidated financial data including the related notes included in this joint proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 138. The unaudited pro forma combined per share data have been included for illustrative purposes only. The financial results may have been different had the two companies always been combined. You should not rely on this information as indicative of the historical results that would have been achieved had the companies always been combined or the future results that FNF will experience after the merger.

				Equivalent
				Pro Forma
				Amount per
	FNF	FNIS	Pro Forma	Share of
	Historical	Historical	Combined(1)	FNIS(2)

As of and for the Six Months Ended
June 30, 2003 (Unaudited)
Basic net income per share of common stock from continuing operations	$3.07	$0.69	$2.87	$2.38

Diluted net income per share of common stock from continuing operations	$2.97	$0.66	$2.75	$2.28

Book value per share of common stock	$22.52	$10.71	$23.55	$19.55

Cash dividends declared per share of common stock	$0.24	$—	$0.24	N/A

As of and for the Year Ended December 31, 2002
Basic net income per share of common stock from continuing operations	$4.46	$0.88	$4.16	$3.45

Diluted net income per share of common stock from continuing operations	$4.30	$0.84	$3.99	$3.31

Book value per share of common stock	$18.84	$10.00	N/A	N/A

Cash dividends declared per share of common stock	$0.34	$—	$0.34	N/A

(1)	The Pro Forma combined Per Share Data assumes the issuance of approximately 12,644,800 shares of FNF common stock to effect the merger based on the number of FNIS shares outstanding at June 30, 2003, increased for the additional 1,457,487 shares expected to be outstanding as a result of the exercise of FNIS options, and subsequent sale of the option shares, by certain FNF affiliates and other employees. The Pro Forma Combined Per Share Data also reflects the issuance of 10,187,902 shares of FNF common stock for the purchase of FIS. See Note 1 and Note 13 of Notes to Unaudited Pro Forma Condensed Combined Financial Information.

(2)	The Equivalent Pro Forma Amount per share of FNIS represents the equivalent amounts per share that a holder of FNIS common stock would receive, determined by multiplying the Pro Forma amounts by 0.830.

COMPARATIVE MARKET VALUE

      The following table sets forth the closing prices per share and aggregate market value of FNF common stock on the New York Stock Exchange and FNIS common stock on the Nasdaq National Market on May 23, 2003, the last trading day prior to the public announcement of the proposed merger, and August 21, 2003, the last available trading day before the mailing of this joint proxy statement/ prospectus and the equivalent price per share and equivalent market value of FNIS common stock, based on the exchange ratio, for both dates.

			FNIS Common Stock
	FNF Common Stock	FNIS Common Stock	Equivalent(1)

May 23, 2003 closing price per share of common stock	$30.69	$19.70	$25.47
Market value of common stock(2)	$4,135,308,705	$783,295,364	$1,012,717,407
August 21, 2003 closing price per share of common stock	$29.24	$24.01	$24.27
Market value of common stock(3)	$3,944,530,328	$988,708,654	$999,415,204

(1)	The FNIS equivalent data is based on an exchange ratio of 0.830 shares of FNF common stock for each share of FNIS common stock.

(2)	Market value is based on 134,744,500 shares of FNF common stock outstanding as of May 23, 2003 and 39,761,186 shares of FNIS common stock outstanding as of May 23, 2003.

(3)	Market value is based on 134,901,858 shares of FNF common stock outstanding as of August 21, 2003 and 41,179,036 shares of FNIS common stock outstanding as of August 21, 2003.

      The market prices of shares of FNF common stock and FNIS common stock are subject to fluctuation. You are urged to obtain current market quotations. See the risk factor entitled “Risks Related to the Merger” beginning on page 18.

COMPARATIVE STOCK PRICES AND DIVIDENDS

      FNF common stock is listed on the New York Stock Exchange and FNIS common stock is listed on the Nasdaq National Market. FNF’s ticker symbol is “FNF” and FNIS’ ticker symbol is “FNIS.” The following table shows, for the calendar quarters indicated, based on published financial sources (1) the high and low sales prices per share of FNF common stock as reported on the New York Stock Exchange, (2) the high and low sales prices per share of FNIS common stock as reported on the Nasdaq National Market and (3) the cash dividends declared per share of FNF common stock.

	FNF Common Stock			FNIS Common Stock

			Dividends			Dividends
	High	Low	Declared	High	Low	Declared

2001
First Quarter	$24.42	$17.24	$.06	$13.34	$4.38	$—
Second Quarter	18.51	13.29	.06	8.40	5.25	—
Third Quarter	19.84	14.84	.07	9.73	5.32	—
Fourth Quarter	20.06	16.15	.07	10.69	5.78	—
2002
First Quarter	$20.35	$17.36	$.07	$21.15	$10.49	$—
Second Quarter	25.39	19.17	.08	32.30	21.38	—
Third Quarter	25.86	19.64	.10	24.38	14.78	—
Fourth Quarter	26.89	21.43	.10	22.45	14.00	—

2003
First Quarter	$27.84	$24.59	$.12	$19.41	$15.59	$—
Second Quarter	32.45	27.52	.12	27.27	17.19	—
Third Quarter (through August 21)	34.86	27.84	.18	27.43	22.69	—

      The foregoing amounts for FNF have been adjusted to give retroactive effect to a 10% stock dividend in August 2001 and May 2002 and a five-for-four (5:4) stock split in May 2003.

      The foregoing amounts for FNIS prior to the third quarter of 2001 were adjusted to give retroactive effect to a 1 for 7 reverse split and did not reflect the composition of FNIS subsequent to the business combination as of August 1, 2001.

      On May 23, 2003, the last full trading day before FNF publicly announced its proposal to acquire FNIS, the last reported closing prices per share of FNF and FNIS common stock were $30.69 and $19.70, respectively. On August 21, 2003, the last available trading day before the date of this joint proxy statement/prospectus, the closing market prices of FNF and FNIS common stock were $29.24 and $24.01, respectively. Stockholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

      On June 30, 2003, there were approximately 39,931,352 outstanding shares of FNIS common stock and on June 30, 2003 there were approximately 134,754,586 outstanding shares of FNF common stock. As of June 30, 2003, there were approximately 641 holders of record of FNF common stock and approximately 517 holders of record of FNIS common stock.

FNIS’ Dividend Policy

      FNIS has historically followed a policy of not paying quarterly cash dividends on its common stock in an effort to retain future earnings to fund the development of its business. FNIS’ credit facility precludes the payment of dividends.

FNF’s Dividend Policy

      The holders of FNF common stock receive dividends if and when declared by FNF’s board of directors out of legally available funds. FNF has historically followed a policy of paying quarterly cash dividends on its common stock.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following information is provided to assist you in analyzing the financial aspects of the merger. The following selected historical financial data should be read in conjunction with the notes thereto and the historical financial statements and notes, and “Management’s Discussion and Analysis of Results of Operations and Financial Condition” contained in the annual, quarterly and other reports filed by FNF and FNIS with the Securities and Exchange Commission and incorporated by reference into this joint proxy statement/ prospectus. See “Where You Can Find More Information” beginning on page 138.

      The selected data presented below under the caption “Fidelity National Financial, Inc. Selected Historical Consolidated Financial Data” for and as of the end of, each of the years in the five year period ended December 31, 2002, are derived from the consolidated financial statements of FNF and its subsidiaries incorporated by reference herein which have been audited by KPMG LLP, independent auditors. The selected consolidated financial data as of and for the six months ended June 30, 2003 and 2002 has been derived from unaudited consolidated financial statements filed with the SEC and incorporated by reference herein and include all adjustments (consisting only of normal recurring accruals) which FNF considers necessary for a fair presentation of the consolidated financial position and results of operations. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003. Share and per share data has been retroactively adjusted for stock dividends and splits since our inception, including the five-for-four (5:4) stock split in May 2003.

      The selected data presented below under the caption “Fidelity National Information Solutions, Inc. Selected Historical Consolidated Financial Data” for and as of the end of, each of the years in the five year period ended December 31, 2002, are derived from the consolidated financial statements of FNIS incorporated by reference herein which have been audited by KPMG LLP, independent auditors, and reflect the merger with certain FNF and CTT subsidiaries and the related reverse merger accounting treatment and the acquisition of Micro General Corporation (“Micro General”) and the related “as-if pooling-of-interests” accounting treatment for the purchase of the 51.6% portion owned by FNF. The selected consolidated financial data as of and for the six months ended June 30, 2003 and 2002 has been derived from unaudited consolidated financial statements filed with the SEC and incorporated by reference herein and include all adjustments (consisting only of normal recurring accruals) which FNIS considers necessary for a fair presentation of the consolidated financial position and results of operations. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003.

Fidelity National Financial, Inc.

Selected Historical Consolidated Financial Data

						Six Months Ended
	Year Ended December 31,					June 30,

	2002	2001(1)(2)	2000(3)	1999	1998	2003(4)	2002

	(In thousands, except per share data)
Revenue	$5,082,640	$3,874,107	$2,741,994	$1,355,854	$1,293,380	$3,443,177	$2,209,824
Earnings from continuing operations	$531,717	$311,185	$108,315	$70,853	$105,692	$391,839	$213,271
Earnings from continuing operations per share:
Basic	$4.46	$2.65	$1.22	$1.57	$2.50	$3.07	$1.79
Diluted	$4.30	$2.57	$1.18	$1.50	$2.14	$2.97	$1.73
Total assets(5)	$5,245,744	$4,415,998	$3,833,985	$1,042,548	$969,470	$6,900,017	$4,678,947
Total obligations	$493,458	$565,690	$791,430	$226,359	$214,624	$716,615	$535,665
Cash dividends declared per share	$0.35	$0.28	$0.28	$0.22	$0.18	$0.24	$0.15

(1)	FNF’s financial results for the year ended December 31, 2001 include the results of the former operations of Vista Information Solutions, Inc. (“Vista”) for the period from August 1, 2001, the date it was acquired, through December 31, 2001. In the fourth quarter of 2001, FNF recorded certain charges totaling $10.0 million, after applicable income taxes, relating to the discontinuation of small-ticket lease origination at FNF Capital and the wholesale international long distance business at Micro General.

(2)	During 2001, FNF recorded a $5.7 million, after-tax charge, reflected as a cumulative effect of a change in accounting principle, as a result of adopting Emerging Issues Task Force No. 99-20. “Recognition of Interest Income and Impalement on Purchased and Retained Beneficial Interest in Securitized Financial Assets.” This amount is not reflected in earnings from continuing operations.

(3)	FNF’s financial results for the year ended December 31, 2000 include the operations of Chicago Title Corporation for the period from March 20, 2000, the merger date, through December 31, 2000. In the first quarter of 2000, FNF recorded certain charges totaling $13.4 million, after applicable taxes, relating to the revaluation of non-title assets and the write-off of obsolete software.

(4)	FNF’s financial results for the six months ended June 30, 2003 include the results of operations of various entities, acquired on various dates during 2003, including ANFI, which was acquired on March 26, 2003 and FIS, which was acquired on April 1, 2003.

(5)	Total assets as of December 31, 2002, 2001 and 2000 and June 30, 2003 and 2002 include cash and securities pledged to secure trust deposits of $770.0 million, $687.0 million, $591.5 million, $1,027.3 million and $692.7 million, respectively.

      In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”). SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The statement also provided that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. Existing goodwill was amortized through 2001, after which time amortization ceased. FNF completed the transitional goodwill impairment test as of the adoption date on its reporting units and has determined that each of its reporting units has a fair value in excess of its carrying amount.

      Beginning on January 1, 2002, FNF ceased recording goodwill amortization in accordance with SFAS No. 142. The following table reconciles reported net earnings and net earnings per share to adjusted net earning and net earnings per share.

	Year Ended December 31,

	2001	2000	1999	1998

	(In thousands, except per share data)
Net earnings	$305,476	$108,315	$70,853	$105,692
Add back: Goodwill amortization	54,155	35,003	6,638	3,129
Add back: Tax effect of goodwill amortization	(1,062)	(838)	—	—

Adjusted net earnings	$358,569	$142,480	$77,491	$108,821

Basic Earnings Per Share:
Net earnings	$2.60	$1.22	$1.57	$2.50
Goodwill amortization	0.46	0.39	0.15	0.07
Tax effect of goodwill amortization	(0.01)	(0.01)	—	—

Adjusted net earnings per share — basic	$3.05	$1.60	$1.72	$2.57

Diluted Earnings Per Share:
Net earnings	$2.52	$1.18	$1.50	$2.14
Goodwill amortization	0.45	0.38	0.14	0.06
Tax effect of goodwill amortization	(0.01)	(0.01)	—	—

Adjusted net earnings per share — diluted	$2.96	$1.55	$1.64	$2.20

Fidelity National Information Solutions, Inc.

Selected Historical Consolidated Financial Data

						Six Months Ended
	Year Ended December 31,					June 30,

	2002(1)	2001(1)(2)	2000(1)(3)	1999(1)(3)	1998(1)(3)	2003	2002(1)

	(In thousands, except per share data)
Revenue	$412,168	$294,622	$160,771	$75,811	$67,258	$266,916	$186,902
Earnings (loss) from continuing operations	$30,731	$18,702	$10,115	$(3,321)	$(2,555)	$27,253	$13,078
Earnings (loss) from continuing operations per share:
Basic	$0.88	$0.70	$0.56	$(0.46)	$(0.44)	$0.69	$0.42
Diluted	$0.84	$0.70	$0.56	$(0.46)	$(0.44)	$0.66	$0.40
Total assets	$508,908	$275,397	$115,765	$45,690	$45,915	$567,718	$294,500
Total obligations(4)	$13,461	$32,838	$13,418	$5,265	$15,003	$26,981	$18,517
Cash dividends declared per share	—	—	—	—	—	—	—

(1)	FNIS acquired Micro General on July 9, 2002, including a 51.6% majority ownership acquired from FNF. The acquisition of FNF’s majority interest in Micro General was accounted for in a similar manner to a pooling-of-interests because FNIS and Micro General were entities under common control of FNF. As required by generally accepted accounting principles, FNIS included the operating results of Micro General for all periods presented as if FNIS and Micro General had always been combined.

(2)	FNIS’ financial results for the year ended December 31, 2001 include the results of operations of certain FNF and CTT subsidiaries for the full year of 2001 and Vista’s results for the period from August 1, 2001, the acquisition date through December 31, 2001. 2001 results also include Reez.com and Risco, Inc. that were acquired under the purchase accounting method on August 2, 2001, and the XMLS Web division of HomeSeekers.com acquired on December 3, 2001.

(3)	On March 20, 2000, FNF acquired Chicago Title Corporation and merged certain subsidiaries of the two companies. Accordingly, 2000 results include a partial year, from March 20, 2000 through December 31, 2000, of certain operations of CTT subsidiaries, and 1999 and 1998 results were exclusive of the operations of these CTT subsidiaries.

(4)	Long-term obligations as of December 31, 2002, 2001, 2000, 1999 and 1998 and June 30, 2003 and 2002 include debt owed to FNF of $0, $23.9 million, $6.6 million, $5.3 million, $14.1 million, $0 and $5.3 million, respectively.

      In July 2001, the Financial Accounting Standards Board issued SFAS No. 142. SFAS No. 142 requires that an intangible asset that is acquired shall be initially recognized and measured based on its fair value. The statement also provides that goodwill should not be amortized, but shall be tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount. Existing goodwill was amortized through 2001, after which time amortization ceased. FNIS completed the transitional goodwill impairment test as of the adoption date on its reporting units and has determined that each of its reporting units has a fair value in excess of its carrying amount.

      Beginning on January 1, 2002, FNIS ceased recording goodwill amortization in accordance with SFAS No. 142. The following table reconciles reported net earnings and net earnings per share to adjusted net earning and net earnings per share.

	Year Ended December 31,

	2001	2000	1999	1998

	(In thousands, except per share data)
Net earnings (loss)	$11,083	$2,311	$(6,176)	$(2,701)
Add back: Goodwill amortization	4,191	4,303	2,517	1,155
Add back: Tax effect of goodwill amortization	—	—	—	—

Adjusted net earnings	$15,274	$6,614	$(3,659)	$(1,546)

Basic Earnings (Loss) Per Share:
Net earnings (loss)	$0.41	$0.13	$(0.86)	$(0.47)
Goodwill amortization	0.16	0.24	0.35	0.20
Tax effect of goodwill amortization	—	—	—	—

Adjusted net earnings (loss) per share — basic	$0.57	$0.37	$(0.51)	$(0.27)

Diluted Earnings (Loss) Per Share:
Net earnings	$0.41	$0.13	$(0.86)	$(0.47)
Goodwill amortization	0.16	0.24	0.35	0.20
Tax effect of goodwill amortization	—	—	—	—

Adjusted net earnings per share — diluted	$0.57	$0.37	$(0.51)	$(0.27)

THE FNIS ANNUAL MEETING

General

      The enclosed proxy is solicited by the board of directors of FNIS for use at the Annual Meeting of Stockholders to be held September 29, 2003 at 2:00 p.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at 601 Riverside Avenue, Jacksonville, Florida 32204.

      It is anticipated that such proxy, together with this joint proxy statement/ prospectus, will be first mailed on or about August 25, 2003 to all stockholders entitled to vote at the meeting.

      FNIS’ principal executive offices are located at 4050 Calle Real, Santa Barbara, California 93110, and its telephone number at that address is (805) 696-7000.

Purpose of the Annual Meeting

      The annual meeting is being held so that FNIS stockholders may consider and vote upon the following proposals:

(1) To approve the proposed merger of a wholly-owned subsidiary of FNF with and into FNIS pursuant to the merger agreement dated as of July 11, 2003, among FNIS, FNF, and FNIS Acquisition Corp. FNF will issue 0.830 shares of common stock, subject to adjustment as described in this joint proxy statement/prospectus, in exchange for each share of outstanding common stock of FNIS (other than shares held by FNF and its subsidiaries).

(2) To elect seven directors.

(3) To approve an amendment to the FNIS 2001 Stock Incentive Plan to increase the number of shares of its common stock reserved for issuance under the 2001 Stock Incentive Plan by 3,300,000 to a total of 6,600,000 authorized shares and increase the automatic adjustment by 330,000 for a total annual increase of 660,000.

(4) To transact any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

Record Date and Outstanding Shares

      FNIS’ board of directors has fixed the close of business on August 18, 2003 as the record date for the annual meeting. Only holders of record of FNIS’ common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 41,179,036 shares of common stock outstanding and entitled to vote, held of record by 501 stockholders, although FNIS has been informed that there are in excess of 4,000 beneficial owners of common stock.

Quorum and Vote Required

      Holders of FNIS common stock are entitled to one vote for each share held as of the record date. Approval of the proposal to approve the merger, requires the affirmative vote of a majority of the outstanding common stock of FNIS entitled to vote at the annual meeting. With respect to the proposal to elect directors, the seven people receiving the largest number of votes cast at the annual meeting will be elected to the FNIS board of directors. Approval of the proposal to amend the FNIS 2001 Stock Incentive Plan by 3,300,000 shares and increase the automatic adjustment by 330,000 shares requires the affirmative vote of a majority of the outstanding shares of common stock of FNIS present in person or represented by proxy and entitled to vote at the annual meeting. Attendance at the annual meeting in person or by proxy of the shares representing a majority of the outstanding common stock of FNIS is required for a quorum.

      On the record date, FNIS directors, executive officers and their affiliates (excluding FNF) as a group beneficially owned 1,522,979 shares, or 3.6% of FNIS outstanding common stock. Furthermore, on the record date, FNF and its subsidiary, CTT, owned a total of 26,154,138 shares, or approximately 63.5%, of FNIS outstanding common stock. FNF has agreed in the merger agreement to appear at the annual meeting and vote its shares for the merger. Consequently, it is virtually certain that a quorum will be present at the annual meeting and that the merger will be approved.

Abstentions

      Any abstention will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposal to approve the merger and merger agreement, and the proposal regarding the amendment to the FNIS 2001 Stock Incentive Plan.

Broker Non-Votes

      In the event that a broker, bank, custodian, nominee or other record holder of FNF’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Failing to instruct a broker on the proposal to approve the merger and the proposal to approve an amendment to the 2001 Stock Incentive Plan has the same effect as voting against these proposals.

Dissenters’ Rights

      Under Delaware law, FNIS stockholders are not entitled to dissenters’ or appraisal rights in the merger.

Solicitation of Proxy; Expenses of Proxy Solicitation

      The enclosed proxy is solicited by and on behalf of the board of directors of FNIS. In addition to solicitation by mail, officers, directors and regular employees of FNIS, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph, facsimile transmission or personal calls. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

      FNIS will pay all of the expenses of soliciting proxies to be voted at the meeting, except that FNF will share equally the expenses incurred in connection with filing and printing this joint proxy statement/prospectus. FNIS has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and FNIS will reimburse such brokers and nominees for their related out-of-pocket expenses.

      FNIS has also engaged Morrow to solicit proxies on its behalf. It is expected that Morrow’s fees will be approximately $5,000 plus the reimbursement of expenses.

Voting of Proxies

      The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the FNIS board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to FNIS. All properly signed proxies that FNIS receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR each of the aforementioned proposals to be considered at the annual meeting.

      FNIS’ board of directors does not know of any matter that is not referred to in this joint proxy statement/ prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Revocability of Proxy

      If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the annual meeting by taking any of the following actions:

•	delivering a written notice to the secretary of FNIS at its principal office, 4050 Calle Real, Santa Barbara, California 93110;

•	delivering a signed subsequent proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

•	attending the annual meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

      Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Recommendation of the FNIS Board of Directors

      The board of directors of FNIS, based upon the unanimous recommendation of its independent special committee, has determined that the terms of the merger agreement and the merger are advisable to and in the best interests of FNIS and the FNIS stockholders. Accordingly, the FNIS board of directors recommends that FNIS stockholders vote “FOR” the ratification and approval of the merger agreement and the merger. The FNIS board of directors also recommends that FNIS stockholders vote “FOR” the election of the seven nominated Directors, and “FOR” approval of the adoption of the amendment to 2001 Stock Incentive Plan.

      TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

Householding

      FNIS has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of FNIS’ annual report and the proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure will reduce FNIS’ printing costs and postage fees.

      Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

      If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of annual reports and proxy statements or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the annual report or proxy statement for your household, please contact FNIS’ Investor Relations department (in writing: 4050 Calle Real, Santa Barbara, California 93110; by telephone: (805) 696-7000).

      If you participate in householding and wish to receive a separate copy of the 2002 annual report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future annual reports and proxy statements, please contact FNIS’ Investor Relations department as indicated above.

      Beneficial stockholders can request information about householding from their banks, brokers or other holders of record.

FNIS Stockholder Proposals

      If the merger does not occur, FNIS’ 2004 Annual Meeting of Stockholders is presently expected to be held on or about June 17, 2004. Any stockholder desiring to submit a proposal for action at the 2004 Annual Meeting of Stockholders and presentation in FNIS’ proxy statement with respect to such meeting should arrange for such proposal to be delivered to FNIS’ offices, 4050 Calle Real, Santa Barbara, California 93110 addressed to the Secretary, no later than February 18, 2004 in order to be considered for inclusion in FNIS’ proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

      Additionally, under Rule 14a-4, as promulgated under the Securities Exchange Act of 1934, as amended, if a stockholder fails to notify FNIS of a proposal at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then FNIS will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to FNIS’ 2004 Annual Meeting of Stockholders, a stockholder proposal not previously submitted for FNIS’ proxy statement may be submitted until May 3, 2004; thereafter, FNIS will use its voting authority as described above.

FNIS PROPOSAL TO APPROVE THE MERGER AGREEMENT AND MERGER

THE MERGER

      This section of the joint proxy statement/prospectus describes the proposed merger. While FNF and FNIS believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read the entire document and the other documents FNF and FNIS refer to for a more complete understanding of the merger and the related transactions.

General

      The merger agreement provides for the merger of FNIS with a newly formed, wholly-owned subsidiary of FNF, FNIS Acquisition Corp., with FNIS surviving the merger as a wholly-owned subsidiary of FNF. The merger will become effective with the filing of a certificate of merger with the Secretary of State of the State of Delaware. It is anticipated that this filing will be made as soon as practicable after the last of the conditions to the merger, as set forth in the merger agreement, has been satisfied or waived. When the merger is completed:

•	the separate corporate existence of FNIS Acquisition Corp. will cease;

•	FNIS will continue as the surviving corporation; and

•	the Amended and Restated Certificate of Incorporation appended as Exhibit A to the merger agreement, and Bylaws of FNIS Acquisition Corp. then in effect, will be the Amended and Restated Certificate of Incorporation and Bylaws of the surviving corporation.

      If stockholder approval of the merger is obtained, FNF and FNIS expect to complete this transaction promptly following the FNIS and FNF annual meetings.

Merger Consideration

      At the effective time of the merger, FNIS common stockholders (other than FNF and its subsidiaries) will receive, in exchange for each share of FNIS common stock they hold, 0.830 shares of FNF common stock. However, if the product (which product has previously been defined as the “implied FNIS value”) of 0.830 multiplied by the FNF Trading Price is more than $29.00, then the 0.830 ratio shall be decreased and calculated by multiplying 0.830 by a fraction, the numerator of which is $29.00 and the denominator of which is the product of 0.830 multiplied by the FNF Trading Price, rounded to the third (3rd) decimal point. If, on the day before the closing of the merger, the implied FNIS value is less than $19.00, FNIS has the right not to close the merger, unless FNF exercises its election to add to the total merger consideration a sufficient number of shares of FNF common stock to raise the implied FNIS value to $19.00, in which case the exchange ratio would be adjusted accordingly.

      No fraction of a share of FNF common stock will be issued, but instead each holder of shares of FNIS common stock who would otherwise be entitled to a fraction of a share of FNF common stock will receive an amount of cash (without interest) equal to the product of such fraction multiplied by the closing sale price of FNF’s common stock on the New York Stock Exchange Composite Transactions Tape on the date of the closing of the merger. The number of shares of FNF common stock to be received by each FNIS stockholder (after aggregating all fractional shares of FNIS common stock held by such stockholder) shall be rounded down to the nearest whole share of FNF common stock. After the merger, the current stockholders of FNF will own approximately 91% of FNF assuming the exercise between June 30, 2003 and the closing of the merger of 1,457,487 FNIS options held by certain FNF affiliates and FNIS employees, and the former stockholders of FNIS (other than FNF and its subsidiaries) will own approximately 9% of FNF.

      At the effective time of the merger, FNF will assume each outstanding option issued under FNIS’ 2001 Stock Incentive Plan and other FNIS stock option plans currently in effect, whether vested or unvested, to purchase shares of FNIS common stock on substantially the same terms and conditions as were applicable prior to the effective time of the merger, except that (i) the options will be exercisable for shares of FNF common stock, (ii) the number of shares of FNF common stock which may be purchased will be equal to the number of shares of FNIS common stock underlying the option multiplied by the exchange ratio and (iii) the exercise price per share of FNF common stock issuable under each FNIS option will equal the per share exercise price of the FNIS common stock purchasable under the FNIS option divided by the exchange ratio. Any fractional share of FNF common stock resulting from such adjustment will be rounded down to the nearest whole number. The exercise price will be rounded up to the nearest whole cent.

Background of the Merger

      FNF devoted a significant portion of its April 22, 2003 board of directors meeting to exploring strategic alternatives to improve the efficiency of FNF, FNIS and FIS. Bear Stearns, FNF’s financial advisor, was also invited to that meeting. After Bear Stearns completed its presentation, Messrs. Foley, Stone and Thompson were excused from the meeting. Each is also a member of the FNIS board of directors. Mr. Foley is also Chairman of the Board of FNIS and Mr. Stone is the Chief Executive Officer of FNIS. Each of the three also holds stock and/or stock options in FNIS. The remaining members of the FNF board of directors continued their discussion. After further deliberation and discussion with Bear Stearns, the FNF board of directors concluded that the most favorable alternative to consider was the acquisition of shares of FNIS which FNF did not already own.

      The remaining FNF Board members then resolved to appoint a special committee comprised of three independent directors. Messrs. Terry N. Christensen, Daniel D. Lane and J. Thomas Talbot were appointed to the FNF special committee, with Mr. Christensen appointed as chairman. No member of the FNF special committee has any interest in FNIS that would cause his interests to differ from those of FNF’s stockholders generally. The FNF board of directors delegated to the FNF special committee the power and authority to:

•	make a recommendation to the full FNF board of directors regarding a possible acquisition of FNIS; and

•	retain, at FNF’s expense, legal counsel, investment bankers, consultants or other experts as the special committee deemed necessary or appropriate to advise it.

      On April 23, 2003, at a regularly scheduled meeting of the FNIS board of directors, Mr. Foley informed the FNIS board of directors that FNF had formed a special committee to consider the acquisition of the shares of FNIS that FNF or its affiliates (other than FNIS and its subsidiaries) did not already own. After a discussion of potential alternatives available to FNIS, the FNIS board of directors resolved to appoint its own special committee composed of independent directors to consider any potential acquisition offer resulting from the deliberations of the FNF special committee. Messrs. Earl Gallegos, Richard J. Freeman and Willie D. Davis were appointed to the FNIS special committee, with Mr. Gallegos appointed as chairman. No member of the FNIS special committee has any interest in FNF that would cause his interests to differ from those of the FNIS public stockholders generally. The FNIS special committee was charged with making a recommendation to the full FNIS board of directors with respect to any potential transaction with FNF. The FNIS special committee undertook all negotiations on behalf of FNIS with respect to any potential transaction.

      Members of the FNF special committee determined that it would be advisable to engage a law firm to advise the FNF special committee. During the week of April 21, 2003, the FNF special committee engaged the law firm of O’Melveny & Myers LLP (“O’Melveny & Myers”) as its special counsel. During the week of April 28, 2003, O’Melveny & Myers began preliminary legal due diligence on the most recent public filings of FNIS.

      The FNF special committee also determined that it would be advisable to engage an investment banking firm to assist the FNF special committee in evaluating and negotiating a potential acquisition of FNIS and to provide a fairness review of the consideration agreed to in any potential transaction. On April 28, 2003, the FNF special committee met with its legal advisors to discuss certain preliminary issues, including the engagement of Bear Stearns as the financial advisor to the special committee. The FNF special committee noted that, because of Bear Stearns’ prior work for FNF and for FNIS and, in particular, its work in connection with the April 22, 2003 FNF board of directors meeting, Bear Stearns’ services were likely to be more timely and cost-effective than those of alternative financial advisors.

      On May 5, 2003, the FNF special committee and its legal advisors met to discuss further the engagement of Bear Stearns as the financial advisor to the FNF special committee, including the terms on which the FNF special committee might engage Bear Stearns and the services Bear Stearns might provide to the committee. At its May 5, 2003 meeting, the FNF special committee also discussed the form of consideration FNF might provide to FNIS in any possible transaction, as well as certain logistical issues with respect to any possible acquisition.

      On May 8, 2003, the FNF special committee met with its legal advisors and formally engaged Bear Stearns as its financial advisor. Also at the May 8, 2003 meeting, Bear Stearns made a presentation to the FNF special committee updating the FNF special committee on developments with respect to FNIS since the April 22, 2003 FNF board of directors meeting, summarizing Bear Stearns’ preliminary financial analysis with respect to FNIS, and enumerating certain outstanding issues to be addressed in advance of any acquisition proposal.

      Between May 8, 2003 and May 19, 2003, Bear Stearns proceeded with a due diligence investigation of FNIS to gather the information necessary to complete its financial analysis. In this regard, on May 14, 2003, representatives of Bear Stearns met with members of FNIS’ senior management to discuss the business, operations, historical and projected financial results, and future prospects of FNIS. Bear Stearns also reviewed certain financial projections prepared by FNIS’ management with respect to FNIS (which projections were adjusted by FNF management). These adjustments from FNF’s management reflected its assessment of FNF’s needs for FNIS’ products and services in light of FNF’s acquisition of FIS.

      Also on May 14, 2003, O’Melveny & Myers distributed to the FNF special committee a memorandum summarizing the preliminary results of its legal due diligence investigation of FNIS.

      In mid-May 2003, the FNIS special committee retained Jefferies and Gibson, Dunn & Crutcher, LLP (“Gibson Dunn”) as its independent financial and legal advisors, respectively. Jefferies, which had been retained by a FNIS special committee in 2002 in connection with FNIS’ acquisition of Micro General, commenced a due diligence investigation of both FNIS and FNF in order to be able to respond to any potential proposal. Gibson Dunn also commenced its investigation of legal due diligence of both FNIS and FNF.

      On May 19, 2003, the FNF special committee met with its legal and financial advisors. At this meeting, Bear Stearns updated the FNF special committee on the status of Bear Stearns’ due diligence and on developments with respect to FNF and FNIS since the April 22, 2003 FNF Board meeting. Bear Stearns also presented an overview of its preliminary financial analysis of FNIS and of the methodologies it used in this analysis, as well as a preliminary analysis of certain financial implications to FNF of a stock-for-stock acquisition of FNIS. The FNF special committee requested that Bear Stearns further analyze the implications of using cash as part or all of the consideration in any acquisition of FNIS. The FNF special committee also requested that Bear Stearns meet with certain FNF senior financial officers to further discuss the benefits to FNF of acquiring FNIS. On May 20, 2003, Bear Stearns conducted the meetings requested by the FNF special committee.

      On May 21, 2003, the FNF special committee met with its legal and financial advisors. Bear Stearns updated the FNF special committee on the results of its discussions with FNF’s senior financial officers regarding the benefits of acquiring FNIS. Bear Stearns also updated and supplemented its preliminary analysis of the potential impact on FNF’s earnings per share of a stock-for-stock acquisition of FNIS. The FNF special committee also discussed certain aspects of the treatment of FNIS stock options in any acquisition and possible ways to minimize accounting charges resulting from the exchange of FNIS options. The FNF special committee and its legal and financial advisors also discussed certain structural and pricing considerations with respect to any potential acquisition proposal. After an active discussion and consultation with its financial and legal advisors, the FNF special committee unanimously agreed to recommend to the FNF board of directors that FNF offer to acquire the outstanding shares of FNIS not currently held by FNF or its wholly owned subsidiaries in a merger transaction utilizing FNF stock at a fixed exchange ratio that would result in an implied FNIS value of between $23.50 and $24.00 per share, with the exact exchange ratio to be finalized closer to the time of any offer.

      On May 22, 2003, the chairman of the FNF special committee discussed with O’Melveny & Myers and Paul, Hastings, Janofsky & Walker LLP (“Paul Hastings”), counsel to FNF in connection with the proposed acquisition of FNIS, certain structural and taxation issues with respect to the proposed acquisition. After further discussions among the FNF special committee members and the FNF special committee’s legal and financial advisors, the FNF special committee members agreed that they would recommend to the FNF board of directors that any acquisition of FNIS be structured as a merger.

      On May 23, 2003, the FNF board of directors met to consider the FNF special committee’s recommendation. Bear Stearns was also invited to make a presentation to the Board. While Messrs. Foley, Stone and Thompson were present at the beginning portion of this Board meeting and listened to the initial portion of the Bear Stearns presentation, they excused themselves from the meeting prior to Bear Stearns’ preliminary financial analysis. After the conclusion of the Bear Stearns presentation, the FNF special committee recommended that FNF offer to acquire the stock of FNIS not already held by FNF and its wholly-owned subsidiaries in a stock-for-stock merger at an exchange ratio of 0.805 shares of FNF common stock for each share of FNIS common stock (after accounting for the 5 for 4 stock split effective May 23, 2003). The remaining FNF Board members present unanimously accepted the FNF special committee’s recommendation and voted to formally present to FNIS the proposal recommended by the FNF special committee. The FNF special committee subsequently presented to FNIS a letter containing the FNF Board’s formal proposal, and FNF issued a press release announcing the proposal. Based on the closing price for FNF’s common stock on May 22, 2003 of $29.32 (as adjusted for the 5 for 4 stock split), the proposal provided for an implied FNIS value of $23.60, a twenty-four percent (24%) premium over FNIS’ closing price of $19.02 on May 22, 2003. The proposal specified that completion of the proposed merger would be conditioned upon, among other things, satisfactory completion of due diligence, negotiation of a mutually acceptable definitive merger agreement, and receipt of all required governmental approvals and other consents.

      On the same day, the FNIS special committee received the unsolicited proposal from the FNF special committee for FNF to purchase all of the outstanding shares of FNIS’ common stock not already owned by FNF or its affiliates. Shortly after its receipt of the offer, the FNIS special committee met briefly to discuss the offer and to review a proposed press release announcing the offer. Later on May 23, 2003 FNIS issued a press release announcing the offer.

      During the week of May 26, 2003, in consultation with the members of the FNF special committee, O’Melveny & Myers and Paul Hastings began work on a draft merger agreement with respect to the proposed acquisition.

      During the next several weeks, Bear Stearns continued to refine its financial analysis of FNIS and its analysis of certain financial implications to FNF of a stock-for-stock acquisition of FNIS, based on updated market data and additional and updated information received in the course of its due diligence.

      Between May 26, 2003 and June 5, 2003, representatives of Bear Stearns met with Jefferies, the financial advisor to the FNIS special committee, to coordinate Jefferies’ due diligence investigation of FNF. During this period, Bear Stearns provided the chairman of the FNF special committee with frequent updates on the status of these discussions, and the chairman provided the other members of the FNF special committee with frequent updates as to the same.

      On May 27, 2003, O’Melveny & Myers and Paul Hastings were contacted by Gibson Dunn, counsel to the FNIS special committee, to discuss coordination of the legal aspects of the possible transaction.

      On May 30, 2003, O’Melveny & Myers distributed a draft merger agreement with respect to the proposed merger to the FNF special committee members, Paul Hastings, and FNF’s legal department. Between May 30, 2003 and June 5, 2003, O’Melveny & Myers, in consultation with the members of the FNF special committee, and Paul Hastings, in consultation with FNF management and FNF’s legal department, discussed and revised the draft merger agreement.

      On June 5, 2003, O’Melveny & Myers, on behalf of the FNF special committee, distributed a draft merger agreement to Gibson Dunn, on behalf of the FNIS special committee. Gibson Dunn distributed this draft to the FNIS special committee.

      Between June 5, 2003 and June 18, 2003, Bear Stearns and Jefferies discussed Jefferies’ due diligence on FNF. During this period, Bear Stearns provided the chairman of the FNF special committee with frequent updates on the status of these discussions, and the chairman provided the other members of the FNF special committee with frequent updates as to the same.

      On June 6, 2003, the FNIS special committee met with representatives of Jefferies and Gibson Dunn to discuss the draft of the merger agreement and the status of the potential transaction. At the meeting, Jefferies informed the FNIS special committee that it was nearing completion of its financial due diligence on both FNIS and FNF and that it expected to complete its due diligence in the next week. The FNIS special committee determined it would not be prudent to respond to the initial offer and draft merger agreement from FNF until it had received a completed financial diligence report from Jefferies.

      Between June 6 and June 15, 2003, members of the FNIS special committee were in frequent contact with representatives of Jefferies and Gibson Dunn regarding the status of each advisor’s diligence review and the potential responses to the offer from FNF.

      On June 17, 2003, the FNIS special committee met with representatives of Jefferies and Gibson Dunn to discuss the merger agreement and the status of the transaction. At the meeting, the members of the FNIS special committee discussed a proposed mark-up of the merger agreement provided to it by Gibson Dunn on June 15, 2003 and Gibson Dunn responded to a number of questions from the FNIS special committee regarding the merger agreement and the proposed mark-up. The FNIS special committee expressed a desire that the merger agreement include a number of substantive provisions, including that the consummation of the merger be conditional on the approval by the holders of a majority of the FNIS shares not held by FNF and its affiliates (the “Majority of the Minority Condition”), and that there be an appropriate “fiduciary out” in the event that FNIS received a superior proposal for the shares of FNIS not already owned by FNF and its affiliates. After discussion of the principal terms of the merger agreement, as well as the proposed changes suggested by Gibson Dunn and by the special committee, the FNIS special committee authorized Gibson Dunn to distribute the mark-up to O’Melveny & Myers and Paul Hastings.

      Also at the June 17, 2003 meeting, the FNIS special committee received a detailed report from Jefferies regarding its preliminary analysis of the merger consideration. The FNIS special committee asked a number of questions of Jefferies regarding its analysis and discussed with its advisors the best strategy for moving forward. After discussion of the initial proposed consideration, which the FNIS special committee considered to be a credible proposal, the FNIS special committee authorized Jefferies to make a counter proposal to FNF which provided the exchange ratio be increased to 0.900 with the implied FNIS value subject to a floor of $26.75, so that if the value of FNF stock to be exchanged for each FNIS share would otherwise be less (at the time of such exchange) than $26.75, the exchange ratio would be increased to make up the deficit.

      In a telephone conversation on June 18, 2003, Jefferies delivered the counter-proposal with respect to the exchange ratio to Bear Stearns. Also on this date, Gibson Dunn delivered a mark-up of the merger agreement to O’Melveny & Myers and Paul Hastings.

      On June 18, 2003, O’Melveny & Myers provided the FNF special committee members a preliminary summary of the major changes to the merger agreement proposed by the FNIS special committee.

      On June 19, 2003, the FNF special committee met with its legal and financial advisors to discuss the counterproposal received from the FNIS special committee. Bear Stearns summarized its conversation with Jefferies in which the counterproposal was presented, and O’Melveny & Myers presented an overview of the major proposed changes to the merger agreement. After an active discussion and consultation with its legal and financial advisors, the FNF special committee members determined that they were unwilling to increase the exchange ratio or accede to the FNIS special committee’s request for a floor on the implied FNIS value. The FNF special committee instructed Bear Stearns to prepare and deliver to Jefferies an analysis responding to the counteroffer and to certain points made by Jefferies in conveying the counteroffer.

      On June 23, 2003, representatives of Bear Stearns conveyed to Jefferies the FNF special committee’s response to the FNIS special committee’s counterproposal, including the financial analysis contemplated by the FNF special committee.

      Later on June 23, 2003, the FNIS special committee met with representatives of Jefferies and Gibson Dunn. Jefferies reported that Bear Stearns had indicated that FNF, particularly in light of FNF’s recent acquisition of FIS, which has overlapping capabilities with FNIS, was unlikely to increase its initial offer. Jefferies noted that Bear Stearns had conveyed that FNF believed the initial offer was a generous one that was well within the range of fairness and that the uncertainty in the future relationship among FNIS, FNF and FIS left portions of revenue earned by FNIS from FNF potentially at risk.

      The FNIS special committee discussed alternatives available to it, including the possibility and viability of remaining a majority-owned public subsidiary of FNF. The FNIS special committee noted that since the public announcement of the proposed transaction, there had been no inquiries from third parties regarding the acquisition of all of FNIS’ common shares or of only the shares held by the FNIS public stockholders. The FNIS special committee also noted that FNF had indicated strongly it was not interested in selling its stake in FNIS. The apparent lack of interest from third parties, combined with the uncertainty surrounding the relationship among FNIS, FNF and FIS, gave the FNIS special committee reason to believe that remaining as a majority owned subsidiary of FNF was not in the best interests of the FNIS public stockholders. Nevertheless, the FNIS special committee reaffirmed that even though it believed the initial exchange ratio proposed was reasonable, it desired to improve the terms of the potential transaction to the extent possible and in particular to increase the exchange ratio and provide downside protection in the event, although unlikely, that the value of the FNF common stock might weaken significantly over the time between entering into a merger agreement and completing the transaction.

      Also on June 23, 2003, the FNF special committee met with its legal and financial advisors. Bear Stearns reported on the meeting held the same day with Jefferies. During its report, Bear Stearns related to the FNF special committee that Jefferies had indicated that the FNIS special committee was not willing to proceed unless the FNF special committee improved its original offer. After an active discussion and consultation with its legal and financial advisors, the FNF special committee determined that it was unwilling to increase the exchange ratio, but was willing to grant FNIS the right not to close the transaction if the implied FNIS value at the time of the share exchange was less than $17.00 (the “Termination Right”), subject to FNF’s option to increase the exchange ratio at such time to make up the deficit, provided that a cap of $30.00 on the implied FNIS value (the “Cap”) also be imposed. The Cap, if exceeded, would not allow FNF to terminate the transaction, but would rather allow FNF to reduce the exchange ratio to eliminate any merger consideration in excess of the Cap. The FNF special committee instructed Bear Stearns to convey this counterproposal to the FNIS special committee.

      On June 24, 2003, representatives of Bear Stearns met with Jefferies to convey the FNF special committee’s counterproposal arrived at during the June 23 meeting.

      Later, on June 24, 2003, the FNIS special committee met with representatives of Jefferies and Gibson Dunn. Jefferies reported to the FNIS special committee that FNF had still shown an unwillingness to raise its initial exchange ratio. Jefferies was instructed to continue negotiating for an increased exchange ratio and a more favorable floor at which the Termination Right would become effective.

      On June 25, 2003, representatives of Gibson Dunn met with representatives of O’Melveny & Myers and Paul Hastings to begin negotiations on the merger agreement. The parties made progress on a number of points in the merger agreement but identified a number of open issues for further negotiation. The open items included but were not limited to whether the merger agreement would contain a Majority of the Minority Condition, whether unvested options held by FNIS employees would be subject to accelerated vesting if the employee option holders were terminated following the merger, whether FNIS’ termination rights under a superior proposal would include the ability to entertain an offer for only the shares held by the FNIS public stockholders, the scope of the representations and warranties to be given by both companies, the size of the termination fee if FNIS were to terminate the agreement under certain circumstances, and the ability of both companies to conduct certain business operations in the period before the consummation of the merger.

      Later on June 25, 2003, the FNF special committee met with its legal and financial advisors to review the results of Bear Stearns’ meeting with Jefferies. Bear Stearns explained that Jefferies had agreed to the structure proposed by the FNF special committee, providing for the Termination Right and the Cap. However, Jefferies had stated that the $17.00 floor with respect to the Termination Right was inadequate, and that, if the floor were increased to $20.00, the FNIS special committee would be willing to reduce the Cap. Bear Stearns added that Jefferies had also stated that the exchange ratio should be increased to 0.840. Bear Stearns also presented a financial analysis of the proposed Termination Right/Cap structure. After an active discussion and consultation with its legal and financial advisors, the FNF special committee concluded that the increase in the floor was a substantial concession to which the FNF special committee was willing to accede only if the Cap were reduced to $27.00 and the exchange ratio increased only to 0.820. The FNF special committee instructed Bear Stearns to present this counterproposal to Jefferies. O’Melveny & Myers also reported at the June 25, 2003 meeting to the FNF special committee on the results of its meeting the same day with Paul Hastings and Gibson Dunn.

      On June 27, 2003, Paul Hastings, after consultation with O’Melveny & Myers and FNF’s legal department, distributed a revised draft merger agreement to Gibson Dunn. Gibson Dunn distributed this draft to the FNIS special committee on the same day.

      Also on this date, the FNIS special committee received an update from Jefferies on the status of negotiations regarding the merger consideration, in which Jefferies reported FNF had increased its initial offer on the exchange ratio from 0.805 to 0.820. Jefferies also updated the FNIS special committee on the status of negotiations with respect to the Cap and the Termination Right.

      Between June 26, 2003 and July 1, 2003, representatives from Bear Stearns, in consultation with the FNF special committee, continued negotiations with Jefferies as to the exchange ratio, the Cap and the Termination Right. During this period, Bear Stearns provided the chairman of the FNF special committee with frequent updates on the status of these negotiations, and the chairman provided the other members of the FNF special committee with frequent updates as to the same. Jefferies also had frequent conversations with the chairman of the FNIS special committee to keep him updated on the status of the negotiations, and the chairman, in turn, frequently updated the other members of the special committee.

      On June 30, 2003 and July 1, 2003, representatives of Gibson Dunn met with representatives of O’Melveny & Myers and Paul Hastings to continue negotiations on the merger agreement. The parties made progress and resolved a number of open issues regarding the representations and warranties to be made by both parties in the agreement, the ability of the FNIS board of directors to change its recommendation on the merger and the indemnification provisions for the current officers and directors of FNIS; however, the open issues regarding the requirement of the Majority of the Minority Condition, the acceleration of unvested employee options and the scope of the definition of a superior proposal triggering FNIS’ termination rights remained unresolved.

      On July 1, 2003, a conditional agreement was reached between Bear Stearns, on behalf of the FNF special committee, and Jefferies, on behalf of the FNIS special committee, with respect to the exchange ratio and the amounts of the Cap and the floor with respect to the Termination Right. The conditional agreement reflected an exchange ratio of 0.830, a Cap of $29.00 and a Termination Right becoming effective at $19.00.

      Between July 1, 2003 and July 9, 2003, communications continued between Bear Stearns and Jefferies regarding certain significant unresolved issues with respect to the merger agreement, including the FNIS special committee’s request that the merger agreement be revised to provide for vesting of FNIS employee stock options in connection with the proposed merger, certain benefits to FNIS employees employed by FNF subsequent to the merger, and the Majority of the Minority Condition. During this period, Bear Stearns provided the chairman of the FNF special committee with frequent updates on the status of the negotiations, and the chairman provided the other members of the special committee with frequent updates as to the same. Jefferies also frequently updated the chairman of the FNIS special committee on the status of these negotiations, and the chairman had frequent discussions with the other members of the special committee regarding the negotiations.

      On July 2, 2003, Gibson Dunn received a revised draft of the merger agreement reflecting the progress from the week’s negotiations from O’Melveny & Myers and Paul Hastings. Gibson Dunn distributed this draft to the FNIS special committee. Also on this date, O’Melveny & Myers informed Gibson Dunn that the FNF special committee was still unwilling to accept a Majority of the Minority Condition, vesting or acceleration of employee options or the opportunity to consider an offer for the public minority of FNIS as a superior proposal.

      Between July 3, 2003 and July 10, 2003, O’Melveny & Myers and Paul Hastings communicated as to unresolved issues in the merger agreement and logistical issues with respect to the transaction. Representatives of O’Melveny & Myers and Paul Hastings also met several times with representatives of Gibson Dunn to negotiate the material terms of the merger agreement (other than the exchange ratio, the Termination Right and the Cap). During this time, O’Melveny & Myers had frequent discussions with the members of the FNF special committee regarding the status of these negotiations and discussions, and Paul Hastings had frequent discussions with FNF management and FNF’s legal department regarding the same. Gibson Dunn was in frequent contact with members of the FNIS special committee regarding the status of the negotiations. As a result of these various meetings and discussions, Paul Hastings, in consultation with O’Melveny & Myers and FNF’s legal department, during this period circulated to Gibson Dunn several revised drafts of the merger agreement.

      On July 3, 2003, the FNIS special committee met with representatives of Gibson Dunn to discuss the status of negotiations on the merger agreement. At this meeting the members of the special committee discussed the terms of the conditional agreement reached by Jefferies and Bear Stearns. The chairman of the FNIS special committee reported that Jefferies had indicated that FNF would likely be willing to increase the exchange ratio in its offer to 0.830 and also seemed willing to accept a modified collar provision, whereby the exchange ratio would be automatically adjusted downward if the implied FNIS value exceeded $29.00. Conversely, if the implied FNIS value fell below $19.00, FNF would have the option to increase the exchange ratio to maintain the implied consideration price of $19.00, and if it failed to do so, FNIS would have the right not to close the merger.

      Gibson Dunn reported to the FNIS special committee that FNF was still unwilling to compromise on the substantive open issues, particularly the Majority of the Minority Condition. The FNIS special committee requested that Gibson Dunn notify O’Melveny & Myers and Paul Hastings that the FNIS special committee still strongly desired the Majority of the Minority Condition, vesting or acceleration of employee options and the ability to entertain an offer for the public minority shares of FNIS as a superior proposal.

      On the same afternoon, Gibson Dunn met telephonically with O’Melveny & Myers and Paul Hastings to convey the position of the FNIS special committee and to continue negotiating various issues in the merger agreement.

      On July 7, 2003, the FNF special committee met with its legal and financial advisors to discuss the major open issues with respect to the merger agreement, notably the FNIS special committee’s demand for the inclusion of the Majority of the Minority Condition and accelerated vesting of FNIS employee options. O’Melveny & Myers had, in advance of the meeting, provided the FNF special committee with a summary of certain terms of the most recent draft of the merger agreement. At the meeting, the FNF special committee received a report from Paul Hastings on its conversations with a proxy solicitation firm. After an active discussion and consultation with its legal and financial advisors, the FNF special committee concluded that it was strongly inclined to reject the Majority of the Minority Condition. The FNF special committee also concluded that it would not agree to accelerated vesting of any FNIS employee options in connection with the merger. The FNF special committee requested that an FNF board of directors meeting be arranged for July 9, 2003, at which the FNF special committee would update the FNF board of directors on the course of negotiations with respect to the merger, present the committee’s views with respect to the unresolved issues in the merger agreement, and solicit the input of the FNF board of directors.

      Later that day, O’Melveny & Myers reported to Gibson Dunn that the FNF special committee was still unwilling to accept a Majority of the Minority Condition, but that it would seek further guidance from the entire FNF board of directors. O’Melveny & Myers also reported that FNF was also unwilling to compromise on option acceleration or the ability of the FNIS special committee to consider an offer for only the public minority of FNIS. Gibson Dunn updated the members of the FNIS special committee on the report from O’Melveny & Myers.

      On July 9, 2003, the FNF board of directors met for the sole purpose of hearing a report from the FNF special committee. The chairman of the FNF special committee summarized the timeline of events that had occurred since the April 22, 2003 FNF board of directors meeting, including the tentative accord on the exchange ratio, Cap and Termination Right reached on July 1, 2003. The chairman further reported that two principal issues that remained outstanding: the Majority of the Minority Condition and the request for accelerated vesting of FNIS employee options. After extensive discussions on this issue, a consensus among the FNF board of directors evolved that the FNF special committee should not acquiesce to the request of the FNIS special committee on the Majority of the Minority Condition or on the acceleration of unvested options.

      On the same day, the FNIS special committee met with Gibson Dunn and Jefferies to discuss the status of the merger agreement and the alternatives before the FNIS special committee. Gibson Dunn updated the members of the committee on the status of the open issues in the merger agreement. The FNIS special committee indicated a willingness to proceed with the proposed transaction because it believed that under the circumstances completing the transaction was in the best interest of the FNIS public stockholders. The FNIS special committee instructed Gibson Dunn to continue to negotiate with representatives of FNF on the Majority of the Minority Condition, but noted that, given the overall benefit of the transaction to the public stockholders, it was currently inclined to proceed with the transaction even if FNF rejected the inclusion of the provision. The FNIS special committee had received the current draft of the merger agreement, a summary of its provisions and other materials from Gibson Dunn, as well as materials from Jefferies relating to its evaluation of the exchange ratio. The FNIS special committee agreed to meet the next day to consider the transaction again and to receive a presentation by Jefferies on the fairness of the merger consideration to the FNIS public stockholders from a financial point of view.

      On July 9, 2003 and July 10, 2003, the FNF special committee and its legal and financial advisors communicated to the FNIS special committee and its legal and financial advisors the position of the FNF special committee and the FNF board of directors on the unresolved issues with respect to the merger agreement. The FNF special committee and its legal and financial advisors conducted final negotiations with the FNIS special committee and its legal and financial advisors as to the unresolved issues in the merger agreement. After such negotiations, the outstanding issues were resolved and the merger agreement was substantially finalized.

      On July 10, 2003, the FNF special committee met with its legal and financial advisors to consider a proposed final form of merger agreement. Prior to the meeting, Paul Hastings had distributed to the FNF special committee a substantially final version of the merger agreement as well as a summary of the merger agreement drafted by O’Melveny & Myers and Paul Hastings. Bear Stearns made a presentation to the FNF special committee in which it summarized various aspects of its final financial analysis with respect to FNIS and its final analysis of certain financial implications to FNF of the merger. At the conclusion of the presentation, Bear Stearns orally rendered its opinion to the special committee to the effect that, as of the date of such opinion, and subject to the qualifications, assumptions, limitations and other matters set forth in its written opinion, the exchange ratio of 0.830 shares of FNF common stock for each share of FNIS common stock was fair to FNF from a financial point of view. Following discussion among the members of the FNF special committee, the FNF special committee unanimously resolved (i) that the merger and merger agreement are in the best interests of FNF and (ii) to recommend to the FNF board of directors that the merger and merger agreement be authorized, approved and adopted by the FNF board of directors.

      On the same day, the FNIS special committee met with Gibson Dunn and Jefferies. At the meeting, Jefferies orally delivered to the FNIS special committee its opinion, which was subsequently confirmed in a written opinion delivered on July 11, 2003, that as of such date and based upon and subject to factors set forth in the opinion, the merger consideration was fair to the FNIS stockholders other than FNF and its affiliates, directors and employees from a financial point of view. Jefferies also made a presentation regarding the financial analyses it performed for the purposes of its valuations of both FNIS and FNF. Gibson Dunn also made a presentation covering the duties of the FNIS special committee under Delaware law, and the steps taken by the FNIS special committee in negotiating the transaction. Gibson Dunn also reviewed in detail the provisions of the merger agreement. The FNIS special committee discussed the Jefferies presentation and the terms of the proposed final form of the merger agreement and asked questions regarding both the analyses performed by Jefferies and the transactions contemplated by the merger agreement. The FNIS special committee then unanimously resolved (i) that the merger agreement and the transactions contemplated thereby, including the merger, are fair to and in the best interests of FNIS and the FNIS public stockholders, and declared it advisable for FNIS to enter into the merger agreement and (ii) to recommend that the board of directors approve and declare the advisability of the merger agreement and the transactions contemplated thereby, including the merger.

      Among the reasons cited by the FNIS special committee for recommending the merger agreement to the FNIS board of directors were that the exchange ratio, even as originally proposed, had been a favorable one and represented a premium over the historic trading price of FNIS stock, the near term uncertainty surrounding the relationship between FNF and FNIS and the risk that FNIS would lose significant revenue from FNF in light of FNF’s acquisition of FIS, and the potential for synergies between the two companies, which could strengthen FNF’s future earnings which would presumably be reflected in FNF’s stock price in which FNIS’ stockholders would share as a result of the exchange. For a more detailed analysis of the factors considered by the FNIS special committee, see “FNIS’ Reasons for the Merger.”

      On July 11, 2003, the full FNF board of directors held a meeting for the sole purpose of hearing and acting upon the recommendation of the FNF special committee. Messrs. Foley, Stone and Thompson excused themselves from the meeting shortly after it was called to order. The chairman of the FNF special committee proceeded to update the FNF board of directors on the events since the FNF board of directors had met on the morning of July 9, 2003. The two principal remaining open issues as discussed at that meeting, the Majority of the Minority Condition and the acceleration of FNIS employee options, had been resolved with the FNIS special committee with FNIS accepting FNF’s position on both issues. The FNF special committee also reported that on July 10, 2003, Bear Stearns had orally rendered its opinion to the FNF special committee to the effect that, as of the date of such opinion, and subject to the qualifications, assumptions, limitations and other matters set forth in its written opinion, the exchange ratio of 0.830 shares of FNF common stock for each share of FNIS common stock was fair to FNF from a financial point of view. Bear Stearns then discussed in detail with the FNF board of directors its analysis as it appeared in their report previously distributed to the board of directors. After further discussion and the response of Bear Stearns to questions raised, Bear Stearns rendered its opinion that, as of July 11, 2003, the exchange ratio in the proposed transaction with FNIS was fair, from a financial point of view, to FNF. Next, at the request of the chairman of the special committee, Paul Hastings provided the FNF Board with a summary of its duties under Delaware law. The FNF special committee reported to the FNF Board that it believed the merger was in the best interests of FNF. The FNF special committee recommended that the full FNF board of directors approve the merger and merger agreement. The FNF board of directors considered the report of the FNF special committee and discussed the terms of the merger agreement. Following this discussion, the FNF board of directors, by unanimous vote of the nine members present, resolved to approve the merger agreement and the transactions contemplated thereby.

      On the same day, the FNIS board of directors held a meeting at which the FNIS special committee reported its findings. The FNIS special committee reported that it had reached a conditional agreement with FNF and that the open issues in the merger agreement had been resolved. The FNIS special committee reported to the full FNIS board of directors that it believed the merger was in the best interests of the public stockholders of FNIS. The FNIS special committee also reported that Jefferies had delivered its fairness opinion to the FNIS special committee and had determined that the merger consideration was fair to the public stockholders from a financial point of view. The FNIS special committee recommended that the full FNIS board of directors approve the merger agreement.

      The FNIS board of directors considered the report of the FNIS special committee and discussed the terms of the merger agreement. Following this discussion, the FNIS board of directors resolved to approve the merger agreement and the transactions contemplated thereby. The FNIS board of directors also resolved to recommend that the FNIS stockholders vote to approve the merger agreement.

      On July 11, 2003, after the approvals of the FNF and FNIS boards of directors, the parties signed the merger agreement, and FNF and FNIS issued a joint press release announcing the execution of the merger agreement.

FNIS’ Reasons for the Merger

      The FNIS board of directors has approved the merger agreement and the transactions contemplated thereby, has deemed the merger advisable and has determined that the terms of the merger agreement and the merger are in the best interests of FNIS and the FNIS public stockholders. In reaching its determination to approve the merger agreement and the merger, the FNIS board of directors and its special committee consulted with FNIS management and its financial and legal advisors, and considered a number of factors, including the following:

•	the exchange ratio, including the Termination Right protection on the implied FNIS value, and the fact that the exchange ratio represented a premium to the market price of FNIS common stock prior to the public announcement of the unsolicited offer by FNF on May 23, 2003 and an increase over the exchange ratio proposed in that initial offer;

•	the FNIS special committee received an opinion from Jefferies that, as of the date of its opinion, and based upon and subject to the matters set forth in that opinion, the merger consideration in the merger is fair, from a financial point of view, to the FNIS stockholders other than FNF and its affiliates, directors and employees;

•	the other terms and conditions of the merger agreement and the merger;

•	the trading history of FNIS common stock and FNF common stock;

•	the lack of alternative acquisition proposals available to FNIS;

•	that FNF has sufficient stock ownership to control a disposition of FNIS and, based upon discussions between representatives of FNF and representatives of the special committee, FNF would not be interested in a sale of FNIS to a third party;

•	the uncertainty surrounding FNIS’ ability to continue to receive revenue from FNF, particularly in light of FNF’s acquisition of FIS;

•	the potential for synergies between FNIS and FNF that could lead to improved prospects for growth and revenue generation at FNF, which would benefit former FNIS stockholders;

•	the financial condition, results of operations and business of FNIS and FNF, on both an historical and prospective basis, and current industry, economic, political and market conditions;

•	the fact that a business combination between FNF and FNIS would eliminate the potential for conflicts of interest among FNF and FNIS, as well as among FNIS and the other FNF companies, including those related to corporate opportunities;

•	the possibility that FNIS may realize additional strategic business relationships with, and the benefits from the resources of, the FNF group of companies;

•	the material U.S. federal income tax consequences of the merger (see page 71);

•	the fact that FNF could have commenced an exchange offer directed to the FNIS public stockholders at a lower exchange ratio than that which was ultimately agreed upon;

•	the ability of FNIS stockholders to continue to participate in any growth of the business conducted by FNIS and FNF after the merger and to benefit from the potential appreciation in the value of shares of FNF common stock; and

•	the fact that the terms of the merger and the merger agreement were determined through extensive negotiations between the special committees of FNIS and FNF and their respective legal and financial advisors.

      The foregoing list comprises the material factors considered by the FNIS board of directors and special committee in its consideration of the merger. In view of the variety of factors and the amount of information considered, the FNIS board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the FNIS board of directors may have given different weights to different factors.

      THE FNIS BOARD OF DIRECTORS APPROVED THE MERGER AGREEMENT AND THE MERGER, DECLARED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF FNIS AND THE FNIS PUBLIC STOCKHOLDERS.

FNF’s Reasons for the Merger

      The FNF board of directors, by unanimous vote of the disinterested members, has approved the merger agreement and the transactions contemplated thereby, has deemed the merger advisable and has determined that the terms of the merger and the merger are fair to and in the best interests of FNF. In reaching its determination to approve the merger agreement and the merger, the FNF board of directors and its special committee consulted with FNF management and its financial and other advisors, and considered a number of factors, including the following:

•	the exchange ratio, including the Cap on the implied FNIS value;

•	the FNF special committee received an opinion from Bear Stearns that, as of the date of its opinion, and based upon qualifications, assumptions, limitations and other matters set forth in the written opinion, the exchange ratio of 0.830 is fair, from a financial point of view, to FNF;

•	the other terms and conditions of the merger agreement and the merger;

•	the simplification of FNF’s corporate structure as a result of the merger;

•	the elimination of operational conflicts between FNIS and FIS since the acquisition of FIS;

•	the elimination of concerns of large banking customers of FIS in doing business with FNIS without FNF backing;

•	the improved prospects for revenue generation and growth resulting from FNIS being wholly-owned by FNF;

•	the ability of a combined company to more effectively pursue, in a coordinated manner, acquisitions, strategic growth opportunities and other expansion strategies, in part due to improved coordination between FNIS and FNF’s other existing assets, including FIS;

•	the alignment of management interests under one security and the elimination of the potential for conflicts of interest among the companies, enabling management to focus time and resources on the combined businesses and fully exploit the combined assets;

•	the reductions in costs associated with maintaining FNIS’ status as a public company;

•	the freeing up of management to focus on the day-to-day operations of FNIS’ business as a result of the elimination of the responsibilities of running a public company;

•	the material U.S. federal income tax consequences of the merger (see page 71);

•	the ability of FNIS’ stockholders, through the ownership of FNF common stock, to continue to participate in FNIS’ growth, and to participate in:

•	a more diversified currency;

•	a company with broader access to capital markets and greater borrowing capacity than FNIS, which may be used to finance acquisitions and capital expansion that may be unavailable to FNIS if it remains an independent public company that is controlled by FNF; and

•	a company that will have a more liquid market for its stock than the market for FNIS common stock; and

•	the fact that the terms of the merger and the merger agreement were determined through extensive negotiations between the special committees of FNIS and FNF and their respective legal and financial advisors.

      The foregoing list comprises the material factors considered by the FNF board of directors in its consideration of the merger. In view of the variety of factors and the amount of information considered, the FNF board of directors did not find it practicable to, and did not, make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all of the factors as a whole. In addition, individual members of the FNF board of directors may have given different weights to different factors.

      THE FNF BOARD OF DIRECTORS, BY UNANIMOUS VOTE OF ITS DISINTERESTED MEMBERS, APPROVED THE MERGER AGREEMENT AND THE MERGER, DECLARED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND DETERMINED THAT THE MERGER IS FAIR TO, AND IN THE BEST INTERESTS OF, FNF.

Opinion of FNIS’ Financial Advisor

Overview

      The FNIS special committee engaged Jefferies, to act as financial advisor in connection with the potential sale of FNIS or any of its material assets through any structure or form of transaction. On July 11, 2003, Jefferies rendered its written opinion, to the effect that, as of such date and based upon the assumptions made, matters considered and limits of review, as set forth in its opinion, the consideration to be received in the merger by the FNIS stockholders, other than FNF and its affiliates, directors and employees, (referred to solely for the purposes of this section as the “FNIS Public Stockholders”), was fair, from a financial point of view. Such written opinion confirmed the oral opinion which Jefferies delivered to the FNIS special committee on July 10, 2003.

      The full text of the Jefferies opinion, which sets forth assumptions made, matters considered and limitations on the scope of review undertaken, is attached to this joint proxy statement/prospectus as Annex B and is incorporated herein by reference. The description of the Jefferies opinion set forth herein is qualified in its entirety by reference to the full text of the Jefferies opinion. FNIS urges its stockholders to read the Jefferies opinion in its entirety.

      The Jefferies opinion is addressed to the FNIS special committee and addresses only the fairness, from a financial point of view, of the consideration to be received in the merger by the FNIS Public Stockholders and does not address the merits of the underlying business decision by FNIS to enter into the merger and does not constitute, nor should it be construed as, a recommendation to any FNIS stockholder as to how such stockholder should vote at the FNIS annual meeting. Finally, Jefferies did not opine as to the market value or the prices at which any FNIS securities may trade at any time.

      In conducting its analysis and arriving at its opinion, Jefferies, among other things: (i) reviewed the merger agreement (including all schedules and exhibits thereto); (ii) reviewed certain historical financial and other information related to FNIS and FNF that was publicly available; (iii) reviewed certain financial forecasts prepared by Wall Street research analysts who report on FNIS or FNF, as the case may be, and other industry research; (iv) reviewed information furnished by FNIS management, including certain internal financial analyses, budgets, reports and other information; (v) held discussions with various members of senior management of FNIS and FNF concerning historical and current operations, financial conditions and prospects; (vi) held discussions with various members of FNIS senior management concerning forecasts of revenues that FNIS is projected to generate based on its contracts with FNF and third parties, including, without limitation, the potential adverse effect on FNIS revenues caused by FNF’s arrangements with its other subsidiaries and affiliates as well as FNF’s recent notice to terminate the use of certain services currently provided by FNIS; (vii) reviewed the valuations of publicly traded companies which Jefferies deemed comparable to FNIS or FNF; (viii) reviewed the financial terms of selected transactions involving companies in lines of business which Jefferies deemed comparable to the business of FNIS; (ix) reviewed the premiums paid in selected transactions in which the acquiring company previously owned a majority stake in the target company; (x) prepared a discounted cash flow analysis of FNIS on a stand-alone basis based on information furnished by FNIS management; and (xi) reviewed the FNIS common stock and FNF common stock trading price and volume histories. In addition, Jefferies conducted such other quantitative reviews, analyses and inquiries relating to FNIS and FNF as Jefferies considered appropriate in rendering its opinion.

      In its review and analysis and in rendering its opinion, Jefferies relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to Jefferies by FNIS or that was publicly available to Jefferies (including, without limitation, the information described above and the financial projections and financial models prepared by FNIS regarding its estimated future performance), or that was otherwise reviewed by Jefferies. The Jefferies opinion was expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

      With respect to the financial projections and financial models provided to and examined by Jefferies, Jefferies noted that projecting future results of any company is inherently subject to uncertainty. FNIS informed Jefferies, however, and Jefferies assumed, that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of FNIS management as to its future performance. In addition, in rendering its opinion, Jefferies assumed that FNIS will perform in all material respects in accordance with such projections and models for all periods specified therein. Although such projections and models did not form the principal basis for the Jefferies opinion, but rather constituted one of many items that Jefferies employed, changes to such projections and models could affect the opinion rendered.

      Accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed in the opinion. Jefferies expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the opinion of which Jefferies becomes aware after the date of the written opinion, unless requested by the FNIS special committee, in accordance with the terms of the Jefferies engagement letter with the FNIS special committee, to update its written opinion either orally or in writing.

      In its review, Jefferies did not obtain any independent evaluation or appraisal of the assets or liabilities of FNIS, nor did Jefferies conduct a comprehensive physical inspection of any of the assets of FNIS, nor was Jefferies furnished with any such evaluations or appraisals for FNIS or reports of such physical inspections for FNIS, nor did Jefferies assume any responsibility to obtain any such evaluations, appraisals or inspections for FNIS. The Jefferies opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which could be evaluated as of the date of the written opinion; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed in the opinion. Jefferies made no independent investigation of any legal or accounting matters affecting FNIS, and Jefferies assumed the correctness of all legal and accounting advice given to FNIS, the FNIS board of directors and the FNIS special committee, including, without limitation, advice as to the accounting and tax consequences of the merger to FNIS and its stockholders.

      In rendering the opinion Jefferies also assumed that: (i) the merger will be consummated on the terms described in the merger agreement without any waiver of any material terms or conditions and that the conditions to the consummation of the merger will be satisfied without material expense, except as noted in the merger agreement; (ii) at the date of the written opinion there was not, and there will not as a result of the consummation of the merger be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which FNIS or any of its subsidiaries or affiliates are a party; and (iii) all of the material assets and liabilities of FNIS are, to the extent required to be so set forth or disclosed under generally accepted accounting principles, as set forth or disclosed in its consolidated financial statements.

      The Jefferies opinion addressed only the fairness from a financial point of view of the consideration to be received by the FNIS Public Stockholders in the merger, and Jefferies did not recommend that FNIS, the FNIS board of directors, the FNIS special committee, any FNIS security holders or any other person should take any specific action in connection with the merger, including without limitation how any security holder should vote on any matter relevant to the merger. The opinion does not constitute a recommendation of the merger over any alternative transactions which may be available to FNIS or the FNIS Public Stockholders, and does not address the merits of the underlying business decision by FNIS to enter into the merger. Finally, Jefferies did not opine as to the market value or the prices at which any FNIS securities may trade at any time.

      The Jefferies opinion was provided solely for the benefit and use of the FNIS special committee in its consideration of the merger, was not on behalf of, and does not confer any rights or remedies upon, any other person, and may not be used or relied upon for any other purpose.

      The Jefferies opinion was one of many factors considered by the FNIS special committee in deciding to recommend that the FNIS board of directors vote for the approval of the merger agreement and the merger.

      The following is a summary of the material financial analyses performed by Jefferies in connection with rendering its opinion and is being provided to you for your reference. The summary of the financial analyses is not a complete description of all of the analyses performed by Jefferies. Certain information is presented in a tabular form. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY JEFFERIES, THESE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. JEFFERIES’ OPINION IS BASED UPON THE TOTALITY OF THE VARIOUS ANALYSES PERFORMED BY JEFFERIES AND NO PARTICULAR PORTION OF THE ANALYSES HAS ANY MERIT STANDING ALONE. Furthermore, Jefferies did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

Valuation Analyses

      As part of its approach to valuing FNIS, Jefferies utilized several complementary valuation methodologies:

•	Comparable Companies Analysis. Jefferies derived the value of FNIS in part by reference to publicly-traded companies that Jefferies believed to offer similar products, to have similar operating and financial characteristics and/or to service similar markets.

•	Precedent Merger and Acquisition Transactions Analysis. Jefferies derived the value of FNIS in part relative to recent merger and acquisition transactions that Jefferies believed to involve similar businesses.

•	Premiums Paid Analysis. Jefferies derived the value of FNIS in part by comparing the premium offered in the merger to the premiums offered in selected merger and acquisition transactions in which the acquiring company previously owned a majority stake in the target company.

•	Discounted Cash Flow Analysis. Jefferies derived the value of FNIS in part as the sum of FNIS’ unlevered discounted free cash flows (before financing costs) over a forecast period and FNIS’ terminal, or residual, value at the end of the forecast period.

•	Qualitative Factors. In addition to the quantitative methodologies described above, Jefferies considered the following qualitative factors which it believed affected valuation: (i) the recent trends and risks relating to FNIS specifically, and to the economy and the industries that FNIS serves; (ii) the alternatives available to FNIS other than the merger; and (iii) the potential adverse effect on FNIS’ revenues caused by FNF’s recent notice to terminate the use of certain services currently provided by FNIS.

      Comparable Companies Analysis. Using publicly available information, Jefferies analyzed, among other things, the trading multiples of FNIS, the implied trading multiples for FNIS based on the FNF merger proposal, and the corresponding trading multiples of selected publicly-traded companies that Jefferies believed were generally comparable to FNIS. These comparable companies are set forth in the table below.

Comparable Publicly-Traded Companies

The Bisys Group, Inc. (BSG)

CCC Information Services Group Inc. (CCCG)
ChoicePoint Inc. (CPS)
The Dun & Bradstreet Corporation (DNB)
Equifax Inc. (EFX)
Fair Isaac Corporation (FIC)
Talx Corporation (TALX)

      In its analysis, Jefferies derived and compared multiples for FNIS, and a range of multiples for the selected companies, calculated as follows:

•	total enterprise value, which Jefferies defined as market capitalization plus long-term debt and preferred stock minus cash, and which is referred to as “TEV,” divided by operating earnings before interest, taxes, depreciation and amortization, and certain extraordinary or non-recurring charges, which is referred to as “EBITDA,” for the last twelve months prior to March 31, 2003, which is referred to as “LTM EBITDA”

•	TEV divided by operating earnings before interest and taxes, and certain extraordinary or non-recurring charges, which is referred to “EBIT,” for the last twelve months prior to March 31, 2003, which is referred to as “LTM EBIT”

•	TEV divided by EBITDA estimated for calendar year 2003, which is referred to as “2003E EBITDA”

•	TEV divided by EBIT estimated for calendar year 2003, which is referred to “2003E EBIT”

•	TEV divided by EBITDA estimated for calendar year 2004, which is referred to as “2004E EBITDA”

•	TEV divided by EBIT estimated for calendar year 2004, which is referred to as “2004E EBIT”

•	the common stock price divided by earnings per diluted share, which is referred to as “P/ E Ratio,” for earnings in the last twelve months prior to March 31, 2003, which is referred to as “LTM P/ E Ratio”

•	the P/ E Ratio for calendar year 2003 estimated earnings, which is referred to as “2003E P/ E Ratio”

•	the P/ E Ratio for calendar year 2004 estimated earnings, which is referred to as “2004E P/ E Ratio”

      All multiples were based on closing stock prices as of July 7, 2003.

      Results of Jefferies’ comparable companies analysis are summarized as follows:

Comparable Companies

		Multiple Range				Implied FNF
	FNIS			Multiple	Multiple	Acquisition
	Multiple	Low	High	Mean	Median	Multiple

TEV/ LTM EBITDA	11.9x	8.2x	14.1x	11.4x	10.7x	11.7x
TEV/ LTM EBIT	16.3x	10.0x	19.4x	14.5x	13.3x	16.0x
TEV/2003E EBITDA	8.6x	7.6x	12.3x	10.0x	10.5x	8.5x
TEV/2003E EBIT	11.5x	9.3x	15.3x	12.6x	13.2x	11.3x
TEV/2004E EBITDA	7.5x	6.7x	10.9x	8.7x	8.7x	7.4x
TEV/2004E EBIT	10.0x	8.1x	13.2x	11.2x	11.8x	9.8x
LTM P/ E Ratio	25.7x	15.5x	33.3x	23.2x	18.9x	25.3x
2003E P/ E Ratio	19.8x	15.8x	24.6x	20.4x	19.7x	19.5x
2004E P/ E Ratio	17.2x	14.3x	21.2x	17.9x	17.6x	16.9x

      Precedent Merger and Acquisition Transactions Analysis. Using publicly available information, Jefferies analyzed, among other things, the implied transaction value multiples for the merger, and the consideration offered and the implied transaction value multiples paid or proposed to be paid in acquisition and asset sale transactions greater than $100 million that were announced during the previous 24 months and that involved targets that Jefferies believed were generally comparable to FNIS. These precedent transactions are set forth in the table below.

Precedent Transactions

Acquiror	Target	Date Announced

Kroll Inc.	Factual Data Corp.	6/24/03
The Thompson Corporation	Elite Information Group, Inc.	4/3/03
First Data Corporation	Concord EFS, Inc.	4/2/03
Reuters Group PLC	Multex.com, Inc.	2/18/03
FNF	ALLTEL Information Services, Inc.	1/29/03
US Investigations Services, LLC	Total Information Services, Inc.	9/10/02
FNIS	Micro General Corporation	4/30/02
Fair Isaac Corporation	HNC Software Inc.	4/29/02
Homestore, Inc.	iPlace, Inc.	8/10/01

      In its analysis, Jefferies derived and compared implied transaction value multiples for the merger and the precedent transactions, calculated as follows:

•	aggregate consideration to be paid in the selected precedent transactions, which is referred to as “transaction value,” divided by EBITDA for the last twelve months prior to the transaction announcement date, which is referred to as “LTM EBITDA”

•	transaction value divided by EBITDA for the next twelve months after the transaction announcement date, which is referred to as “NTM EBITDA”

•	transaction value divided by EBIT for the last twelve months prior to the transaction announcement date, which is referred to as “LTM EBIT”

•	equity value of the transaction target divided by target’s net income for the last twelve months prior to the transaction announcement date, which is referred to as “LTM Net Income”

•	equity value of the transaction target divided by target’s net income for the next twelve months after the transaction announcement date, which is referred to as “NTM Net Income”

      All multiples for the precedent transactions were based on public information available at the time of the announcement of such transactions. The implied transaction value multiples for the merger are based on the final terms of the FNF merger proposal as of July 11, 2003, and “LTM” and “NTM” are as of March 31, 2003.

      Results of Jefferies’ precedent transactions analysis are summarized as follows:

Precedent Transactions

	Multiple Range				Implied FNF
			Multiple	Multiple	Acquisition
	Low	High	Mean	Median	Multiple

Transaction Value/ LTM EBITDA	5.1x	23.9x	12.3x	10.7x	11.7x
Transaction Value/ NTM EBITDA	9.2x	12.1x	10.8x	11.0x	8.5x
Transaction Value/ LTM EBIT	7.0x	21.7x	11.9x	11.6x	15.9x
Equity Value/ LTM Net Income	12.8x	29.9x	18.6x	18.5x	25.3x
Equity Value/ NTM Net Income	13.7x	15.8x	14.7x	14.7x	18.8x

      Premiums Paid Analysis. Using publicly available information, Jefferies analyzed, among other things, the premium offered by FNF to the FNIS Public Stockholders in the merger, and the premiums offered in merger and acquisition transactions greater than $100 million that were announced since the beginning of 1998 in which the acquiring company previously owned a majority stake in the target company. These transactions are set forth in the table below.

Premiums Paid Analysis Transactions

Date
Acquiror	Target	Announced

Management	International Specialty Products Inc.	7/8/02
Sabre Holdings Corporation	Travelocity.com Inc	2/19/02
The Limited, Inc.	Intimate Brands, Inc.	2/4/02
Management	NCH Corporation	10/1/01
Liberty Mutual Insurance Company	Liberty Financial Companies, Inc.	6/4/01
Citigroup Inc. (Court Square Capital Limited)	Delco Remy International, Inc.	12/22/00
Enron Corp.	Azurix Corp.	12/15/00
Phoenix Home Life Mutual Insurance Company	Phoenix Investment Partners, Ltd.	7/24/00
Alcoa Inc.	Howmet International Inc.	4/13/00
The Hartford Financial Services Group, Inc.	Hartford Life, Inc.	3/31/00
Boise Cascade Corporation	Boise Cascade Office Products Corporation	12/2/99
McDermott International, Inc.	J. Ray McDermott, S.A.	5/7/99
Viacom Inc.	Spelling Entertainment Group Inc.	3/19/99
Dexter Corporation	Life Technologies, Inc.	7/7/98
The Dow Chemical Company	Mycogen Corporation	4/30/98

      In its analysis, Jefferies derived and compared the percentage difference of the implied transaction offer price per share of the target’s common stock over the price per share of the target’s common stock as of various dates prior to the announcement date of the transaction, which percentage is referred to as the “premium.” Jefferies compared the premiums for the merger and the selected transactions as of one day, one week and one month prior to the transaction announcement date. All percentages for the selected transactions were based on public information available at the time of the announcement of such transactions.

      Results of Jefferies’ premiums paid analysis are summarized as follows:

	Selected Transactions

	Premium				Implied FNF
	Range(%)		Premium	Premium	Acquisition
			Mean	Median	Premium
	Low	High	(%)	(%)	(%)%

1-day Premium	(0.0)%	74.7%	29.1%	34.0%	33.7%
1-week Premium	0.1%	58.3%	30.7%	33.6%	39.3%
1-month Premium	(6.5)%	59.5%	33.6%	38.1%	52.2%

      Discounted Cash Flow Analysis. To calculate the FNIS free cash flows for Jefferies’ discounted cash flow analysis, Jefferies used FNIS management’s financial projections through the fiscal year ending December 31, 2007. Jefferies calculated the forecasted terminal value of the enterprise at December 31, 2007 by multiplying the forecasted EBITDA in the fiscal year ending December 31, 2007 by an EBITDA multiple ranging from 6.0x to 9.0x to reach a total enterprise value. To discount the projected free cash flows and the terminal value to present value, Jefferies used an estimated cost of capital for FNIS, which is referred to as the “discount rate,” ranging from 11.6% to 14.6%, and calculated the implied total enterprise value, implied equity market capitalization and implied price per share of common stock for FNIS. Jefferies noted that discounted cash flow valuation analyses have recently been less relevant in analyses of corporate transactions due to historic low interest rates.

      The following table summarizes the implied FNIS valuations (in millions of dollars) resulting from Jefferies’ discounted cash flow analysis:

	Implied Total Enterprise Value			Implied Equity Market Capitalization			Implied Price Per Share
	EBITDA Terminal Multiple			EBITDA Terminal Multiple			EBITDA Terminal Multiple

Discount Rate	6.0x	7.5x	9.0x	6.0x	7.5x	9.0x	6.0x	7.5x	9.0x

11.6%	$1,096.7	$1,298.2	$1,499.6	$1,106.3	$1,307.8	$1,509.3	$25.80	$30.22	$34.64
13.1%	1,043.2	1,232.9	1,422.6	1,052.8	1,242.6	1,432.3	24.62	28.79	32.95
14.6%	993.3	1,172.1	1,350.9	1,003.0	1,181.7	1,360.5	23.52	27.45	31.37

      Qualitative Factors. Jefferies also considered the following qualitative factors which it believed affected valuation:

Company Specific

•	Customer adoption and market acceptance of new FNIS products and services

•	Majority ownership position by FNF

•	Dependence on FNF for substantial portion of revenue

•	Potential adverse effect on FNIS revenues caused by FNF’s recent notice to terminate the use of certain services currently provided by FNIS

•	Limited operating and trading history as an independent company

Economy and Industry Related

•	Uncertainty regarding interest rate changes

•	Cyclicality of new mortgage and refinancing market

•	Strength of demand by real estate professionals for FNIS services

      While the foregoing summary describes certain analyses and factors that Jefferies deemed material in its presentation to the FNIS special committee, it is not a comprehensive description of all analyses and factors considered by Jefferies. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Jefferies believes that its analyses must be considered as a whole and that selecting any portion of its analyses or of the factors considered by it, without considering all analyses and factors, could create a misleading or an incomplete view of the evaluation process underlying the Jefferies opinion.

      Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Jefferies. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the conclusions reached by Jefferies are based on all analyses and factors taken as a whole and also on application of Jefferies’ own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Jefferies therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Jefferies considered general economic, market and financial conditions and other matters as they existed as of the date Jefferies rendered its written opinion, many of which are beyond the control of FNIS and FNF. The analyses performed by Jefferies are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion was expressed by Jefferies as to the prices at which shares of FNIS common stock or any other securities would be traded at any future time.

Jefferies and FNIS

      The FNIS special committee engaged Jefferies based on Jefferies’ experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Jefferies’ investment banking relationship and familiarity with FNIS. Jefferies has in the past provided investment banking services to FNIS, for which it received customary fees. Jefferies is a nationally recognized investment banking firm. Jefferies, as part of its investment banking business, is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. In the ordinary course of its business, Jefferies may trade FNIS or FNF securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

      Under the engagement letter between Jefferies and the FNIS special committee, Jefferies received a non-refundable engagement fee of $250,000 upon execution of the engagement letter, and a non-refundable fee of $500,000 upon the rendering of its oral fairness opinion. In addition, upon consummation of the merger Jefferies will be entitled to an additional non-refundable fee of $500,000.

      Certain employees of FNIS or FNF, prior to the consummation of the merger, may acquire FNIS common stock upon the exercise of options to purchase such common stock. If such exercises were to occur, Jefferies may assist these persons in fulfilling sell orders of these shares of common stock. Jefferies would receive negotiated consideration from these employees should it provide such services. The aggregate amount of this consideration may be significant relative to the amount of Jefferies’ fees for its services rendered as financial advisor to the FNIS special committee.

      Whether or not the merger is consummated, FNIS has also agreed to reimburse Jefferies for certain reasonable and ordinary out-of-pocket expenses, including legal fees, and to indemnify Jefferies and certain related entities against certain liabilities arising out of or in connection with the services rendered by Jefferies under its engagement with FNIS. The terms of the fee arrangement with Jefferies, which FNIS and Jefferies believe are customary in transactions of this nature, were negotiated at arm’s length between the FNIS special committee and Jefferies, and the FNIS board of directors was aware of such fee arrangements.

Opinion of FNF Financial Advisor

      The special committee of the board of directors of FNF engaged Bear Stearns to render an opinion as to whether the exchange ratio in the proposed transaction was fair, from a financial point of view, to FNF. At the July 10, 2003 meeting of the special committee, Bear Stearns rendered its oral opinion, which was subsequently confirmed in writing as of July 11, 2003, to the effect that, as of the date of the written opinion and based upon qualifications, assumptions, limitations and other matters set forth in the written opinion, the exchange ratio provided for in the merger agreement of 0.830 shares of FNF common stock for each share of

FNIS common stock was fair, from a financial point of view, to FNF. At the July 11, 2003 meeting of the board of directors of FNF, Bear Stearns rendered the same opinion to the board of directors of FNF.

      BEAR STEARNS RENDERED ITS OPINION TO AND FOR THE BENEFIT OF THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF FNF AND THE BOARD OF DIRECTORS OF FNF AND ITS OPINION ADDRESSED WHETHER THE EXCHANGE RATIO WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO FNF. HOLDERS OF FNIS COMMON STOCK ARE NOT ENTITLED TO AND SHOULD NOT RELY UPON THE BEAR STEARNS OPINION IN DETERMINING WHETHER TO APPROVE THE MERGER DESCRIBED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. HOLDERS OF FNF COMMON STOCK ARE NOT ENTITLED TO AND SHOULD NOT RELY UPON THE BEAR STEARNS OPINION IN DETERMINING WHETHER TO APPROVE THE AMENDMENT TO THE FNF RESTATED CERTIFICATE OF INCORPORATION. BEAR STEARNS’ OPINION DID NOT ADDRESS WHETHER THE EXCHANGE RATIO WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO THE HOLDERS OF FNIS COMMON STOCK OR FNF COMMON STOCK.

      The full text of Bear Stearns’ written opinion, dated July 11, 2003, which sets forth the assumptions made, matters considered and qualifications and limitations on the review undertaken by Bear Stearns, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by this reference. In reading the discussions of the Bear Stearns opinion set forth below, holders of FNIS and FNF common stock should be aware that the opinion:

•	was provided to the special committee of the board of directors of FNF and the board of directors of FNF for their benefit and use in connection with their consideration as to whether the exchange ratio of 0.830 shares of FNF common stock for each share of FNIS common stock was, as of the date of the opinion, fair, from a financial point of view, to FNF;

•	did not constitute a recommendation to the board of directors of FNF or FNIS in connection with the merger;

•	did not constitute a recommendation to the holders of FNIS common stock as to how to vote in connection with the merger;

•	did not constitute a recommendation to the holders of FNF common stock as to how to vote in connection with the amendment to the Restated Certificate of Incorporation of FNF;

•	did not address FNF’s or FNIS’ underlying business decision to pursue the merger, the relative merits of the merger as compared to alternative business strategies that might exist for FNF or FNIS or the effects of any other transaction in which FNF might engage;

•	did not express any opinion as to the price or range of prices at which the shares of common stock of FNF or FNIS would trade subsequent to the announcement of the merger or as to the price or range of prices at which the shares of common stock of FNF may trade subsequent to the consummation of the merger;

•	did not express any opinion regarding any adjustment to the exchange ratio that could be made pursuant to the merger agreement if the implied FNIS value is below the floor and FNF elects to increase the merger consideration; and

•	was expressed as of July 11, 2003, and was based entirely upon circumstances existing on such date.

      Although Bear Stearns evaluated, as of the date of its opinion, whether the exchange ratio of 0.830 shares of FNF common stock for each share of FNIS common stock was fair, from a financial point of view, to FNF, the exchange ratio itself was determined through arms length negotiations between FNF and FNIS. Bear Stearns provided advice to the special committee of the board of directors of FNF during the course of such negotiations as requested by the special committee. The special committee did not provide specific instructions to, place any limitations on the scope of the investigation by, or request any procedures be followed or factors be considered by, Bear Stearns in performing its analyses or providing its opinion.

      In arriving at its opinion, Bear Stearns, among other things and as the case may be:

•	reviewed the Agreement and Plan of Merger, dated July 11, 2003, between FNF, FNIS, Chicago Title and Trust Company, Inc., and FNIS Acquisition Corp.;

•	reviewed FNIS’ Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 2001 and 2002, its Quarterly Report on Form 10-Q for the period ended March 31, 2003, and its Reports on Form 8-K for the two years ended July 11, 2003;

•	reviewed certain operating and financial information, including projections for the three years ended December 31, 2003, 2004 and 2005, provided to Bear Stearns by management of FNIS and relating to the business and prospects of FNIS, as subsequently adjusted by FNF management;

•	discussed with certain members of FNIS senior management FNIS’ business, operations, historical and projected financial results and future prospects;

•	reviewed FNF’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 2001 and 2002, its Quarterly Report on Form 10-Q for the period ended March 31, 2003, and its Reports on Form 8-K for the three years ended July 11, 2003;

•	discussed with certain members of FNF senior management FNF’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of FNF and FNIS;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies that Bear Stearns deemed generally comparable to FNIS and FNF;

•	reviewed the financial terms of recent mergers and acquisitions involving companies which Bear Stearns deemed generally comparable to FNIS and the merger;

•	reviewed the pro forma financial results, financial condition and capitalization of FNF before and after giving effect to the merger; and

•	conducted such other studies, analyses, inquiries and investigations and examined such other information as Bear Stearns deemed appropriate.

      In preparing its opinion, Bear Stearns relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation the financial projections, provided to Bear Stearns by FNF and FNIS. With respect to the financial projections, Bear Stearns has relied on representations that they have been reasonably prepared on bases reflecting the best available, as of the date of the opinion, estimates and judgments of the senior management of FNF and FNIS. Bear Stearns has not assumed any responsibility for the independent verification of any such information or of the financial projections. Bear Stearns has further relied upon the assurances of the senior management of FNF and FNIS that they are unaware of any facts that would make such information provided to Bear Stearns incomplete or misleading.

      In arriving at its opinions, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities of FNIS, nor was Bear Stearns furnished with any such appraisals. Bear Stearns assumed that the merger will:

•	qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code; and

•	be consummated in a timely manner and in accordance with the terms of the merger agreement, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on FNF or FNIS.

      Summary of Reviews and Analyses. Bear Stearns’ opinion is necessarily based on economic, market and other conditions and the information made available to Bear Stearns as of the date of the opinion. In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bear Stearns, FNF and FNIS. Any estimates contained in the analyses performed by Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

      The following is a summary of the material reviews and financial analyses presented by Bear Stearns to the special committee of the board of directors of FNF at its meeting held on July 10, 2003 and to the board of directors of FNF at its meeting held on July 11, 2003. In order to understand fully the reviews and financial analyses used by Bear Stearns, any information presented in tabular format must be read together with the text of each summary. The tables alone do not represent a complete description of any such reviews or financial analyses. This summary does not purport to be a complete description of the analyses underlying the Bear Stearns opinion. All such reviews and financial analyses were based on information available to Bear Stearns as of the date of the opinion and Bear Stearns has not undertaken, and is under no duty, to update any such reviews or financial analyses upon the availability of new information.

      Discounted Cash Flow Analysis. Bear Stearns performed a discounted cash flow analysis on the projected cash flows of FNIS for the second half of the year ending December 31, 2003 and the years ending December 31, 2004 and 2005 using the projections and assumptions provided to Bear Stearns by the management of FNIS, as adjusted by the management of FNF. Bear Stearns used a range of discount rates (12.5% to 14.5%) and terminal multiples (18.0x to 22.0x) based on estimated net income for the year ending December 31, 2005 to calculate a range of implied equity values and prices per share for FNIS common stock. Bear Stearns calculated the discount rate range between 12.5% and 14.5% based on FNIS’ estimated weighted average cost of capital.

      Based on the forgoing discounted cash flow analysis utilizing management estimates, Bear Stearns derived an implied FNIS share price range of $28.00 to $34.00. Bear Stearns noted that the implied value of FNIS common stock of $26.18 per share, based on the exchange ratio of 0.830 shares of FNF common stock for each share of FNIS common stock, and based on the closing price of FNF common stock on July 10, 2003, was lower than the range of implied values based on the discounted cash flow analysis utilizing management estimates.

      Bear Stearns also performed a discounted cash flow analysis on the projected cash flows of FNIS for the second half of the year ending December 31, 2003 and the years ending December 31, 2004 and 2005 using the publicly available First Call earnings per share estimates. Bear Stearns used a range of discount rates (12.5% to 14.5%) and terminal multiples (18.0x to 22.0x) based on estimated net income for the year ending December 31, 2005 to calculate a range of implied equity values and prices per share for FNIS common stock. Bear Stearns calculated the discount rate range between 12.5% and 14.5% based on FNIS’ estimated weighted average cost of capital.

      Based on the discounted cash flow analysis utilizing Wall Street estimates, Bear Stearns derived an implied FNIS share price range of $30.00 to $37.00. Bear Stearns noted that the implied value of FNIS common stock of $26.18 per share, based on the exchange ratio of 0.830 shares of FNF common stock for each share of FNIS common stock, and based on the closing price of FNF common stock on July 10, 2003, was lower than the range of implied values based on the discounted cash flow analysis utilizing Wall Street estimates.

      Historical Exchange Ratio Analysis. Bear Stearns reviewed the historical closing stock prices of FNF common stock and FNIS common stock over various periods ending May 23, 2003 (the day the merger was announced) and the implied historical exchange ratios determined by dividing the price per share of FNIS common stock by the price per share of FNF common stock over such period. Based upon this analysis, the negotiated exchange ratio of 0.830 shares of FNF common stock for each share of FNIS common stock reflects a premium as compared to the implied historical exchange ratios for the periods presented. The following table shows the implied exchange ratio as of May 23, 2003 as well as the average implied historical exchange ratios for various periods leading up to May 23, 2003 (the day the merger was announced).

	Historical Exchange Ratio

		Premium to Offer at
Time Period	Average	0.830x Exchange Ratio

As of May 23, 2003	0.642x	29.3%
One week	0.647x	28.4%
Two weeks	0.642x	29.2%
One month	0.634x	31.0%
Three months	0.651x	27.5%
Six months	0.667x	24.5%

      Selected Comparable Company Analysis. Bear Stearns compared certain operating, financial, trading and valuation information for FNIS to certain publicly available operating, financial, trading and valuation information for six selected companies, which in Bear Stearns’ judgment, were reasonably comparable to FNIS for purposes of this analysis. The comparable companies were selected because they offer similar products and services and are of similar size to FNIS. These companies were:

•	Acxiom

•	Choicepoint

•	CoStar Group

•	Dun and Bradstreet

•	Equifax

•	Moody’s

      Bear Stearns utilized the publicly available earnings forecasts for these companies contained in selected Wall Street equity research reports. Bear Stearns’ analysis was based on closing stock prices as of July 10, 2003. A summary of the projected multiples of enterprise value calculated as of July 10, 2003 to revenues, EBITDA and projected multiples of price to earnings based on First Call earnings per share estimates as of July 10, 2003 for the year 2003 are set forth below:

	Enterprise	Enterprise
	Value/	Value/	Price/
	Revenues	EBITDA	Earnings
	2003E	2003E	2003E

FNIS	2.23x	9.2x	20.9x
Range of multiples for comparable companies	1.82x-8.14x	7.5x-28.1x	16.3x-73.0x
Harmonic mean for comparable companies(1)	3.25x	10.1x	22.2x

(1)	Harmonic mean excludes FNIS as well as the CoStar Group, which only recently began reporting positive operating results and thus skewed the range of multiples. The harmonic mean is a specialized average computed as the reciprocal of the arithmetic mean of the reciprocals of the values.

      A summary of the projected multiples of enterprise value calculated as of July 10, 2003 to revenues, EBITDA and projected multiples of price to earnings based on First Call earnings per share estimates as of July 10, 2003 are set forth below:

	Enterprise	Enterprise
	Value/	Value/	Price/
	Revenues	EBITDA	Earnings
	2004E	2004E	2004E

FNIS	2.03x	8.1x	17.3x
Range of multiples for comparable companies	2.48x-7.48x	7.6x-14.1x	14.3-37.4x
Harmonic mean for comparable companies(1)	3.78x	10.0x	18.9x

(1)	Harmonic mean excludes FNIS as well as the CoStar Group, who only recently began reporting positive operating results and thus skewed the range of multiples. The harmonic mean is a specialized average computed as the reciprocal of the arithmetic mean of the reciprocals of the values.

      Bear Stearns also noted that none of the comparable companies is identical to FNIS on a stand-alone basis or a pro forma basis and, accordingly, any analysis of comparable companies necessarily involved complex consideration and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the relative trading value of FNIS versus the companies to which FNIS was being compared.

      Based on the selected comparable company analysis and the next twelve month earnings estimates of FNIS, Bear Stearns derived an implied FNIS share price range of $24.50 to $29.50 when utilizing management estimates and $25.00 to $30.00 when utilizing Wall Street estimates, applying a multiple range of 17.5x to 21.0x for both estimates. Bear Stearns noted that the implied value of FNIS common stock of $26.18 per share, based on the exchange ratio of 0.830 shares of FNF common stock for each share of FNIS common stock, and based on the closing price of FNF common stock on July 10, 2003, was within the range of implied values based on the selected comparable company analysis.

      Selected Precedent Mergers and Acquisitions Transactions Analysis. Bear Stearns reviewed selected recent precedent mergers and acquisitions in the information services and payment processing sector.

      Bear Stearns reviewed the ratios of enterprise value over forward 12 months revenue, EBITDA and EBIT and equity value over the forward 12 months net income for the target entities in similar transactions. Information for the target companies were derived from the earnings forecasts for these companies from publicly available Wall Street equity research reports. A summary of the projected multiples of enterprise value calculated as of July 10, 2003 to revenues, EBITDA and EBIT and equity value calculated as of July 10, 2003 to net income, in each case of the next twelve months are as set forth below:

	Enterprise Value/Forward 12 Months			Equity Value/
Forward
	Revenue	EBITDA	EBIT	Net Income

Range of Multiples:	1.25x-7.24x	6.8x-21.3x	9.9x-28.7x	16.7x-40.0x
Harmonic Mean(1):	2.09x	10.9x	15.2x	26.0x

(1)	The harmonic mean is a specialized average computed as the reciprocal of the arithmetic mean of the reciprocals of the values.

      In evaluating the results of this analysis, Bear Stearns placed particular emphasis on the two most recent transactions included in the selected precedent mergers and acquisitions transactions analysis, which included transactions with similar characteristics. The projected multiples of enterprise value calculated as of July 10, 2003 to revenues, EBITDA and EBIT and equity value calculated as of July 10, 2003 to net income, of the next twelve months for these two transactions are 2.14x for revenue, 9.3x for EBITDA, 11.3x for EBIT, and 18.6x for equity value to net income.

      Bear Stearns noted that none of the precedent mergers and acquisitions transactions above is identical to the merger. Bear Stearns further noted that the analysis of precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of FNIS versus the acquisition value of any other comparable company in general and the transactions above in particular.

      Based on the precedent transactions analysis and the next twelve months earnings estimates of FNIS, Bear Stearns derived an implied FNIS share price range of $25.00 to $31.00 when utilizing management estimates and $26.00 to $32.00 when utilizing Wall Street estimates, applying a multiple range of 18.0x to 22.0x for both estimates. Bear Stearns noted that the implied value of FNIS common stock of $26.18 per share, based on the exchange ratio of 0.830 shares of FNF common stock for each share of FNIS common stock, and based on the closing price of FNF common stock on July 10, 2003, was at the low end of implied values based on the precedent transactions analysis utilizing management estimates and Wall Street estimates.

      Implied Precedent Premium Analysis. Bear Stearns analyzed the premium of exchange ratio over the target shares stock price 1-day, 1-week and 4-weeks prior to the announcement of a transaction in which a parent company bought the minority outstanding stake of a controlled subsidiary where the enterprise value of the controlled subsidiary ranged between $200 million and $2 billion and the announcement date was within three years of July 10, 2003. The following table summarizes certain relevant statistics based on publicly available information for the precedent transactions.

	Premium Prior to Announcement Date

	1-day	1-Week	4-Weeks

Range of Premiums:	10.2%-53.2%	12.8%-68.8%	10.0%-94.3%
Mean:	29.1%	33.4%	39.4%
Median:	24.1%	33.2%	32.9%

      Bear Stearns noted that none of the precedent mergers and acquisitions transactions used in the above analysis were identical to the merger of FNF and FNIS. Bear Stearns further noted that the analysis of precedent transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that would necessarily affect the acquisition value of FNIS versus the acquisition value of any other comparable company in general and the transactions above in particular.

      Based on the implied precedent premium analysis, Bear Stearns derived an implied FNIS share price range of $23.50 to $26.50 based on a premium range of 20.0% to 35.0%. This analysis was based on the unaffected stock price of FNIS ($19.70) prior to the initial announcement of the merger on May 23, 2003. Bear Stearns noted that the implied value of FNIS common stock of $26.18 per share, based on the exchange ratio of 0.830 shares of FNF common stock for each share of FNIS common stock, and based on the closing price of FNF common stock on July 10, 2003, was within the range of implied values calculated based upon the implied precedent premium analysis.

      Accretion/ Dilution Analysis. Bear Stearns analyzed the potential pro forma financial effect of the merger on FNF’s estimated earnings per share for the fiscal year ended December 31, 2004. Estimated EPS for FNF and FNIS were based on consensus First Call estimates and estimates of synergies were provided by FNF management prior to May 23, 2003. Based on this analysis and assuming the synergies and the timing of their realization as set forth by management, this analysis suggested that accretion/dilution for the merger for the fiscal year ended December 31, 2004 was between 3.6% dilutive and 0.4% accretive.

      Other Considerations. The preparation of a fairness opinion is a complex process that involves various judgments and determinations as to the most appropriate and relevant methods of financial and valuation analysis and the application of those methods to the particular circumstances. The opinion is, therefore, not necessarily susceptible to partial analysis or summary description. Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered, without considering all of the analyses and factors, would create a misleading and incomplete view of the processes underlying its opinions. Bear Stearns did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinions. In arriving at its opinion, Bear Stearns did not assign any particular weight to any analysis or factor considered by it, but rather made qualitative judgments based upon its experience in providing such opinions and on then-existing economic, monetary, market and other conditions as to the significance of each analysis and factor. In performing its analyses, Bear Stearns made numerous assumptions with respect to industry performance, general business conditions and other matters, many of which are beyond the control of FNF or Bear Stearns. Any assumed estimates implicitly contained in Bear Stearns’ opinion or relied upon by Bear Stearns in rendering its opinion do not necessarily reflect actual values or predict future results or values. Any estimates relating to the value of the business or securities do not purport to be appraisals or to necessarily reflect the prices at which companies or securities may actually be sold. Bear Stearns’ opinion and the tests and analyses described herein were based on information available as of the date of its opinion, and Bear Stearns has not undertaken, and is under no duty, to update any such tests or analyses upon the availability of new information.

      The special committee of the board of directors of FNF retained Bear Stearns based upon Bear Stearns’ qualifications, experience and expertise in similar transactions. Bear Stearns is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Bear Stearns has previously rendered investment banking and financial advisory services to FNF and FNIS and has received customary fees for rendering these services. In the last twenty-four months, Bear Stearns acted as financial advisor to FNIS in connection with its acquisition of Eastern Financial Systems, Inc., in October 2002. In the ordinary course of its business, Bear Stearns may actively trade the equity securities of FNF and FNIS for its own account and for the accounts of its customers and, accordingly, at any time may hold a long or short position in such securities.

      Mr. Cary H. Thompson, a director of FNIS, is also a director of FNF. Additionally, Mr. Thompson is a Senior Managing Director with Bear Stearns. The special committee and its legal counsel discussed Mr. Thompson’s relationships extensively prior to engaging Bear Stearns. In deciding to engage Bear Stearns, the special committee and its legal counsel relied upon representations by Bear Stearns that Mr. Thompson would be screened off from Bear Stearns’ work for the special committee and would not receive any fees payable to Bear Stearns in connection with such engagement. The agreement pursuant to which Bear Stearns was engaged by the FNF special committee confirmed these matters.

      Pursuant to an engagement letter, FNF paid Bear Stearns a retainer of $250,000 upon its engagement by the special committee and $750,000 upon the rendering of its opinion to the special committee and board of directors of FNF. If the merger is consummated, FNF has agreed to pay Bear Stearns an additional $250,000. In addition, FNF agreed to reimburse Bear Stearns for certain out-of-pocket expenses incurred by Bear Stearns in connection with the merger, including the reasonable fees and expenses of its legal counsel. FNF has also agreed to indemnify Bear Stearns against specific liabilities in connection with its engagement, including liabilities under the federal securities laws.

Interests of FNIS Directors and Officers in the Merger

      When considering the recommendation of FNIS’ board of directors that stockholders approve the merger, you should be aware that some FNIS directors and officers have interests in the merger that are different from, or are in addition to, the interests of the FNIS stockholders. The FNIS and FNF boards of directors were aware of these potential conflicts and considered them in approving the merger.

      Mr. William P. Foley, II, a director and Chairman of the Board of FNIS, is also the Chairman of the Board and Chief Executive Officer of FNF.

      Mr. Patrick F. Stone, a director and the Chief Executive Officer of FNIS, is also a member of the board of directors of FNF. Furthermore, Mr. Stone previously served as the President (until January 1, 2003) of FNF, and as FNF’s Chief Operating Officer (from March 1997 to January 2002). Prior to that, he held various executive management positions with FNF.

      Mr. Stone is also a party to an Employment Agreement with FNIS. See “Employment Contracts and Termination of Employment and Change-in-Control Agreements” on page 101.

      Mr. Cary H. Thompson, a director of FNIS, is also a director of FNF. Additionally, Mr. Thompson is a Senior Managing Director with Bear Stearns, the financial advisor to the FNF special committee in connection with the merger. The special committee and its legal counsel discussed Mr. Thompson’s relationships extensively prior to engaging Bear Stearns. In deciding to engage Bear Stearns, the special committee and its legal counsel relied upon representations by Bear Stearns that Mr. Thompson would be screened off from Bear Stearns’ work for the special committee and would not receive any fees payable to Bear Stearns in connection with such engagement. The agreement pursuant to which Bear Stearns was engaged by the FNF special committee confirmed these matters.

      As a result, these directors and officers could be more likely to vote in favor of recommending the merger agreement and the merger than if they did not hold these interests. At the meeting of the board of directors of FNF to approve the merger agreement, all twelve FNF directors were present. However, Messrs. Foley, Stone and Thompson were present only at the convening of the meeting. Immediately thereafter, they excused themselves from the meeting and did not participate in the deliberations. The merger agreement and the merger, based upon the unanimous recommendation of the FNF special committee, was then unanimously approved by FNF’s remaining nine directors.

      At the meeting of the FNIS board of directors, six of the seven FNIS directors were present, including Messrs. Foley, Stone and Thompson. Richard A. Mendenhall was not present. The FNIS special committee presented its report and unanimous recommendation to the full board, and all FNIS board of directors members who were present voted to approve the transaction.

Litigation Involving the Merger

      Several purported class action lawsuits have been filed with respect to the merger in the Court of Chancery for the State of Delaware against FNIS, FNF and individual officers and directors of FNIS. These lawsuits allege, in essence, that the defendants breached their fiduciary duties to FNIS’ public stockholders by entering into and/or approving the merger agreement, which allegedly does not represent the true value of FNIS. The lawsuits seek to enjoin consummation of the merger and damages in an unspecified amount.

      While FNIS and FNF each believes the allegations in the cases are without merit, no assurances can be given as to the outcome of any of these lawsuits. Furthermore, one of the conditions to the closing of the transactions contemplated by the merger agreement is that no injunction issued by any court preventing the consummation of the transaction be in effect. No assurances can be given that these lawsuits will not result in an injunction being issued, which could prevent or delay the closing of the transactions contemplated by the merger agreement.

Indemnification

      FNF has agreed to cause the surviving corporation of the merger, FNIS, to provide to the current directors and officers of FNIS, to the maximum extent permitted under applicable law, the maximum indemnification protection (including with respect to advancement of expenses, including advancing expenses as incurred) permitted under Delaware law for a period of six (6) years after the effective time of the merger; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) in respect of such claims under FNIS’ Amended and Restated Certificate of Incorporation, FNIS’ Bylaws and the merger agreement shall continue, without diminution, until disposition of all such claims.

Completion and Effectiveness of the Merger

      The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval and adoption of the merger agreement and the merger by the stockholders of FNIS and approval by the stockholders of FNF to amend FNF’s Restated Certificate of Incorporation to increase its authorized capitalization which will allow for the issuance of FNF common stock in the merger. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of Delaware.

Structure of the Merger and Conversion of FNIS Common Stock

      Pursuant to the merger agreement, FNIS Acquisition Corp., a wholly-owned subsidiary of FNF, will merge with and into FNIS. Immediately following the merger, FNIS will be a wholly-owned subsidiary of FNF.

      Pursuant to the merger agreement, FNIS has agreed that it will issue to CTT, and CTT has agreed that it will acquire from FNIS, 1,000 shares of FNIS’ newly authorized Series A preferred stock in exchange for the 11,703,801 shares of FNIS common stock currently held by CTT. Since the Series A preferred stock will be issued after the stockholder votes and immediately prior to the merger, the issuance will have no impact on the FNIS stockholders or on the value of the FNF shares they will receive in the merger, and was not a factor in determining the terms of the merger agreement or the merger, including the merger consideration or the exchange ratio.

      The 1,000 shares of Series A preferred stock which CTT will acquire are intended to be the economic equivalent of the FNIS common stock it will surrender. The Series A preferred stock varies only from the FNIS common stock CTT will surrender, in that in the aggregate (i) the Series A preferred stock will have a $1.0 million liquidation preference over the FNIS common stock; and (ii) the Series A preferred stock will carry approximately 15% of the voting rights in FNIS after the merger, compared to the approximately 45% CTT otherwise would have held. FNF will hold the balance of voting power of FNIS after the merger. The Series A preferred stock will have no redemption rights, conversion rights, special dividend rights or preemption rights (or any other rights) relative to the common stock which FNF will hold in FNIS after completion of the merger.

      At the effective time of the merger, each share of Series A Preferred Stock of FNIS owned by CTT shall remain issued and outstanding and shall represent one share of Series A Preferred Stock, par value $0.001 per share, of the surviving corporation, with the same rights, preferences and privileges of the Series A Preferred Stock CTT held prior to the effective time of the merger.

      Upon consummation of the merger, FNIS will become a wholly-owned subsidiary of FNF. FNIS common stockholders (other than FNF and its subsidiaries) will receive, in exchange for each share of FNIS common stock they hold, the right to receive shares of FNF common stock multiplied by the exchange ratio. No fraction of a share of FNF common stock will be issued, but instead each holder of shares of FNIS common stock who would otherwise be entitled to a fraction of a share of FNF common stock will receive an amount of cash (without interest) equal to the product of such fraction multiplied by the closing sale price of FNF’s common stock on the New York Stock Exchange Composite Transactions Tape on the date of the closing. The number of shares of FNF common stock to be received by each FNIS stockholder (after aggregating all fractional shares of FNIS common stock held by such stockholder) shall be rounded down to the nearest whole share of FNF common stock.

      Upon completion of the merger, FNF will assume options to purchase shares of FNIS common stock in connection with the merger. The number of shares of FNF common stock purchasable under each post-merger option will be equal to the number of shares of FNIS common stock underlying the option, multiplied by the exchange ratio. The exercise price per share of the FNF common stock issuable under each FNIS option will equal the per share exercise price of the FNIS option divided by the exchange ratio.

Exchange of FNIS Stock Certificates for FNF Stock Certificates

      When the merger is completed, FNF’s exchange agent will mail to FNIS stockholders a letter of transmittal and instructions for use in surrendering FNIS stock certificates in exchange for certificates representing the FNF stock to be received in the merger. When former FNIS stockholders deliver their FNIS stock certificates to the exchange agent along with an executed letter of transmittal and any other required documents, the FNIS stock certificates will be canceled and former FNIS stockholders will receive FNF stock certificates representing the number of full shares of FNF common stock to which they are entitled under the merger agreement. They will receive payment in cash, without interest, in lieu of any fractional shares of FNF common stock which would have been otherwise issuable to them in the merger.

      FNIS STOCKHOLDERS SHOULD NOT SUBMIT THEIR FNIS STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE THE TRANSMITTAL INSTRUCTIONS AND A FORM OF LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

No Dividends

      FNIS stockholders are not entitled to receive any dividends or other distributions on FNF common stock until the merger is completed and they have surrendered their FNIS stock certificates in exchange for FNF stock certificates. However, if a dividend or other distribution by FNF with a record date after the merger is completed but before any FNIS stockholder has surrendered their FNIS stock certificates, the amount of such dividend or other distribution will be held by FNF and paid to such FNIS stockholder, without interest, upon surrender of the relevant FNIS stock certificates.

      Subject to the effect of applicable laws, promptly following surrender of FNIS stock certificates and the issuance of the corresponding FNF certificates, FNIS stockholders will be paid the amount of dividends or other distributions, without interest, with a record date after the completion of the merger.

      FNF will only issue FNIS stockholders an FNF stock certificate or a check in lieu of a fractional share in the name in which the surrendered FNIS stock certificate is registered. If FNIS stockholders wish to have their certificates issued in another name they must present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that they paid any applicable stock transfer taxes.

Material United States Federal Income Tax Consequences of the Merger

      The following discussion is a summary of material U.S. federal income tax consequences of the merger. The discussion below is based upon current provisions of the Internal Revenue Code, currently applicable U.S. Treasury regulations promulgated thereunder, and judicial and administrative decisions and rulings. Future legislative, judicial or administrative changes or interpretations could alter or modify (including on a retroactive basis) the discussion below.

      The discussion below does not purport to deal with all aspects of United States federal income taxation that may affect particular stockholders in light of their individual circumstances, and is not intended for stockholders subject to special treatment under federal income tax law. Stockholders subject to special treatment include, but are not limited to, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign persons, stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code, stockholders who hold their stock as part of a hedge, appreciated financial position, straddle or conversion transaction, stockholders who do not (or who will not at the time of the merger) hold their stock as capital assets and stockholders who have acquired their stock upon the exercise of employee options or otherwise as compensation. In addition, the discussion below does not consider the effect of any applicable state, local or foreign tax laws and further does not consider any tax consequences of transactions effectuated by stockholders subsequent to, or concurrently with, the merger.

      Accordingly, stockholders are urged to consult their own tax advisor as to the specific tax consequences of the merger, including the applicable federal, state, local and foreign tax consequences of the merger.

      The obligations of FNIS and FNF to complete the merger are conditioned upon the delivery of opinions to FNIS and FNF by Gibson Dunn and Paul Hastings, respectively, to the effect that the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. As explained more fully below, these opinions will be subject to certain assumptions, limitations and qualifications and each of FNIS, FNF and transitory subsidiary will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

      Assuming the merger constitutes a reorganization, subject to the limitations and qualifications referred to herein, the following tax consequences will result:

•	no gain or loss will be recognized by a FNIS stockholder upon the receipt of FNF common stock solely in exchange for such stockholder’s shares of FNIS common stock that are surrendered in the merger, except as a result of cash received in lieu of a fractional share of FNF common stock;

•	cash payments received by a FNIS stockholder in lieu of a fractional share of FNF common stock will result in capital gain (or capital loss) measured by the difference between the cash payment received by the stockholder and the portion of the tax basis in the shares of FNIS common stock surrendered that is allocable to such fractional share of FNF common stock. Such capital gain (or capital loss) will be long-term capital gain (or capital loss) if the shares of FNIS common stock allocable to such fractional share have been held for more than one year at the effective time of the merger;

•	the aggregate tax basis of the FNF common stock received by each FNIS stockholder in the merger will be the same as the aggregate tax basis of the FNIS common stock surrendered by the stockholder in the merger, reduced by any tax basis allocable to a fractional share of FNF common stock for which cash is received;

•	the holding period with respect to FNF common stock received by each FNIS stockholder in the merger will include the holding period for the FNIS common stock surrendered in exchange; and

•	no gain or loss will be recognized by FNF, FNIS, or the transitory subsidiary that merges into FNIS solely as a result of the merger.

      The discussion set forth in this section entitled “Material United States Federal Income Tax Consequences of the Merger” is subject to certain limitations, qualifications and assumptions and is based on certain facts and representations, including representations contained in certificates executed by officers of FNF and FNIS. The discussion assumes the absence of changes in relevant facts or in law between the date of this statement and the closing date and assumes that the merger is effected as described in the merger agreement and in the statement.

      No ruling from the Internal Revenue Service has been or will be sought in connection with the merger. Please note that the tax opinions of counsel are not binding on the Internal Revenue Service or the courts and there can be no assurance that the Internal Revenue Service or the courts will not take a contrary view.

      A successful challenge by the Internal Revenue Service to the reorganization status of the merger as a result of a failure to meet any of the requirements of a reorganization would result in the recognition of taxable gain or loss with respect to each share of FNIS common stock surrendered equal to the difference between the basis in such share and the fair market value, as of the date the merger is completed, of the FNF common stock received in exchange therefor. In such event, a stockholder’s aggregate basis in the FNF common stock so received would equal its fair market value as of the date the merger is completed and the stockholder’s holding period for such stock would begin the day after the merger.

      This discussion is only intended to provide you with a general summary of material U.S. federal income tax aspects of the merger, and it is not intended to be a complete analysis or description of all potential United States federal income tax consequences or any other consequences of the merger. In addition, this discussion does not address tax consequences, which may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment for the Merger

      The acquisition of the noncontrolling equity interest (34% as of June 30, 2003) of FNIS will be accounted for under the purchase method of accounting in accordance with SFAS No. 141. Under the purchase method of accounting, assets acquired and liabilities assumed are recorded at their estimated fair values. Goodwill is created to the extent that the merger consideration, including certain acquisition and closing costs, exceeds the fair value of the net identifiable assets acquired. Based on the information currently available, the merger is expected to result in approximately $366.8 million in goodwill. The actual goodwill arising from the merger will be based on the merger consideration, including certain acquisition and closing costs, and fair values of assets and liabilities on the date the merger is consummated. No assurance can be given that the actual goodwill amount arising from the merger will not be more or less than the amount contemplated in the Unaudited Pro Forma Condensed Combined Financial Information. In accordance with SFAS No. 142, goodwill will be initially recognized and measured based on its fair value and will not be amortized, but tested for impairment annually, or more frequently if circumstances indicate potential impairment, through a comparison of fair value to its carrying amount.

      In accordance with Emerging Issues Task Force 00-23 (“EITF 00-23”), the exchange of vested FNIS options for FNF replacement vested options results in a charge on the statement of earnings for the combined entity on the date the merger is consummated, equal to the intrinsic value of the FNF replacement options on the consummation date. Assuming that between June 30, 2003 and the closing of the merger certain FNF affiliates and FNIS employees exercise 1,457,487 FNIS options held by them and sell the FNIS shares issued upon such exercise to third parties unaffiliated with FNIS prior to the closing of the merger, and based on the FNF closing stock price on July 21, 2003 of $29.72, this non-cash, after tax charge is estimated to be approximately $18.8 million, but could be as high as $31.1 million if no options are exercised. This non-cash charge has not been reflected on the pro forma statements of earnings for the six-month period ended June 30, 2003 or for the year ended December 31, 2002 as these pro forma statements of earnings reflect results from continuing operations before non-recurring charges directly attributable to the transaction. Also in accordance with FIN 44, unearned compensation cost is measured upon consummation of the merger for the unearned portion of the intrinsic value of the unvested FNIS options that will be exchanged for unvested FNF options. The unearned compensation cost will be recognized over the remaining vesting period as a non-cash charge. Based on the FNF closing stock price on July 21, 2003 of $29.72, the after tax unearned compensation cost is estimated to be $2.8 million. The amount of the non-cash charge and unearned compensation resulting from the exchange of vested and unvested FNIS options for vested and unvested FNF options will ultimately be determined based upon the number of options outstanding on the date the merger is consummated and the stock price for FNF on the date the merger is consummated.

Regulatory Filings and Approvals Required to Complete the Merger

      The completion of this merger is subject to the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, and compliance with applicable corporate laws of Delaware.

Certain Securities Laws Considerations

      The FNF common stock to be issued in the merger will be registered under the Securities Act of 1933, as amended. These shares will be freely transferable under the Securities Act of 1933, as amended, except for FNF common stock issued to any person who is deemed to be an affiliate of FNIS or FNF. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with FNIS or FNF and include officers and directors, as well as principal stockholders.

      Affiliates of FNIS and FNF may not sell their FNF common stock acquired in the merger except pursuant to:

•	an effective registration statement under the Securities Act of 1933, as amended, covering the resale of those shares;

•	an exemption under paragraph (d) of Rule 145 under the Securities Act of 1933, as amended; or

•	any other applicable exemption under the Securities Act of 1933, as amended.

Affiliates’ Agreement

      At least ten (10) business days before the closing date of the merger, certain persons who are “affiliates” of FNIS within the meaning of Rule 145 under the Securities Act of 1933, as amended (each an “Affiliate”), shall have entered into an Affiliates’ Agreement. Each Affiliate agrees not to offer, sell, pledge, transfer or otherwise dispose of any of the shares of FNF common stock or options to purchase FNF common stock issued to the Affiliate as a result of the merger unless at the time of sale: such transaction shall be permitted pursuant to the provisions of Rule 145 under the Securities Act of 1933, as amended; the Affiliate shall have furnished to FNF an opinion of counsel, satisfactory to FNF, to the effect that no registration under the Securities Act of 1933, as amended, would be required in connection with the proposed offer, sale, pledge, transfer or other disposition; or a registration statement under the Securities Act covering the proposed offer, sale, pledge, transfer or other disposition shall be effective under the Securities Act of 1933, as amended. All certificates representing FNF common stock deliverable to each Affiliate pursuant to the merger may bear a legend indicating that the underlying shares are restricted. A form of the Affiliates’ Agreement is attached as Exhibit C to the merger agreement.

Listing on the New York Stock Exchange of FNF Common Stock to be Issued in the Merger

      FNF has agreed to cause the shares of FNF common stock to be issued in the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the merger.

Delisting and Deregistration of FNIS Common Stock after the Merger

      If the merger is completed, FNIS’ common stock will be delisted from the Nasdaq National Market System and will be deregistered under the Securities Exchange Act of 1934, as amended.

Dissenters’ Rights

      No dissenters’ or appraisal rights are available in connection with the merger or any of the transactions contemplated by the merger agreement. Delaware law does not provide for dissenters’ or appraisal rights because FNIS’ common stock is listed on the Nasdaq National Market System and because the shares of FNF common stock FNIS stockholders will receive in the merger are listed on the New York Stock Exchange.

THE MERGER AGREEMENT

      This section of the joint proxy statement/prospectus describes the merger agreement. While FNF and FNIS believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. The merger agreement is attached to this joint proxy statement/prospectus as Annex A, and is incorporated herein by reference, and FNF and FNIS urge you to read it carefully.

General

      Following the adoption of the merger agreement and approval of the merger by FNIS stockholders and the satisfaction or waiver of the other conditions to the merger, FNIS Acquisition Corp., a wholly-owned subsidiary of FNF, will merge with and into FNIS. FNIS will survive the merger as a wholly-owned subsidiary of FNF. The merger will become effective at the time of filing of a duly executed certificate of merger with the Secretary of State of the State of Delaware.

The Exchange Ratio and Treatment of FNIS Common Stock

      At the effective time of the merger, FNIS common stockholders (other than FNF and its subsidiaries) will receive, in exchange for each share of FNIS common stock they hold, 0.830 shares of FNF common stock; provided, however, that if the product (referred to as the “implied FNIS value”) of 0.830 multiplied by the average of the daily closing prices per share of FNF common stock as reported on the New York Stock Exchange Composite Transactions Tape for the five (5) consecutive trading days ending on and including the trading day immediately preceding the closing date of the merger (referred to as the “FNF Trading Price”), is more than $29.00, then the 0.830 number shall be decreased and calculated by multiplying 0.830 by a fraction, the numerator of which is $29.00 and the denominator of which is the product of 0.830 multiplied by the FNF Trading Price, rounded to the third (3rd) decimal point. If, on the day before the closing of the merger, the implied FNIS value is less than $19.00, FNIS has the right not to close the merger, unless FNF exercises its election to add to the total merger consideration a sufficient number of shares of FNF common stock to raise the implied FNIS value to $19.00, in which case the exchange ratio would be adjusted accordingly.

      No fraction of a share of FNF common stock will be issued, but instead each holder of shares of FNIS common stock who would otherwise be entitled to a fraction of a share of FNF common stock will receive an amount of cash (without interest) equal to the product of such fraction multiplied by the closing sale price of FNF’s common stock on the New York Stock Exchange Composite Transactions Tape on the date of the Closing. The number of shares of FNF common stock to be received by each FNIS stockholder (after aggregating all fractional shares of FNIS common stock held by such stockholder) shall be rounded down to the nearest whole share of FNF common stock. After the merger, the current stockholders of FNF will own approximately 91% of FNF, assuming the exercise between June 30, 2003 and the closing of the merger of 1,457,487 FNIS options held by certain FNF affiliates and FNIS employees, and the former stockholders of FNIS (other than FNF and its subsidiaries) will own approximately 9% of FNF.

Treatment of FNIS Stock Options and Warrants

      At the effective time of the merger, FNF will assume each outstanding option issued under FNIS’ 2001 Stock Incentive Plan and other FNIS stock option plans currently in effect, whether vested or unvested, to purchase shares of FNIS common stock on substantially the same terms and conditions as were applicable prior to the effective time of the merger, except that (i) the options will be exercisable for shares of FNF common stock, (ii) the number of shares of FNF common stock which may be purchased will be equal to the number of shares of FNIS common stock underlying the option multiplied by 0.830, subject to adjustment as described above and (iii) the exercise price per share of FNF common stock issuable under each FNIS option will equal the per share exercise price of the FNIS common stock purchasable under the FNIS option divided by the exchange ratio. Any fractional share of FNF common stock resulting from such adjustment will be rounded down to the nearest whole number. The exercise price will be rounded up to the nearest whole cent.

      At the effective time, each warrant to purchase shares of FNIS common stock shall be cancelled and shall at the election of FNF and at the effective time, either represent a right to purchase shares of FNF common stock or be converted into a warrant to purchase shares of FNF common stock, in each case on substantially the same terms and conditions as were applicable under the FNIS warrant, subject to the adjustments to the number of shares and exercise price noted in the preceding paragraph.

      FNF shall reserve for issuance a number of shares of FNF common stock at least equal to the number of shares of FNF common stock that will be subject to FNF options as a result of the assumption by FNF of FNIS options as contemplated by the merger agreement. As soon as practicable following the effective time of the merger, FNF shall file a registration statement on Form S-8 with respect to such shares and shall maintain the effectiveness of such registration statement for as long as such FNF options remain outstanding.

      The exchange of vested FNIS options for FNF replacement vested options results in a charge in the statement of earnings for the combined entity on the date the merger is consummated. To help reduce this charge, it is expected that between June 30, 2003 and the closing of the merger certain FNF affiliates and FNIS employees will voluntarily exercise 1,457,487 FNIS options held by them and sell the FNIS shares issued upon such exercise to third parties unaffiliated with FNIS prior to the closing of the merger. FNF and FNIS have agreed in the merger agreement to use their commercially reasonable efforts to bring about these voluntary exercises.

Exchange of Certificates

      After the effective time of the merger, FNF’s exchange agent will mail to each record holder of FNIS common stock a letter of transmittal and instructions for surrendering their certificates. Upon surrender, FNF will deliver certificates for FNF shares, and will pay to the record holder of the certificate, without interest, the amount of cash payable in lieu of fractional shares to which the holder is entitled and any dividends or distributions with respect to the FNF common stock to which the holder is entitled which have a record date after the closing date of the merger. Only those holders who properly surrender their certificates in accordance with the instructions will receive certificates representing FNF common stock, cash in lieu of any fractional FNF common stock and any dividends or distributions to which they are entitled. The surrendered certificates representing shares of FNIS common stock will be cancelled. After the effective time of the merger, each certificate representing shares of FNIS common stock that has not been surrendered will only represent the right to receive common stock of FNF, cash in lieu of any fractional FNF common stock and dividends or distributions. Following the effective time of the merger, FNIS will not register any transfers of FNIS common stock on its stock transfer books.

      If any FNIS common stock certificate is lost, stolen or destroyed, a FNIS stockholder must provide an appropriate affidavit of that fact. FNF may require a FNIS stockholder to deliver a bond as indemnity against any claim that may be made against FNF with respect to any lost, stolen or destroyed certificate.

Representations and Warranties

      FNF and FNIS each made a number of representations and warranties in the merger agreement regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the merger. The representations and warranties of the parties expire at the effective time of the merger.

FNIS’ Representations and Warranties

      FNIS’ representations and warranties include representations as to:

•	FNIS’ corporate organization and its qualification to do business;

•	FNIS’ capitalization;

•	authorization of the merger agreement by FNIS;

•	the effect of the merger on obligations of FNIS under applicable laws;

•	FNIS’ required filings and consents;

•	FNIS’ compliance with laws;

•	FNIS’ filings and reports with the Securities and Exchange Commission;

•	FNIS’ financial statements;

•	FNIS’ material contracts;

•	FNIS’ material undisclosed liabilities;

•	changes in FNIS’ business since March 31, 2003;

•	information supplied by FNIS in this joint proxy statement/prospectus and the related registration statement filed by FNF;

•	payments, if any, required to be made by FNIS to brokers and agents on account of the merger;

•	the fairness opinion received by FNIS from its financial advisor;

•	FNIS’ employee benefit plans;

•	FNIS’ taxes;

•	litigation involving FNIS;

•	interested party transactions;

•	FNIS’ directors and officers insurance coverage;

•	the inapplicability of state takeover statutes to the merger;

•	environmental laws that apply to FNIS;

•	FNIS’ labor relations;

•	FNIS’ insurance coverage;

•	FNIS’ title to the properties it owns and leases; and

•	intellectual property used by FNIS.

FNF’s and FNIS Acquisition Corp.’s Representations and Warranties

      FNF’s representations and warranties include representations as to:

•	FNF’s and FNIS Acquisition Corp.’s corporate organization and their qualification to do business;

•	FNF’s and FNIS Acquisition Corp.’s capitalization;

•	authorization of the merger agreement by FNF and FNIS Acquisition Corp.;

•	the effect of the merger on obligations of FNF under applicable laws;

•	FNF’s required filings and consents;

•	FNF’s and FNIS Acquisition Corp.’s compliance with applicable laws;

•	FNF’s filings and reports with the Securities and Exchange Commission;

•	FNF’s financial statements;

•	information supplied by FNF in this joint proxy statement/prospectus and the related registration statement filed by FNF;

•	payments, if any, required to be made by FNF to brokers and agents on account of the merger;

•	interim operations of FNIS Acquisition Corp.;

•	FNF’s and FNIS Acquisition Corp.’s taxes;

•	the fairness opinion received by FNF from its financial advisor;

•	litigation involving FNF and FNIS Acquisition Corp.;

•	interested party transactions;

•	FNF’s directors’ and officers’ insurance coverage; and

•	FNF’s and its subsidiaries’ ownership of FNIS common stock;

      The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the portions of the merger agreement entitled: “Representations and Warranties of the Company,” relating to FNIS and “Representations and Warranties of Parent and Sub,” relating to FNF and FNIS Acquisition Corp.

FNIS’ Conduct of Business before Completion of the Merger

      FNIS agreed that, until the earlier of the completion of the merger or termination of the merger agreement or unless FNIS receives FNF’s prior written consent, FNIS will use commercially reasonable efforts to:

•	preserve intact its present business organization;

•	maintain in effect all material licenses, approvals and authorizations, including, without limitation, all licenses and permits that are required by applicable laws, statutes, ordinances, rules or regulations for FNIS to carry on its business;

•	preserve material existing relationships with its employees, agents, customers, lenders, suppliers and others having a business relationship with it.

      FNIS also agreed that until the earlier of the completion of the merger or termination of the merger agreement or unless FNIS receives FNF’s prior written consent, FNIS will conduct its business in compliance with certain specific restrictions relating to the following:

•	declaration, setting aside or payment of dividends or other distributions;

•	any split, combination or reclassification of capital stock;

•	issuance, delivery, sale or purchase of FNIS securities;

•	change in equity capitalization;

•	amendment of any of the financial terms of FNIS securities;

•	amendment of FNIS’ Amended and Restated Certificate of Incorporation, Bylaws or organizational documents;

•	taking any action that would be expected to result in any of the conditions to the merger agreement not being satisfied;

•	merger or consolidation with or acquisition of assets of or equity interest in a third party;

•	the incurrence or guarantee of indebtedness;

•	making of capital expenditures of FNIS and its subsidiaries taken as a whole in excess of $1,000,000;

•	modification of accounting principles;

•	entry into employment agreements or increase in compensation of officers or directors;

•	entry into transactions with officers or directors of FNIS;

•	amendment, modification or termination of material contracts;

•	making of tax elections or settlement of tax liabilities other than in the ordinary course of business consistent with past practice;

•	authorization or entry into any contract or agreement to do any of the foregoing.

      The agreements related to the conduct of FNIS’ business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the sections of the merger agreement entitled “Conduct and Transactions Prior to Effective Time; Additional Agreements,” relating to FNIS.

FNF’s Conduct of Business before Completion of the Merger

      FNF has agreed that, until the earlier of the completion of the acquisition or termination of the merger agreement or unless FNF receives FNIS’ prior written consent, FNF shall use its commercially reasonable efforts to:

•	preserve intact its present business organization;

•	maintain in effect all licenses, approvals and authorizations that are required by applicable laws, statutes, ordinances, rules or regulations for FNF or any of its subsidiaries (other than FNIS and its subsidiaries) to carry on its business; and

•	preserve existing relationships with its employees, its agents, and its customers, lenders, suppliers and others with which it has business relationships.

      FNF has also agreed that it will not take any action that would reasonably be expected to result in any of the conditions to the merger agreement not being satisfied.

No Solicitation by FNIS

      FNIS and its subsidiaries further agreed to cease, as of the date of the merger agreement, any and all existing activities, discussions or negotiations with any parties conducted prior to that date with respect to any “Takeover Proposal” as defined below.

      Subject to the following paragraph, until the merger is completed or the merger agreement is terminated, FNIS and its subsidiaries agreed not to, and agreed to direct their respective officers, directors, employees, agents, accountants, counsel, investment bankers or financial advisors or affiliates not to:

•	directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Takeover Proposal,

•	directly or indirectly engage in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of FNIS or any subsidiary to, or otherwise assist, facilitate or encourage, any person relating to, any Takeover Proposal; or

•	approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Takeover Proposal.

      FNIS may, without breaching the merger agreement, respond to an unsolicited, bona fide written Takeover Proposal by discussing the proposal with, and furnishing information to, the party making the proposal, if all of the following conditions are met:

•	such action is taken prior to obtaining FNIS stockholder approval of the merger or FNF stockholder approval of its charter amendment;

•	FNIS’ special committee or its board of directors, upon recommendation of FNIS’ special committee, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to FNIS’ stockholders under applicable law;

•	FNIS’ special committee or its board of directors, upon recommendation of FNIS’ special committee, after consultation with its financial advisor, determines in good faith that such a Takeover Proposal, would constitute, or is reasonably likely to lead to, a Superior Proposal, as defined below; and

•	prior to taking such action FNIS provides prompt notice to FNF to the effect that it is taking such action, receives from such person making the unsolicited bona fide written offer or proposal an executed confidentiality agreement in reasonably customary form and approved by FNF; and complies with the provisions of the merger agreement.

      A Takeover Proposal is any inquiry, proposal or offer, other than an offer, inquiry or proposal from FNF, relating to:

•	any direct or indirect acquisition or purchase of 20% or more of the net revenues of FNIS and its subsidiaries, taken as a whole; or

•	any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 20% or more of the assets of FNIS and its subsidiaries, taken as a whole; or

•	any direct or indirect acquisition or purchase of FNIS common stock or voting power (or of securities or rights convertible into or exercisable for such FNIS common stock or voting power) of FNIS that would result in a person or group owning 10% or more of FNIS common stock or voting power of FNIS (or of securities or rights convertible into or exercisable for such FNIS common stock or voting power); or

•	any tender offer or exchange offer or other acquisition or series of acquisitions of FNIS common stock that if consummated would result in any person or group beneficially owning 10% or more of the FNIS common stock or the voting power (or of securities or rights convertible into or exercisable for such FNIS common stock or voting power) of FNIS; or

•	any merger, share exchange, consolidation, business combination, recapitalization, dissolution or similar transaction involving FNIS or any subsidiary that constitutes 20% or more of the net revenues or assets of FNIS and its subsidiaries, taken as a whole; or

•	any public announcement of a proposal, plan, or intention to do, or any agreement to engage in, any of the foregoing.

      A Superior Proposal is a Takeover Proposal (substituting 80% for the reference to 20% in the first two bullets of the immediately preceding paragraph, 100% for the reference to 20% in the fifth bullet of the immediately preceding paragraph, and 100% for each reference to 10% in the immediately preceding paragraph), pursuant to which all holders of FNIS common stock would be given the opportunity to receive the same consideration for their FNIS common stock, the terms of which the FNIS special committee determines in its good faith judgment, after considering the advice of its financial advisor and any proposed modifications to the merger agreement made by FNF, are more favorable to the FNIS public stockholders from a financial point of view than those terms contained in the merger agreement, and which is reasonably likely to be consummated on a timely basis.

      Prior to providing any information to or entering into discussions or negotiations with any person in connection with a Takeover Proposal, FNIS has agreed to promptly advise FNF orally and in writing of the receipt by it of any Takeover Proposal, the material terms and conditions of such Takeover Proposal, and the identity of the person making any such Takeover Proposal. FNIS has further agreed to keep FNF fully informed of the status and details of any such Takeover Proposal.

      Prior to entering into a binding written agreement with a third party concerning a transaction that constitutes a Superior Proposal, FNIS has agreed to notify FNF in writing that it intends to enter into such an agreement with such third party, and for a period of three business days, to negotiate in good faith, and cause its financial and legal advisors to negotiate in good faith, with FNF to attempt to make such commercially reasonable adjustments in the terms and conditions of the merger agreement such that the proposed transaction would no longer constitute a Superior Proposal.

Conditions to Completion of the Merger

      The obligations of FNF and FNIS to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver, to the extent legally permissible, of each of the following conditions before completion of the merger:

•	twenty (20) business days shall have elapsed from the mailing of the joint proxy statement/ prospectus to FNIS’ stockholders;

•	FNF’s registration statement on Form S-4, of which this joint proxy statement/ prospectus is a part, shall have been declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and shall not be the subject of any stop order or proceeding by the Securities and Exchange Commission seeking a stop order;

•	all authorizations, consents, orders or approvals imposed by any governmental entity necessary for the consummation of the merger shall have been filed, expired or been obtained, other than those that, individually or in the aggregate, the failure of which to be filed, expired or obtained would not be reasonably expected to have an “FNF Material Adverse Effect” or a “FNIS Material Adverse Effect,” each as defined below;

•	no temporary restraining order or injunction, proceeding, law, regulation or order, that could prevent the merger or make the merger illegal, has been entered or begun;

•	FNF’s shares of common stock issuable to the holders of FNIS common stock pursuant to the merger (including the shares of FNF common stock reserved for issuance with respect to FNIS’ options) shall have been authorized for listing on the New York Stock Exchange (or other national market or exchange on which FNF common stock is then traded or quoted), upon official notice of issuance;

•	FNIS shall have obtained approval of the merger from its stockholders; and

•	FNF shall have obtained approval of its charter amendment from its stockholders.

      FNIS’ obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver in writing of each of the following additional conditions before completion of the merger:

•	FNF’s and FNIS Acquisition Corp.’s representations and warranties must be true and correct as of the date the merger is to be completed as if made at and as of such time except:

•	to the extent that the failure of the representations and warranties of FNF and FNIS Acquisition Corp. to be true and correct, in the aggregate, would not have an FNF Material Adverse Effect,

•	to the extent FNF’s and FNIS Acquisition Corp.’s representations and warranties address matters only as of a particular date, they must be true and correct as of that date; and

•	if any of FNF’s representations and warranties are not true and correct but the effect, in the aggregate, of the inaccuracies of these representations and breaches of these warranties, does not have an FNF Material Adverse Effect, then this condition will be deemed satisfied.

•	FNIS shall have received a certificate signed by a senior executive officer of FNF certifying the fulfillment of the above condition;

•	FNF and FNIS Acquisition Corp. shall have performed in all material respects each of their respective obligations and covenants required to be performed by FNF or FNIS Acquisition Corp., as the case may be, at or before completion of the merger and deliver a certificate to FNIS executed by a senior executive officer of FNF certifying that the conditions have been fulfilled;

•	no change shall have occurred with respect to FNF and its subsidiaries (other than FNIS and its subsidiaries) since March 31, 2003 that constitutes an FNF Material Adverse Effect;

•	FNIS shall have received a tax opinion from counsel to the FNIS special committee to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code; and

•	the implied FNIS value shall not be less than $19.00; or if the implied FNIS value is less the $19.00, FNF shall have increased, at its election, the aggregate merger consideration with additional FNF common stock in an amount equal to such deficit times the number of shares of FNIS common stock issued and outstanding immediately prior to the effective time of the merger.

      FNF’s and FNIS Acquisition Corp.’s obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

•	FNIS’ representations and warranties must be true and correct as of the date the merger is to be completed as if made at and as of such time except:

•	to the extent that the failure of the representations and warranties of FNIS to be true and correct, in the aggregate, would not have a FNIS Material Adverse Effect;

•	to the extent FNIS’ representations and warranties address matters only as of a particular date, they must be true and correct as of that date; and

•	if any of FNIS’ representations and warranties are not true and correct but the effect, in the aggregate, of the inaccuracies of these representations and breaches of these warranties, does not have a FNIS Material Adverse Effect, then this condition will be deemed satisfied;

•	FNF shall have received a certificate signed by a senior executive officer of FNIS certifying the fulfillment of the above condition;

•	FNIS shall have performed in all material respects each of the obligations and covenants required to be performed by FNIS, at or before completion of the merger and deliver a certificate to FNF executed by a senior executive officer of FNIS certifying that the conditions have been fulfilled;

•	no change has occurred with respect to FNIS and its subsidiaries since March 31, 2003 that constitutes a FNIS Material Adverse Effect;

•	FNIS preferred stock shall have been issued to CTT in exchange for its shares of FNIS common stock, in a manner satisfactory to FNF in its sole discretion; and

•	FNF shall have received a tax opinion from its counsel to the effect that the merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code.

      A FNF Material Adverse Effect is any change, event, circumstance or effect that is reasonably likely to be (i) materially adverse to the business, financial condition or results of operations of FNF and its subsidiaries, other than FNIS and its subsidiaries, taken as a whole or (ii) materially adverse to the ability of FNF or FNIS Acquisition Corp. to perform its obligations under the merger agreement or consummate the merger and the other transactions; provided, however, that FNF Material Adverse Effect shall not be deemed to include any change, event, circumstance or effect relating to or arising from (w) changes in general economic or securities market conditions, (x) the commencement or escalation of war or other national or international calamity, including without limitation acts of terrorism directly or indirectly involving the United States, (y) the public announcement of the transactions or actions taken by FNF or its subsidiaries (other than FNIS and its subsidiaries) in connection with the transactions, or (z) actions taken or failed to be taken by FNIS or its subsidiaries in connection with the transactions.

      A FNIS Material Adverse Effect is any change, event, circumstance or effect that is reasonably likely to be (i) materially adverse to the business, results of operations, assets or liabilities, or financial condition of FNIS and its subsidiaries taken as a whole or (ii) materially adverse to the ability of FNIS to perform its obligations under the merger agreement or consummate the merger and the other transactions; provided, however, that FNIS Material Adverse Effect shall not be deemed to include any change, event, circumstance or effect relating to or arising from (w) changes in general economic or securities market conditions, (x) the commencement or escalation of war or other national or international calamity, including without limitation acts of terrorism directly or indirectly involving the United States, (y) the public announcement of the transactions or actions taken by FNIS or its subsidiaries in connection with the transactions, or (z) actions taken or failed to be taken by FNF or its subsidiaries, other than FNIS and its subsidiaries, in connection with the transactions.

Termination of the Merger Agreement

      The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the matters presented in connection with the merger by FNIS stockholders and FNF stockholders:

•	by mutual consent duly authorized by the boards of directors of FNF and FNIS;

•	by either FNF or FNIS, if any of the following shall have occurred:

•	if the merger is not completed before January 15, 2004, except that this right to terminate the merger agreement is not available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before January 15, 2004 if such action or failure to act constitutes a breach of the merger agreement;

•	if any order, decree or ruling or other action of a court of competent jurisdiction or other governmental entity shall have been issued and having the effect of permanently restraining, enjoining or otherwise prohibiting the merger and which order, decree or ruling is final and non-appealable; or

•	if the merger agreement fails to receive the requisite vote for approval and adoption and the merger fails to receive the requisite vote for approval by the stockholders of FNIS at an FNIS stockholders meeting or at any adjournment of that meeting or by the stockholders of FNF at an FNF stockholders meeting or at any adjournment of that meeting, except that this right to terminate the merger agreement is not available to any party where the failure to obtain stockholder approval was caused by that party’s action or failure to act and such action or failure to act constitutes a breach of the merger agreement.

•	by FNF if any of the following shall have occurred:

•	if the board of directors of FNIS withdraws, modifies or changes its recommendation that the stockholders of FNIS approve the merger in a manner adverse to FNF and its stockholders, or shall have recommended any Takeover Proposal; or

•	upon a breach of any representation, warranty, covenant or obligation on the part of FNIS set forth in the merger agreement and such breach shall not have been waived by FNF.

•	by FNIS if any of the following shall have occurred:

•	upon a breach of any representation, warranty, covenant or agreement on the part of FNF in the merger agreement and such breach shall not have been waived by FNIS; or

•	prior to the FNIS stockholders meeting and the FNF stockholders meeting, if a Superior Proposal shall have occurred and FNIS shall have (1) notified FNF in writing of its intent to enter into an agreement with a third party and of the terms of the Superior Proposal, and (2) negotiated in good faith with FNF (including its financial and legal advisors) for three business days; provided that upon terminating the merger agreement FNIS immediately enters into a definitive agreement for an acquisition transaction with respect to such Superior Proposal and pays any termination fee due under the merger agreement.

Termination Payments by FNIS

      If any of the following shall occur, FNIS shall promptly pay FNF in immediately available funds an amount equal to the sum of (1) $33,000,000 plus (2) FNF’s out-of-pocket expenses reasonably incurred by FNF, FNIS Acquisition Corp. and their respective affiliates in connection with the merger agreement and the transactions contemplated thereunder, including fees and expenses of accountants, attorneys, financial advisors and lenders, up to a maximum amount of $2,500,000:

•	if FNIS terminates the merger agreement because the merger has not been consummated by January 15, 2004, and at any time after July 11, 2003, but prior to the date of such termination, a Takeover Proposal shall have been made or reaffirmed to FNIS or publicly announced; or

•	if FNIS terminates the merger agreement and simultaneously enters into an agreement with respect to a Superior Proposal; or

•	if FNF terminates the merger agreement because of a breach by FNIS of any of its representations, warranties, covenants or agreements in the merger agreement, such that the conditions to the closing of the merger are incapable of being satisfied, and FNF does not waive the breach; or

•	by FNF either if the FNIS board of directors changes its recommendation to the FNIS stockholders to approve the merger, or if the FNIS Board or its special committee recommends, or resolves to recommend, any Takeover Proposal, other than the merger.

Extension and Waiver of the Merger Agreement

      At any time prior to the consummation of the merger (whether before or after approval of the stockholders of FNIS), FNF and FNIS may

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

      Any extension or waiver on behalf of FNIS shall be taken only upon the recommendation of FNIS’ special committee (and, when applicable, by the disinterested directors of FNIS). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

RELATIONSHIP BETWEEN FNF AND FNIS

Business Combinations and Acquisition of FNIS Shares By FNF

      On February 15, 2001 FNF purchased a $18.7 million secured convertible note, which was repaid by FNIS in March 2002. In connection with this purchase, FNF also acquired 135,715 shares of FNIS common stock from Moore North America, Inc., a Delaware corporation.

      On August 1, 2001, pursuant to an Agreement and Plan of Reorganization and merger dated April 12, 2001, FNIS acquired one wholly-owned subsidiary of FNF and three wholly-owned subsidiaries of CTT. At the same time, FNF transferred to FNIS 80% of the issued and outstanding stock of Fidelity National Tax Service, Inc. The subsidiary of FNF that FNIS acquired was International Data Management Corporation, which had been acquired by FNF in January 2001. The subsidiaries of CTT that FNIS acquired were Market Intelligence, Inc., Fidelity National Credit Service, Inc., and Fidelity National Flood, Inc. In consideration for these transactions, FNIS transferred to FNF and CTT 5,507,671 and 11,703,801 shares of FNIS common stock, respectively. These transactions had the effect of a reverse merger, following which FNIS became a majority-owned subsidiary of FNF.

      In connection with the business combination with FNF, FNIS paid to certain of its employees bonus payments in the aggregate amount of $227,991. These payments were an obligation of FNF arising from its earlier acquisition of a convertible promissory note FNIS issued and 135,715 shares of FNIS’ common stock held by Moore North America, Inc. As part of this transaction, FNF assumed the obligation of Moore North America to make certain bonus payments to certain of Moore’s former employees, several of whom were FNIS’ employees at the time of the business combination with FNF. On September 24, 2001 and concurrently with the closing of that transaction, FNIS paid the $227,991 obligation described above on behalf of FNF, and FNF reimbursed FNIS for that amount plus a payment grossing up FNIS for the payroll taxes FNIS paid in connection with those bonus payments. The foregoing arrangement, whereby FNIS paid an obligation of FNF and was reimbursed, was entered into for bookkeeping simplicity. There is no accompanying written agreement between FNF and FNIS with respect to this arrangement.

      On August 2, 2001, FNIS issued to FNF 1,614,286 shares of its common stock in exchange for all of the outstanding common stock of Risco, Inc.

      On August 2, 2001, FNIS acquired all the assets and liabilities of Reez.com, Inc., from FNF in exchange for 136,971 shares of its common stock.

      On October 10, 2001, FNIS purchased the 40,000 shares in Fidelity National Tax Service, Inc., representing the residual 20% minority interest not acquired by FNIS in August 2001, for $5.4 million in cash.

      On July 9, 2002, FNIS completed its offer to exchange shares of FNIS common stock for all of the outstanding common stock (other than treasury stock) of Micro General in which Micro General stockholders received 0.696 shares of FNIS common stock for each share of Micro General common stock properly tendered prior to the expiration of the offer. Also on July 9, 2002, FNIS completed a short-form merger of a wholly-owned subsidiary of FNIS with and into Micro General in which Micro General stockholders received 0.696 shares of FNIS common stock for each share of Micro General common stock held at the effective time of such merger. FNF was a significant stockholder of Micro General. As a result of the offer and the merger, FNF acquired 6,652,576 shares of FNIS common stock, warrants to purchase 200,970 shares of FNIS common stock and a note convertible into 403,120 shares of FNIS common stock. On July 24, 2002, FNF notified FNIS of its election to convert the note into 403,120 shares of FNIS common stock.

      As of June 30, 2003, FNF and CTT owned approximately 14,450,337 and 11,703,801 shares of FNIS common stock, respectively. FNF also holds warrants to purchase 904,400 shares of FNIS common stock. Pursuant to the terms of the merger agreement, these warrants shall, at the effective time of the merger, be cancelled. As of June 30, 2003, FNF and CTT collectively owned approximately 66% of FNIS’ outstanding common stock.

Relationship of Directors and Executive Officers of FNIS with FNF

      William P. Foley, II, Chairman of the board of directors of FNIS, also serves as Chairman of the Board and Chief Executive Officer of FNF. In addition, as of June 30, 2003, Mr. Foley owned 65,916 shares of FNIS common stock and options exercisable within 60 days of that date to acquire 1,129,993 shares of FNIS common stock. As of June 30, 2003, Mr. Foley also owned 4,294,897 shares of FNF common stock and options exercisable within 60 days to acquire 3,011,653 shares of FNF common stock.

      Patrick F. Stone, a director and the Chief Executive Officer of FNIS, also serves as a director of FNF. Mr. Stone also served as the President of FNF until January 1, 2003. In addition, as of June 30, 2003, Mr. Stone owned 20,000 shares of FNIS common stock and options exercisable within 60 days to acquire 472,405 shares of common stock of FNIS. As of June 30, 2003, Mr. Stone also owned 27,607 shares of FNF common stock and options exercisable within 60 days to acquire 53,334 shares of FNF common stock.

      Cary H. Thompson, a director of FNIS, is also a director of FNF. In addition, as of June 30, 2003, Mr. Thompson held options exercisable within 60 days to acquire 48,334 shares of FNIS common stock. As of June 30, 2003, Mr. Thompson owned 3,316 shares of FNF common stock and options exercisable within 60 days to acquire 9,624 shares of FNF common stock.

      The exchange of vested FNIS options for FNF replacement vested options results in a charge in the statement of earnings for the combined entity on the date the merger is consummated. To help reduce this charge, it is expected that certain FNF affiliates and FNIS employees will voluntarily exercise 1,457,487 FNIS options held by them and sell the FNIS shares issued upon such exercise to third parties unaffiliated with FNIS prior to the closing of the merger. Between July 25, 2003 and the closing of the merger, it is expected that of this amount, 564,997 FNIS options will have been exercised and the resulting shares sold by Mr. Foley, 236,203 FNIS options will have been exercised and the resulting shares sold by Mr. Stone, and 24,167 FNIS options will have been exercised and the resulting shares sold by Mr. Thompson. These transactions, or possible transactions, are not reflected in the shares or options held by Messrs. Foley, Stone and Thompson as reported above.

      In addition to the above, the following FNF affiliates (comprised of certain of its executive officers and one of its directors), as of June 30, 2003, held the number of FNIS options indicated next to their names: Christopher Abbinante (38,355), Brent Bickett (115,000), Ronald Maudsley (31,021), Erica Meinhardt (39,355), Raymond Quirk (31,021), Peter Sadowski (21,666), Ernest Smith (47,687), Alan Stinson (50,000), and Frank Willey, a director of FNF (29,717). It is expected that prior to the closing of the merger, each of these persons will also have exercised a portion of their vested FNIS options and sold the resulting shares.

Intercompany Arrangements

      FNF’s relationship with FNIS is governed, in part, by certain agreements and arrangements, including a services agreement between the two companies. The following description is a summary of the material terms of these agreements and arrangements, which have been filed by FNF or FNIS, as applicable, with the Securities and Exchange Commission as exhibits to the reports filed by the two companies pursuant to the Securities Exchange Act of 1934, as amended. Because the following description is only a summary, it is not necessarily complete and is qualified in its entirety by reference to the relevant agreements. See “Where You Can Find More Information” beginning on page 138.

Management and Support Services Agreement

      FNF and FNIS entered into a Management and Support Services Agreement (the “Support Services Agreement”) on August 1, 2001 under which FNIS pays to FNF an annual fee for executive and general management, accounting, legal, investment, administrative services and other services that FNF provides to FNIS. The Support Services Agreement automatically renews each year unless terminated by either party in accordance with its terms. The amount of fees paid by FNIS to FNF for providing such services is based on estimated time incurred to perform each of the functions and the estimated costs for the function performed. FNIS paid FNF fees of $1.5 million and $0.5 million for 2002 and 2001, respectively, in connection with this Support Services Agreement.

Master Services and Intellectual Property Agreement

      FNF and FNIS entered into a Master Services and Intellectual Property Agreement (the “Master Services Agreement”) effective January 1, 2003 (for a term of up to one year) under which FNIS agrees to provide certain services and technology to FNF and each party agrees to provide certain intellectual property to the other for its use. The Master Services Agreement replaces the System Development, Maintenance and Information Technology Services Master Agreement dated July 9, 2002 that FNF had previously entered into with Micro General Corporation, a wholly-owned subsidiary of FNIS. Under the terms of the Master Services Agreement, FNIS agrees to provide services to FNF at prices no higher than it charges to any direct competitor of FNF. Certain projects are billed to FNF on a cost plus fixed percentage profit basis. The remainder of the revenues from FNF are derived from the provisioning of a variety of products and services that are billed under one of the following methods: time and expenses, monthly maintenance, and fees based on per transaction, per user and per location.

      In May 2003, FNIS received notice from FNF of its intent to transfer to its newly acquired FIS Technology Center hosting services for systems FNIS is currently providing to FNF from FNIS’ Chicago

Data Center. Under the terms of the Master Services Agreement between FNIS and FNF, such notice is effective 90 days from its date and provides for transition assistance by FNIS to FNF, if requested, for a subsequent period of up to six months on a fee basis. The transfer of hosting services will begin in the second half of the current year. FNIS expects that the transfer will be completed by the first quarter of 2004 and estimates that its current hosting services revenue will be reduced by $0.8 million to $1.0 million monthly upon completion.

      FNIS provides supporting services for SIMON and TEAM, real estate settlement software solutions used by FNF and its affiliates. In addition, FNIS has been developing for FNF a new enterprise software solution, NGS, which will eventually replace SIMON and TEAM. Revenue derived from FNF and its subsidiaries in connection with the development of NGS, supporting SIMON and TEAM and providing other services was $117.8 million, $106.1 million and $68.6 million in 2002, 2001 and 2000, respectively.

      In addition, included in the 2002 and 2001 FNIS Data revenue were $9.8 million and $2.0 million, respectively, related to sales of data products to FNF.

Other Transactions with FNF

      FNIS recorded interest expense, net in the amount of $1.1 million for the year ended December 31, 2002. The interest expense includes approximately $0.2 million incurred in connection with FNIS’ secured revolving credit facility with FNF and $0.3 million incurred in connection with a convertible note payable held by FNF. FNF exercised its option to convert the note into 403,120 shares of FNIS common stock on July 24, 2002.

      FNIS has received referrals from FNF and has referred customers to FNF.

DESCRIPTION OF CAPITAL STOCK OF FNF

      The following summary of the terms of FNF capital stock prior to, and after completion of, the merger is not meant to be complete and is qualified by reference to the Restated Certificate of Incorporation and Bylaws of FNF. Copies of the charter and Bylaws are incorporated by reference and will be sent upon request to stockholders of FNIS common stock. See “Where You Can Find More Information” beginning on page 138.

General

      The authorized capital stock of FNF consists of 150,000,000 shares of common stock, par value $0.0001 per share and 3,000,000 shares of preferred stock, par value $0.0001 per share. As of June 30, 2003, there were approximately 134,754,586 shares of FNF common stock outstanding and no shares of FNF preferred stock outstanding. As of June 30, 2003, there were options for 11,681,118 shares of FNF common stock outstanding, of which options for 9,353,732 shares of FNF common stock were exercisable.

FNF Common Stock

      Common Stock Outstanding. The outstanding shares of common stock are, and the shares of common stock issued pursuant to the merger will be, duly authorized, validly issued, fully paid and nonassessable. About the same time as the FNIS annual meeting, FNF will be holding its annual meeting at which its stockholders will vote to increase the authorized number of shares of FNF common stock from 150,000,000 to 250,000,000. Receipt of the required vote by the FNF stockholders to effect this amendment is a condition to the consummation of the merger. Holders of FNF common stock do not have preemptive rights to purchase or subscribe for any stock or other securities, and there are not conversion rights or redemption or sinking fund provisions with respect to such stock. Additional authorized shares of FNF common stock may be issued without stockholder approval.

      Dividend Rights. The holders of FNF common stock are entitled to receive dividends, when declared by FNF’s board of directors out of funds legally available therefor, and may be paid in cash, stock or other property. In certain cases, holders of FNF common stock may not receive dividends until obligations to the holders of any outstanding shares of FNF preferred stock have been satisfied. In addition, FNF’s ability to pay dividends may be restricted by loan agreements, regulatory restrictions, or other transactions that FNF enters into from time to time.

      Rights upon Liquidation or Dissolution. In the event of the dissolution of FNF, holders of FNF common stock will share ratably in all assets remaining after payment of liabilities and after providing for any liquidation preference for any outstanding shares of preferred stock.

      Voting Rights. Each holder of FNF common stock is entitled to one vote for each share held of record on all matters presented for a vote at a stockholders meeting, including the election of directors. Holders of FNF common stock do not have cumulative voting rights.

FNF Preferred Stock

      The authorized but unissued shares of FNF preferred stock are available for issuance from time to time at the discretion of FNF’s board of directors without stockholder approval. FNF’s board of directors has the authority to determine, for each series of FNF preferred stock it establishes, the number, designation, powers, preferences, restrictions, qualifications, limitations and rights of the shares of such series, subject to applicable law and the provisions of any then-outstanding series of FNF preferred stock. The terms of any series of FNF preferred stock, including the dividend rate, redemption price, liquidation rights, sinking fund provisions, conversion rights and voting rights, and any corresponding effect on other FNF stockholders, will be dependent largely on factors existing at the time of issuance. Such terms and effects could include restrictions on the payment of dividends on the FNF common stock if dividends on the FNF preferred stock are in arrears, dilution of the voting power of other FNF stockholders to the extent a series of FNF preferred stock has voting rights, and reduction of amounts available for liquidation as a result of any liquidation preference granted to any series of FNF preferred stock.

Anti-Takeover Provisions

      Certain provisions of FNF’s Restated Certificate of Incorporation and Bylaws may make it less likely that its management would be changed, or that someone would acquire voting control of FNF, without the consent of its board of directors. These provisions may delay, deter or prevent tender offers or takeover attempts that FNF’s stockholders may believe are in their best interests, including tender offers or takeover attempts that might allow FNF stockholders to receive a premium over the market price of FNF common stock. In the event that FNF issues shares of preferred stock, holders of such shares may have rights that supersede these provisions. However, there are currently no shares of preferred stock issued and outstanding and FNF does not currently intend to issue any preferred stock.

      Fair Price Provision, Transactions and Interested Stockholders. FNF’s Restated Certificate of Incorporation prohibits certain business combinations between FNF and interested stockholders, which include direct and indirect owners of ten percent or more of the voting stock of FNF and their affiliates, unless those transactions are approved by holders of at least 66 2/3% of the outstanding, voting stock not owned by any interested stockholders, voting together as a single class. This 66 2/3%, approval is in addition to any approval required by law. Business combinations requiring the 66 2/3% approval include:

•	any merger or consolidation with an interested stockholder or a corporation affiliated with an interested stockholder;

•	any sale, lease, pledge, exchange, mortgage or other transfer or disposition of FNF assets valued at ten percent or more of the fair market value of FNF’s consolidated assets to an interested stockholder or person or entity affiliated with an interested stockholder, other than in the ordinary course of business;

•	the issuance, pledge or transfer by FNF of any FNF securities, or the securities of one or more of its subsidiaries, to an interested stockholder in exchange for consideration with a value of ten percent or more of the fair market value of FNF’s consolidated assets, unless such person is acting as an underwriter for such securities;

•	any sale, lease, pledge, exchange, mortgage or other transfer or disposition of the assets of any interested stockholder or any person or entity affiliated with an interested stockholder with a value of ten percent or more of the fair market value of the consolidated assets of FNF to FNF or one or more of its subsidiaries, other than in the ordinary course of business;

•	the adoption of any plan proposed by or on behalf of an interested stockholder or a person or entity affiliated with an interested stockholder to liquidate or dissolve FNF; and

•	any transaction that increases the voting power or proportionate share of any class of equity or convertible securities of FNF owned directly or indirectly by an interested stockholder or a person or entity affiliated with an interested stockholder.

      However, if 66 2/3% of the “continuing directors” approve the business combination, the 66 2/3% stockholder approval requirement does not apply. Continuing directors are those FNF directors, excluding directors who are the interested stockholder or a representative or affiliate of the interested stockholder, (1) who were members of the board of directors before the interested stockholder involved in the business combination became an interested stockholder, or (2) whose election or nomination was approved by a majority of the directors holding office at the time the interested stockholder involved in the business combination became an interested stockholder.

      This special stockholder approval requirement also does not apply to any business combination that meets certain conditions specified in FNF’s Restated Certificate of Incorporation. These conditions include:

•	that each stockholder receives for each of his or her shares a purchase price at least equal to the greater of (1) the highest price per share paid by the interested stockholder either in the course of becoming an interested stockholder or in the two years before the business combination is announced, (2) the fair market value of FNF shares when the interested stockholder became an interested stockholder, and (3) the fair market value of FNF shares when the business combination was announced;

•	that if, during the period after the interested stockholder became an interested stockholder and prior to completion of the business combination, FNF has failed to declare and pay any regular quarterly dividend, unless such failure was approved by 66 2/3% of the continuing directors;

•	the interested stockholder has not acquired any additional shares of FNF stock after becoming an interested stockholder;

•	after the interested stockholder became an interested stockholder, such person has not directly or indirectly received the benefit of any loans, advances, guarantees, pledges or other financial assistance provided by FNF; and

•	a proxy or information statement describing the proposed business combination is mailed to all holders of FNF common stock at least 30 days before the business combination is completed.

      Holders of at least 66 2/3% of the outstanding voting stock of FNF not owned by any interested stockholders, voting together as one class, must approve a proposal to amend, repeal, or adopt provisions inconsistent with the provisions of FNF’s Restated Certificate of Incorporation described above, unless such proposal is approved by 66 2/3% of the continuing directors, in which case holders of at least a majority or the outstanding voting stock entitled to vote may approve such a proposal.

      Transactions with Directors and Executive Officers. FNF’s Bylaws provide that the approval of directors representing at least 75% of the FNF board of directors is required for any transaction, or series of related transactions, to which FNF or any of its subsidiaries is to be a party, in which any member of the FNF board of directors or any executive officer of FNF has an interest, if such transaction would be required to be disclosed pursuant to Item 404 of Regulation S-K under the Securities Act in a proxy statement of FNF for a meeting of its stockholders.

      Preferred Stock May be Issued Without Stockholder Approval. FNF’s Restated Certificate of Incorporation permits its board of directors, at any time and without stockholder approval, to issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of FNF through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring FNF’s then existing management could stop a takeover by preventing the person trying to take control of FNF from acquiring the voting shares necessary to take control.

      Classified Board of Directors. Members of the FNF board of directors are divided into three classes and serve staggered three-year terms. This means that only approximately one-third of the directors are elected at each annual meeting of stockholders, and that it would take two years to replace a majority of the directors by means of such elections. Under FNF’s Restated Certificate of Incorporation, directors can be removed from office during their terms only if holders of at least 50% of the outstanding voting stock, voting together as one class, approve the removal. Holders of at least 80% of the outstanding voting stock, voting together as a single class, must approve any proposal to amend, repeal or adopt any provisions inconsistent with this provision unless such proposal is approved by 66 2/3% of the continuing directors, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such a proposal.

      Restriction on Stockholder Actions by Written Consent. FNF’s Restated Certificate of Incorporation provides that any action required or permitted to be taken by FNF’s stockholders must be effected at a duly called annual or special meeting of stockholders and not by written consent. Special meetings of stockholders may be called only by the FNF board of directors. Holders of at least 80% of FNF’s outstanding voting stock, voting together as one class, must approve any proposal to amend, repeal or adopt any provision inconsistent with these provisions, unless such proposal is approved by 66 2/3% of the continuing directors, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such proposal.

      Advance Notice of Requirements for Director Nominations and Stockholder Proposals. FNF’s stockholders can nominate candidates for the FNF board of directors. However, stockholders must follow the advance notice procedures described in FNF’s Bylaws. In general, a stockholder must submit a written notice of the nomination to the Secretary of FNF, which must be received at least 120 days prior to the anniversary of the mailing of the preceding year’s proxy statement for the annual meeting of stockholders. In the event that the date of the annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days from such anniversary, to be timely notice by the stockholder must be received by the Secretary of FNF not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of (1) the 60th day prior to such annual meeting or (2) the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure thereof was made by FNF, whichever first occurs. The notice must set forth specific information about (1) the nominee for the FNF board of directors, (2) the stockholder making the nomination, (3) a representation that the stockholder is a holder of record of stock of FNF entitled to vote at such meeting and intends to appear in person or by proxy at a meeting to nominate the person or persons specified in the notice, (4) a description of all arrangements or understandings between the stockholder or any person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such stockholder and each nominee and any other person or persons relating to the nomination or nominations; (5) the class and number of shares of FNF that are beneficially owned by the stockholder and the person to be nominated as of the date of the stockholder’s notice and by any other stockholders known by the stockholder to be supporting such nominees; (6) other information regarding each nominee proposed by the stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (7) the written consent of each nominee to serve as a director of FNF it so elected.

      Stockholders can make proposals relating to other business of FNF to be considered at an annual meeting only pursuant to the advance notice procedures described in the FNF Bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder’s interest in the proposal and such notice must be received by the Secretary of FNF at least 120 business days prior to the anniversary of the mailing of the preceding year’s proxy statement for the annual meeting of stockholders. However, in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, to be timely notice by the stockholder must be received not earlier than the 90th day prior to such annual meeting of stockholders and not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 10th day following the date on which notice of the date of the annual meeting was mailed or public disclosure thereof was made, whichever first occurs. The notice must set forth as to each matter the stockholder proposes to bring before the annual meeting of stockholders: (1) a brief description of the business desired to be brought before the annual meeting of stockholders and the reasons for conducting such business at the meeting, (2) the name and address, as they appear on FNF books, of the stockholder proposing the business, (3) the class, series, and number of shares of FNF that are beneficially owned by the stockholder, and (4) any material interest of the stockholder or any affiliate of the stockholder in such business.

      Directors’ Ability to Amend Bylaws. Under the FNF Bylaws, FNF’s board of directors can adopt, amend or repeal bylaws subject to limitations imposed by Delaware law. However, pursuant to FNF’s Restated Certificate of Incorporation, the board of directors may not amend or repeal bylaw provisions relating to (1) the calling of special meetings of stockholders, (2) actions by stockholders without a meeting, (3) the agenda for matters to be presented at stockholders meetings, (4) the election of directors and (5) the indemnification of officers and directors, without the vote of at least 66 2/3% of the continuing directors or at least 80% of FNF’s outstanding voting stock, voting together as one class. Holders of at least 80% of FNF’s outstanding voting stock, voting together as one class, must approve any proposal to amend, repeal or adopt any provision inconsistent with these provisions, unless such proposal is approved by 66 2/3% of the continuing directors, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such proposal. FNF stockholders also have the power to change or repeal provisions of the FNF Bylaws, other than those enumerated above requiring a special vote, by majority vote at an annual or special meeting of stockholders.

      Additional Authorized Shares of Capital Stock. FNF’s board of directors may issue additional shares of authorized FNF common stock available for issuance, in addition to their ability to issue preferred stock as discussed above, at such times, under such circumstances and with such terms and conditions as the FNF board of directors may determine, to impede a change in control of FNF.

Transfer Agent and Registrar

      Continental Stock Transfer & Trust Company is the transfer agent and registrar for the FNF common stock.

COMPARISON OF STOCKHOLDER

RIGHTS AND CORPORATE GOVERNANCE MATTERS

      Because FNIS and FNF are both organized under the laws of the State of Delaware, the differences in the rights of FNIS stockholders and the rights of FNF stockholders arise solely from differences in the organizational documents of FNIS and FNF, rather than from differences of law. The following summary highlights material differences between the current rights of holders of FNIS common stock and holders of FNF common stock. This summary does not purport to be a complete discussion of the certificates of incorporation and bylaws of FNIS and FNF and is qualified in its entirety by reference to these documents. Furthermore, you should review the immediately preceding section of this joint proxy statement/prospectus, “Description of Capital Stock of FNF.” Copies of each company’s certificate of incorporation and bylaws have been filed with the Securities and Exchange Commission and will be sent to holders of FNF common stock upon request. See “Where You Can Find More Information” beginning on page 138.

Authorized Stock

      The FNIS Amended and Restated Certificate of Incorporation provides for authorized stock consisting of 200,000,000 shares of FNIS common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. As part of the transactions under the merger agreement, FNIS has agreed to create a new class of preferred stock to be issued to CTT immediately prior to the closing in exchange for CTT’s FNIS common stock. See “The Merger — Structure of the Merger and Conversion of FNIS Common Stock” on page 70.

      FNF’s Restated Certificate of Incorporation provides for authorized stock consisting of 150,000,000 shares of FNF common stock, par value $0.0001 per share, and 3,000,000 shares of FNF preferred stock, par value $0.0001 per share. About the same time as the FNIS annual meeting, FNF will be holding its annual meeting at which its stockholders will vote to increase the authorized number of shares of FNF common stock from 150,000,000 to 250,000,000. Receipt of the required vote by the FNF stockholders to effect this amendment is a condition to the consummation of the merger.

Election and Size of Board of Directors

      The FNIS Bylaws provide that the number of members of the FNIS board of directors shall be fixed from time to time by the FNIS stockholders or by resolution of a majority of the FNIS board of directors. The FNIS board of directors has fixed the number of directors at seven and FNIS’ current board of directors is composed of seven directors.

      The FNF Bylaws provide that FNF may not have less than three nor more than fifteen members on the FNF board of directors. The current FNF board of directors is composed of twelve directors. Delaware law permits classified boards of directors, and FNF currently has a classified board whereby four of FNF’s directors are elected each year.

Removal of Directors

      FNIS’ Bylaws provide that, subject to the rights of holders of any series of preferred stock, any director or the entire FNIS board of directors may be removed from office with or without cause, only by the affirmative vote of the holders of more than a majority of the combined voting power of the outstanding shares of stock entitled to vote in the election of directors. Delaware law permits classified boards of directors. FNIS does not currently have a classified board of directors.

      Any director or the entire FNF board of directors may be removed from office, only with cause, and only by the affirmative vote of the holders of more than 50% of the voting power of the outstanding shares of stock entitled to vote in the election of directors.

Amendments to Certificate of Incorporation

      Under Delaware law, unless a higher vote is required by a corporation’s certificate of incorporation, an amendment to the certificate of incorporation must be approved by a majority of the outstanding shares and a majority of the outstanding shares of each class entitled to vote upon the proposed amendment.

      The FNIS Amended and Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding voting securities of FNIS to amend FNIS’ Amended and Restated Certificate of Incorporation.

      The FNF Restated Certificate of Incorporation requires the holders of at least 80% of the outstanding voting stock, voting together as a single class, to approve any proposal to amend, repeal or adopt any provisions inconsistent with those provisions of the FNF Restated Certificate of Incorporation governing the classified board of directors, the prohibition on stockholders acting by written consent and the advance notice requirements for director nominations and stockholder proposals, unless such proposal is approved by 66 2/3% of the members of the FNF board of directors who are continuing directors, in which case holders of at least a majority of the outstanding voting stock entitled to vote may approve such a proposal. For all other provisions of FNF’s Restated Certificate of Incorporation, amendments require the affirmative vote of the holders of a majority of the outstanding voting securities of FNF.

Amendments to Bylaws

      Delaware law provides that a corporation’s bylaws may be amended by that corporation’s stockholders, or, if so provided in its certificate of incorporation, the corporation’s directors.

      Under FNIS’ Bylaws and Amended and Restated Certificate of Incorporation, FNIS’ board of directors and stockholders can adopt, amend or repeal Bylaws subject to limitations imposed by Delaware law.

      Under FNF’s Bylaws and Restated Certificate of Incorporation, FNF’s board of directors and stockholders can adopt, amend or repeal Bylaws subject to limitations imposed by Delaware law. Notwithstanding the foregoing, adoption, amendment or repeal of certain Bylaw provisions related to the calling of special meetings, actions by consent of stockholders, conduct of meetings, notification of business to be transacted at meetings, election of directors, and indemnification and insurance shall require the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all the shares entitled to vote (except in certain situations in which such stockholder approval may be avoided if such Bylaw provisions are approved by a two-thirds ( 2/3) vote of certain Directors).

Stockholder Proposals

      FNIS’ Bylaws do not provide any procedures for stockholder proposals.

      See “Description of Capital Stock of FNF” in the prior section of this joint proxy statement/prospectus for a description of FNF’s procedures in its Bylaws for stockholder proposals.

Vote on Extraordinary Corporate Transactions

      Delaware law provides that, unless otherwise specified in a corporation’s certificate of incorporation, a sale or other disposition of all or substantially all of the corporation’s assets, a merger or consolidation of the corporation with another corporation or a dissolution of the corporation requires the affirmative vote of the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

      FNIS’ Amended and Restated Certificate of Incorporation does not contain vote requirements for extraordinary corporate transactions in addition to or different from the approvals mandated by law.

      FNF’s Restated Certificate of Incorporation does not contain vote requirements for extraordinary corporate transactions in addition to or different from the approvals mandated by law, except that certain business combinations may not be consummated unless such business combination shall have been approved or authorized by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of voting stock (other than those shares which are beneficially owned by an interested stockholder of FNF which is proposing the business combination or an affiliate or associate of such interested stockholder) voting together as a single class.

Section 203 of the Delaware General Corporation Law

      Section 203 of the DGCL prohibits a Delaware corporation from engaging in any “business combination” with any person who owns 15% or more of a corporation’s voting stock, such as an interested stockholder, for a period of three years following the time that person became an interested stockholder, unless:

•	the corporation’s board of directors has approved, before the time on which that person became an interested stockholder, either the business combination or the transaction that resulted in the person becoming an interested stockholder;

•	upon consummation of the transaction that resulted in that person becoming an interested stockholder, that person owned at least 85% of the corporation’s voting stock outstanding at that time, excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer; or

•	at or after the time on which that person became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

•	For purposes of determining whether a person is the “owner” of 15% or more of a corporation’s voting stock for purposes of Section 203 of the DGCL, ownership is defined broadly to include the right, directly or indirectly, to acquire the stock or to control the voting or disposition of the stock.

•	A “business combination” is also defined broadly to include:

•	mergers and sales or other dispositions of 10% or more of the assets of a corporation with or to an interested stockholder;

•	specific transactions resulting in the issuance or transfer to the interested stockholder of any stock of the corporation or its subsidiaries;

•	specific transactions that would result in an increase in the proportionate share of a corporation’s or its subsidiaries’ stock owned by the interested stockholder; and

•	any receipt by the interested stockholder of the benefit, directly or indirectly, except proportionately as a stockholder, of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any of its subsidiaries.

      A Delaware corporation may elect not to be governed by Section 203 by a provision contained in its original certificate of incorporation, its bylaws, or an amendment to the original certificate of incorporation, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors. This type of amendment is effective immediately in the case of a corporation that has not elected in its original certificate of incorporation or amendment thereto to be governed by Section 203 and has never had voting stock listed on a national securities exchange, authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Otherwise this amendment is not effective until 12 months following its adoption.

      FNIS has not opted out of, and is therefore subject to, the provisions of Section 203. FNF opted out of, and is not governed by the provisions of, Section 203.

THE BOARD OF DIRECTORS OF FNIS

RECOMMENDS A VOTE “FOR” THE MERGER AGREEMENT AND MERGER.

FNIS PROPOSAL TO ELECT DIRECTORS

      FNIS’ board of directors currently consists of seven members in one class. Each year, the directors are elected to serve a one-year term. At the annual meeting, seven directors are proposed for election for a one-year term expiring in 2004. However, if the merger involving FNIS and FNF is consummated, these nominees, if elected, will serve for only a short period of time. The FNIS board of directors has nominated the following persons for election, all of whom are currently directors:

Willie D. Davis

William P. Foley, II
Richard J. Freeman
Earl Gallegos
Richard A. Mendenhall
Patrick F. Stone
Cary H. Thompson

      Information regarding each of the nominees follows below. Each director will be elected by a plurality of the votes cast at the meeting. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for the nominees. In the event that a nominee of FNIS is unable or declines to serve as a director at the time of the meeting, proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. It is not expected any nominee will be unable or will decline to serve as a director. Each nominee elected as a director will continue in office until his or her successor has been elected or until his or her earlier death, resignation or retirement.

THE BOARD OF DIRECTORS OF FNIS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE NOMINEES.

Information About Directors Nominees

      The names of the nominees and their ages are set forth below.

Name	Age	Principal Occupation	Director Since

Willie D. Davis	68	President, All-Pro Broadcasting, Inc.	2001
William P. Foley, II	58	Chairman of the Board and Chief Executive Officer of Fidelity National Financial, Inc.	2001
Richard J. Freeman	50	Investment Advisor	2001
Earl Gallegos	45	Principal, Earl Gallegos Management	2001
Richard A. Mendenhall	58	Owner of RE/ MAX Boone Realty	2003
Patrick F. Stone	56	Chief Executive Officer of Fidelity National Information Solutions, Inc.	2001
Cary H. Thompson	46	Senior Managing Director, Bear Stearns & Co. Inc.	2001

Willie D. Davis

      Mr. Davis has served as the President and a director of All-Pro Broadcasting, Inc., a holding company that operates several radio stations, since 1976. Mr. Davis currently also serves on the board of directors of Checkers Drive-In Restaurants, Inc., Sara Lee Corporation, Dow Chemical Company, Metro-Goldwyn-Mayer Inc., MGM MIRAGE, Alliance Bank, Johnson Controls, Inc., Bassett Furniture Industries, Incorporated and Strong Fund and Wisconsin Energies.

William P. Foley, II

      Mr. Foley is the Chairman of the Board and Chief Executive Officer of FNF, the nation’s largest title insurance company and the controlling stockholder of FNIS. Mr. Foley is also currently serving as Chairman of the Board of FNIS and as a director of CKE Restaurants, Inc.

Richard J. Freeman

      From September 1993 to March 2003, Mr. Freeman was a Vice President/ Managing Director of Century Capital Management Inc. (“CCM”). Mr. Freeman served as a director of Vista Information Solutions, Inc. the predecessor to FNIS, from 1996 to 2001. For the past 25 years, Mr. Freeman had held various investment management positions with CCM, Kemper Financial Services, First Chicago Corp., Metropolitan Life Insurance Company and the State of Michigan Insurance Bureau and Treasury Department.

Earl Gallegos

      Mr. Gallegos is the founder and principal of Earl Gallegos Management, a consulting firm specializing in the development and implementation of data processing systems and insurance operations. Mr. Gallegos served as a director of Vista Information Solutions, Inc., the predecessor to FNIS, from 1996 to 2001. Prior to 1995, Mr. Gallegos held various management positions, including Vice President of Operations, within The Pacific Rim Assurance Company.

Richard A. Mendenhall

      Mr. Mendenhall has served as a director of FNIS since January 2003, when he was appointed by the Board to fill a vacancy. Mr. Mendenhall is the owner of RE/ MAX Boone Realty and co-owner of RE/ MAX Jefferson City, real estate firms. In 2001, he served as President for the National Association of REALTORS®, where he served as a vice president since 1997 and has served on various committees since 1994. He has also served on the Presidential Advisory Group on MLS Technology in 1993 and the Presidential Advisory Group on Agency in 1992. Mr. Mendenhall was nominated to the board of directors by the National Association of Realtors® and their right to do so was pursuant to a one-year exclusive marketing arrangement with regard to FNIS’ transaction management software. The nomination was subject to the approval of FNIS’ board of directors, which occurred in January 2003.

Patrick F. Stone

      Mr. Stone has served as Chief Executive Officer of FNIS since January 2002. Mr. Stone formerly served as the President of FNF until January 1, 2003, and as FNF’s Chief Operating Officer from March 1997 to January 2002. From May 1995 through March 1997 he was an Executive Vice President of FNF and President of Fidelity National Title Insurance Company and four other underwriter subsidiaries of FNF. From February 1989 to May 1995 he was President of Fidelity National Title Company of Oregon. Mr. Stone currently serves on the board of directors of FNF.

Cary H. Thompson

      Mr. Thompson is currently a Senior Managing Director with Bear Stearns. From 1996 to 1999, Mr. Thompson served as a director and Chief Executive Officer of Aames Financial Corporation. Mr. Thompson was a managing director of Nat West Markets from May 1994 to June 1996. Mr. Thompson currently serves on the boards of directors of FNF, Aames Financial Corporation and SonicWall, Inc.

Executive Officers

      The executive officers of FNIS are set forth on the table below. Certain biographical information with respect to these executive officers follows the table, except for Mr. Stone’s biographical information which is above.

Name	Age	Current Position with Company

Patrick F. Stone	56	Chief Executive Officer
Dwayne Walker	42	President and Chief Operating Officer
Neil A. Johnson	63	Executive Vice President and Chief Financial Officer
Brian Hershkowitz	41	Executive Vice President, Data & Services
Raymond O. Ferrarin	43	Executive Vice President, Valuation

Dwayne M. Walker

      Mr. Walker is President and Chief Operating Officer of FNIS. Mr. Walker has more than 22 years experience in technology, services, mergers and acquisitions, high growth business development and leveraging technology. Mr. Walker has held senior executive positions at Network Commerce Inc., US Connect, TRW, Hughes Aircraft, DMR Group and Microsoft Corporation. Mr. Walker has served as a director at many companies including Escrow.com, Network Commerce Inc., US Connect and Micro General Corporation, which was acquired by FNIS in 2002.

Neil A. Johnson

      Mr. Johnson is Executive Vice President and Chief Financial Officer for FNIS. Mr. Johnson was also the Senior Vice President, Finance & Administration and Chief Financial Officer of the FNIS predecessor company, Vista Information Solutions, Inc. He has 35 years of experience in public and private technology, information services and energy companies, having held both financial and operating positions. Prior to joining Vista, Mr. Johnson was Senior Vice President and Chief Financial Officer of MaxServ, Inc., an information services company acquired by Sears, Roebuck and Co. in 1997.

Brian F. Hershkowitz

      Mr. Hershkowitz is Executive Vice President, Data & Services of FNIS. His responsibilities include management of FNIS’ data offerings, including public records information, credit reporting information, flood hazard compliance data, real estate tax information and collateral valuation services. Immediately before joining FNIS, Mr. Hershkowitz was President & Chief Operating Officer of LandSafe Credit for Countrywide Credit Industries. He also held the position of Chief Information Officer at LandSafe. Before joining LandSafe, Mr. Hershkowitz was a Director at the Mortgage Bankers Association of America.

Raymond O. Ferrarin

      Mr. Ferrarin is Executive Vice President, Valuation of FNIS. His responsibilities include management of FNIS’ service offerings, including: Traditional Appraisal Services, Real Estate Tax Outsourcing Services and Disbursements, Private Labeled Credit Information, Litigation Support Services, Title Plant Keying, Commercial Printing, Geographic Underwriting Systems, and Location CD access to PPC catalog data. Prior to joining FNIS, Mr. Ferrarin was President of Fidelity National Flood Services Inc., a role he assumed after the 2001 merger of Chicago Title Flood Services and Fidelity National Flood. For five years prior to that, he managed Chicago Title Flood Services. He has 12 years of sales and operations experience within the flood zone determination industry and is an active member of The National Lenders Insurance Council and the National Flood Determination Association.

Executive Compensation and Other Matters

      The following Summary Compensation Table shows compensation paid by FNIS and its subsidiaries to the named executive officers of FNIS for all services in all capacities during the years indicated.

Summary Compensation Table

Annual Compensation

Long-Term Compensation

					Long-Term
		Annual Compensation			Compensation

					Securities	All Other
				Other Annual	Underlying	Compensation
	Fiscal	Salary	Bonus	Compensation	Options	Under $50,000
Name and Title(1)	Year	($)(2)	($)(3)	($)(4)	(#)(5)	($)(6)

Patrick F. Stone	2002	375,000	1,125,000	—	422,405	30,828
Chief Executive Officer
Dwayne M. Walker	2002	225,000	375,000	—	485,208	357
President and Chief Operating Officer
Neil A. Johnson	2002	300,000	105,000	74,060	30,000	5,694
Executive Vice President and	2001	210,521	150,000	—	60,000	5,800
Chief Financial Officer	2000	200,021	100,000	—	15,715	5,800
Brian F. Hershkowitz	2002	269,806	358,516	—	40,000	2,719
Executive Vice President	2001	123,772	145,000	—	70,000	—
Raymond O. Ferrarin	2002	239,179	269,063	—	40,000	16,804
Executive Vice President	2001 (7)	71,042	215,071	—	40,000	4,271

(1)	Mr. Stone became Chief Executive Officer effective January 1, 2002. At the same time, Mr. Stone also continued in his role as President of FNF. Amounts shown in this table represent 50% of Mr. Stone’s annual compensation related to his role as Chief Executive Officer of FNIS, based on the agreement between FNIS and FNF. Mr. Walker was appointed President and Chief Operating Officer in July 2002. Mr. Hershkowitz joined FNIS as Executive Vice President on June 8, 2001.

(2)	Amounts shown for the indicated fiscal year include amounts deferred at the election of the named executive officer pursuant to FNIS’ 401(k) plan.

(3)	Bonuses were awarded during the year following the year to which the bonuses relate, based on an evaluation by the Compensation Committee of the FNIS board of directors.

(4)	Amounts shown for Mr. Johnson relate to relocation expenses.

(5)	The number of securities underlying options has been adjusted to reflect all stock splits.

(6)	Amounts shown for fiscal 2002 consist of the following: (i) Mr. Stone: FNIS’ contribution to 401(k) Plan — $2,750, FNIS’ contribution to ESPP — $26,631, FNIS paid life insurance premiums — $1,447; (ii) Mr. Walker: FNIS paid life insurance premium — $357; (iii) Mr. Johnson: FNIS’ contribution to 401(k) Plan — $5,100, FNIS paid life insurance premium of $594; (iv) Mr. Hershkowitz: FNIS’ contribution to 401(k) plan — $2,629, FNIS paid life insurance premium — $90; and (v) Mr. Ferrarin — FNIS’ contribution to 401(k) Plan — $4,714, FNIS’ contribution to ESPP — $12,000, FNIS paid life insurance premium — $90. Amounts shown for fiscal 2001 consist of the following: (i) Mr. Johnson: FNIS’ contribution to 401(k) Plan — $4,800, Profit Sharing — $1,000; and (ii) Mr. Ferrarin: FNIS’ contribution to 401(k) Plan — $4,181, FNIS paid life insurance premiums — $90. Amounts shown for fiscal 2000 for Mr. Johnson consist of FNIS’ contribution to 401(k) Plan — $4,800, and Profit Sharing — $1,000.

(7)	Amounts shown for fiscal year 2001 for Mr. Ferrarin are from August 1, 2001 (date of business combination with Fidelity National Financial, Inc.) through December 31, 2001.

Option Grants in Last Fiscal Year

      The following table sets forth certain information with respect to the stock options granted during 2002 to the named individuals and the potential realizable value of such stock options. FNIS does not currently grant stock appreciation rights to officers or directors.

	Individual Grants
						Potential Realizable Value at
	Number of					Assumed Annual Rates of
	Securities	Percentage of				Stock Price Appreciation for
	Underlying	Total Options				Option Term(4)
	Options	Granted to	Exercise or
	Granted	Employees in	Base Price		Expiration	5%	10%
Name	(#)(1)	Fiscal Year	($/share)		Date	($)	($)

Patrick F. Stone	22,405 (2)		9.61	(2)	11/17/09	135,473	343,316
	100,000		16.81	(3)	09/24/12	1,057,172	2,679,081
	300,000		17.51	(3)	12/23/12	3,303,583	8,371,929

	422,405	16%
Dwayne M. Walker	10,208 (2)		4.08	(2)	08/03/09	26,204	66,406
	450,000		21.02	(3)	07/09/12	5,948,714	15,075,210
	25,000		17.51	(3)	12/23/12	275,299	697,661

	485,208	18%
Neil A. Johnson	15,000		16.81	(3)	09/24/12	158,576	401,862
	15,000		17.51	(3)	12/23/12	165,179	418,596

	30,000	1%
Brian F. Hershkowitz	25,000		16.81	(3)	09/24/12	264,293	669,770
	15,000		17.51	(3)	12/23/12	165,179	418,596

	40,000	1%
Raymond O. Ferrarin	25,000		16.81	(3)	09/24/12	264,293	669,770
	15,000		17.51	(3)	12/23/12	165,179	418,596

	40,000	1%

(1)	Nonqualified stock options.

(2)	On July 9, 2002, FNIS acquired 100% of the outstanding common stock of Micro General (NASDAQ: MGEN). In connection with this transaction, FNIS issued options in exchange for the outstanding Micro General options. Amounts shown represent the FNIS options issued in exchange.

(3)	The fair market value of FNIS’ common stock on the date of the grant.

(4)	These are assumed rates of appreciation, and are not intended to forecast future appreciation of FNIS’ common stock.

Aggregated Stock Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table summarizes information regarding exercises of stock options by the named individuals during 2002 and unexercised options held by them as of December 31, 2002.

			Number of Unexercised	Value of Unexercised
	Shares		Options at	In-the-Money Options
	Acquired on	Value	December 31, 2002	at December 31, 2002
	Exercise	Realized	(#)	($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Patrick F. Stone	377,589 (1)	6,043,015 (1)	472,405/350,000	3,904,071/22,000
Dwayne M. Walker	1,000	18,918	107,542/401,666	124,920/7,333
Neil A. Johnson	—	—	75,002/44,999	489,040/202,590
Brian F. Hershkowitz	19,000	181,093	36,001/54,999	275,010/239,330
Raymond O. Ferrarin	—	—	35,001/44,999	274,070/142,530

(1)	On July 9, 2002, FNIS acquired 100% of the outstanding common stock of Micro General (NASDAQ: MGEN). The amounts shown represent the Micro General options exercised prior to the acquisition.

      In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, the fair market value is deemed to be $17.25, the closing price of the common stock of FNIS reported by the New York Stock Exchange on December 31, 2002.

Board Meetings and Committees

      The FNIS board of directors held seven meetings in 2002. The FNIS board of directors has an Audit Committee, a Compensation Committee and an Executive Committee. The FNIS board of directors does not have a standing nominating committee, but will establish one in accordance with Nasdaq Rules as those rules are finalized if the merger is not consummated. During the last fiscal year, every director attended at least 75% of the total number of meetings of the board of directors and of all of the committees of the board of directors on which such director served during that period.

      The members of the Audit Committee during 2002 were Messrs. Bradley A. Inman, Richard J. Freeman, and Earl Gallegos from January 1, 2001 through August 29, 2002, and Messrs. Freeman and Gallegos from August 30, 2002 through October 29, 2002 and Messrs. Freeman, Gallegos and Willie D. Davis from October 29, 2002 through December 31, 2002. The FNIS board of directors has determined that the members of the Audit Committee are independent directors as that term is defined in Rule 4200(a)(14) of the Nasdaq Rules. Nasdaq has proposed rules with respect to the determination of director independence. In accordance with these proposed rules, the FNIS board of directors of FNIS must determine that an independent director has no material relationship with FNIS other than as a director. The proposed rules specify the criteria by which the independence of directors is to be determined, including strict guidelines for directors and their immediate families with respect to ownership of FNIS’ securities, past employment or affiliation with FNIS or its independent auditor. The proposed rules also prohibit Audit Committee members from any direct or indirect financial relationship with FNIS (other than in their capacity as directors and Audit Committee members), and restrict both commercial and not-for-profit relationships of all directors with FNIS. The functions of the Audit Committee include:

•	the appointment, compensation and oversight of FNIS’ independent auditors;

•	the oversight of the integrity of FNIS’ financial statements and FNIS’ compliance with legal and regulatory requirements;

•	discussing the annual audited financial statements and quarterly financial statements with management and the independent auditors, including FNIS’ disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation”;

•	establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) received by FNIS concerning accounting controls or auditing issues;

•	engaging independent advisers, such as legal counsel and accounting advisers, to assist the Audit Committee in meeting its obligations;

•	approving any significant non-audit relationship with FNIS’ independent auditors;

•	reviewing and approving all related party transactions;

•	discussing earnings press releases and financial information and earning guidance provided to analysts and rating agencies;

•	discussing policies with respect to risk assessment and risk management;

•	meeting, separately and periodically, with management, internal auditors and independent auditors;

•	producing, at least annually, a report evaluating the performance of the audit committee; and

•	producing an annual report for inclusion in FNIS’ proxy statement, in accordance with applicable rules and regulations.

      The Audit Committee held seven meetings during the fiscal year ended December 31, 2002. (See “Report of the Audit Committee” on page 105).

      The members of the Compensation Committee during 2002 were Willie D. Davis and Cary H. Thompson. Messrs. Davis and Thompson are independent directors. Nasdaq has proposed rules regarding the independence of members on the Compensation Committee which are not yet in effect. While FNIS cannot be certain until final rules are adopted, FNIS believes that the members of its Compensation Committee are independent within the meaning of the proposed rules and, in any case, those directors are not employees of FNIS. The Compensation Committee reviews and approves salary and bonus levels and stock option grants for executive officers. The Compensation Committee held three meetings during the fiscal year ended December 31, 2002. (See “Report of the Compensation Committee” beginning on page 102).

Compensation of Directors

      Directors who are also officers of FNIS do not receive any compensation for acting as directors, except for reimbursement of reasonable expenses, if any, incurred in attending board meetings.

      Directors who are not also employees of FNIS receive:

•	an annual retainer of $5,000,

•	$2,500 for each board meeting attended,

•	$1,000 for each committee meeting attended (the committee chairman receives $1,500), and

•	expenses of attending board and committee meetings.

Employment Contracts and Termination of Employment and Change-in-Control Agreements

      FNIS entered into a three-year employment agreement with Mr. Stone, its Chief Executive Officer, effective January 1, 2003. Pursuant to this agreement, his minimum annual base salary is $750,000. The agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus as determined in accordance with criteria established by the compensation committee. The agreement includes other compensation and executive fringe benefits. There is a change in control provision enabling Mr. Stone to terminate this agreement due to a change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Stone’s employment is terminated following a change of control under certain circumstances he will receive (i) his salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater number of years remaining in the term of employment, including partial years, or two years, (iii) immediate vesting of all options not vested at the date of termination and (iv) maintenance of all benefit plans and programs for Mr. Stone for the number of years (including partial years) remaining in the agreement. The agreement allows FNIS to terminate Mr. Stone without cause on terms specified in the agreement. Upon Mr. Stone’s death, his estate will receive a payment in the amount of the minimum annual base salary for the remainder of the agreement. Upon incapacity or disability for a continuous period of nine months, FNIS may terminate the employment contract with Mr. Stone upon payment of an amount equal to his minimum annual base salary, without offset for the remainder of the agreement.

      FNIS entered into a three-year employment agreement with its President, Mr. Walker, effective July 9, 2002. Pursuant to this agreement, his minimum annual base salary is $450,000. The agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus in an amount not less than $200,000, as determined in accordance with criteria established by the chief executive officer and the compensation committee. The agreement includes other compensation and executive fringe benefits. There is a change in control provision enabling Mr. Walker to terminate this agreement due to a change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Walker’s employment is terminated following a change of control under certain circumstances he will receive: (i) his salary through the date of termination in effect as of the date of termination, plus (ii) the total bonus paid or payable to him for the most recent calendar year multiplied by the greater number of years remaining in the term of employment, including partial years, or two years, (iii) immediate vesting of all options not vested at the date of termination and (iv) maintenance of all benefit plans and programs for Mr. Walker for the number of years (including partial years) remaining in the agreement. The agreement allows FNIS to terminate Mr. Walker without cause on terms specified in the agreement. Upon Mr. Walker’s death, his estate will receive a payment in the amount of his base salary earned to date of death and the amount of bonus he would have earned if employed on the next anniversary of the effective date of the agreement. Upon incapacity or disability for a continuous period of nine months, FNIS may terminate the employment contract with Mr. Walker upon payment of an amount equal to his minimum annual base salary, without offset for the remainder of the agreement.

      Effective April 20, 2001, FNIS entered into a Change in Control Severance Agreement with Neil A. Johnson, its Chief Financial Officer. Mr. Johnson’s severance agreement provides for certain payments and benefits in the event that his employment is terminated within 12 months after a “change in control” (as defined in the agreement), unless such termination results from Mr. Johnson’s death, disability or retirement, or his resignation for reasons other than “good reason” (as defined), or constitutes a termination for “cause” (as defined in the agreement). In such event, Mr. Johnson will be entitled to (i) receive a lump sum severance payment equal to one year’s base salary as then in effect; (ii) receive a bonus payment equal to Mr. Johnson’s then-scheduled bonus, calculated as though all performance-related criteria had been met, prorated for the portion of the bonus period during which Mr. Johnson was employed by FNIS; (iii) the continuation of benefits under FNIS’ medical, dental and vision plans, and the continuation of long-term disability insurance, for 12 months; (iv) the continuation of payment of the premiums for Mr. Johnson’s life insurance policy for 12 months; and (v) automatic vesting of all unvested stock options held by Mr. Johnson.

      Effective June 8, 2001, FNIS entered into a two year employment agreement, subject to automatic renewal terms of one year, with Brian F. Hershkowitz, pursuant to which Mr. Hershkowitz agreed to serve as an Executive Vice President of FNIS. Mr. Hershkowitz’s base salary under this employment agreement is $250,000, subject to periodic increases at the discretion of the board of directors. The employment agreement also provides for (i) a guaranteed cash bonus of $250,000 on the one year anniversary of his continued employment with FNIS and (ii) a bonus, during the second year of his continued employment with FNIS, in accordance with the terms and conditions of FNIS’ executive bonus program as then in effect. In addition, the employment agreement provides for reimbursement for relocation and temporary housing expenses. The employment agreement provides that it can be terminated by FNIS for “cause” (as defined). In the event FNIS terminates Mr. Hershkowitz’s employment without cause, FNIS would be obligated to pay a lump sum severance equal to his base annual salary as then in effect and due for the remainder of the term.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The Compensation Committee is currently composed of two independent directors, Cary H. Thompson and Willie D. Davis, neither of whom is a former or current officer or employee of FNIS or any of its subsidiaries. In addition, during the year, no executive officer of FNIS served (i) as a member of the Compensation Committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee, or (ii) as a member of the Compensation Committee of another entity, one of whose executive officers served on the board of directors.

Report of the Compensation Committee on Executive Compensation

General

      The Compensation Committee of the board of directors is responsible for establishing and administering the policies that govern executive compensation and benefit practices. The Compensation Committee evaluates the performance of the executive officers and determines their compensation levels, in terms of salary, annual bonus and related benefits, all subject to approval of the board of directors. The Compensation Committee has access to independent compensation data for use in assessing levels of compensation for officers of FNIS.

Compensation Philosophy

      FNIS’ executive compensation programs are designed to (i) provide levels of compensation that integrate pay and incentive plans with FNIS’ strategic goals, so as to align the interests of executive management with the long-term interests of the stockholders; (ii) motivate FNIS executives to achieve the strategic business goals of FNIS and to recognize their individual contributions; and (iii) provide compensation opportunities which are competitive to those offered by other national title insurance companies and other middle-market corporations similar in size and performance. Although the exact identity of the corporations surveyed varies, these generally include real estate services companies and other corporations equal to or larger than FNIS. The Compensation Committee believes that the components of executive compensation should include base salary, annual cash bonus, stock option grants and other benefits and should be linked to individual and FNIS performance. With regard to FNIS’ performance, the measures used for determining appropriate levels of compensation for executive officers include FNIS’ national market share, net margin, quality of service, meeting of strategic goals within the current economic climate and industry environment, scope of responsibilities, expansion by acquisition or otherwise, and profit retention and profitability, all of which combine to enhance stockholder value.

      The Compensation Committee approves the employment agreements and salary and bonus levels for key employees, including Mr. Stone and Mr. Walker. The Compensation Committee then makes recommendations with respect to such compensation to the entire board of directors for its approval. In fiscal 2002, the Compensation Committee retained a consulting firm to review and advise on benefit plans and other compensation initiatives for FNIS’ senior executives. As part of its review process, the Compensation Committee approved FNIS’ incentive plan, which governs the incentive compensation payable to Mr. Stone and certain other executive officers.

Compensation of the Chief Executive Officer for Fiscal 2002

      Mr. Stone’s compensation for 2002 was determined pursuant to the terms of his employment agreement with FNIS’ majority stockholder, FNF, in effect during that period. His employment agreement provided him with a minimum base annual salary, which may be reviewed and increased at the discretion of the Compensation Committee to reflect matters including cost of living increases and performance results. Mr. Stone also received a cash bonus, which was determined pursuant to an executive bonus program established by the Compensation Committee. Under the program, Mr. Stone had varying performance-based bonus levels that were expressed as a percentage of his base salary, based upon FNIS’ return on equity and earnings. The Compensation Committee established threshold, target and maximum expectations for each performance measure. In 2002, FNIS exceeded target expectations for return on equity and earnings. The applicable target bonus amount was established by the Compensation Committee to be 300% of his base salary. Under the terms of his employment agreement, FNIS, through the Compensation Committee, has the discretion to award stock options to Mr. Stone. In 2002, Mr. Stone received a total of 400,000 option shares in two separate grants. On September 24, 2002, he received 100,000 option shares, of which 50,000 option shares vested immediately and 50,000 will vest on the first anniversary of the grant. On December 23, 2002, he received 300,000 option shares, of which 100,000 shares will vest on the first, second and third anniversary of the grant.

Compensation of Other Executives for Fiscal 2002

      With respect to the base salaries and incentive cash bonuses awarded to other executive officers in respect of 2002, the Compensation Committee approved these amounts pursuant to the executives’ employment agreements, if applicable, and an executive bonus program established by the Compensation Committee. The decision of the Compensation Committee with respect to the base salary for each such executive officer is subjective and was made after consideration of the performance of the executive in his particular area of responsibility, the executive’s contribution to FNIS’ overall management team and an assessment of the future contributions the executive should be able to make to FNIS. Under the terms of the executive bonus program, the executive officers received a cash bonus based upon specified target levels and FNIS’ return on equity, revenue and cost savings resulting from merger synergies.

Stock Option Grants

      As indicated above, an important element of FNIS’ compensation philosophy is the desire to align the interests of the executive officers with the long-term interests of FNIS’ stockholders. The purpose of FNIS’ Stock Incentive Plans is to attract, retain and award executive officers and directors and to furnish incentives to these persons to improve operations, increase profits and positively impact FNIS’ long-term performance. Consistent with these objectives, the Compensation Committee granted options in 2002 to executive officers for their performance in 2002.

      Corporate Deduction for Compensation. Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. FNIS’ policy with respect to the deductibility limit of Section 162(m) generally is to preserve the federal income tax deductibility of compensation paid to executive officers. However, while the tax impact of any compensation arrangement is an important factor to be considered, the impact is evaluated in light of FNIS’ overall compensation philosophy. Accordingly, FNIS has and will continue to authorize the payment of non-deductible compensation if it deems that it is consistent with its compensation philosophy and in the best interests of FNIS and its stockholders.

COMPENSATION COMMITTEE

Cary H. Thompson, Chairman
Willie D. Davis

Report of the Audit Committee

      Management is responsible for FNIS’ internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of FNIS’ consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In this context the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that FNIS’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61.

      FNIS’ independent auditors also provided to the Audit Committee the written disclosures and the letter from the independent auditors required by Independence Standards board Standard No. 1, “Independence Discussions with Audit Committees.” The Audit Committee discussed with the independent auditors that firm’s independence and considered whether the non-audit services provided by the independent auditors are compatible with maintaining its independence.

      Based on the Audit Committee’s discussion with management and the independent auditors, and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the board of directors include the audited consolidated financial statements in FNIS’ Annual Report on Form 10-K for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Richard J. Freeman, Chairman
Willie D. Davis
Earl Gallegos

Audit Fees

      KPMG or its predecessors have continuously acted as independent auditors for FNIS in respect of its fiscal years commencing with the fiscal year ended December 31, 2001. A representative of KPMG is expected to be present at the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      FNIS incurred the following fees for audit and other services performed by KPMG with respect to fiscal years 2002 and 2001:

	2002	2001

Audit fees(1)	$1,071,000	$640,900
Audit-related fees(2)	49,000	—
Tax fees	—	—
All other fees(3)	185,000	—

	$1,305,000	$640,900

(1)	Audit fees consisted principally of fees for the 2002 and 2001 audits and quarterly reviews and fees related to the review of registration statements for the Micro General and Factual Data transactions.

(2)	Audit-related fees for 2002 consisted principally of fees for audits of separate financial statements of certain employee benefit plans.

(3)	All other fees consisted of data center risk, security, and business continuity assessment for Micro General, a wholly-owned subsidiary of FNIS.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

      Consistent with Securities and Exchange Commission policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

      Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.	Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.	Other fees are those associated with services not captured in the other categories. FNIS generally does not request such services from the independent auditor.

      Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

      The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

      KPMG has been selected as FNIS’ auditing firm for fiscal year 2003.

Stock Performance Graph

      Set forth below is a line graph comparing changes in the cumulative total return on FNIS’ common stock, a broad market index (the “Nasdaq Stock Market”) and against the cumulative total return of a peer group index (“Peer Group Index”) comprised of certain companies for the industry in which FNIS competes for the five-year period ending on December 31, 2002. The Peer Group Index consists of the following companies: Acxiom Corporation; Co Star Group, Inc.; Equifax, Inc.; Factual Data Corp.; Fair Isaac Corp.; BARRA, Inc.; Factset Research System, Inc.; and Choicepoint Incorporated.

      The composition of the Peer Group Index is different from the peer group used in last year’s proxy (the “Old Peer Group”). The Old Peer Group was comprised of the following companies: Acxiom Corporation; Co Star Group, Inc.; Equifax, Inc.; Factual Data Corp.; Fair Isaac Corp.; and Info USA, Inc. The cumulative return of the Old Peer Group for the five-year period ending on December 31, 2002 is also shown on the line graph below. FNIS has determined that the Peer Group Index represents a more current sample of companies in FNIS’ industry.

Comparison of 5 Year Cumulative Total Return*

Among Fidelity National Information Solutions,
the Nasdaq Stock Market (U.S.) Index,
a Peer Group Index and an Old Peer Group

Cumulative Total Returns

	12/97	12/98	12/99	12/00	12/01	12/02

Fidelity National Information Solutions	100.00	103.33	48.33	11.25	19.41	32.86
NASDAQ US Index	100.00	140.99	261.48	157.77	125.16	86.53
Peer Group Index	100.00	114.60	105.48	139.07	123.50	115.01
Old Peer Group	100.00	109.54	86.00	101.94	82.36	76.85

      Notwithstanding anything to the contrary set forth in FNIS’ previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this joint proxy statement/ prospectus, in whole or in part, the Report of the Compensation Committee of the board of directors, the Report of the Audit Committee of the board of directors and the Stock Performance Graph shall not be incorporated by reference into any such filings.

Certain Relationships and Related Transactions

      On April 29, 2002, FNIS announced a tender offer for all of the outstanding shares of Micro General, whereby each share of Micro General common stock would be exchanged for shares of FNIS common stock. FNIS received over 90% of the outstanding Micro General shares in response to this offer, which was closed on July 9, 2002. Also on July 9, 2002, FNIS acquired the remaining outstanding stock of Micro General through a short-form merger. As a result of the tender offer and subsequent short-form merger Micro General became a wholly-owned subsidiary of FNIS. The tender offer and merger were based on a fixed exchange ratio of 0.696 shares of FNIS common stock for each share of Micro General common stock. As a result, FNIS issued 12,895,721 new shares of its common stock to acquire Micro General.

      In addition, subsequent to the merger of Micro General, FNIS exercised its option to convert a $5.3 million convertible note from Micro General into 403,120 shares of its common stock.

      In connection with FNIS entering into the Credit Agreement, dated December 20, 2002, by and among FNIS, the lenders who are or may become a party to the Credit Agreement, Wachovia Bank, National Association and U.S. Bank National Association, FNIS agreed to subordinate its credit facility with FNF and to convert the FNF obligation to an unsecured obligation. Accordingly, FNIS and FNF entered into the Amended and Restated Revolving Credit Agreement, dated December 19, 2002, and a Revolving Subordinated Promissory Note dated December 19, 2002.

      During 2002, FNIS paid $1.5 million to FNF for executive and general management, accounting, legal, investment and administrative services provided to FNIS under the Support Services Agreement.

      FNIS provides support services for TEAM and SIMON, real estate settlement software solutions used by FNF and its affiliates. In addition, FNIS has been developing for FNF a new enterprise software solutions, NGS, which will eventually replace TEAM and SIMON. Revenue derived from FNF and its affiliates in connection with the development of NGS, supporting TEAM and SIMON and providing other services during 2002 was $117.8 million. FNIS also sells certain data and other products to FNF. During 2002 these sales amounted to $9.8 million.

      In May 2003, FNIS received notice from FNF of its intent to transfer to its newly acquired FIS Technology Center hosting services for systems FNIS is currently providing to FNF from FNIS’ Chicago Data Center. Under the terms of the Master Services Agreement between FNIS and FNF, such notice is effective 90 days from its date and provides for transition assistance by FNIS to FNF, if requested, for a subsequent period of up to six months on a fee basis. The transfer of hosting services will begin in the second half of the current year. FNIS expects that the transfer will be completed by the first quarter of 2004 and estimates that its current hosting services revenue will be reduced by $0.8 million to $1.0 million monthly upon completion.

      FNIS negotiated the rates it charges FNF under the Master Services Agreement, which became effective January 1, 2003. The Master Services Agreement outlines the scope of services FNIS provides to FNF and certain of the pricing and billing arrangements. It requires that FNIS provide services to FNF at prices no higher than FNIS charges to any direct competitor of FNF. Certain projects are billed to FNF on a cost plus fixed percentage profit basis. The remainder of the revenues from FNF are derived from the provision of a variety of products and services that are billed under one of the following methods: time and expenses, monthly maintenance, and fees based on per transaction, per user, and per location. Subject to the provisions of the agreement the current Master Services Agreement expires December 31, 2003.

      In 2003, FNIS made advances to Dwayne Walker and Brian Hershkowitz in the amounts of $200,000 and $74,000, respectively. These advances were made against their respective bonuses due them if they are employed by FNIS through December 31, 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16 of the Exchange Act of 1934, as amended, requires FNIS’ executive officers and directors to file reports of their ownership, and changes in ownership, of such securities with the Securities and Exchange

Commission. Executive officers and directors are required by the Securities and Exchange Commission’s regulations to furnish FNIS with copies of all forms they file pursuant to Section 16 and FNF is required to report in this joint proxy statement/prospectus any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2002. Based solely upon a review of the copies of the reports received by it, FNIS believes that all such filing requirements were satisfied, except that Messrs. Davis, Freeman, Gallegos and Thompson each filed one late report for a transaction in 2002. The failure to timely file such report was an inadvertent error by FNIS.

FNIS PROPOSAL TO AMEND THE FIDELITY NATIONAL INFORMATION SOLUTIONS

2001 STOCK INCENTIVE PLAN

      The Board proposes that the stockholders approve an amendment to the Fidelity National Information Solutions 2001 Stock Incentive Plan to increase the number of shares of its common stock reserved for issuance under the 2001 Stock Incentive Plan by 3,300,000 to a total of 6,600,000 authorized shares and increase the automatic annual adjustment by 330,000 for a total annual increase of 660,000. This proposed increase of 3,300,000 shares represents approximately 8% of FNIS’ outstanding shares as of June 30, 2003. If the merger is consummated, FNF will assume each outstanding option to purchase shares of FNIS common stock issued under the 2001 Stock Incentive Plan and each outstanding FNIS option will be exercisable for shares of FNF common stock, subject to certain adjustments to the number of shares available for purchase under the underlying option and the exercise price of the option.

      The 2001 Stock Incentive Plan is an integral part of FNIS’ compensation program, and has proven to be an essential element of the compensation utilized to attract and retain key employees, directors and consultants of FNIS and its affiliates. The 2001 Stock Incentive Plan provides incentives in the form of grants of stock options. The object of these incentives is to advance FNIS’ longer-term interests and those of its affiliates and stockholders by providing incentive tied to the performance of its stock. The 2001 Stock Incentive Plan encourages selected employees, directors and consultants to acquire a larger personal financial interest in FNIS through stock ownership.

      The Board believes it is in FNIS’ best interests and the best interest of its stockholders to continue to make substantial use of the grant of stock options to attract, retain and motivate qualified employees, directors, and consultants. In order to do so, additional shares of FNIS’ common stock will need to be reserved for issuance under the 2001 Stock Incentive Plan.

      Accordingly, the Board has approved, subject to shareholder ratification, the following amendment to Section 4.1 of the 2001 Stock Incentive Plan:

“4.1 Shares Subject to the Plan. A total of 6,600,000 shares of Common Stock, plus, on the date of each annual meeting of the stockholders, an additional 660,000 shares of Common Stock, may be issued under the Plan subject to adjustment as to the number and kind of shares pursuant to Section 4.2 hereof. For purposes of this limitation, in the event that (a) all or any portion of any Option or Right to Purchase granted or offered under the Plan can no longer under any circumstances be exercised, or (b) any shares of Common Stock are reacquired by FNIS pursuant to an Incentive Option Agreement, Nonqualified Option Agreement or Stock Purchase Agreement or (c) any shares of Restricted Stock or Deferred Shares are forfeited for any reason, the shares of Common Stock allocable to the unexercised portion of such Option or such Right to Purchase, or the shares so reacquired of forfeited, shall again be available for grant or issuance under the Plan.”

Summary of 2001 Stock Incentive Plan

      The following description of the principal features of the 2001 Stock Incentive Plan is qualified in its entirety by reference to the text of the 2001 Stock Incentive Plan which is on file with the Securities and Exchange Commission as Exhibit 10.67 to FNIS’ Annual Report on Form 10-K for the year ended December 31, 2002 (SEC File Number: 000-20312) as filed on March 28, 2003.

      The 2001 Plan as it is proposed to be amended authorizes up to 6,600,000 shares of common stock, plus an additional 660,000 shares of common stock on the date of each annual meeting of FNIS, for issuance under the terms of the 2001 Stock Incentive Plan. The authorized number of shares is subject to adjustment in the event of stock splits, stock dividends or certain other similar changes in the capital structure of FNIS.

      The 2001 Stock Incentive Plan provides for grants of “incentive stock options” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), nonqualified stock options, rights to purchase shares of common stock (“Purchase Rights”), and deferred shares. Incentive stock options, nonqualified stock options and Purchase Rights may be granted to employees of FNIS and its subsidiaries and affiliates. Nonqualified stock options, Purchase Rights, and deferred shares may be granted to employees of

FNIS and its subsidiaries and affiliates, non-employee directors and officers, consultants, customers, suppliers, and other service providers.

      The board of directors, or a committee consisting of two or more outside members of the board of directors, administer the 2001 Stock Incentive Plan (the “Administrator”). The Administrator has the full power and authority to interpret the 2001 Stock Incentive Plan, select the recipients of options, Purchase Rights, and deferred shares, determine and authorize the type, terms and conditions of, including vesting provisions, and the number of shares subject to, grants under the 2001 Plan, and adopt, amend and rescind rules relating to the 2001 Stock Incentive Plan.

      The term of incentive stock options may not exceed ten years from the date of grant (five years in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of FNIS). The option exercise price for each share granted pursuant to an incentive stock option may not be less than 100% of the fair market value of a share of common stock at the time such option is granted (110% of fair market value in the case of an incentive stock option granted to a person who owns more than 10% of the combined voting power of all classes of stock of FNIS); provided that the Administrator in its discretion may permit a participant to buy down the exercise price of an option in accordance with the terms of any bonus deferral program maintained by FNIS. There is no minimum purchase price for shares of common stock purchased pursuant to a Purchase Right, and any such purchase price shall be determined by the Administrator.

      The maximum number of shares for which options or Purchase Rights may be granted to any one person is the total number of shares that are then available for grants under the Plan, and provided the proposed amendment is approved by the stockholders, in no event shall the aggregate number of shares subject to incentive stock options exceed 6,600,000. The aggregate fair market value of the common stock (determined as of the date of grant) with respect to which incentive stock options granted under the 2001 Stock Incentive Plan or any other stock option plan of FNIS become exercisable for the first time by any optionee during any calendar year may not exceed $100,000.

      The option price of an incentive stock option or nonqualified stock option is payable in full upon exercise, and the purchase price of stock purchased pursuant to a Purchase Right must be paid in full upon the acceptance of the Purchase Right. Payment of the option price upon exercise of a stock option or for shares purchased pursuant to a Purchase Right may be made in cash, by certified or bank check, wire transfer, by the delivery of shares of common stock (valued at their fair market value as of the date of the exercise of an option or Purchase Right), by the optionee’s or purchaser’s promissory note in a form and on terms acceptable to the Administrator, by the cancellation of indebtedness of FNIS to the optionee or purchaser, by the waiver of compensation due or accrued to the optionee or purchaser for services rendered, or any combination of these methods. The option price for options granted under the 2001 Stock Incentive Plan may be made in several additional ways: by a “same day sale” commitment from the optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. (“NASD Dealer”) whereby the optionee irrevocably elects to exercise his or her option and to sell a portion of the shares so purchased to pay for the exercise price and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to FNIS, by a “margin” commitment from the optionee and an NASD Dealer whereby the optionee irrevocably elects to exercise his or her option and to pledge the shares so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer irrevocably commits upon receipt of such shares to forward the exercise price directly to FNIS, or where the Committee provides written approval after investigating the associated financial accounting consequences, by payment on a cashless basis, by stating in the exercise notice the number of shares of common stock the optionee elects to purchase pursuant to such exercise (in which case the optionee shall receive a number of shares of common stock equal to the number the optionee would have received upon such exercise for cash less such number of shares of common stock as shall then have a fair market value in the aggregate equal to the exercise price due in respect of such exercise), or by any combination of the foregoing methods of payment.

      Under the 2001 Stock Incentive Plan, the Administrator has the discretion to implement a program for Deferred Share Awards as part of a deferred compensation program for employees, directors, and consultants. Cash dividends that are declared on these Awards are converted into an equal amount of deferred shares at the end of each calendar year. Deferred shares accumulate for distribution at the time and in the manner selected by the participant for distribution of the common stock subject to his or her Award. If a participant does not select a distribution method, then the common stock subject to the Deferred Share Award will be distributed in five annual installments beginning on the January 1 immediately following the participant’s termination of service with FNIS. Until transferred to a participant, the Administrator will control voting of any shares of common stock that are outstanding and subject to these Awards. The Administrator is, however, permitted to approve hardship distributions. A participant may not assign his or her claim to deferred shares and associated earning during his or her lifetime. A participant’s right to deferred shares and associated earning shall at all times constitute an unsecured promise of FNIS to pay benefits as they come due. Neither the participant nor his or her beneficiary will have any claim against, or rights in, any specific assets of FNIS.

      Except as otherwise provided by the Administrator, neither options, Purchase Rights, or deferred shares granted under the 2001 Stock Incentive Plan may be transferred other than by will or by the laws of descent and distribution. Shares purchased pursuant to Purchase Rights generally shall be restricted for a period of time, during which time such shares may be repurchased by FNIS, and therefore these shares may not be sold, assigned, pledged or transferred until such time as FNIS no longer has the right to reacquire any such shares. In the event that the outstanding shares of common stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of FNIS by reason of merger, consolidation or reorganization in which FNIS is the surviving corporation, or of a recapitalization, stock split, combination of shares, reclassification, reincorporation, stock dividend (in excess of 2%) or other change in the corporate structure of FNIS while the 2001 Stock Incentive Plan is in effect, appropriate adjustments shall be made by the board of directors to the aggregate number and kind of shares subject to the 2001 Stock Incentive Plan, and the number and kind of shares and the price per share subject to outstanding incentive options, nonqualified options and restricted shares in order to preserve, but not to increase, the benefits to persons then holding incentive options, nonqualified options or restricted shares.

      In the event of a Change of Control (as defined below) of FNIS the time period relating to the exercise or realization of all outstanding options, Purchase Rights, and deferred shares shall automatically accelerate immediately prior to the consummation of such Change of Control. For purposes of the 2001 Stock Incentive Plan, “Change in Control” means (i) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of FNIS possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of FNIS; (ii) a merger or consolidation in which FNIS is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of FNIS immediately prior to such merger or consolidation hold, in the aggregate, securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of the surviving entity immediately after such merger or consolidation; (iii) a reverse merger in which FNIS is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of all outstanding voting securities of FNIS are transferred to or acquired by a person or persons different from the persons holding those securities immediately prior to such merger; (iv) the sale, transfer or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of FNIS; or (v) the approval by the stockholders of a plan or proposal for the liquidation or dissolution of FNIS. The board of directors may alter, amend, suspend or terminate the 2001 Stock Incentive Plan at any time. However, any changes which affect or impair the rights of any person who holds an outstanding stock option, Purchase Right or Deferred Share may not be effected without such person’s consent. Unless sooner terminated by the board of directors, the 2001 Stock Incentive Plan will terminate ten years from the date of the adoption of the 2001 Stock Incentive Plan. It is not possible to determine who may be selected to receive options, Purchase Rights, or Deferred Shares, nor is it possible to determine the number of options, Purchase Rights, or Deferred Shares that may be granted to any individual under the 2001 Stock Incentive Plan. Such selections and determinations shall be made by the Administrator of the 2001 Stock Incentive Plan.

Summary of the Federal Income Tax Consequences

      The federal income tax discussion set forth below is intended for general information only. State and local income tax consequences are not discussed, and may vary from locality to locality.

      Incentive Stock Options. An employee will not realize taxable income on an incentive stock option when that option is granted or when that option is exercised; however, the amount by which the fair market value of the stock at the time of exercise exceeds the option price generally will be included in the employee’s alternative minimum taxable income on the date of exercise. Gain or loss realized by an optionee on the sale of the stock issued upon exercise of an incentive stock options is taxable as long-term capital gain or loss, and no tax deduction is available to FNIS, unless the optionee disposes of the stock in a “disqualifying disposition.” A disqualifying disposition of the stock includes any sale, exchange, gift or other transfer of the stock within two years after the date of grant of the option or within one year after the date of exercise, except that it does not include transfers pursuant to certain tax-free reorganizations and exchanges, transfers between spouses or incident to divorce, transfers into the name of the optionee and another person as joint tenants, transfers from a decedent to an estate, transfers by will or inheritance upon the optionee’s death, or a mere pledge or hypothecation of the stock. Upon a disqualifying disposition of the stock, the optionee will realize ordinary income in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the date of exercise, or (ii) the amount realized on a sale or exchange of the stock. Subject to Section 162(m) of the Code (which limits the deductibility of compensation in excess of $1,000,000 for certain executive officers), FNIS will be entitled to a deduction equal to the amount of ordinary income recognized by the optionee, provided certain reporting requirements are met. Additionally, if the amount realized on a sale or exchange of the stock is greater than or less than the fair market value of the stock on the date of exercise, the difference will be taxed as capital gain or loss.

      Nonqualified Stock Options. A participant will not realize taxable income on a nonqualified stock option when that option is granted, nor will FNIS be entitled to take any deduction. Upon the exercise of a nonqualified stock option, the optionee will realize ordinary income in an amount equal to the difference between the option exercise price and the fair market value of the stock on the date of exercise. Subject to Section 162(m) of the Code, FNIS will be entitled to a deduction on the date of exercise equal to the amount of ordinary income recognized by the optionee, provided certain reporting requirements are met. An optionee’s basis in the stock for purposes of determining gain or loss on any subsequent disposition of the stock generally will be the fair market value of the stock on the date of exercise of the nonqualified stock option.

      Purchase Rights. A participant will not realize taxable income on the receipt of restricted stock pursuant to a Purchase Right until the expiration of any repurchase rights retained by FNIS with respect to such stock, unless the participant makes an election under Section 83(b) of the Code to be taxed on the date of receipt. If no repurchase rights are retained, or if a Section 83(b) election is made, the participant will recognize ordinary income on the date of receipt in an amount equal to the difference between the price paid for the stock and the fair market value of such stock on the date of receipt. If repurchase rights are retained by FNIS and no Section 83(b) election is made, the participant will recognize ordinary income on each date that FNIS’ repurchase rights lapse as to any shares of stock (i.e. on each date that any shares of stock vest) in an amount equal to the difference between the purchase price paid for such shares and the fair market value of such shares on the date that they vest. Subject to Section 162(m) of the Code, FNIS will be entitled to a deduction on each date that the participant recognizes ordinary income equal to the amount of ordinary income recognized by the participant on such date, provided certain reporting requirements are met. A participant’s basis in the stock for purposes of determining gain or loss on any subsequent disposition of the stock generally will be the purchase price paid for the stock plus any ordinary income recognized on receipt or vesting of the stock.

      Deferred Shares. Under the 2001 Stock Incentive Plan, the Administrator may permit select Participants to receive stock options in lieu of all or part of a bonus otherwise payable in cash. The Participants may then apply the deferred bonus to reduce the exercise price for these stock options according to a formula that the Administrator establishes in its discretion. In addition, whenever FNIS transfers common stock associated with a Deferred Share Award, the holder will recognize ordinary income equal to the fair market value of the property transferred. Upon the transfer of common stock associated with a Deferred Share Award, FNIS will be entitled to a deduction, subject to Section 162(m) of the Code, equal to the amount of ordinary income recognized by the holder.

Income Tax Withholding

      The 2001 Plan grants FNIS the power to withhold, or require a participant to remit to FNIS, an amount sufficient to satisfy Federal, state and local tax withholding requirements with respect to any options exercised or restricted stock issued under the 2001 Stock Incentive Plan. To the extent permissible under applicable tax, securities, and other laws, the Administrator may, in its sole discretion, permit a participant to satisfy an obligation to pay any such tax, in whole or in part, up to an amount determined on the basis of the highest marginal tax rate applicable to such participant, by (i) directing FNIS to apply shares of common stock to which the participant is entitled as a result of the exercise of an option or as a result of the lapse of restrictions on restricted stock, or (ii) delivering to FNIS shares of common stock owned by the participant.

THE BOARD OF DIRECTORS OF FNIS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADOPTION OF THE AMENDMENT TO 2001 STOCK INCENTIVE PLAN.

THE FNF ANNUAL MEETING

General

      The enclosed proxy is solicited by the board of directors of FNF for use at the Annual Meeting of Stockholders to be held September 29, 2003 at 10:00 a.m., Eastern Time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The meeting will be held at 601 Riverside Avenue, Jacksonville, Florida 32204.

      It is anticipated that such proxy, together with this joint proxy statement/prospectus, will be first mailed on or about August 25, 2003 to all FNF stockholders entitled to vote at the meeting.

      FNF’s principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and its telephone number at that address is (904) 854-8100.

Purpose of the Annual Meeting

      The annual meeting is being held so that FNF stockholders may consider and vote upon the following proposals:

(1) To approve an amendment to FNF’s Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 150,000,000 to 250,000,000.

(2) To elect five directors.

(3) To transact any other business that properly comes before the annual meeting or any adjournments or postponements thereof.

Record Date and Outstanding Shares

      FNF’s board of directors has fixed the close of business on August 18, 2003 as the record date for the annual meeting. Only holders of record of FNF’s common stock at the close of business on the record date are entitled to notice of and to vote at the meeting. As of the close of business on the record date, there were 134,901,858 shares of common stock outstanding and entitled to vote, held of record by 1,742 stockholders, although FNF has been informed that there are in excess of 23,000 beneficial owners of common stock.

Quorum and Vote Required

      Holders of FNF common stock are entitled to one vote for each share held as of the record date. Approval of the proposal to amend FNF’s Restated Certificate of Incorporation to increase the authorized shares of FNF common stock, requires the affirmative vote of a majority of the shares of common stock of FNF outstanding on the record date. With respect to the proposal to elect directors, the four people receiving the largest number of votes cast at the annual meeting for the three-year terms, and the one person receiving the greatest number of votes for the two-year term will be elected to the FNF board of directors. Attendance at the meeting in person or by proxy of the shares representing a majority of the outstanding common stock of FNF is required for a quorum.

      On the record date, directors and executive officers of FNF as a group beneficially owned 10,143,067 shares, or 7.4%, of outstanding FNF common stock.

Abstentions

      Any abstention will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposal to amend FNF’s Restated Certificate of Incorporation to increase the authorized shares of FNF common stock.

Broker Non-Votes

      In the event that a broker, bank, custodian, nominee or other record holder of FNF’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Failing to instruct a broker on the proposal to amend FNF’s Restated Certificate of Incorporation to increase the authorized shares of FNF common stock has the same effect as voting against the proposal to amend FNF’s Restated Certificate of Incorporation.

Solicitation of Proxy; Expenses of Proxy Solicitation

      The enclosed proxy is solicited by and on behalf of the board of directors of FNF. In addition to solicitation by mail, officers, directors and regular employees of FNF, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph, facsimile transmission or personal calls. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

      FNF will pay all of the expenses of soliciting proxies to be voted at the meeting, except that FNIS will share equally the expenses incurred in connection with filing and printing this joint proxy statement/prospectus. FNF has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and FNF will reimburse such brokers and nominees for their related out-of-pocket expenses.

      FNF has also engaged Morrow to solicit proxies on its behalf. It is expected that Morrow’s fees will be approximately $7,500 plus the reimbursement of expenses.

Voting of Proxies

      The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the FNF board of directors for use at the meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to FNF. All properly signed proxies that FNF receives prior to the vote at the meeting and that are not revoked will be voted at the meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted “FOR” each of the aforementioned proposals to be considered at the annual meeting.

      FNF’s board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Revocability of Proxy

      If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the annual meeting by taking any of the following actions:

•	delivering a written notice to the Secretary of FNF at its principal office, 601 Riverside Avenue, Jacksonville, Florida 32204;

•	delivering a signed subsequent proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

•	attending the annual meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

      Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Recommendation of the FNF Board of Directors

      The FNF board of directors recommends that FNF stockholders vote “FOR” the approval to amend FNF’s Restated Certificate of Incorporation increasing the number of authorized shares of common stock from 150,000,000 to 250,000,000 and “FOR” the proposal to elect five Directors.

      TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

FNF Stockholder Proposals

      Any proposal that a stockholder wishes to be considered for inclusion in the Proxy and Joint proxy statement/prospectus relating to the Annual Meeting of Stockholders to be held in 2004 must be received by FNF no later than December 30, 2003. Any other proposal that a stockholder wishes to bring before the 2004 Annual Meeting of Stockholders without inclusion of such proposal in FNF’s proxy materials must also be received by FNF no later than December 30, 2003. All proposals must comply with the applicable requirements or conditions established by the Securities and Exchange Commission and Article II, Section 7 and Article III, Section 2(c) of FNF’s bylaws, which require among other things, certain information to be provided in connection with the submission of stockholder proposals. All proposals must be directed to FNF’s Secretary at 601 Riverside Avenue, Jacksonville, Florida 32204. The persons designated as proxies by FNF in connection with the 2004 Annual Meeting of Stockholders will have discretionary voting authority with respect to any stockholder proposal for which FNF does not receive timely notice.

FNF PROPOSAL TO AMEND ITS RESTATED CERTIFICATE OF INCORPORATION

TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF FNF COMMON STOCK

      In April 2003, as re-affirmed in July 2003, FNF’s board of directors declared it advisable and approved an amendment to increase the aggregate number of shares of common stock which FNF is authorized to issue from 150,000,000 shares to 250,000,000 shares (the “Amendment”).

Text of the Amendment

      If approved by the stockholders, the Amendment will become effective upon the filing of an amendment to FNF’s Restated Certificate of Incorporation with the Delaware Secretary of State. The amendment would change subsection (a) of Article FOURTH to read in its entirety and substantially as follows:

      “(a) General. The aggregate number of shares which the Corporation is authorized to issue is 253,000,000, of which 3,000,000 shall be shares of preferred stock, $.0001 par value per share (the “Preferred Stock”) and 250,000,000 shall be shares of common stock, $.0001 par value per share (the “Common Stock”).”

Purpose and Effect of the Amendment

      FNF is presently authorized to issue 150,000,000 shares of common stock, of which 134,754,586 shares were issued and outstanding at June 30, 2003, and 11,681,118 shares were reserved for issuance under certain stock option plans and agreements. The 100,000,000 additional shares of common stock for which authorization is sought would have the same rights and privileges as the common stock presently outstanding.

      Because the number of shares FNF has available for issuance is less than the number of shares required as consideration in connection with the merger, if the Amendment is not approved FNF will not have a sufficient number of shares to complete the merger. Such approval is a condition to the consummation of the merger pursuant to the merger agreement. See “The Merger.”

      Except as described above, FNF has no current plan, arrangement or understanding, whether written or oral, for the issuance of any additional shares of capital stock.

      There will be no change in the voting rights, dividend rights, liquidation rights, preemptive rights or any other shareholder rights as a result of the proposed Amendment. If this Amendment is approved and the merger is completed, the additional shares shall have a dilutive effect on earnings per share and on the equity ownership of the present holders of common stock.

Potential Anti-Takeover Effect

      The proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intention of the proposal. The increased number of authorized shares of common stock could discourage, or be used to impede, an attempt to acquire or otherwise change control of FNF. The private placement of shares of common stock into “friendly” hands, for example, could dilute the voting strength of a party seeking control of FNF. Although FNF has no present intent to use the additional authorized shares of common stock for such purposes, if the Amendment is adopted, more capital stock of FNF would be available for such purposes than is currently available.

Vote Required and Board of Directors’ Recommendation

      The affirmative vote of a majority of the outstanding common stock is required to approve the Amendment. Therefore, abstentions and broker non-votes (which may occur if a beneficial owner of stock where shares are held in a brokerage or bank account fails to provide the broker or the bank voting instructions as to such shares) effectively count as votes against the Amendment.

THE BOARD OF DIRECTORS OF FNF RECOMMENDS THAT YOU VOTE “FOR” APPROVAL

OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION.

FNF PROPOSAL TO ELECT DIRECTORS

      At the annual meeting, four directors are proposed for election for a three-year term expiring in 2006 and one director is proposed for a two-year term expiring in 2005. The Board has nominated the following persons for election, all of whom are current directors:

Terry N. Christensen

John F. Farrell, Jr.
Philip G. Heasley
Daniel D. (Ron) Lane
J. Thomas Talbot

      FNF’s board of directors currently consists of 12 members and is divided into three classes. Each year, the directors in one of the three classes are elected to serve a three-year term. This year, an additional director was appointed by the board of directors and is filling a vacancy in another class.

      In accordance with FNF’s bylaws and applicable law, the four people receiving the largest number of votes cast at the annual meeting for the three year terms, and the one person receiving the greatest number of votes cast for the two year term, will be elected as directors.

      Unless otherwise, instructed, the proxy holders will vote the proxies received by them for Messrs. Christensen, Farrell, Heasley, Lane and Talbot.

      In the event that a nominee of the Board is unable or declines to serve as a director at the time of the meeting, proxies will be voted for any nominee who shall be designated by the present board of directors to fill the vacancy. It is not expected any nominee will be unable or will decline to serve as a director.

      If Messrs. Farrell, Heasley, Lane and Talbot are elected, they will continue in office for a three-year term, and if Mr. Christensen is elected, he will continue in office for a two-year term. The directors will also continue in office until their successors have been elected or until their earlier death, resignation or retirement.

THE BOARD OF DIRECTORS OF FNF RECOMMENDS

A VOTE “FOR” THE ABOVE NOMINEES.

Directors

      The following section of the joint proxy statement/prospectus describes the principal occupation and certain other information about the director nominees and other directors whose terms of office continue after the annual meeting. Except as otherwise noted, the current business address for each person listed below is c/o Fidelity National Financial, Inc., 601 Riverside Avenue, Jacksonville, Florida 32204.

Nominees for Election — Term Expiring 2006

			Director
Name	Occupation	Age	Since

John F. Farrell, Jr.	Chairman Automatic Service Company New York, New York	65	2000
Philip G. Heasley	Chairman and Chief Executive Officer First USA Bank Wilmington, Delaware	54	2000
Daniel D. (Ron) Lane	Chairman and Chief Executive Officer Lane/Kuhn Pacific, Inc. Newport Beach, California	68	1989
J. Thomas Talbot	Owner The Talbot Company Newport Beach, California	67	1990

John F. Farrell, Jr.

      Mr. Farrell is Chairman of Automatic Service Company and has been since 1997. From 1985 through 1994 he was Chairman and Chief Executive Officer of North American Mortgage Company. Mr. Farrell was Chairman of Integrated Acquisition Corporation from 1984 through 1989. He was a partner with Oppenheimer and Company from 1972 through 1981.

Philip G. Heasley

      Mr. Heasley is Chairman and Chief Executive Officer of First USA Bank, the credit card subsidiary of Bank One. Prior to joining First USA, Mr. Heasley spent 13 years in executive positions at U.S. Bancorp, including six years as Vice Chairman and the last two years as President and Chief Operating Officer. Before joining U.S. Bancorp Mr. Heasley spent 13 years at Citicorp, including three years as President and Chief Operating Officer of Diners Club, Inc. Mr. Heasley currently serves as Chairman of the Board of Visa USA and served on the board of directors of Visa International.

Daniel D. (Ron) Lane

      Since February 1983, Mr. Lane has been a principal, Chairman and Chief Executive Officer of Lane/Kuhn Pacific, Inc., a corporation that comprises several community development and home building partnerships, all of which are headquartered in Newport Beach, California. He is Vice Chairman of CKE Restaurants, Inc. Mr. Lane also serves on the board of directors of Metalclad Corporation and is active on the Board of Trustees of the University of Southern California.

J. Thomas Talbot

      For more than five years, Mr. Talbot has been the owner of The Talbot Company, an investment and asset management company. From 1989 until 1992, Mr. Talbot was a Chairman and Chief Executive Officer of HAL, Inc. and Hawaiian Airlines. He was founder of Air California (sold to Alaska Airlines), Southwest Airlines, and Chairman of Jet America Airlines from 1981 until 1988 when it was sold to Alaska Air Group. He currently serves on the boards of directors of California Coastal Communities, Inc., (formerly Koll Real Estate Group) and The Hallwood Group, Inc.

Nominee For Election — Term Expiring 2005

			Director
Name	Occupation	Age	Since

Terry N. Christensen	Managing Partner at Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP Los Angeles, California	62	2002

Terry N. Christensen

      Mr. Christensen has been the managing partner of Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP since 1988. Prior to forming the law firm, Mr. Christensen was a Consultant and then the President of Tracinda Corporation. Mr. Christensen also serves on the board of directors of MGM MIRAGE, Inc., Checkers Drive-In Restaurants, Inc. and GIANT GROUP, LTD.

Directors — Term Expiring 2005

			Director
Name	Occupation	Age	Since

William P. Foley, II	Chairman of the Board and Chief Executive Officer Fidelity National Financial, Inc. Irvine, California	58	1984
Frank P. Willey	Vice Chairman of the Board Fidelity National Financial, Inc. Irvine, California	49	1984
Patrick F. Stone	Chief Executive Officer Fidelity National Information Solutions, Inc. Santa Barbara, California	56	2002

William P. Foley, II

      Mr. Foley is FNF’s Chairman of the Board and Chief Executive Officer, and has been since its formation in 1984. Mr. Foley was President of FNF from its formation in 1984 until December 31, 1994. Mr. Foley is also currently serving as Chairman of the Board of FNIS and a director of CKE Restaurants, Inc.

Frank P. Willey

      Mr. Willey is FNF’s Vice Chairman of the Board. He has been a director since the formation of FNF in 1984, and served as its President from January 1, 1995 through March 20, 2000. He served as an Executive Vice President and General Counsel of FNF from its formation until December 31, 1994. He has served in various capacities with subsidiaries and affiliates of FNF since joining it in 1984. Mr. Willey also serves on the board of directors of CKE Restaurants, Inc.

Patrick F. Stone

      Mr. Stone is Chief Executive Officer of FNIS. Mr. Stone was the President of FNF until December 31, 2002. He served as President and Chief Operating Officer of FNF from March 25, 1997 to January 1, 2002. From May 1995 through March 1997 he was an Executive Vice President of FNF and President of Fidelity National Title Insurance Company and four other FNF underwriters. From February 1989 to May 1995 he was President of Fidelity National Title Company of Oregon. Mr. Stone also currently serves on the board of directors of FNIS and iLumin Corporation.

Directors — Term Expiring 2004

			Director
Name	Occupation	Age	Since

William A. Imparato	Managing Member Tri-Vista Partners Scottsdale, Arizona	56	1986
Donald M. Koll	Chairman of the Board and Chief Executive Officer The Koll Company Newport Beach, California	70	1995
General William Lyon	Chairman of the Board and Chief Executive Officer William Lyon Homes, Inc. Newport Beach, California	80	1998
Cary H. Thompson	Senior Managing Director Bear Stearns & Co., Inc. Los Angeles, California	47	1992

William A. Imparato

      Mr. Imparato is currently a Partner in Beus Gilbert PLLC and the Managing Member of Tri-Vista Partners, LLC. From June 1990 to December 1993 Mr. Imparato was President of FNF’s wholly-owned real estate subsidiary Manchester Development Corporation. From July 1980 to March 2000 he was a partner in Park West Development Company, a real estate development firm headquartered in Phoenix, Arizona. In March 2000, Mr. Imparato started a new real estate development firm, Tri-Vista Partners LLC, headquartered in Scottsdale, Arizona.

Donald M. Koll

      Mr. Koll is Chairman of the Board and Chief Executive Officer of The Koll Company and has been since its formation on March 26, 1962.

General William Lyon

      General Lyon is Chairman of the Board and Chief Executive Officer of William Lyon Homes, Inc. and affiliated companies which are headquartered in Newport Beach, California. In 1989, General Lyon formed Air/Lyon, Inc., which included Elsinore Service Corp. and Martin Aviation at John Wayne Airport. He has been Chairman of the Board of The William Lyon Company since 1985.

Cary H. Thompson

      Mr. Thompson is currently a Senior Managing Director with Bear Stearns & Co. Inc. From 1996 to 1999, Mr. Thompson was a director and Chief Executive Officer of Aames Financial Corporation. Mr. Thompson was a Managing Director of Nat West Markets from May 1994 to June 1996. Mr. Thompson was Managing Director and managed the West Coast Financial Institutions Group for Oppenheimer and Co., Inc. Mr. Thompson also serves on the board of directors of Aames Financial Corporation, SonicWall, Inc. and FNIS.

Board Meetings and Committees

      The board of directors has established an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee. The board of directors has determined that the members of the Audit Committee are independent, as that term is defined in Section 5303.01(B)(2)(a) and (3) of The New York Stock Exchange listing standards. The New York Stock Exchange has proposed rules with respect to the determination of director independence. In accordance with these proposed rules, a director must be determined to have no material relationship with FNF other than as a director. The proposed rules specify the criteria by which the independence of directors is to be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with FNF or its independent auditor. The proposed rules also prohibit Audit Committee members from any direct or indirect financial relationship with FNF (other than in their capacity as directors and Audit Committee members), and restrict both commercial and not-for-profit relationships of all directors with FNF.

      The Compensation and Nominating Committees are composed entirely of independent directors. The New York Stock Exchange has proposed rules regarding the independence of members on the Compensation and Nominating Committees which are not yet in effect. While FNF cannot be certain until final rules are adopted, FNF believes that the members of its Compensation and Nominating Committees are independent within the meaning of the proposed rules and, in any case, those directors are not employees of FNF.

      In 2002, the board of directors held seven meetings and committees of the board of directors held a total of 11 meetings. Each director attended more than 75% of the aggregate of all meetings of the board of directors and the committees on which they served, except for Mr. Koll.

      The members of the Audit Committee are J. Thomas Talbot, William A. Imparato and John F. Farrell, Jr. In 2002 the Audit Committee had six meetings. The responsibilities of the Audit Committee are as follows:

•	The oversight of the integrity of FNF’s financial statements and FNF’s compliance with legal and regulatory requirements.

•	Discussing the annual audited financial statements and quarterly financial statements with management and the independent auditors, including FNF’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

•	Establishing procedures for receiving, processing and retaining complaints (including anonymous complaints) received by FNF concerning accounting controls or auditing issues.

•	Engaging independent advisers, such as legal counsel and accounting advisers, to assist the Audit Committee in meeting its obligations.

•	Approving any significant non-audit relationship with FNF’s independent auditors.

•	Discussing earnings press releases and financial information and earning guidance provided to analysts and rating agencies.

•	Discussing policies with respect to risk assessment and risk management.

•	Producing, at least annually, a report evaluating the performance of the Audit Committee.

•	Producing an annual report for inclusion in the proxy statement, in accordance with applicable rules and regulations.

      The members of the Compensation Committee are Cary H. Thompson, Daniel D. (Ron) Lane and J. Thomas Talbot. In 2002 the Compensation Committee had four meetings. The responsibilities of the Compensation Committee are as follows:

•	Discharging the board of directors’ responsibilities relating to compensation of FNF’s executives.

•	Reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and set the Chief Executive Officer’s compensation level based on this evaluation.

•	Recommendations to the board of directors with respect to incentive-compensation plans and equity-based plans.

•	Evaluating, at least annually, the performance of the Compensation Committee.

•	Producing an annual report on executive compensation for inclusion in the proxy statement, in accordance with applicable rules and regulations.

      The members of the Executive Committee are William P. Foley, II, J. Thomas Talbot, Philip G. Heasley and Cary H. Thompson. In 2003 the Executive Committee held no meetings. The responsibilities of the Executive Committee are as follows:

•	May invoke all of the power and authority of the board of directors in the management of FNF delegated to it by the board of directors except those powers that by law cannot be delegated.

      The members of the Nominating Committee are William A. Imparato and General William Lyon. In 2002 the Nominating Committee had one meeting. The responsibilities of the Nominating Committee are as follows:

•	Identifying individuals qualified to become members of the board of directors, and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of stockholders.

•	Developing and recommending to the board of directors a set of corporate governance principles applicable to FNF.

•	Adopting, revising and overseeing the board of directors’ criteria for selecting new directors.

•	Overseeing the evaluation of the board of directors and management.

•	Evaluating, at least annually, the performance of the Nominating Committee.

•	Considering nominees recommended by the stockholders.

•	Producing an annual report for inclusion in the proxy statement, in accordance with applicable rules and regulations.

•	Considering nominees proposed by stockholders.

Director Compensation

      Directors who are also officers of FNF do not receive any compensation for acting as directors, except for reimbursement of reasonable expenses, if any, incurred in attending board of directors meetings.

      Directors who are not also employees of FNF receive:

•	an annual retainer of $30,000;

•	$2,500 for each meeting of the board of directors attended;

•	an annual retainer of $5,000 for service on a committee (the committee chairman receives $7,500);

•	$1,500 for each committee meeting attended; and

•	expenses of attending board of directors and committee meetings.

Executive Officers

      The executive officers of FNF as of the date of this joint proxy statement/ prospectus are set forth in the table below. Certain biographical information with respect to those executive officers who do not also serve as directors follows the table. Mr. Foley’s biographical information is on page 96 of this joint proxy statement/ prospectus.

			Employed
Name	Occupation	Age	Since

William P. Foley, II	Chairman of the Board and Chief Executive Officer	58	1984
Raymond R. Quirk	President	56	1985
Ernest D. Smith	Executive Vice President and Co-Chief Operating Officer	52	1987
Ronald R. Maudsley	Executive Vice President and Co-Chief Operating Officer	52	1988
Christopher Abbinante	Executive Vice President and Co-Chief Operating Officer	52	2000

Raymond R. Quirk

      Mr. Quirk became the President of FNF in January 2003. Prior to his position as President, he was the Co-Chief Operating Officer with direct and agency operation responsibilities for Northern California, Oregon, Washington, Hawaii, Texas and Southeast portion of the United States and has held various other positions with FNF since 1985.

Ernest D. Smith

      Mr. Smith is an Executive Vice President and the Co-Chief Operating Officer of FNF and has been since January 2002. He was also named President of FIS in April 2003. He has served as an Executive Vice President of FNF since 1995. He joined Fidelity National Title Insurance Company in 1987 as President of its San Francisco Division.

Ronald R. Maudsley

      Mr. Maudsley is an Executive Vice President and the Co-Chief Operating Officer of FNF and has been since January 2002. He served as Vice President and Regional Manager of Fidelity National Title Insurance Company since October 1988.

Christopher Abbinante

      Mr. Abbinante is an Executive Vice President and the Co-Chief Operating Officer of FNF and has been since January 2002. He joined FNF in 2000 after the acquisition of Chicago Title Corporation. Prior to joining FNF, he served as Senior Vice President of Chicago Title Insurance Company from 1976 to 2000.

Executive Compensation

      The following Summary Compensation Table shows compensation paid by FNF and its subsidiaries to the named executive officers of FNF for all services in all capacities during the years indicated.

Summary Compensation Table

						Long-Term
						Compensation
			Annual Compensation
						Securities
					Other Annual	Underlying	All Other
	Fiscal		Salary	Bonus	Compensation	Options	Compensation
Name and Title	Year		($)(1)	($)(2)	($)(3)	(#)(4)(5)	($)(6)

William P. Foley, II	2002		950,016	2,850,000	104,071	276,250	146,643
Chairman,	2001		950,016	2,850,000	98,023	484,000	83,982
Chief Executive Officer	2000		877,096	2,251,665	78,492	710,338	72,441
Patrick F. Stone	2002	(7)	375,000	1,125,000	—	88,750	30,828
President	2001		750,000	2,250,000	—	113,437	53,000
(until December 31, 2002)	2000		697,921	1,773,630	—	346,252	31,323
Raymond R. Quirk	2002		418,764	837,500	—	91,875	23,019
President	2001		400,008	800,000	—	108,297	20,054
(since January 1, 2003)	2000		383,340	632,046	—	151,032	13,802
Ronald R. Maudsley	2002		418,764	837,500	—	79,375	32,766
Executive Vice President,	2001		400,008	800,000	—	231,211	27,399
Co-Chief Operating Officer	2000		383,340	632,046	—	189,803	24,964
Christopher Abbinante	2002		418,764	837,500	—	65,625	23,600
Executive Vice President,	2001		378,749	800,000	—	60,500	8,406
Co-Chief Operating Officer	2000	(8)	241,385	1,078,099	—	128,561	2,304
Ernest D. Smith	2002		418,764	837,500	—	79,375	37,616
Executive Vice President;	2001		400,008	800,000	—	79,013	35,797
Co-Chief Operating Officer	2000		383,340	632,046	—	171,908	25,482

(1)	Amounts shown for the indicated fiscal year include amounts deferred at the election of the named executive officer pursuant to FNF’s 401(k) plan.

(2)	Bonuses were awarded during the year following the year to which the bonuses relate, based on an evaluation by the Compensation Committee of the board of directors. Amounts shown for the indicated fiscal year include cash bonus amounts earned in the indicated fiscal year and deferred at the election of the named executive officer and utilized to reduce the exercise price of stock options granted to such officer during the subsequent fiscal pursuant to the 1991 and 2001 Stock Option Plans. Bonus amounts applied to reduce the exercise price of stock option grants awarded and included in this column for 2002, 2001 and 2000, the most recent three years for which the options were granted, are as follows: (i) Mr. Foley: $75,000 — 2002 bonus, $75,000 — 2001 bonus, and $100,000 — 2000 bonus; (ii) Mr. Stone: $75,000 — 2002 bonus, $75,000 — 2001 bonus, and no bonus deferred in 2000; (iii) Mr. Quirk: $75,000 — 2002 bonus, $75,000 — 2001 bonus, and $158,012 — 2000 bonus; (iv) Mr. Maudsley: no bonus deferred in 2002, $75,000 — 2001 bonus, and $564,342 — 2000 bonus; (v) Mr. Abbinante: no bonus deferred in 2002, 2001 or 2000; and (vi) Mr. Smith: $75,000 — 2002 bonus, $75,000 — 2001 bonus, and no bonus deferred in 2000. In addition, during 2002, 2001 and 2000 bonus amounts were deferred at the election of the named executive officer and applied to FNF’s Executive Compensation Program in the following amounts: (i) Mr. Foley: $500,000 — 2002, $555,000 — 2001, and $430,333 — 2000; (ii) Mr. Stone: no bonus deferred in 2002, 2001 or 2000; (iii) Mr. Quirk: no bonus deferred in 2002, 2001 or 2000; (iv) Mr. Maudsley: $207,250 — 2002, $178,750 — 2001, and $66,272 — 2000; (v) Mr. Abbinante: no bonus deferred in 2002 and 2001, $136,603 — 2000; and (vi) Mr. Smith: $146,500 — 2002, $140,200 — 2001, and $130,002 — 2000.

(3)	Amounts shown for Mr. Foley included the cost of a (i) a Company provided automobile of $9,000 in 2002, 2001 and 2000, respectively; (ii) tax and financial planning advice provided by third parties to Mr. Foley and Folco Development Corporation — $57,572 in 2002, $61,539 in 2001, and $24,000 in 2000; and (iii) personal use of Company assets by Mr. Foley and Folco Development Corporation — $37,529 in 2002, $27,484 in 2001, and $45,492 in 2000.

(4)	The number of securities underlying options has been adjusted to reflect all dividends and stock splits.

(5)	Amounts shown are options to purchase common stock of FNF. These officers also received stock options from FNF’s majority owned subsidiaries FNIS and Micro General (Nasdaq: MGEN), which was merged with FNIS on July 9, 2002. The following officers were awarded options to purchase common stock of FNIS in 2002, 2001 and 2000 (including Micro General options converted to FNIS options as a result of the merger): Mr. Foley — 150,000 options in 2002, 1,000,000 options in 2001, and 76,560 options in 2000; Mr. Stone — 400,000 options in 2002, 400,000 options in 2001, and no options granted in 2000; Mr. Quirk — no options granted in 2002, 44,140 options granted in 2001, and no options granted in 2000; Mr. Maudsley — no options granted in 2002, 44,140 options granted in 2001, and no options granted in 2000; Mr. Abbinante — no options granted in 2002, 44,140 options granted in 2001, and no options granted in 2000, and; Mr. Smith — 10,000 options granted in 2002, 79,140 options granted in 2001 and no options granted in 2000.

(6)	Amounts shown for fiscal 2002 consist of the following: (i) Mr. Foley: Company contribution to 401(k) Plan — $5,500, Company paid life insurance premiums — $69,892 and Company contribution to Employee Stock Purchase Program — $71,251; (ii) Mr. Stone: Company contribution to 401(k) Plan — $2,750, Company paid life insurance premiums — $1,447 and Company contribution to Employee Stock Purchase Program — $26,631; (iii) Mr. Quirk: no Company contribution to 401(k) Plan, Company paid life insurance premiums — $3,019 and Company contribution to Employee Stock Purchase Program — $20,000; (iv) Mr. Maudsley: no Company contribution to 401(k) Plan, Company paid life insurance premiums — $2,765 and Company contribution to Employee Stock Purchase Program — $30,001; (v) Mr. Abbinante: Company contribution to 401(k) Plan — $5,500, Company paid life insurance premiums — $1,615 and Company contribution to Employee Stock Purchase Program — $16,485; and (vi) Mr. Smith: Company contribution to 401(k) Plan — $6,000, Company paid life insurance premiums — $1,615 and Company contribution to Employee Stock Purchase Program — $30,001.

(7)	Mr. Stone also received payments from FNF’s majority-owned subsidiary FNIS for services rendered as Chief Executive Officer during 2002, in the following amounts: salary — $375,000; bonus — $1,125,000; Other annual compensation: $15,955; and all other compensation — $30,828.

(8)	Amounts for Mr. Abbinante for 2000 include the period from March 20, 2000 to December 31, 2000.

Certain Relationships and Related Transactions

      The board of directors adopted an Employee Stock Purchase Loan Program and a Director Stock Purchase Loan Program. The Employee Stock Purchase Loan Program authorized an aggregate amount of $7,900,000 to make loans to key employees to purchase shares of FNF’s common stock through open market purchases or in privately negotiated transactions. The Director Stock Purchase Loan Program authorized an aggregate amount of $750,000 to make loans to outside directors to purchase shares of FNF’s common stock through open market purchases or in privately negotiated transactions. The loans are at an interest rate of 5% per annum for a term of five years immediately callable in the event of termination of employment or resignation as a director, as the case may be.

      Since the beginning of 2002, each of the following named executive officers participated in the Employee Stock Purchase Loan Program, and the highest aggregate indebtedness to FNF for each participant was as follows: Mr. Foley — $3,537,500; Mr. Stone — $586,668; Mr. Quirk — $351,724. All of these loans have been fully repaid.

      Since the beginning of 2002, the following directors participated in the Director Stock Purchase Loan Program and the highest aggregate indebtedness to FNF for each participant in 2002 was as follows: William A. Imparato — $176,875; Donald M. Koll — $179,489; Daniel D. (Ron) Lane — $176,875; General William Lyon — $176,958 and J. Thomas Talbot — $176,250. All of these loans have been fully repaid.

      Mr. Thompson is a Senior Managing Director with Bear Stearns & Co. Inc. During 2002, Bear Stearns provided investment advisory and brokerage services to FNF, including as co-manager of the FNF $250.0 million debt placement in March 2003, for which Bear Stearns received fees in the amount of approximately $400,000. Bear Stearns also acted as investment advisor to FNF’s majority owned subsidiary, FNIS, during its acquisition of Eastern Financial Systems, Inc., for which Bear Stearns received fees in the amount of approximately $750,000. In the opinion of management, the terms of these transactions were fair to FNF and substantially the same as could have been obtained in transactions with unaffiliated parties.

      Mr. Christensen is the managing partner of the law firm Christensen, Miller, Fink, Jacobs, Glaser, Weil & Shapiro, LLP. During 2002, Christensen Miller represented FNF and its subsidiaries in various lawsuits. The total fees received by Christensen Miller during 2002 were approximately $1,400,000. In the opinion of management, the terms of these transactions were fair to FNF and substantially the same as could have been obtained in transactions with unaffiliated parties.

Option Grants

      The following table provides information as to options of common stock granted to the named individuals during 2002 pursuant to FNF’s 1998 Stock Incentive Plan and the Amended and Restated 2001 Stock Incentive Plan.

Option Grants in Last Fiscal Year
Individual Grants

						Potential Realizable
						Value at Assumed Annual
	Number of	Percentage of				Rates of Stock Price
	Securities	Total Options				Appreciation for
	Underlying	Granted to	Exercise or			Option Term(3)
	Options	Employees in	Base Price		Expiration
Name	Granted(#)	Fiscal Year	($/share)		Date	5%($)	10%($)

William P. Foley, II	125,000		26.56	(1)	12/23/12	2,091,600	5,278,800
	13,750		12.54	(2)	02/21/13	108,675	274,275
	137,500		18.00	(1)	02/21/12	1,559,250	3,935,250

	276,250	10.1%
Patrick F. Stone	6,250		26.56	(1)	12/23/12	104,580	263,940
	13,750		12.54	(2)	02/21/13	108,675	274,275
	68,750		18.00	(1)	02/21/12	779,625	1,967,625

	88,750	3.2%
Raymond R. Quirk	43,750		26.56	(1)	12/23/12	732,060	1,847,580
	13,750		12.54	(2)	02/21/13	108,675	274,275
	34,375		18.00	(1)	02/21/12	389,813	983,813

	91,875	3.4%
Ronald R. Maudsley	31,250		26.56	(1)	12/23/12	522,900	1,319,700
	13,750		12.54	(2)	02/21/13	108,675	274,275
	34,375		18.00	(1)	02/21/12	389,813	983,813

	79,375	2.9%
Christopher Abbinante	31,250		26.56	(1)	12/23/12	522,900	1,319,700
	34,375		18.00	(1)	02/21/12	389,813	983,813

	65,625	2.4%
Ernest D. Smith	31,250		26.56	(1)	12/23/12	522,900	1,319,700
	13,750		12.54	(2)	02/21/13	108,675	274,275
	34,375		18.00	(1)	02/21/12	389,813	983,813

	79,375	2.9%

(1)	The fair market value of FNF’s common stock on the date of grant.

(2)	The options granted under the Amended and Restated 2001 Stock Incentive Plan were granted to key employees of FNF at an exercise price of $18.00, the fair market value of FNF’s common stock on the date of grant. The executive officer applied his deferred bonus amount to reduce the exercise price to $12.54 per share. (See note (2) of Summary Compensation Table). Unless sooner exercised, the exercise price of these options will decrease approximately $0.38 per year through 2007, and $0.25 per year from 2008 through 2013, at which time the exercise price will be $9.16.

(3)	These are assumed rates of appreciation, and are not intended to forecast future appreciation of FNF’s common stock.

FNIS Option Grants in Last Fiscal Year

      The following table provides information as to options of common stock of FNIS and Micro General, which was merged with FNIS on July 9, 2002, granted to the named individuals during 2002 pursuant to the FNIS’s 2001 Stock Incentive Plan.

Individual Grants						Potential Realizable
						Value at Assumed Annual
	Number of	Percentage of				Rates of Stock Price
	Securities	Total Options				Appreciation for
	Underlying	Granted to	Exercise or			Option Term(3)
	Options	Employees in	Base Price		Expiration
Name	Granted(#)	Fiscal Year	($/share)		Date	5%($)	10%($)

William P. Foley, II	3,433 (3)		9.61	(3)	11/17/09	20,794	52,605
	76,560 (3)		23.17	(3)	01/11/10	1,117,366	2,826,656
	100,000		$16.81	(1)	09/24/12	1,057,172	2,679,081
	50,000		17.51	(1)	12/23/12	551,565	1,392,045

	229,000	8.7%
Patrick F. Stone	22,405 (3)		9.61	(3)	11/17/09	135,473	343,316
	100,000		$16.81	(1)	09/24/12	1,057,172	2,679,081
	300,000		$17.51	(1)	12/23/12	3,303,583	8,371,929

	422,405	15.5%
Ernest D. Smith	10,000	0.4%	$16.81	(1)	09/24/12	105,903	267,279

(1)	The fair market value of FNIS common stock on the date of grant.

(2)	These are assumed rates of appreciation, and are not intended to forecast future appreciation of FNIS’s common stock.

(3)	On July 9, 2002, FNIS acquired 100% of the outstanding common stock of Micro General Corporation (NASDAQ: MGEN). In connection with this transaction, FNIS issued options in exchange for the outstanding Micro General options. Amounts shown represent the FNIS options issued in the exchange.

Option Exercises and Fiscal Year-End Values

      The following table summarizes information regarding exercises of stock options by the named individuals during 2002 and unexercised options held by them as of December 31, 2002.

Aggregated Stock Option Exercises

in Last Fiscal Year and Fiscal Year-End Option Values

			Number of	Value of Unexercised
	Shares		Unexercised Options	In-The-Money Options
	Acquired on	Value	at December 31, 2002	at December 31, 2002
	Exercise	Realized	(#)	($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

William P. Foley II	279,835	5,682,743	2,632,389/173,333	53,776,388/757,530
Patrick F. Stone	315,593	3,919,713	191,357/41,666	2,578,055/378,760
Raymond R. Quirk	200,498	2,388,631	226,849/109,798	3,015,330/1,017,808
Ronald R. Maudsley	374,900	2,224,827	24,199/99,798	391,864/1,017,808
Christopher Abbinante	75,626	929,149	33,366/109,881	486,564/1,225,361
Ernest D. Smith	252,951	2,658,210	—/99,798	—/1,017,808

      In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, the fair market value is deemed to be $26.26, the closing price of the common stock of FNF reported by the New York Stock Exchange on December 31, 2002.

FNIS Option Exercises and Fiscal Year-End Option Values

      The following table summarizes information regarding exercises of stock options of FNIS (including Micro General options) by the named individuals during 2002 and unexercised options held by them as of December 31, 2002.

Aggregate FNIS Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of	Value of Unexercised
	Shares		Unexercised Options	In-The-Money Options
	Acquired on	Value	at December 31, 2002	at December 31, 2002
	Exercise	Realized	(#)	($)
Name	(#)	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

William P. Foley, II	417,646	6,737,254	1,129,993/100,000	9,817,000/22,000
Patrick F. Stone	377,589	6,043,015	472,405/350,000	3,904,071/22,000
Raymond R. Quirk	13,117	250,173	8,334/22,688	84,503/178,371
Ronald R. Maudsley	13,117	257,776	8,334/22,688	84,503/178,371
Christopher Abbinante	5,785	81,328	15,667/22,688	158,863/178,371
Ernest D. Smith	41,452	819,246	6,668/41,020	30,671/294,998

      In accordance with the rules of the Securities and Exchange Commission, values are calculated by subtracting the exercise price from the fair market value of the underlying common stock. For purposes of this table, the fair market value is deemed to be $17.25, the closing price of the common stock of FNIS reported by NASDAQ on December 31, 2002.

Employment Agreements

      FNF entered into a five-year employment agreement with its Chairman and Chief Executive Officer, Mr. Foley, effective March 22, 2001, replacing an existing agreement. Pursuant to his new agreement, his minimum annual base salary is $950,000. The agreement provides for additional incentive compensation in respect of each fiscal year ending during the term thereof in the form of an annual cash bonus as determined in accordance with the Annual Incentive Plan. Pursuant to the Annual Incentive Plan, the Compensation Committee has approved a formula that awards Mr. Foley for meeting specified performance levels, based on FNF’s return on equity, merger synergies related to the acquisition of Chicago Title Corporation and a specified operational goal. The agreement includes other compensation and executive fringe benefits. There is a change in control provision enabling Mr. Foley to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Foley’s employment is terminated following a change of control, under certain circumstances he will receive (i) his salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination plus the total bonus paid or payable to him for the most recent calendar year multiplied by the greater number of years remaining in the term of employment, including partial years, or three years, (iii) immediate vesting of all options not vested at the date of termination, and (iv) maintenance of all benefit plans and programs for Mr. Foley for the greater of three years or the number of years (including partial years) remaining in the agreement. The agreement allows FNF to terminate Mr. Foley upon written notice without cause on terms specified in the agreement. Upon Mr. Foley’s death, his estate will receive a payment in the amount of the minimum annual base salary for the remainder of the agreement. Upon incapacity or disability for a continuous period of nine months, FNF may terminate the employment contract with Mr. Foley upon payment of an amount equal to his minimum annual base salary, without offset for the remainder of the agreement.

      FNF entered into a three-year employment agreement with Raymond R. Quirk, effective March 20, 2003. Pursuant to this agreement, Mr. Quirk’s minimum base salary is $600,000. His salary may be increased at the discretion of the Compensation Committee of the board of directors. Mr. Quirk’s annual bonus will be payable pursuant to the Annual Incentive Plan. The cash bonus payable to Mr. Quirk under the Annual Incentive Plan awards him for meeting specified performance levels based on FNF’s return on equity and specified operational goals. There is a change in control provision enabling Mr. Quirk to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Quirk’s employment is terminated following a change in control under certain circumstances, he will receive (i) his minimum annual base salary through the date of termination, (ii) severance pay in an amount equal to his annual salary in effect as of the date of termination or the highest bonus paid or payable to him during the term of the agreement multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number two, and (iii) maintenance of all benefit plans and programs for Mr. Quirk for the greater number of two years or the number of years (including partial years) remaining in the agreement.

      FNF entered into a three-year employment agreement with Ernest D. Smith effective March 20, 2003. Pursuant to the agreement, Mr. Smith’s base salary for fiscal 2003 is $600,000. His base salary may be increased at the discretion of the Compensation Committee of the board of directors. Mr. Smith’s annual bonus will be payable pursuant to the Annual Incentive Plan. The cash bonus payable to Mr. Smith under the Annual Incentive Plan awards him for meeting specified performance levels based on FNF’s return on equity and specified operational goals. There is a change in control provision enabling Mr. Smith to terminate this agreement due to a change in control during the period commencing 60 days and expiring 365 days after such change in control. In the event of termination of the agreement for good reason (defined in the agreement as a change in control) or if Mr. Smith’s employment is terminated following a change in control under certain circumstances, he will receive (i) his minimum annual base salary through the date of termination, (ii) severance pay in an amount equal to the greater of his annual salary in effect as of the date of termination or the highest bonus paid or payable to him during the term of the agreement multiplied by the greater of the number of years (including partial years) remaining in the agreement or the number two, and (iii) maintenance of all benefit plans and programs for Mr. Smith for the greater number of two years or the number of years (including partial years) remaining in the agreement.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee is currently composed of three independent directors including Messrs. Lane, Talbot and Thompson. During fiscal 2002, no member of the Compensation Committee was a former or current officer or employee of FNF or any of its subsidiaries. In addition, during that year, no executive officer of FNF served (i) as a member of the compensation committee or board of directors of another entity, one of whose executive officers served on the Compensation Committee, or (ii) as a member of the compensation committee of another entity, one of whose executive officers served on the board of directors.

Report of the Compensation Committee on Executive Compensation

General

      The Compensation Committee of the board of directors is responsible for establishing and administering the policies that govern executive compensation and benefit practices. The Compensation Committee evaluates the performance of the executive officers and determines their compensation levels, in terms of salary, annual bonus and related benefits, all subject to Board approval. The Compensation Committee has access to independent compensation data for use in assessing levels of compensation for officers of FNF.

Compensation Philosophy

      FNF’s executive compensation programs are designed to (i) provide levels of compensation that integrate pay and incentive plans with FNF’s strategic goals, so as to align the interests of executive management with the long-term interests of the stockholders; (ii) motivate Company executives to achieve the strategic business goals of FNF and to recognize their individual contributions; and (iii) provide compensation opportunities which are competitive to those offered by other national title insurance companies and other corporations similar in size and performance. Although the exact identity of the corporations surveyed varies, these generally include title companies and other corporations equal to or larger than FNF. The Compensation Committee believes that the components of executive compensation should include base salary, annual cash bonus, stock option grants and other benefits and should be linked to individual and Company performance. With regard to FNF’s performance, the measures used for determining appropriate levels of compensation for executive officers include FNF’s national market share, net margin, quality of service, meeting strategic goals within the current economic climate and industry environment, scope of responsibilities, expansion by acquisition or otherwise, and profit retention and profitability, all of which combine to enhance stockholder value.

      The Committee approves employment agreements and salary and bonus levels for key employees, including Mr. Foley, Mr. Stone (during 2002), Mr. Quirk, Mr. Abbinante, Mr. Maudsley and Mr. Smith. The Compensation Committee then makes recommendations with respect to such compensation to the entire board of directors for its approval. In fiscal 2002, the Compensation Committee retained a consulting firm to review and advise on benefits plans and other compensation initiatives for FNF’s senior executives. As part of its review process, the Compensation Committee approved the Annual Incentive Plan, which governs the incentive compensation payable to Mr. Foley and certain other executive officers.

Compensation of the Chairman and Chief Executive Officer for Fiscal 2002

      Mr. Foley’s compensation for 2002 was determined pursuant to the terms of his employment agreement in effect during that period which is described above under the heading “Employment Agreements”. His employment agreement provided him with a minimum base annual salary, which may be reviewed and increased at the discretion of the Compensation Committee to reflect matters including cost of living increases and performance results. Mr. Foley also received a cash bonus, which was determined pursuant to the Annual Incentive Plan by the Compensation Committee. Under the program, Mr. Foley had varying performance-based bonus levels that were expressed as a percentage of his base salary, based upon FNF’s return on equity and earnings. The Compensation Committee established threshold, target and maximum expectations for each performance measure. In 2002, FNF exceeded target expectations for return on equity, earnings, and obtained maximum expectations for merger synergies. The applicable target bonus amount was established by the Compensation Committee to be 300% of his base salary. Under the terms of his employment agreement, FNF, through the Compensation Committee, has the discretion to award stock options to Mr. Foley. Mr. Foley received stock options in 2002 exercisable for an aggregate of 276,250 shares of common stock. Of these options, 59,582 shares vested upon date of grant and the remainder vest in three equal annual installments.

Compensation of Other Executives for Fiscal 2002

      With respect to the base salaries and incentive cash bonuses awarded to other executive officers who were parties to employment agreements with FNF in respect of 2002, the Compensation Committee approved these amounts pursuant to the executives’ employment agreements and the Annual Incentive Plan administered by the Compensation Committee. With respect to the base salaries and incentive cash bonuses awarded to FNF’s other executive officers, the decision of the Compensation Committee for each such executive officer is subjective and was made after consideration of the performance of the executive in his particular area of responsibility, the executive’s contribution to FNF’s overall management team and an assessment of the future contributions the executive should be able to make to FNF. Under the terms of the executive bonus program, the executive officers received a cash bonus based upon specified target levels and FNF’s return on equity and cost savings resulting from merger synergies related to the acquisition by FNF of Chicago Title Corporation.

Stock Option Grants

      As indicated above, an important element of FNF’s compensation philosophy is the desire to align the interests of the executive officers with the long-term interests of FNF’s stockholders. The purpose of FNF’s stock option plans is to attract, retain and award executive officers and directors and to furnish incentives to these persons to improve operations, increase profits and positively impact FNF’s long-term performance. Consistent with these objectives, the Compensation Committee granted options in 2002 to executive officers for their performance in 2002.

      As additional incentive compensation, certain executive officers are permitted to participate in a program pursuant to which the officer can defer a portion of his bonus and apply the deferred amount to reduce the exercise price of stock options granted to him. In 2002, Mr. Foley, Mr. Stone, Mr. Quirk, and Mr. Smith participated in this bonus deferral program.

      Corporate Deduction for Compensation. Section 162(m) of the Internal Revenue Code generally limits to $1.0 million the corporate deduction for compensation paid to certain executive officers, unless certain requirements are met. FNF’s policy with respect to the deductibility limit of Section 162(m) generally is to preserve the federal income tax deductibility of compensation paid to executive officers. However, while the tax impact of any compensation arrangement is an important factor to be considered, the impact is evaluated in light of FNF’s overall compensation philosophy. Accordingly, FNF has and will continue to authorize the payment of non-deductible compensation if it deems that it is consistent with its compensation philosophy and in the best interests of FNF and its stockholders.

The Compensation Committee

Cary H. Thompson, Chairman
Daniel D. (Ron) Lane
J. Thomas Talbot

Report of the Audit Committee

      The Audit Committee of the board of directors submits the following report on the performance of certain of its responsibilities for the year 2002. The Audit Committee is currently composed of three independent directors, Messrs. Talbot, Farrell and Imparato. The Charter of the Audit Committee was adopted by the Audit Committee and ratified by the board of directors in its present form effective as of April 22, 2003, and is attached hereto as Appendix I. The Charter conforms with the requirements of the Sarbanes-Oxley Act and the currently proposed rules of the New York Stock Exchange. The Audit Committee has primary responsibility for the financial statements and the overall reporting process, including FNF’s system of internal controls. The independent auditors are responsible for performing an independent audit of FNF’s consolidated financial statements in accordance with auditing standards generally accepted in the United States. This audit serves as a basis for the auditors’ opinion in the annual report to stockholders addressing whether the financial statements fairly present, in all material respects, FNF’s financial position, results of operations and cash flows. The Audit Committee’s responsibility is to monitor and oversee these processes.

      In fulfilling its responsibilities for FNF’s internal control, accounting and financial reporting policies and auditing practices, the Committee has reviewed and discussed with management and KPMG FNF’s audited financial statements for 2002. In this connection, the Committee has discussed with KPMG its judgments about the quality, in addition to the acceptability, of FNF’s accounting principles as applied in its financial reporting, as required by Statement on Auditing Standards No. 61.

      In reviewing the independence of FNF’s outside auditors, the Committee has received from KPMG the written disclosures and letter regarding relationships between KPMG and its related entities and FNF and its related entities and has discussed with KPMG its independence from FNF, as required by Independence Standards Board Standard No. 1, and considered with the auditors whether the provision of non-audit services provided by them to FNF during 2002 was compatible with the auditors’ independence.

      Based on these reviews and discussions, the Committee recommended to the board of directors that the audited financial statements be included in FNF’s Annual Report on SEC Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

The Audit Committee

J. Thomas Talbot, Chairman
John F. Farrell, Jr.
William A. Imparato

Performance Graph

      Set forth below is a graph comparing cumulative total stockholder return on FNF’s common stock against the cumulative total return on the S&P 500 Index and against the cumulative total return of a peer group index consisting of certain companies for the industry in which FNF competes (SIC code 6361 — Title Insurance) for the five-year period ending December 31, 2002. This peer group consists of the following companies: First American Corporation, LandAmerica Financial Group, Inc. and Stewart Information Services Corp. The peer group comparison has been weighted based on FNF’s stock market capitalization. The graph assumes an initial investment of $100.00 on January 1, 1998, with dividends reinvested over the periods indicated.

Comparison of 5 Year Cumulative Total Return

Among Fidelity National Financial, Inc., the S&P 500 Index
and a Peer Group

	Dec 98	Dec 99	Dec 00	Dec 01	Dec 02

Fidelity National Financial, Inc.	108.68	52.39	136.93	102.64	151.77
S&P 500 Index	128.58	155.64	141.46	124.65	97.10
Peer Group	193.70	74.60	181.84	115.59	138.14

Information Concerning Auditors

      KPMG or its predecessors have continuously acted as independent auditors for FNF in respect of its fiscal years commencing with the fiscal year ended December 31, 1988. A representative of KPMG is expected to be present at the annual meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      FNF incurred the following fees for audit and other services performed by KPMG with respect to fiscal years 2002 and 2001:

	2002	2001

Audit fees(1)	$2,794,000	$3,337,143
Audit-related fees(2)	110,000	92,150
Tax fees	146,000	493,953
All other fees(3)	440,000	28,000

	$3,490,000	$3,951,246

(1)	Audit fees consisted principally of fees for the audits and quarterly reviews and fees related to the review of registration statements for various transactions.

(2)	Audit-related fees consisted principally of fees for audits of employee benefit plans, and actuarial opinions for statutory reporting by insurance companies.

(3)	All other fees consisted principally of data center risk, security and business continuity assessments for Micro General Corporation, a wholly-owned subsidiary of FNIS.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

      Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor.

      Prior to engagement of the independent auditor for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1.	Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent auditor can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.	Audit-related services are for assurance and related services that are traditionally performed by the independent auditor, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.	Tax services include all services performed by the independent auditor’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4.	Other fees are those associated with services not captured in the other categories.

      Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent auditor and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditor.

      The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

      KPMG has been selected as FNF’s auditing firm for fiscal year 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16 of the Exchange Act of 1934, as amended, requires FNF’s executive officers and directors to file reports of their ownership, and changes in ownership, of such securities with the SEC. Executive officers and directors are required by the SEC’s regulations to furnish FNF with copies of all forms they file pursuant to Section 16 and FNF is required to report in this joint proxy statement/ prospectus any failure of its directors and executive officers to file by the relevant due date any of these reports during fiscal year 2002. Based solely upon a review of the copies of the reports received by it, FNF believes that all such filing requirements were satisfied, except that Messrs. Farrell and Heasley filed one late report each for transactions in 2002. The failure to timely file such reports were inadvertent errors by FNF.

LEGAL MATTERS

      The validity of the shares of FNF common stock being offered by this joint proxy statement/ prospectus will be passed upon by Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California. Paul, Hastings, Janofsky & Walker LLP will also deliver an opinion to FNF concerning certain federal income tax consequences of the merger.

EXPERTS

      The consolidated financial statements and financial statement schedule of FNF as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference in this joint proxy statement/ prospectus in reliance upon the reports of KPMG LLP, independent auditors, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

      The audit reports covering the December 31, 2002, FNF consolidated financial statements refers to a change in the method of accounting for goodwill and other intangible assets after they have been initially recognized in the financial statements as a result of the adoption of the provisions of SFAS No. 142.

      The consolidated financial statements and financial statement schedule of FNIS as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference in this joint proxy statement/ prospectus in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein upon the authority of said firm as experts in accounting and auditing.

      The audit report covering the December 31, 2002, FNIS consolidated financial statements contains an explanatory paragraph that states that on July 9, 2002, FNIS acquired 100% of Micro General, which was a majority-owned subsidiary of FNF, the majority owner of FNIS at the time of the acquisition. FNIS has accounted for the acquisition of the portion of Micro General that was owned by FNF in a manner similar to a pooling of interests, as FNIS and Micro General were entities under common control of FNF.

      The audit report covering the December 31, 2002, FNIS consolidated financial statements refers to a change in the method of accounting for goodwill and other intangible assets after they have been initially recognized in the financial statements as a result of the adoption of the provisions of SFAS No. 142.

      The consolidated financial statements of Financial Services Division of ALLTEL Information Services, Inc., as of December 31, 2002 and 2001 and for the years then ended included in Fidelity National Financial, Inc.’s Current Report on Form 8-K/A dated June 13, 2003 and incorporated by reference in this joint proxy statement/prospectus have been so incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      FNF and FNIS file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. You may read and copy these reports and other information filed by FNF and FNIS at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

      The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like FNF and FNIS, who file electronically with the Securities and Exchange Commission through the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The address of this site is http://www.sec.gov.

      FNIS’ and FNF’s electronic filings are also available on their respective web sites. The address of the FNIS web site is http://www.fnis.com. The address of the FNF web site is http://www.fnf.com.

      This joint proxy statement/prospectus constitutes a part of a registration statement on Form S-4 filed by FNF with the Securities and Exchange Commission to register its common stock to be issued pursuant to the merger. As allowed by the Securities and Exchange Commission rules, this joint proxy statement/ prospectus does not contain all the information set forth in the registration statement or the exhibits to the registration statement. You may obtain copies of the Form S-4 and any amendments to it in the manner described above.

      The Securities and Exchange Commission allows FNF and FNIS to “incorporate by reference” information into this joint proxy statement/ prospectus, which means that FNF and FNIS can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this joint proxy statement/ prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/ prospectus. This joint proxy statement/ prospectus incorporates by reference the documents set forth below that FNF and FNIS have previously filed with the Securities and Exchange Commission. These documents contain important information about FNF and FNIS and their financial condition.

Securities and Exchange Commission Filings for Fidelity National Information Solutions, Inc.

(Commission File No. 0-20312)

•	Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003

•	Quarterly Report on Form 10-Q for the second fiscal quarter ended June 30, 2003

•	Current Reports on Form 8-K, dated April 23, 2003, July 11, 2003 and July 23, 2003

•	Description of FNF common stock, par value $0.0001 per share, in the FNF registration statement on Form 8-A including any amendment or report filed for the purpose of updating such description, filed on February 4, 1992

Securities and Exchange Commission Filings for Fidelity National Financial, Inc.

(Commission File No. 001-09396)

•	Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2002

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003

•	Quarterly Report on Form 10-Q for the second fiscal quarter ended June 30, 2003

•	Current Reports on Form 8-K, dated January 29, 2003, March 5, 2003, March 6, 2003, April 1, 2003, April 23, 2003, May 23, 2003, July 11, 2003 and July 23, 2003

•	Description of FNF common stock, par value $0.0001 per share, in the FNF registration statement on Form 8-A including any amendment or report filed for the purpose of updating such description, filed on February 4, 1992

      All documents filed by FNF and FNIS with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, from the date of this joint proxy statement/ prospectus to the effective date of the merger shall also be deemed to be incorporated by reference into this joint proxy statement/ prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this joint proxy statement/ prospectus, or in a document incorporated by reference, shall be deemed to be modified or superseded to the extent that a statement contained in this joint proxy statement/ prospectus or in any other subsequently filed document incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this joint proxy statement/ prospectus.

      You can obtain any of the documents incorporated by reference in this document from FNF or FNIS or from the Securities and Exchange Commission through the Securities and Exchange Commission’s web site at the address provided above. Documents incorporated by reference are available from FNF or FNIS without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/ prospectus. You can obtain documents incorporated by reference in this joint proxy statement/ prospectus by requesting them in writing to FNIS’ Proxy Solicitor or by telephone at the following addresses or telephone numbers:

Morrow & Co., Inc.

445 Park Avenue, 5th Floor
New York, NY 10022

E-mail: FNIS.info@morrowco.com

Call Collect: (212) 754-8000

Banks and Brokerage Firms, Please Call: (212) 754-8000

Stockholders Please Call: (800) 607-0088

If you would like to request documents from FNF or FNIS, please do so by September 22, 2003.

      FNF and FNIS have not authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this joint proxy statement/ prospectus or in any of the materials that have been incorporated by reference into this joint proxy statement/ prospectus. Therefore, you should not rely on any other information. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

FIDELITY NATIONAL FINANCIAL, INC.

FNIS ACQUISITION CORP.

CHICAGO TITLE AND TRUST COMPANY, INC.,

SOLELY FOR PURPOSE OF SECTION 5.19,

AND

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

AS OF JULY 11, 2003

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Term	Section

“Acquisition Transaction”	Section 5.14(a)
“Agreement”	Preamble
“Business Day”	Section 1.3
“Certificate of merger”	Section 1.2
“Certificate”	Section 2.3(b)
“Chicago Title”	Preamble
“Certificate of Designations”	Section 1.6
“Change in Company Recommendation”	Section 5.5(a)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Recitals
“Company”	Preamble
“Company Benefit Plans”	Section 3.12(a)
“Company Bylaws”	Section 3.4(a)
“Company Certificate of Incorporation”	Section 1.5
“Company Common Shares”	Section 2.1(b)
“Company Common Stock”	Section 2.1(b)
“Company Disclosure Letter”	Article 3
“Company ESPP”	Section 2.6
“Company Intellectual Property”	Section 3.22(a)
“Company Material Adverse Effect”	Section 3.1
“Company Notice”	Section 5.14(c)
“Company Option”	Section 2.4(a)
“Company Preferred Stock”	Section 1.6
“Company Products”	Section 3.22(d)
“Company Public Stockholders”	Section 3.3(b)
“Company Recommendation”	Section 5.5(a)
“Company Returns”	Section 3.13(a)
“Company SEC Reports”	Section 3.6(a)
“Company Securities”	Section 3.2(b)
“Company Special Committee”	Recitals
“Company Stockholder Approval”	Section 3.3(a)
“Company Stockholders Meeting”	Section 5.5(a)
“Company Third Party Intellectual Property”	Section 3.22(b)
“Company Warrant”	Section 2.5
“Constituent Corporations”	Section 1.1
“Covered Persons”	Section 5.10(c)
“Delaware Statute”	Recitals
“D&O Insurance”	Section 5.10(c)
“Effective Time”	Section 1.2
“Embedded Shares”	Section 4.18
“Environmental Laws”	Section 3.18(b)

A-iv

Term	Section

“ERISA”	Section 3.12(a)
“ERISA Plan”	Section 3.12(a)
“Exchange Act”	Section 3.4(b)
“Exchange Agent”	Section 2.3(a)
“Exchange Fund”	Section 2.3(a)
“Exchange Ratio”	Section 2.1(d)
“Form S-4”	Section 3.9
“GAAP”	Section 3.6(b)
“Governmental Entity”	Section 3.4(b)
“Implied Company Price”	Section 2.1(d)
“Initial Exchange Ratio”	Section 2.1(d)
“Intellectual Property”	Section 3.22(a)
“Material Contract”	Section 3.6(c)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(c)
“Multiemployer Plan”	Section 3.12(a)
“NASD”	Section 3.4(b)
“NYSE”	Section 3.4(b)
“Other Filings”	Section 5.4
“Parent”	Preamble
“Parent Banker”	Section 4.9
“Parent Bylaws”	Section 5.5(b)
“Parent Certificate of Incorporation”	Section 5.5(b)
“Parent Common Shares”	Section 2.1(c)
“Parent Common Stock”	Section 2.1(c)
“Parent Disclosure Letter”	Article 4
“Parent ESPP”	Section 2.6
“Parent Expenses”	Section 7.2(d)
“Parent Material Adverse Effect”	Section 4.1
“Parent Option”	Section 2.4(a)
“Parent Returns”	Section 4.11(b)
“Parent SEC Reports”	Section 4.6(a)
“Parent Securities”	Section 4.2(b)
“Parent Significant Subsidiaries”	Section 4.1
“Parent Special Committee”	Recitals
“Parent Stockholders”	Section 4.3(a)
“Parent Stockholder Approval”	Section 4.3(a)
“Parent Stockholders Meeting”	Section 5.5(b)
“Parent Trading Price”	Section 2.1(d)
“Parent Warrant”	Section 2.5
“Person”	Section 2.3(b)
“Proxy Statement/ Prospectus”	Section 5.4
“Representatives”	Section 5.14(a)
“SEC”	Section 3.6(a)

A-v

Term	Section

“Securities Act”	Section 3.6(a)
“Special Committee Banker”	Section 3.10
“Stock Plans”	Section 2.4(a)
“Sub”	Preamble
“Sub Common Stock”	Section 2.1(a)
“Sub Stockholder Approval”	Section 4.3(a)
“Superior Proposal”	Section 5.14(a)
“Surviving Corporation”	Section 1.1
“Surviving Corporation Common Stock”	Section 2.1(b)
“Surviving Corporation Preferred Stock”	Section 2.1(b)
“Takeover Proposal”	Section 5.14(a)
“Takeover Statute”	Section 3.17
“Termination Fee”	Section 7.2(b)
“Transactions”	Section 3.3(a)

A-vi

      AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2003 (this “Agreement”), by and among FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation (“Parent”), FNIS ACQUISITION CORP., a Delaware corporation and direct wholly owned subsidiary of Parent (“Sub”), FIDELITY NATIONAL INFORMATION SOLUTIONS, INC., a Delaware corporation (the “Company”), and solely for purpose of Section 5.19, CHICAGO TITLE AND TRUST COMPANY, INC., an Illinois corporation and wholly owned subsidiary of Parent (“Chicago Title”).

W I T N E S S E T H:

      WHEREAS, the boards of directors of Parent, Sub, and the Company deem it advisable and in the best interests of their respective corporations and stockholders that Parent and the Company enter into a business combination pursuant to which Parent would acquire the issued and outstanding shares of the Company that it does not already own directly or through its wholly owned subsidiaries;

      WHEREAS, to effect such business combination, upon the terms and subject to the conditions set forth herein and the General Corporation Law of the State of Delaware (the “Delaware Statute”), Sub will merge with and into the Company with the Company continuing as the surviving corporation (the “Merger”);

      WHEREAS, upon consummation of the Merger, the Company will be owned by Parent and Chicago Title;

      WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger and the transactions contemplated thereby shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

      WHEREAS, the board of directors of the Company has established a Special Committee thereof (the “Company Special Committee”) and has delegated to the Company Special Committee the authority to, among other things, negotiate the terms and conditions of this Agreement, retain separate outside legal counsel and a separate financial advisor and recommend to the full board of directors of the Company whether the board of directors of the Company should approve and declare the advisability of this Agreement; and

      WHEREAS, the Company Special Committee, after having consulted with its legal and financial advisors, has determined that the Merger is fair to, and in the best interests of, the holders of Company Common Stock (as defined herein) other than Parent and its subsidiaries, and has recommended to the full board of directors of the Company that the board of directors of the Company approve and declare the advisability of this Agreement, and the board of directors of the Company has, by resolutions duly adopted, approved and declared the advisability of this Agreement; and

      WHEREAS, the board of directors of Parent has established a Special Committee thereof (the “Parent Special Committee”) and has delegated to the Parent Special Committee the authority to retain separate outside legal counsel and a separate financial advisor and to make recommendations to the full board of directors of Parent as to the terms and conditions of this Agreement and as to whether the board of directors of Parent should approve and declare the advisability of this Agreement; and

      WHEREAS, the Parent Special Committee, after having consulted with its legal and financial advisors, has determined that the Merger is fair to, and in the best interests of, the holders of Parent Common Stock (as defined herein) and has recommended to the full board of directors of Parent that the board of directors of Parent approve and declare the advisability of this Agreement; and

      WHEREAS, by resolutions duly adopted, the respective boards of directors of Parent and Sub have approved and declared the advisability of this Agreement;

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

      Section 1.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware Statute, at the Effective Time, Sub shall be merged with and into the Company. Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Sub shall cease. Sub and the Company are collectively referred to as the “Constituent Corporations.”

      Section 1.2 Effective Time of the Merger. Subject to the provisions of this Agreement, the Merger shall become effective (the “Effective Time”) upon the filing of a properly executed certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the Delaware Statute, or at such later time as agreed to by the parties and set forth in the Certificate of Merger.

      Section 1.3 Closing. Unless this Agreement shall have been terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. on a date (the “Closing Date”) to be mutually agreed upon by the parties hereto, which date shall be no later than the third Business Day after satisfaction of the latest to occur of the conditions set forth in Article 6 (other than those conditions that by their terms are to be satisfied at the Closing), unless another date is agreed to in writing by the parties hereto. The Closing shall take place at Paul, Hastings, Janofsky & Walker LLP, 515 South Flower Street, 25th Floor, Los Angeles, California 90071, unless another place is agreed to in writing by the parties hereto. “Business Day” shall mean any day, other than a Saturday, Sunday or legal holiday on which banks are permitted to close in Los Angeles, California.

      Section 1.4 Effects of the Merger. At the Effective Time: (a) the separate existence of Sub shall cease and Sub shall be merged with and into the Company, with the result that the Company shall be the Surviving Corporation, and (b) the Merger shall have all of the effects provided by the Delaware Statute.

      Section 1.5 Certificate of Incorporation and Bylaws of Surviving Corporation; Directors. At the Effective Time, (a) the Amended and Restated Certificate of Incorporation of the Company (the “Company Certificate of Incorporation”) shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and, as so amended, until thereafter and further amended as provided therein and under the Delaware Statute, it shall be the Certificate of Incorporation of the Surviving Corporation, (b) the Bylaws of Sub shall become the Bylaws of the Surviving Corporation until altered, amended or repealed as provided under the Delaware Statute or in the Certificate of Incorporation or Bylaws of the Surviving Corporation, and (c) the directors of Sub shall become the initial directors of the Surviving Corporation, such directors to hold office from the Effective Time until their respective successors are duly elected or appointed as provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation.

      Section 1.6 Exchange of Embedded Shares for Shares of Company Preferred Stock. Prior to the Effective Time, the Company shall file with the Secretary of State of the State of Delaware a properly executed certificate of designations (the “Certificate of Designations”) in the form set forth as Exhibit B hereto designating the powers, preferences, rights and qualifications, limitations and restrictions of the preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). Immediately prior to the Effective Time, the Company shall cause all of the Embedded Shares to be exchanged for 1,000 shares of Company Preferred Stock.

ARTICLE 2

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT

CORPORATIONS; EXCHANGE OF CERTIFICATES

      Section 2.1 Effect of Merger on Capital Stock. At the Effective Time, subject and pursuant to the terms of this Agreement, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of any shares of capital stock of the Constituent Corporations:

(a) Capital Stock of Sub. Each issued and outstanding share of common stock, par value $0.001 per share, of Sub (“Sub Common Stock”) shall be cancelled and cease to exist.

(b) Treatment of Certain Company Shares. Each share of common stock of the Company, par value $0.001 per share (“Company Common Stock” and “Company Common Shares” and each, individually, a “Company Common Share”) that is owned by the Company as treasury stock shall be cancelled and shall cease to exist. Each Company Common Share owned by Parent shall remain issued and outstanding and shall represent one share of common stock, $0.001 par value per share, of the Surviving Corporation (“Surviving Corporation Common Stock”). Each share of Company Preferred Stock owned by Chicago Title shall remain issued and outstanding and shall represent one share of preferred stock, par value $0.001 per share, of the Surviving Corporation (“Surviving Corporation Preferred Stock”), with the same rights, powers and privileges of the Company Preferred Stock.

(c) Exchange of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock subject to Section 2.1(b)) shall be converted into the right to receive a number of fully paid and nonassessable shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock” and “Parent Common Shares” and each, individually, a “Parent Common Share”) equal to the Exchange Ratio (the “Merger Consideration”). At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding, and shall automatically be cancelled and cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 2.3, without interest, and a cash payment pursuant to Section 2.2(a) in lieu of any fractional shares of Parent Common Stock that otherwise would be issued.

(d) Exchange Ratio. The “Initial Exchange Ratio” shall be 0.830; provided, however, that if the product of the Initial Exchange Ratio multiplied by the average of the daily closing prices per share of Parent Common Stock as reported on the New York Stock Exchange Composite Transactions Tape for the five (5) consecutive trading days ending on and including the trading day immediately preceding the Closing Date (the “Parent Trading Price”), is more than $29.00, then the Exchange Ratio shall be decreased and calculated by multiplying the Initial Exchange Ratio by a fraction, the numerator of which is $29.00 and the denominator of which is the product of the Initial Exchange Ratio multiplied by the Parent Trading Price (such product, the “Implied Company Price”), rounded to the third (3rd) decimal point. The Initial Exchange Ratio as adjusted pursuant to this Section 2.1(d), and to the extent that it may be adjusted pursuant to Section 6.3(e), is referred to herein as the “Exchange Ratio.”

      Section 2.2 Fractional Shares; Adjustments.

      (a) No Fractional Shares. No certificate or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Company Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share (after taking into account all Company Common Shares delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a Parent Common Share multiplied by the closing sale price of a Parent Common Share (calculated to the nearest $0.0001) on the New York Stock

Exchange Composite Transactions Tape on the date of the Closing, which the board of directors of Parent has determined to be the fair value of such shares as of the Closing Date.

      (b) Adjustments for Dilution and Other Matters. If at any time during the period between the date hereof and the Effective Time, any change in the outstanding Parent Common Shares or Company Common Shares, as applicable, or securities convertible or exchangeable into Parent Common Shares or Company Common Shares, as applicable, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares (other than as contemplated by Section 1.6 above), or any stock or cash dividend or distribution thereon (other than regular quarterly cash dividends) or a record date with respect to any of the foregoing shall occur during such period, the number of Parent Common Shares constituting the Merger Consideration shall be appropriately adjusted to provide to the holders of the Parent Common Shares and the Company Common Shares the same economic effect as contemplated by this Agreement prior to the consummation of such event.

      Section 2.3 Exchange of Certificates.

      (a) Exchange Agent. Promptly after the date hereof, Parent shall appoint a commercial bank or trust company reasonably acceptable to Company as an exchange agent (the “Exchange Agent”) for the benefit of holders of Company Common Shares. Immediately prior to the Effective Time, Parent shall deposit with the Exchange Agent, for exchange in accordance with this Section, through the Exchange Agent, (i) certificates evidencing the total number of Parent Common Shares to be issued in the Merger, and (ii) cash in the amount necessary to pay amounts due pursuant to Section 2.2(a) (such certificates for Parent Common Shares and such cash being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions in accordance with this Article 2, deliver the Parent Common Shares and cash contemplated to be issued pursuant to this Article 2 out of the Exchange Fund. Except as contemplated by Section 2.3(e), Section 2.3(f) or Section 2.3(g) hereof, the Exchange Fund shall not be used for any other purpose.

      (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall send, or will cause the Exchange Agent to send, to each holder of record of Company Common Shares that were converted into the right to receive Parent Common Shares and cash in lieu of fractional shares pursuant to this Article 2, a letter of transmittal and instructions (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the Company Common Shares to the Exchange Agent), for use in the exchange contemplated by this Section. Upon surrender of a certificate representing Company Common Shares to the Exchange Agent (a “Certificate”), together with a duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Parent Common Shares and cash which such holder has the right to receive pursuant to the provisions of this Article 2 (after giving effect to any required withholding tax). Until surrendered as contemplated by this Section, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and unpaid dividends and distributions thereon, if any, as provided in this Article 2. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver, in exchange for such lost, stolen or destroyed Certificate, the portion of the Merger Consideration to which such Person is entitled, together with any unpaid dividends and distributions on any such Parent Common Shares, as contemplated by this Article 2. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust, a business, a joint venture or any other entity or organization, including a Governmental Entity.

      (c) Distributions with Respect to Unexchanged Shares. Whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all Parent Common Shares issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Shares constituting part of the Merger Consideration shall be paid to the holder of any unsurrendered Certificate, and no cash payment in lieu of fractional shares shall be paid to any such holder, until such Certificate is surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the Parent Common Shares have been registered (i) at the time of such surrender, the amount of dividends or other distributions with a record date at or after the Effective Time previously paid or payable on the date of such surrender with respect to such whole Parent Common Shares, less the amount of any withholding taxes that may be required with respect thereto, and (ii) at the appropriate payment date subsequent to surrender, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Parent Common Shares, less the amount of any withholding taxes that may be required with respect thereto.

      (d) No Further Registration of Company Common Shares. After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on Company’s stock transfer books of Company Common Shares outstanding immediately prior to the Effective Time (except as provided in Section 2.1(b) above). If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section (except as provided in Section 2.1(b) above).

      (e) Return of Merger Consideration. Upon demand by Parent, the Exchange Agent shall deliver to Parent any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section that remains undistributed to holders of Company Common Shares one year after the Effective Time. Holders of Certificates who have not complied with this Section prior to such demand shall thereafter look only to Parent for payment of any claim to the Merger Consideration and dividends or distributions, if any, in respect thereof.

      (f) No Liability. To the fullest extent permitted by law, neither the Exchange Agent, Parent, Sub nor the Company shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Subject to applicable law and public policy, if any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, then any Merger Consideration payable in respect of such Certificate shall, to the extent permitted by applicable law and public policy, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

      (g) Withholding Rights. Parent shall be entitled to deduct and withhold from the Merger Consideration (and any dividends or distributions thereon) otherwise payable hereunder to any Person such amounts as it is required to deduct and withhold with respect to the mailing of such payment under any provision of federal, state, local or foreign income tax law. To the extent that Parent so withholds those amounts, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction and withholding was made by Parent.

      Section 2.4 Stock Options.

      (a) Each option to purchase shares of Company Common Stock (a “Company Option”) granted under any stock option or compensation plan or arrangement of the Company (the “Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall, at the Effective Time, be assumed by Parent and converted into an option to purchase shares of Parent Common Stock (a “Parent Option”) on the same terms and conditions as were applicable under such Company Option and the relevant Stock Plan. The number of shares of Parent Common Stock subject to each such Parent Option shall be the number of shares of Company Common Stock subject to each such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up, if necessary, to the nearest whole share of Parent Common Stock, and such Parent Option shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such Company Option divided by the Exchange Ratio; provided, however, that, in the case of any Company Option to which Section 421 of the Code applies immediately prior to the Effective Time by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

      (b) As soon as practicable after the Effective Time, Parent shall deliver to the holders of Company Options appropriate notices setting forth such holder’s rights pursuant to this Agreement and the respective Stock Plans and agreements evidencing the grants of such Company Options and stating that such Stock Plans, Company Options and agreements have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 2.4 after giving effect to the Merger and the terms of the Stock Plans).

      (c) Prior to the Effective Time, the Company shall take all necessary action to provide for the assumption and conversion of all Company Options as contemplated by this Section 2.4. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Options as a result of the assumption by Parent of Company Options as contemplated by this Section 2.4. As soon as practicable following the Effective Time (and in any event not later than two Business Days following the Effective Time), Parent shall file a registration statement on Form S-8 (or any successor form, or if Form S-8 is not available, other appropriate forms) with respect to the shares of Parent Common Stock subject to such Parent Options and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding.

      Section 2.5 Company Warrants. Each warrant to purchase shares of Company Common Stock (a “Company Warrant”) granted under a warrant agreement of the Company that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to purchase shares of Company Common Stock and shall at the election of Parent and at the Effective Time, either represent a right to purchase shares of Parent Common Stock or be converted into a warrant to purchase shares of Parent Common Stock (a “Parent Warrant”), in each case on substantially the same terms and conditions as were applicable under such Company Warrant. Prior to the Effective Time, the Company shall take all action necessary to enable Parent to make either of such elections. All Company Warrants issued to Parent and outstanding immediately prior to the Effective Time shall, at the Effective Time, be cancelled and shall cease to exist. The number of shares of Parent Common Stock subject to each such Company Warrant or Parent Warrant, as the case may be, shall be the number of shares of Company Common Stock subject to each such Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded up, if necessary, to the nearest whole share of Parent Common Stock, and such Company Warrant or Parent Warrant, as the case may be shall have an exercise price per share (rounded to the nearest cent) equal to the per share exercise price specified in such Company Warrant divided by the Exchange Ratio. Parent shall reserve for issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Parent Warrants as a result of the assumption by Parent of Company Warrants as contemplated by this Section 2.5. Notwithstanding the foregoing, any adjustment to the number of shares receivable upon exercise of a Parent Warrant or a Company Warrant or to the exercise price pursuant to this Section 2.5 shall not be duplicative of any such adjustments that occur pursuant to the terms of the underlying Company Warrant.

      Section 2.6 Company ESPP. At the Effective Time, all Company employees will be eligible to become participants in Parent’s Amended and Restated Employee Stock Purchase Plan adopted by the board of directors of Parent on April 24, 2001 (the “Parent ESPP”) with credit for time of service with the Company and credit for time of participation in the Company Employee Stock Purchase Plan adopted October 1, 2001 by the board of directors of the Company (the “Company ESPP”) for all purposes including eligibility to participate in the Parent ESPP and to receive matching contributions pursuant to the Parent ESPP. At the Effective Time, all Company employees who are then participants in the Company ESPP shall automatically become participants in the Parent ESPP, and the Company ESPP will be terminated in accordance with its provisions.

      Section 2.7 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest, perfect or confirm of record or otherwise establish in the Surviving Corporation full right, title and interest in, to or under any of the assets, property, rights, privileges, powers and franchises of the Company and Sub, the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of each of the Constituent Corporations or otherwise to take all such lawful and reasonably necessary or desirable action.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Parent and Sub as follows, except as set forth in (i) the Company SEC Reports, and (ii) the disclosure letter delivered by the Company to Parent on or prior to the date hereof (the “Company Disclosure Letter”), provided that the Company makes no representations or warranties with respect to Parent, its subsidiaries and affiliates, other than the Company and its subsidiaries:

Section 3.1 Organization and Qualification. Each of the Company and its subsidiaries is a corporation, partnership or limited liability company, duly incorporated or organized, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate, partnership or limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have any of such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals or orders would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its subsidiaries is, as applicable, duly qualified or licensed as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so duly licensed or qualified and in good standing that would not, individually or in the aggregate, have a Company Material Adverse Effect. Other than wholly owned subsidiaries (all of which are disclosed in the Company SEC Reports) and except as disclosed in the Company SEC Reports, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in any Person.

In this Agreement, “Company Material Adverse Effect” shall mean any change, event, circumstance or effect that is or is reasonably likely to be (i) materially adverse to the business, results of operations, assets or liabilities, or financial condition of the Company and its subsidiaries taken as a whole or (ii) materially adverse to the ability of the Company to perform its obligations under this Agreement or consummate the Merger and the other Transactions; provided, however, that Company Material Adverse Effect shall not be deemed to include any change, event, circumstance or effect relating to or arising from (w) changes in general economic or securities market conditions, (x) the commencement or escalation of war or other national or international calamity, including without limitation acts of terrorism directly or indirectly involving the United States, (y) the public announcement of the Transactions or actions taken by the Company or its subsidiaries in connection with the Transactions as contemplated by this Agreement, or (z) actions taken or failed to be taken by Parent or its subsidiaries, other than the Company and its subsidiaries, in connection with the Transactions as contemplated by this Agreement.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists solely of 200,000,000 Company Common Shares and 2,000,000 shares of preferred stock. As of May 31, 2003, there were outstanding (i) 39,775,611 Company Common Shares, (ii) no shares of Company preferred stock, (iii) stock options (or binding obligations to issue stock options) to purchase an aggregate of up to 4,931,287 Company Common Shares, (iv) warrants (or binding obligations to issue warrants) to purchase an aggregate of up to 969,346 Company Common Shares (of which warrants to purchase an aggregate of 969,346 Company Common Shares were currently exercisable), and (v) rights to purchase Company Common Shares pursuant to the Company ESPP. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date hereof, except (i) as set forth in this Section 3.2, (ii) for changes after the date of this Agreement resulting from the grant of stock options in the ordinary course of business consistent with past practice and the exercise of Company Options or Company Warrants outstanding on the date of this Agreement, or (iii) for issuances of Company Common Shares after the date of this Agreement pursuant to the Company ESPP in accordance with its terms (subject to any amendments of such terms in accordance with the terms of the Company ESPP), there are no outstanding (x) shares of capital stock or other voting securities of the Company, (y) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or its subsidiaries, or (z) options or other rights to acquire from the Company, and there is no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (x), (y) and (z) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. There are no preemptive or other similar rights available to the holders of any Company Securities. Except as otherwise contemplated by this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, shall result in the acceleration of vesting of any Company Option or Company Warrant or otherwise result in any change to the terms of any Company Option or Company Warrant other than the conversion set forth in Section 2.4 or 2.5, as the case may be.

(c) All of the outstanding shares of capital stock of, or other ownership interest in, each subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable. All of the outstanding capital stock of, or other ownership interest which is owned, directly or indirectly, by the Company in, each of its subsidiaries is owned free and clear of any mortgage, lien, pledge, charge, security interest or encumbrance of any kind (including any limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of the Company’s subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or ownership interests in any of its subsidiaries, (ii) options, warrants or other rights to acquire from the Company or any of its subsidiaries, and no other obligation of the Company or any of its subsidiaries to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities or ownership interests in, any of its subsidiaries or (iii) obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of any of its subsidiaries or any capital stock of, or other ownership interests in, any of its subsidiaries.

Section 3.3 Authority Relative to this Agreement; Board Approval.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of the Company of this Agreement, to consummate the transactions contemplated by this Agreement (the “Transactions”). Assuming the accuracy of the representations of Parent in Section 4.3(b), the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval of this Agreement by the holders of a majority of the outstanding Company Common Shares (the “Company Stockholder Approval”), which approval is the only approval required to consummate the Transactions). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Sub, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (y) the availability of specific performance or injunctive relief and other equitable remedies.

(b) The board of directors of the Company, based on the recommendation of the Company Special Committee (which recommendation was a condition to the approval of the Company’s board of directors set forth in clause (i) of this sentence) has, prior to the execution of this Agreement, (i) approved this Agreement and the Transactions (including for purposes of Section 144 of the Delaware Statute), (ii) determined that the Merger is fair to and in the best interests of its stockholders other than Parent, Chicago Title or any of their affiliates (the “Company Public Stockholders”), (iii) declared this Agreement and the Transactions advisable, and (iv) recommended that the stockholders of the Company approve this Agreement and the Transactions. This Agreement and the Transactions have been approved by the unanimous vote of the members of the Company Special Committee, the unanimous vote of the members of the board of directors of the Company present at the meeting (excluding the directors of the Company that are also directors or officers of Parent), and the vote of a majority of the members of the board of directors of the Company.

Section 3.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder and the consummation of the Transactions by the Company will not, (i) conflict with or violate the Company Certificate of Incorporation or the Restated By-Laws of the Company (the “Company Bylaws”) or the equivalent organizational documents of any of the Company’s subsidiaries; (ii) subject to obtaining the Company Stockholder Approval in accordance with the Delaware Statute and the Company Certificate of Incorporation and Company Bylaws and compliance with the requirements set forth in Section 3.4(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party or the Company or its subsidiaries under, or give to others any rights of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on, any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound or affected, except, in the cases of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences, as the case may be, that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of its obligations hereunder and the consummation of the Transactions by the Company will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”), except (i) the filing of documents to satisfy the applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and state takeover laws, (ii) the filing and effectiveness of the Form S-4, including the Proxy Statement/ Prospectus in definitive form relating to the Transactions, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the Secretary of State of other states in which the Company is qualified to transact business as a foreign corporation, and (iv) filings under the rules and regulations of the New York Stock Exchange (the “NYSE”) and the National Association of Securities Dealers, Inc. (the “NASD”).

Section 3.5 Compliance with Laws.

The Company and its subsidiaries are in compliance with (i) all laws, rules, regulations, orders, judgments and decrees applicable to the Company or any of its subsidiaries or by which any of their respective properties are bound and (ii) the terms of all Material Contracts to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties are bound, except for where any such noncompliance does not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company SEC Reports, no investigation or review by any Governmental Entity with respect to the Company or its subsidiaries is pending, or, to the knowledge of the Company, threatened, nor to the knowledge of the Company has any Governmental Entity indicated an intention to conduct the same, except for any such investigation or review or potential investigation or review which does not and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 SEC Filings; Financial Statements; Material Contracts.

(a) The Company has filed with the Securities and Exchange Commission (the “SEC”) all reports, schedules, registration statements and definitive proxy statements required to be filed by the Company with the SEC since January 1, 2001 (the “Company SEC Reports”); provided that, if the Company amends any of the Company SEC Reports, such amendment shall not mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter. As of their respective dates, the Company SEC Reports and any forms, reports and other documents filed by the Company with the SEC after the date of this Agreement (i) complied or will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto, in each case, as in effect on the date of the applicable filing, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) or will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made with respect to information included in the Company SEC Reports that was provided in writing by Parent or Sub. None of the Company’s subsidiaries is required to file any reports or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports complied as to form with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q or the Exchange Act regulations promulgated by the SEC), and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited interim financial statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

(c) Neither the Company nor any subsidiary is a party or is subject to any note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal that is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K (each a “Material Contract”) that has not been filed by the Company in its Form 10-K for its fiscal year ended December 31, 2002 or in a Company SEC Report filed since such date and prior to the date of this Agreement. Section 3.6(c) of the Company Disclosure Letter sets forth a true and complete list of the Material Contracts in effect as of the date of this Agreement or executed prior to the date of this Agreement with an effective date after the date of this Agreement, true and complete copies of which have been made available to Parent. Each Material Contract is in full force and effect and constitutes a legal, valid, binding and enforceable obligation of the Company or the applicable subsidiary to the extent any such entity is a party thereto and, to the knowledge of the Company, each other party thereto, except as the enforceability thereof (with respect to each other party thereto) may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

Section 3.7 No Material Undisclosed Liabilities. Section 3.7 of the Company Disclosure Letter lists all liabilities of the Company and its subsidiaries with respect to any “off balance sheet”, loss sharing or loss guarantee and contingent purchase agreements or other similar arrangements with respect to which the Company or its subsidiaries may incur liabilities in excess of $500,000. There are no liabilities of the Company or of any subsidiary of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, with respect to which the Company or its subsidiaries may incur liabilities in excess of $500,000, other than:

(i) liabilities or obligations disclosed or provided for in the financial statements of the Company contained in the Company SEC Reports or disclosed in the notes thereto; and

(ii) liabilities or obligations incurred or arising in the ordinary course of business, consistent with past practice, after the date of the Company’s balance sheet included in the Company’s filing on Form 10-Q relating to the quarter ended March 31, 2003 or arising under this Agreement or incurred in connection with the Transactions.

Section 3.8 Absence of Certain Changes. Since March 31, 2003, except as disclosed in the Company SEC Reports filed since such date or as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

(a) any action, event, occurrence, development, change in method of doing business, or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any Company Common Shares (other than regular quarterly cash dividends) or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries;

(c) any Material Contract entered into by the Company or any of its subsidiaries, or any judgment, order, decree or settlement to which the Company or any of its subsidiaries is a party, or which relates to its assets or business (including without limitation the acquisition or disposition of any assets), in each case material to the Company and its subsidiaries taken as a whole, or any relinquishment by the Company or any of its subsidiaries of any material right under a Material Contract, other than in the ordinary course of business consistent with past practice or agreed to in writing by Parent; or

(d) any change by the Company in accounting principles or methods (other than as required by GAAP or Regulation S-X of the Exchange Act).

Section 3.9 Registration Statement; Proxy Statement/ Prospectus. None of the information to be supplied by the Company (as such information may be amended or supplemented in accordance with the procedures set forth in Section 5.4 prior to the effectiveness of the Form S-4, or prior to the date the Proxy Statement/ Prospectus is mailed to the stockholders of the Company, or prior to the Effective Time, as the case may be) specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in or as a result of the Merger (as supplemented or amended prior to the Effective Time, the “Form S-4”) will, at the time the Form S-4 is initially filed with the SEC and at the time the

Form S-4 initially becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (b) the Proxy Statement/ Prospectus will, at the date the Proxy Statement/ Prospectus is mailed to the stockholders of the Company and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, provided, however, that the Company makes no representation or warranty with respect to any information provided by or required to be provided by Parent, Sub or their auditors, legal counsel or financial advisors specifically for use in the Form S-4 or the Proxy Statement/ Prospectus. The Proxy Statement/ Prospectus (as supplemented or amended prior to the Effective Time) relating to this Agreement and the Transactions will comply as to form with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

Section 3.10 Brokers. Other than Jefferies & Company, Inc. (the “Special Committee Banker”), no broker, finder or investment banker is entitled to any brokerage, finders’ or other fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company or the Company Special Committee.

Section 3.11 Opinion of Financial Advisor. The Company Special Committee has received the written opinion, dated July 11, 2003, of the Special Committee Banker that, as of July 11, 2003, the Merger Consideration is fair to the Company Public Stockholders (excluding employees and directors of Parent) from a financial point of view, a copy of which opinion has been delivered to Parent. The Company has been authorized by the Special Committee Banker to include such opinion in its entirety in the Proxy Statement/ Prospectus.

Section 3.12 Employee Benefit Plans.

(a) The Company has delivered a true and complete list of, and made available to Parent (including all amendments and the most recent written summary plan descriptions and annual report (Form 5500 Series), if applicable), all material pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus or other material incentive or employee benefit plans, arrangements or agreements, whether arrived at through collective bargaining or otherwise, including, without limitation, all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by the Company or any Person required to be aggregated with the Company pursuant to Section 414 of the Code for the benefit of current or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries and under which current or former employees, retirees, dependents, spouses, directors, independent contractors or other beneficiaries are eligible to participate, excluding any such plans, arrangements or agreements that are offered or maintained by Parent (collectively, the “Company Benefit Plans”). Any of the Company Benefit Plans which is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, is referred to herein as an “ERISA Plan.” No Company Benefit Plan within the past six years is or has been a multiemployer plan within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”).

(b) (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable laws, including, but not limited to, ERISA and the Code; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter (copies of which letters will be made available to Parent upon request), and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that would be reasonably expected to affect adversely the qualified status of any such Company Benefit Plan; (iii) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA), (C) deferred compensation benefits accrued as liabilities on the books of the Company or its subsidiaries, or (D) benefits the full cost of which is borne by the current or former employee or director (or his beneficiary); (iv) there are no pending or, to the Company’s knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto; and (v) there has been no amendment to, or written interpretation or announcement (whether or not written) relating to, any Company Benefit Plan which would materially increase the expense of maintaining such Company Benefit Plans in the aggregate above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2002, other than such amendments, interpretations or announcements required under applicable laws or as provided under terms in effect as of the date hereof.

(c) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA, and no circumstances exist that could result in material liability to the Company under Title IV or Section 302 of ERISA.

(d) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (nor any termination of employment in connection with the Transactions) will (i) result in any payment becoming due to any current or former director or employee of the Company or any of its affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefits, except for any payments or vesting which would occur upon a termination of employment absent the consummation of the Transactions or which arise under any plan, agreement or arrangement offered or maintained by Parent.

Section 3.13 Tax Matters.

(a) To the Company’s knowledge, all material tax returns, statements, reports and forms (collectively, the “Company Returns”) required to be filed with any taxing authority by, or with respect to, the Company and its subsidiaries were filed on a timely basis and were true, complete and correct in all material respects;

(b) the Company and its subsidiaries have timely paid all taxes (which for purposes of this Section 3.13 shall include interest, penalties and additions to tax with respect thereto) shown as due and payable on the Company Returns;

(c) to the Company’s knowledge, the Company and its subsidiaries have made adequate provision in the financial statements contained in the Company SEC Reports for all taxes required to be paid, but not yet paid, for periods ending on or before the dates thereof;

(d) to the Company’s knowledge, no taxing authority has asserted or initiated or threatened to assert or initiate any action, suit, proceeding or claim against the Company or any of its subsidiaries;

(e) there is no application pending for approval of a change in accounting methods;

(f) to the Company’s knowledge, except for any year for which the applicable statute of limitations has expired, neither the Company nor any of its subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent;

(g) to the Company’s knowledge, except for any year for which the applicable statute of limitations has expired, neither the Company nor any of its subsidiaries is obligated by any contract, agreement or other arrangement to indemnify any other Person with respect to taxes or to compensate any third party for any tax payment or tax liability under a tax sharing or similar agreement (except in the ordinary course of business); and

(h) neither the Company nor any of its subsidiaries has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

Section 3.14 Litigation. Except as disclosed in the Company SEC Reports, there are no claims, actions, suits, investigations or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its subsidiaries, before any arbitrator or Governmental Entity that, individually or in the aggregate, would, or would reasonably be expected to, have a Company Material Adverse Effect.

Section 3.15 Transactions with Affiliates. Except as disclosed in the Company’s most recent proxy statement filed with the SEC and except as contemplated hereby (including the Company Disclosure Letter), neither the Company nor any of its directors, executive officers or other affiliates (i) is a party to, or is an officer, director, employee, consultant, distributor, supplier or vendor of any entity which is a party to, any contract with the Company or any of its subsidiaries that would be required to be disclosed in a proxy statement filed by the Company pursuant to the Exchange Act; or (ii) claims to have any direct or indirect ownership or leasehold interest (other than through ownership of Company Common Shares, Company Options or securities registered under Section 12 of the Exchange Act or in respect of which filings are made with the SEC pursuant to Section 15(d) of the Exchange Act) in the property, real or personal, tangible or intangible, owned or used by the Company and its subsidiaries.

Section 3.16 Directors’ and Officers’ Insurance Policies. Section 3.16 of the Company Disclosure Letter lists the Company’s directors’ and officers’ insurance policies as in effect on the date hereof. The Company has not received any notice of cancellation or termination of any of such directors’ and officers’ insurance policies.

Section 3.17 Takeover Statutes. Assuming no Person has become an “interested stockholder” (as defined in Section 203 of the Delaware Statute) of Parent since August 1, 2001, and further assuming that Parent has not taken any action to create an “interested stockholder” in the Company by virtue of Parent’s ownership interest in the Company, the board of directors of the Company and the Company Special Committee have taken all appropriate and necessary action to render any anti-takeover statute or regulation, including Section 203 of the Delaware Statute (each, a “Takeover Statute”), inapplicable to this Agreement, the Merger, the other Transactions and any other transaction involving Parent or its affiliates (including Chicago Title) prior to the date hereof to which any such Takeover Statute would otherwise have been applicable.

Section 3.18 Environmental Matters.

(a) With such exceptions as would not in the aggregate be reasonably likely to have a Company Material Adverse Effect: (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received or made by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by, any Person against the Company or any subsidiary, with respect to any applicable Environmental Law; (ii) the Company and its subsidiaries are and have been in compliance with all applicable Environmental Laws; and (iii) there are no liabilities or obligations of the Company or any of its subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law (including, without limitation, liabilities or obligations relating to divested properties or businesses or predecessor entities), and, to the Company’s knowledge, there are no facts, conditions, situations or set of circumstances that have resulted or could reasonably be expected to result in, or be the basis for, any such liabilities or obligations.

(b) For the purposes of this Agreement, the term “Environmental Laws”means any international, national, provincial, regional, federal, state, local, municipal, and foreign statutes, laws (including, without limitation, common law), judicial decisions, decrees, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits or governmental agreements or other requirements relating to human health and safety, to the environment, including, without limitation, natural resources, or to pollutants, contaminants, wastes, chemicals, petroleum products, by-products or additives, asbestos, asbestos-

containing material, polychlorinated biphenyls, radioactive material, hazardous substances or wastes, or any other substance (including any product) regulated as harmful or potentially harmful to human health or the environment.

Section 3.19 Labor Relations.

(a) There is no charge pending or, to the Company’s knowledge, threatened before any arbitrator or Governmental Entity against the Company or any subsidiary alleging, with respect to any employee or employees of the Company or any subsidiary, any violation of any statute or regulation relating to employment and employment practices, any violation of any collective bargaining agreement, any unlawful discrimination in employment practices, or any unfair labor practices, which charge would reasonably be expected to have a Company Material Adverse Effect.

(b) There are no labor strikes and, to the knowledge of the Company, there are no pending or threatened union organizing efforts, labor strikes, disputes, slow-downs or work stoppages pending or threatened against the Company or any subsidiary.

(c) No employees of the Company or any subsidiary are covered by any collective bargaining agreement with respect to their employment with the Company or any subsidiary, and no collective bargaining agreement or other labor union agreement for employees of the Company or any subsidiary with respect to their employment with the Company or any subsidiary is currently being negotiated or pending negotiation by the Company or any subsidiary.

(d) There has been no concerted work stoppage with respect to the business activities of the Company or any subsidiary during the last three years.

(e) To the knowledge of the Company, there is no complaint against the Company or any subsidiary issued by or pending before the National Labor Relations Board.

Section 3.20 Insurance.

The Company and its subsidiaries maintain in force insurance policies and bonds in such amounts and against such liabilities and hazards as are consistent with industry practice. Sections 3.16 and 3.20 of the Company Disclosure Letter set forth a complete list of all material insurance policies maintained by the Company or its subsidiaries, including the names of the carriers of such insurance policies and the expiration dates and retention terms thereof. Neither the Company nor any subsidiary is liable or has received written notice that it will become liable for any retroactive premium adjustment not reflected in the financial statements contained in the Company SEC Reports or otherwise provided for as set forth on Section 3.20 of the Company Disclosure Letter. All policies maintained by the Company and its subsidiaries are valid and enforceable and in full force and effect (except as the enforceability of any such policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles), all premiums in respect thereof that are due and payable have been timely paid, and neither the Company nor any subsidiary has received any written notice of any premium increase or cancellation with respect to any of the insurance policies or bonds set forth in the Company Disclosure Letter. There are no claims pending with respect to insurance policies maintained by the Company or its subsidiaries as to which the insurer has denied liability or is reserving its rights, and all material claims have been timely and properly filed. Section 3.20 of the Company Disclosure Letter sets forth a complete list of all claims pending under the insurance policies maintained by the Company or its subsidiaries as of the date hereof. Since December 31, 2001, neither the Company nor any subsidiary has been refused any insurance coverage sought or applied for, and the Company has no reason to believe that its or its subsidiaries’ existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought. There are no pending or, to the knowledge of the Company, threatened terminations or premium increases for the current policy period with respect to any of such policies or bonds. To the knowledge of the Company, there is no condition or circumstance applicable to the Company which could result in any such termination or increase, and the Company is in compliance in all material respects with the conditions contained in such policies or bonds.

Section 3.21 Properties. The Company and each of its subsidiaries has good and marketable title, free and clear of all liens, claims, encumbrances and restrictions (except liens, claims, encumbrances or restrictions arising under any existing bank agreements as described in the Company SEC Reports and liens for taxes not yet due and payable and such liens, claims, encumbrances or restrictions that, individually or in the aggregate, do not, and would not, result in a Company Material Adverse Effect), to all property and assets described in the Company SEC Reports as being owned by it. All leases for real property to which the Company or any subsidiary is a party are valid and binding and no default by the Company or its subsidiaries has occurred or is continuing thereunder which has had or is reasonably likely to have a Company Material Adverse Effect. The Company and its subsidiaries enjoy peaceful and undisturbed possession under all such leases to which any of them is a party as lessees with such exceptions as do not materially interfere with the uses made by the Company or such subsidiary. There are no liens on any of the assets of the Company or any subsidiary that arose in connection with any failure (or alleged failure) to pay any taxes when due.

Section 3.22 Intellectual Property. To the knowledge of the Company and its subsidiaries, and except as would otherwise not have a Company Material Adverse Effect:

(a) The Company and each of its subsidiaries owns or has valid license to all Intellectual Property used in the ordinary course of its respective business as such business currently or historically operates (“Company Intellectual Property”). There is no contract to which the Company or any subsidiary is a party pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Company Intellectual Property. The Company and each of its subsidiaries have taken all commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property considered confidential, and to maintain in confidence all trade secrets and confidential information that they presently own and use. All patents, trademarks, service marks, and copyrights owned or used by the Company or any subsidiary are valid, enforceable, and subsisting.

As used in this Agreement, “Intellectual Property” means the following, in tangible or intangible form: (a) all inventions, discoveries, improvements, ideas, know-how, methodology, processes, and other proprietary technology, as well as all United States and foreign patents and patent applications (including reissues, continuations, continuations-in-part, divisionals, re-examinations, renewals or extensions thereof); (b) all software, algorithms, source code, object code data structures, data bases and flow charts, and any customizations and modifications of the foregoing; (c) all copyrights and copyrightable works, including, but not limited to, mask works, writings, designs, or other original works of authorship and derivative works thereof (including those for which registration has been applied, which are registered, or which are unregistered); (d) all United States and foreign trademarks, service marks, trade names and other names, slogans and logos (including those for which registration has been applied, which are registered, or which are unregistered); (e) all trade secrets, including, but not limited to, confidential and other non-public information for which there exists a right in any jurisdiction to limit the use or disclosure thereof; and (f) all Internet web sites, domain names, and registrations or applications for registration thereof.

(b) With respect to each item of Company Intellectual Property that is not Company Third Party Intellectual Property (as used herein, “Company Third Party Intellectual Property” means Intellectual Property that is owned by a third party and licensed to the Company or its subsidiaries): (i) the Company or its subsidiaries exclusively own and possess all right, title and interest in and to such item free and clear of any lien or encumbrance; (ii) such item is not subject to any outstanding judgment, order, decree, stipulation or injunction; and (iii) the Company and its subsidiaries have the sole and exclusive right to bring actions for infringement or unauthorized use of such item. Neither the Company nor any of its subsidiaries is a party to any oral license, sublicense or agreement which, if reduced to written form, would be required to be listed in Section 3.6(c) of the Company Disclosure Letter.

(c) With respect to each item of Company Third Party Intellectual Property: (i) the Company or its subsidiaries has a valid right to use such item free and clear of any lien or encumbrance; (ii) neither the Company nor any of its subsidiaries is subject to any outstanding judgment, order, decree, stipulation or injunction relating to such Company Third Party Intellectual Property; (iii) neither the Company nor any of its subsidiaries is in material breach or default thereunder, and, no other party to such license, sublicense or other agreement is in material breach or default thereunder; and (iv) no event has occurred which with notice or lapse of time would constitute a material breach or default by the Company or its subsidiaries, or permit termination, modification or acceleration thereunder by the other party thereto.

(d) Neither the Company nor any of its subsidiaries: (i) is a party to any suit, action or proceeding which involves a claim of infringement or misappropriation of any patent, copyright or trade secret right by the Company or any of its subsidiaries against any third party; (ii) has provided written notice to any third party alleging infringement or misappropriation of the Company’s and its subsidiaries’ patents, copyrights or trade secrets; (iii) is a party to any suit, action or proceeding which involves a claim of infringement or misappropriation of any patent, copyright or trade secret by a third party against the Company or any of its subsidiaries; or (iv) has received any written notice from any third party alleging infringement or misappropriation of such third party’s patents, copyrights or trade secrets. The development, manufacturing, marketing, licensing, use or sale of the software that is marketed or licensed (the “Company Products”) by the Company and its subsidiaries to their customers or the performance of the services offered by the Company and its subsidiaries in the ordinary course of their respective businesses do not currently conflict with, misappropriate, make unauthorized use of, or infringe upon, and have not conflicted with, misappropriated, made unauthorized use of, or infringed upon, any patent, copyright or trade secret right of any third party. No other Person is infringing upon, misappropriating, or making any unlawful or unauthorized use of, and no Intellectual Property owned or used by any other Person infringes upon or conflicts with, any Company Intellectual Property.

(e) The execution and delivery of this Agreement by the Company and the consummation of the Transactions will neither cause the Company and its subsidiaries to be in violation or default under any agreement relating to Company Intellectual Property nor terminate nor modify nor entitle any other party to any license, sublicense or agreement to terminate or modify such license, sublicense or agreement (including any modification to pricing terms), nor result in the loss or impairment of any Company Intellectual Property.

(f) Neither the Company nor any of its subsidiaries has received written notice from any of its current or prior officers or employees or from any “preferred” agents, consultants, contractors and subcontractors which are involved in the development, support, customization, installation, maintenance or modification of any Company Intellectual Property claiming any ownership interest in any Company Intellectual Property as a result of having been involved in the development of such property while employed by or performing services for the Company or its subsidiaries.

(g) All material software that is included in the Company Intellectual Property (that is not Company Third Party Intellectual Property) is protectable under applicable copyright law and has not been forfeited to the public domain and has been registered with the U.S. Copyright Office or is eligible for registration. The Company and its subsidiaries have retained copies of all major releases or separate versions of the material software included in the Company Intellectual Property (that is not Company Third Party Intellectual Property) and source code thereto.

(h) The Company’s unmodified version of the Company Products conforms in all material respects with the documentation prepared by the Company in respect of such Company Products. There are no material defects, malfunctions or nonconformities in the unmodified version of the Company Products that cause the unmodified version of the Company Products, as properly installed, not to perform the functions for which they are intended, on the whole, as provided in the Company’s documentation. There are no material errors in any documentation, specifications, manuals, and user guides associated with or used or produced in the development, maintenance or marketing of the Company Intellectual Property (that is not Company Third Party Intellectual Property). No software contained in the Company’s Intellectual Property contains any virus that would cause such software to malfunction and would prevent such software from materially performing the functions for which it is intended.

(i) The Company Intellectual Property (that is not Company Third Party Intellectual Property) was developed exclusively by employees and contractors of the Company within the scope of such employees’ employment or such contractor’s contract.

(j) Neither the Company nor any subsidiary has (x) licensed any of its Company Intellectual Property to any Person on an exclusive basis, or (y) is currently subject to any covenant not to compete or contract limiting its ability to exploit fully any Company Intellectual Property or to transact business in any market or geographical area or with any Person.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

      Parent and Sub jointly and severally represent and warrant to the Company, as follows, except as set forth in (i) the Parent SEC Reports and (ii) the disclosure letter delivered by Parent to the Company on or prior to the date hereof (the “Parent Disclosure Letter”), provided that Parent and Sub make no representations or warranties with respect to Company and its subsidiaries:

Section 4.1 Organization and Qualification. Each of Parent, Sub and Parent’s “Significant Subsidiaries” (as defined in Regulation S-X promulgated by the SEC), other than the Company or any of its subsidiaries (the “Parent Significant Subsidiaries”) is a corporation, partnership or limited liability company duly organized, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, and has the requisite corporate, partnership or limited liability power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and the Parent Significant Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent, Sub and the Parent Significant Subsidiaries is duly qualified or licensed as a foreign corporation to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so duly licensed or qualified and in good standing that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

In this Agreement, “Parent Material Adverse Effect” shall mean any change, event, circumstance or effect that is or is reasonably likely to be (i) materially adverse to the business, financial condition or results of operations of Parent and its subsidiaries, other than the Company and its subsidiaries, taken as a whole or (ii) materially adverse to the ability of Parent or Sub to perform its obligations under this Agreement or consummate the Merger and the other Transactions; provided, however, that Parent Material Adverse Effect shall not be deemed to include any change, event, circumstance or effect relating to or arising from (w) changes in general economic or securities market conditions, (x) the commencement or escalation of war or other national or international calamity, including without limitation acts of terrorism directly or indirectly involving the United States, (y) the public announcement of the Transactions or actions taken by Parent or its subsidiaries (other than the Company and its subsidiaries) in connection with the Transactions as contemplated by this Agreement, or (z) actions taken or failed to be taken by the Company or its subsidiaries in connection with the Transactions as contemplated by this Agreement.

Section 4.2 Capitalization.

(a) The authorized capital stock of Parent consists solely of 150,000,000 Parent Common Shares and 3,000,000 shares of preferred stock. As of May 30, 2003, there were outstanding (i) 137,625,330 Parent Common Shares, (ii) no shares of Parent preferred stock, (iii) no convertible debt securities convertible for Parent Common Shares, (iv) stock options to purchase an aggregate of 11,888,356 Parent Common Shares (of which options to purchase an aggregate of 9,445,332 Parent Common Shares were vested and exercisable), and (v) rights to purchase Parent Common Shares pursuant to the Parent ESPP. All outstanding shares of capital stock of Parent have been duly authorized and validly issued and are fully paid and nonassessable.

(b) As of the date hereof, except (i) as set forth in this Section, (ii) for changes after the date of this Agreement resulting from the grant of stock options in the ordinary course of business consistent with past practice and the exercise of stock options outstanding on such date and (iii) for issuances of Parent Common Shares after the date of this Agreement pursuant to the Parent ESPP in accordance with its present terms, there are no outstanding (x) shares of capital stock or other voting securities of Parent, (y) securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent, or (z) options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent (the items in clauses (x), (y) and (z) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent, Sub or any of Parent’s Significant Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.

Section 4.3 Authority Relative to this Agreement; Board Approval.

(a) Each of Parent and Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and, subject to obtaining the approval of the stockholders of Sub of this Agreement and the Parent Stockholder Approval, to consummate the Transactions. Assuming the accuracy of the representations of the Company in Section 3.3(b), the execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (i) with respect to the Merger, the approval of this Agreement by the holders of a majority of the voting power of Sub Common Stock, which approval is the only approval of Sub required to consummate the Transactions under Sub’s Certificate of Incorporation and the Delaware Statute (the “Sub Stockholder Approval”); (ii) the approval of the NYSE listing application with respect to the issuance of shares of Parent Common Stock in the Merger; and (iii) the approval by the stockholders of Parent (the “Parent Stockholders”) of an amendment to the Parent Certificate of Incorporation increasing the authorized Parent Common Stock. The approval of the Parent Stockholders set forth in clause (iii) above is referred to herein as the “Parent Stockholder Approval.” This Agreement has been duly and validly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery hereof by the Company, constitutes the legal and binding obligations of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, subject to (x) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to creditors rights generally and (y) the availability of specific performance or injunctive relief and other equitable remedies.

(b) The board of directors of Parent, based on the recommendation of the Parent Special Committee, has: (i) approved this Agreement and the Transactions; (ii) determined that the Transactions are fair to and in the best interests of the Parent Stockholders; and (iii) deemed advisable, and resolved to recommend that the Parent Stockholders approve the amendment to the Parent Certificate of Incorporation increasing the authorized Parent Common Stock. Parent has not taken any action in its capacity as a stockholder of the Company that would render the restrictions set forth in Section 203 of the Delaware Statute applicable to this Agreement, the Merger and the other Transactions.

(c) The board of directors of Sub has (i) approved this Agreement and the Transactions; and (ii) determined that the Transactions are fair to and in the best interests of the holders of Sub Common Stock.

Section 4.4 No Conflict; Required Filings and Consents.

(a) Subject to the Parent Stockholder Approval, the execution and delivery of this Agreement by Parent and Sub do not, and the performance of their respective obligations hereunder and the consummation of the Transactions by Parent and Sub will not, (i) conflict with or violate the Parent Certificate of Incorporation, Parent Bylaws, Sub’s Certificate of Incorporation, or Sub’s Bylaws; (ii) subject to compliance with the requirements set forth in Section 4.4(b), conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent, Sub or Parent’s subsidiaries, other than the Company and its subsidiaries, or by which their respective properties are bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party or of Parent, Sub or Parent’s subsidiaries, other than the Company and its subsidiaries, under, or give to others any rights of termination, amendment, acceleration, increased payments or cancellation of, or result in the creation of a lien or other encumbrance on any of the properties or assets of, Parent, Sub or Parent’s subsidiaries, other than the Company and its subsidiaries, pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Sub is a party or by which Parent or Sub or any of their respective properties are bound or affected, except, in the cases of clauses (ii) and (iii) above, for any such conflicts, violations, breaches, defaults or other alterations or occurrences, as the case may be, that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Sub do not, and the performance of their respective obligations hereunder and the consummation of the Transactions by Parent and Sub will not, require any consent, approval, authorization or permit of, or registration or filing with or notification to, any Governmental Entity except (i) the filing of documents to satisfy the applicable requirements, if any, of the Exchange Act and state takeover laws, (ii) the filing and effectiveness of the Form S-4, including the Proxy Statement/ Prospectus, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate corresponding documents with the Secretary of State of other states in which the Company is qualified to transact business as a foreign corporation, (iv) filings under the rules and regulations of the NYSE and the NASD, and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications (A) would not prevent or delay consummation of the Merger in any material respect or otherwise prevent or delay in any material respect Parent or Sub from performing their respective obligations under this Agreement or (B) would not, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 4.5 Compliance with Laws. Parent and its subsidiaries, other than the Company and its subsidiaries, are in compliance with (i) all laws, rules, regulations, orders, judgments and decrees applicable to Parent or any of its subsidiaries, other than the Company and its subsidiaries, or by which any of their respective properties are bound and (ii) the terms of all Material Contracts to which Parent or any of its subsidiaries, other than the Company and its subsidiaries, is a party or by which Parent or any of its subsidiaries, other than the Company and its subsidiaries, or any of their respective properties are bound, except for where any such noncompliance does not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as set forth in the Parent SEC Reports, no investigation or review by any Governmental Entity with respect to Parent or its subsidiaries, other than the Company and its subsidiaries, is pending, or, to the knowledge of Parent, threatened, nor to the knowledge of Parent has any Governmental Entity indicated an intention to conduct the same, except for any such investigation or review or potential investigation or review which does not and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.6 SEC Filings; Financial Statements.

(a) Parent has filed with the SEC all reports, schedules, registration statements and definitive proxy statements required to be filed by Parent with the SEC since January 1, 2001 (the “Parent SEC Reports”); provided that, if Parent amends any of the Parent SEC Reports, such amendment shall not mean or imply that any representation or warranty in this Agreement was not true when made or became untrue thereafter. As of their respective dates, the Parent SEC Reports and any forms, reports and other documents filed by Parent and Sub after the date of this Agreement (i) complied or will comply in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto, in each case as in effect on the date of the applicable filing, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) or will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, provided, however, that no representation is made with respect to information included in the Parent SEC Reports that was provided in writing by the Company.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, had been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q or the Exchange Act regulations promulgated by the SEC) and each fairly presented the consolidated financial position of Parent and its consolidated subsidiaries in all material respects as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of the unaudited interim financial statements, to normal audit adjustments which were not and are not expected, individually or in the aggregate, to be material in amount).

Section 4.7 Absence of Certain Changes. Since March 31, 2003, except as disclosed in the Parent SEC Reports filed since such date or as contemplated by this Agreement, Parent and its subsidiaries, other than the Company and its subsidiaries, have conducted their business in the ordinary course consistent with past practice and there has not been any action, event, occurrence, development, change in method of doing business, or state of circumstances or facts that, individually or in the aggregate, has had or would be reasonably likely to have a Parent Material Adverse Effect.

Section 4.8 Registration Statement; Proxy Statement/ Prospectus. None of the information supplied or to be supplied by Parent (as such information may be amended or supplemented in accordance with the procedures set forth in Section 5.4 prior to the effectiveness of the Form S-4, or prior to the date the Proxy Statement/ Prospectus is mailed to the stockholders of the Company, or prior to the Effective Time, as the case may be) in writing specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; and (ii) the Proxy Statement/ Prospectus will, at the date the Proxy Statement/ Prospectus is mailed to the stockholders of the Company and as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that, Parent makes no representation or warranty with respect to any information provided by or required to be provided by the Company and/or by its auditors, legal counsel or financial advisors specifically for use in the Form S-4 or the Proxy Statement/ Prospectus. The Form S-4 and the Proxy Statement/ Prospectus will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively, and the rules and regulations promulgated by the SEC thereunder.

Section 4.9 Brokers. Other than Bear Stearns & Co., Inc. (the “Parent Banker”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Sub.

Section 4.10 Interim Operations of Sub. Sub is a direct wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the Merger and the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby. Sub has authorized 1,000 shares of Sub Common Stock, of which 1,000 are issued and outstanding and owned by Parent.

Section 4.11 Tax Matters.

(a) Neither Parent nor any of its affiliates, other than the Company and its subsidiaries, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

(b) All material tax returns, statements, reports and forms (collectively, the “Parent Returns”) required to be filed with any taxing authority by, or with respect to, Parent and its subsidiaries, other than the Company and its subsidiaries, were filed on a timely basis and were true, complete and correct in all material respects.

(c) Parent and its subsidiaries, other than the Company and its subsidiaries, have timely paid all taxes (which for purposes of this Section 4.11 shall include interest, penalties and additions to tax with respect thereto) shown as due and payable on the Parent Returns.

Section 4.12 Opinion of Financial Advisor. The Parent Special Committee and Parent’s board of directors have received the written opinion, dated July 11, 2003, of the Parent Banker that, as of July 11, 2003, the Exchange Ratio is fair to Parent from a financial point of view, a copy of which opinion has been delivered to the Company. Parent has been authorized by the Parent Banker to include such opinion in its entirety in the Form S-4.

Section 4.13 Litigation. Except as disclosed in the Parent SEC Reports, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of Parent, threatened against Parent before any arbitrator or Governmental Entity that, individually or in the aggregate, would, or would reasonably be expected to, have a Parent Material Adverse Effect.

Section 4.14 Transactions with Affiliates. Except as disclosed in Parent’s most recent proxy statement filed with the SEC, neither Parent nor any of its directors, executive officers or other affiliates (i) is a party to, or is an officer, director, employee, consultant, distributor, supplier or vendor of any entity which is a party to, any contract with Parent or any of its subsidiaries that would be required to be disclosed in a proxy statement filed by Parent pursuant to the Exchange Act; or (ii) claims to have any direct or indirect ownership or leasehold interest (other than through ownership of Parent Common Shares, Parent Options or securities registered under Section 12 of the Exchange Act or in respect of which filings are made with the SEC pursuant to Section 15(d) of the Exchange Act) in the property, real or personal, tangible or intangible, owned or used by Parent and its subsidiaries.

Section 4.15 Directors’ and Officers’ Insurance Policies. Section 4.15 of the Parent Disclosure Letter lists Parent’s directors’ and officers’ insurance policies as in effect on the date hereof. Parent has not received any notice of cancellation or termination of any of such directors’ and officers’ insurance policies.

Section 4.16 Environmental Matters. With such exceptions as would not in the aggregate be reasonably likely to have a Parent Material Adverse Effect: (i) no written notice, notification, demand, request for information, citation, summons, complaint or order has been received or made by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of Parent, threatened by, any Person against Parent or any subsidiary, other than the Company and its subsidiaries, with respect to any applicable Environmental Law; (ii) Parent and its subsidiaries, other than the Company and its subsidiaries, are and have been in compliance with all applicable Environmental Laws;

and (iii) there are no liabilities or obligations of Parent or any of its subsidiaries, other than the Company and its subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, direct or indirect, determined, determinable or otherwise, arising under or relating to any Environmental Law (including, without limitation, liabilities or obligations relating to divested properties or businesses or predecessor entities), and, to Parent’s knowledge, there are no facts, conditions, situations or set of circumstances that have resulted or could reasonably be expected to result in, or be the basis for, any such liabilities or obligations.

Section 4.17 Insurance. Parent and its subsidiaries, other than the Company and its subsidiaries, maintain in force insurance policies and bonds in such amounts and against such liabilities and hazards as are consistent with industry practice.

Section 4.18 Ownership of Company Shares. As of the date hereof, (i) Parent owns 14,450,337 shares of Company Common Stock, and (ii) Chicago Title owns 11,703,801 shares of Company Common Stock (the “Embedded Shares”). Other than Chicago Title, no subsidiary of Parent, including Sub, owns any shares of Company Common Stock.

Section 4.19 Parent Dividends. Parent has no current plan or intention to declare, set aside, or pay any dividends or make any other distribution in respect of its capital stock, except for ordinary quarterly dividends or distributions declared and paid at times and in amounts that are consistent with its past practices.

ARTICLE 5

CONDUCT AND TRANSACTIONS PRIOR TO EFFECTIVE TIME;

ADDITIONAL AGREEMENTS

      Section 5.1 Information and Access. From the date of this Agreement and continuing until the Effective Time, Parent, as to itself and its subsidiaries (other than Company and its subsidiaries), on the one hand, and the Company, as to itself and its subsidiaries, on the other hand, each agrees that it shall afford and, with respect to clause (b) below, shall cause its independent auditors to afford, (a) to the Representatives of the other reasonable access, upon reasonable advance notice, to its (and their respective subsidiaries’ (other than, in the case of Parent, the Company and its subsidiaries)) properties, books, records (including tax returns filed and those in preparation) and executives and personnel in order that the other may have a full opportunity to make such investigation as it reasonably desires to make of the other consistent with their rights under this Agreement, and (b) to the independent auditors of the other, reasonable access to the audit work papers and other records of its independent auditors. No investigation pursuant to this Section 5.1 shall affect or otherwise obviate or diminish any representations and warranties of any party or conditions to the obligations of any party. No party shall be required to provide access to or to disclose information where such access or disclosure would violate the rights of its customers, jeopardize the attorney-client privilege or contravene any law, rule, regulations, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

      Section 5.2 Conduct of Business of the Company. Except as contemplated by this Agreement (including Section 5.2 of the Company Disclosure Letter), during the period from the date of this Agreement and continuing until the Effective Time or until the termination of this Agreement pursuant to Section 7.1, the Company and its subsidiaries shall conduct their respective businesses in the ordinary and usual course consistent with past practice, including, without limitation, where consistent with past practice, consulting with, advising and obtaining the approval of Parent, and each shall use its commercially reasonable efforts to (i) preserve intact its present business organization; provided that no action taken by Parent or any of its subsidiaries (other than Company and its subsidiaries) with respect to the Company and its subsidiaries which would otherwise result in a breach of this Section, shall so constitute a breach, (ii) maintain in effect all material licenses, approvals and authorizations, including, without limitation, all licenses and permits that are required by applicable laws, statutes, ordinances, rules or regulations for the Company or any of its subsidiaries to carry on its business, and (iii) preserve material existing relationships with its employees, its agents, and its customers, lenders, suppliers and others having business relationships with it. Without limiting the generality of the foregoing, neither the Company nor any of its subsidiaries shall, without the prior written consent of Parent:

(i) declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, except dividends or distributions declared and paid by a wholly owned subsidiary of the Company only to the Company or another wholly owned subsidiary of the Company;

(ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of, or in substitution for shares of its capital stock or repurchase, redeem or otherwise acquire any shares of its capital stock;

(iii) except with respect to the creation of the Company Preferred Stock and the issuance of the Company Preferred Stock in exchange for the Embedded Shares as contemplated by Section 1.6 hereof, issue, deliver, or sell, or authorize or propose the issuance, delivery, or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or rights, warrants or options to acquire, any such shares of capital stock or other convertible securities (other than the issuance of such capital stock to the Company or a wholly owned subsidiary of the Company, or upon the exercise or conversion of outstanding options in accordance with the Stock Plans in effect on the date of this Agreement or other convertible or exchangeable securities outstanding on the date hereof, in each case in accordance with their present terms, as such terms may be amended or modified as contemplated by this Agreement), authorize or propose any change in its equity capitalization, or amend any of the financial or other economic terms of such securities or the financial or other economic terms of any agreement relating to such securities, except as contemplated by this Agreement;

(iv) except for the creation of the Company Preferred Stock, amend the Company Certificate of Incorporation, Company Bylaws or its organizational documents in any manner;

(v) take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article 6 not being satisfied;

(vi) merge or consolidate with any other Person, or acquire any assets of or equity interest in any other Person, other than acquisitions of assets in the ordinary course of business, such as for inventory or relating to the ordinary operations of the Company;

(vii) incur any indebtedness for money borrowed or guarantee any such indebtedness of another Person, other than (x) indebtedness incurred under any agreement relating to indebtedness for borrowed money in existence on the date hereof, (y) indebtedness in an amount not to exceed $500,000, or (z) in the ordinary course of business;

(viii) make or authorize any capital expenditures of the Company and its subsidiaries taken as a whole in excess of $1,000,000 other than capital expenditures that are part of the Company’s then existing budget, which has previously been approved by the Company’s board of directors;

(ix) except as may be required by changes in applicable law or GAAP, change any principle of accounting, or change in any material respect its method of reporting income and deductions for United States federal income tax purposes, from those employed in the preparation of its federal income tax returns for the year ended December 31, 2002, except as required by changes in law or regulation;

(x) enter into any new employment agreements, or increase the compensation of any officer or director of the Company or any senior executive of any of its subsidiaries or operating units (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such Person has the right to any form of compensation from the Company or any of its subsidiaries), other than as required by law or by written agreements in effect on the date hereof with such Person, or otherwise amend any existing agreements with any such Person or use its discretion to amend any Company Benefit Plan or accelerate the vesting of any payment under any Company Benefit Plan, other than in the ordinary course of business consistent with past practice;

(xi) enter into any transaction with any officer or director of the Company or any senior executive of any of its subsidiaries or operating units, other than as provided for in the terms of any agreement in effect on or prior to the date hereof and described in the Company Disclosure Letter or as otherwise contemplated by this Agreement;

(xii) enter into any settlement or compromise of any litigation, arbitration or other judicial or administrative dispute or proceeding relating to the Company or any of its subsidiaries, in each case which requires the payment by the Company or any of its subsidiaries of $100,000 or more;

(xiii) amend, modify or terminate any Material Contract, or otherwise waive, release or assign any rights, claims or benefits of the Company or any of its subsidiaries thereunder; or

(xiv) other than in the ordinary course of business consistent with past practice, make any tax election or enter into any settlement or compromise of any tax liability; or

(xv) authorize or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

      Section 5.3 Conduct of Business of Parent. Except as contemplated by this Agreement (including the Parent Disclosure Letter), and agreements described in Parent’s most recent proxy statement filed with the SEC or any Parent SEC Report, during the period from the date of this Agreement and continuing until the Effective Time or until the termination of this Agreement pursuant to Section 7.1, Parent shall use its commercially reasonable efforts to (i) preserve intact its present business organization, (ii) maintain in effect all material licenses, approvals and authorizations that are required by applicable laws, statutes, ordinances, rules or regulations for Parent or any of its subsidiaries (other than Company and its subsidiaries) to carry on its business, and (iii) preserve material existing relationships with its employees, its agents, and its customers, lenders, suppliers and others having business relationships with it. Without limiting the generality of the foregoing, Parent shall not take any action that would reasonably be expected to result in any of the conditions to the Transactions set forth in Article 6 not being satisfied.

      Section 5.4 Preparation of Form S-4, Proxy Statement/ Prospectus; Other Filings. Parent and the Company shall cooperate in preparing and cause to be filed with the SEC a proxy statement relating to the vote of the Company’s stockholders with respect to the Merger which shall include a prospectus of Parent relating to the Parent Common Shares to be issued in the Merger (as amended or supplemented from time to time, the “Proxy Statement/ Prospectus”), and Parent and the Company shall cooperate in preparing and Parent shall cause to be filed with the SEC the Form S-4. The Proxy Statement/ Prospectus will be included in the Form S-4 as a prospectus in, and will constitute a part of, the Form S-4. Each of Parent and the Company shall use its reasonable best efforts to respond to any comments of the SEC, to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to cause the Proxy Statement/ Prospectus in definitive form to be mailed to the Company’s stockholders. As promptly as practicable after the date of this Agreement, Parent and the Company shall prepare and file any other filings required under the Exchange Act or the Securities Act relating to the Transactions (the “Other Filings”). Each of the Company and Parent will notify the other party promptly of the receipt of any comments, whether oral or written, from the SEC or its staff and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Form S-4 or the Proxy Statement/ Prospectus or for additional information, and will supply the other party with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC, or its staff, on the other hand (subject to limitations on the supply of such information or correspondence arising under or as a result of applicable law, the attorney-client privilege or any confidentiality agreements then in effect), with respect to the Form S-4 or the Proxy Statement/ Prospectus or the Merger. No amendment or supplement to the Form S-4 or Proxy Statement/ Prospectus will be made by the Company or Parent without the prior approval of the other party, such approval not to be unreasonably withheld or delayed, except as required by applicable laws and then only to the extent necessary, or without providing the other party the reasonable opportunity to review and comment thereon. Parent shall advise the Company promptly after it receives notice thereof, of the time when the Form S-4 has been declared effective, the issuance of any stop order, or the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective affiliates, officers or directors should be discovered by such party which should be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/ Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or an event occurs which is required to be set forth in an amendment or supplement to the Form S-4 or the Proxy Statement/ Prospectus, the Company or Parent, as the case may be, shall promptly notify the other party and an amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company’s stockholders and/or Parent’s stockholders, as applicable. Subject to any limitations arising under or as a result of applicable law, the attorney-client privilege or any confidentiality agreements then in effect, the Company and Parent each shall promptly provide the other (or its counsel) copies of all filings made by it with any Governmental Entity in connection with this Agreement and the Transactions.

      Section 5.5 Stockholders Meetings.

      (a) Company Stockholders Meeting. The Company shall take all action in accordance with the federal securities laws, the Delaware Statute, and the Company Certificate of Incorporation and Company Bylaws to call, give notice of, convene and hold a meeting of the Company’s stockholders (the “Company Stockholders Meeting”), as promptly as practicable after the date hereof for the purpose of obtaining the Company Stockholder Approval, and shall, subject to the fiduciary obligations of the board of directors of the Company, take all lawful action to solicit the Company Stockholder Approval. The board of directors of the Company shall recommend the adoption of this Agreement by the Company’s stockholders to the effect as set forth in Section 3.3(b) (the “Company Recommendation”), and, subject to Section 5.14(d), shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Parent the Company Recommendation or (ii) take any action or make any statement in connection with the Company Stockholders Meeting inconsistent with the Company Recommendation (collectively, a “Change in Company Recommendation”). Parent agrees that at the Company Stockholders Meeting, Parent shall appear, in person or by proxy, so that all shares of the Company owned directly or indirectly by it are counted for the purpose of obtaining a quorum at the Company Stockholders Meeting, and at any adjournment or postponement thereof, and Parent shall vote, in person or by proxy, with respect to all such shares of the Company owned directly or indirectly by it to adopt the Agreement.

      (b) Parent Stockholders Meeting. Parent shall take all action in accordance with the federal securities laws, the Delaware Statute and its Restated Certificate of Incorporation (the “Parent Certificate of Incorporation”) and Restated Bylaws (the “Parent Bylaws”) necessary to call, give notice of, convene and hold a meeting of Parent Stockholders (the “Parent Stockholders Meeting”) as promptly as practicable after the date hereof for the purpose of obtaining the Parent Stockholder Approval, including recommending approval of the proposal to the Parent Stockholders set forth in Section 4.3(b) of this Agreement.

      (c) Immediately following the execution of the Agreement, Parent shall cause the Sub Stockholder Approval to be obtained.

      Section 5.6 Agreements to Take Reasonable Action.

      (a) The parties shall take, and shall cause their respective subsidiaries to take, all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the Merger and shall take all reasonable actions necessary to cooperate promptly with and furnish information to the other parties in connection with any such requirements imposed upon them or any of their subsidiaries in connection with the Merger. Each party shall take, and shall cause its subsidiaries to take, all commercially reasonable actions necessary (i) to obtain (and will take all commercially reasonable actions necessary to promptly cooperate with the other parties in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party required to be obtained or made by it (or by the other parties or any of their respective subsidiaries) in connection with the Transactions or the taking of any action contemplated by this Agreement; (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting its ability to consummate the Transactions; (iii) to fulfill all conditions applicable to the parties pursuant to this Agreement; (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be; (v) to defend any lawsuit or other legal proceeding, whether judicial or administrative, challenging the Agreement, the consummation of the Transactions or the terms thereof; and (vi) to execute and deliver any additional agreements or instruments necessary to consummate the Transactions and fully carry out the purposes of the Agreement; provided, however, that with respect to clauses (i) through (vi) above, the parties will take only such curative measures (such as licensing and divestiture) as the parties determine to be reasonable and not materially burdensome.

      (b) Subject to the terms and conditions of this Agreement, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the Merger, subject to the Company Stockholder Approval.

      Section 5.7 Consents. Parent and the Company shall each use all commercially reasonable efforts to obtain the consent and approval of, or effect the notification of or filing with, each Person whose consent or approval is required in order to permit the consummation of the Merger and the Transactions and to enable Parent and the Surviving Corporation to conduct and operate the business of Parent and the Company and their respective subsidiaries as currently conducted.

      Section 5.8 NYSE Listing. Parent shall cause the shares of Parent Common Stock issuable to the stockholders of the Company in the Merger (including the shares of Parent Common Stock reserved for issuance with respect to Company Options and Company Warrants) to be listed on the New York Stock Exchange (or other national market or exchange on which Parent Common Stock is then traded or quoted), subject to official notice of issuance.

      Section 5.9 Affiliates. At least ten Business Days prior to the anticipated Closing Date, the Company shall deliver to Parent a list of names and addresses of those Persons who, on the date hereof, are “affiliates” of the Company within the meaning of Rule 145 under the Securities Act and applicable rules and regulations. The Company shall use its reasonable efforts to deliver or cause to be delivered to Parent, prior to the Effective Time, from each of the affiliates of the Company identified in the foregoing list, agreements substantially in the form attached to this Agreement as Exhibit C.

      Section 5.10 Indemnification.

      (a) Parent shall maintain in effect for the benefit of individuals who at or prior to the Effective Time were directors or officers of the Company the current provisions regarding indemnification and exculpation of officers and directors (including with respect to advancement of expenses) contained in the Company Certificate of Incorporation and Company Bylaws on the date hereof, which provisions shall not be amended, modified or otherwise repealed for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of such individuals, unless such modification is required after the Effective Time by applicable law and then only to the minimum extent required by such applicable law or except to make changes permitted by applicable law that would enlarge the exculpation or rights of indemnification thereunder; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) in respect of such claims under the Company Certificate of Incorporation, the Company Bylaws and this Section 5.10 shall continue, without diminution, until disposition of all such claims.

      (b) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), to the maximum extent permitted under applicable law, provide to the current directors and officers of the Company the maximum indemnification protection (including with respect to advancement of expenses, including advancing expenses as incurred) permitted under the Delaware Statute for a period of six (6) years after the

Effective Time; provided, however, that if any claims are asserted or made within such six-year period, all rights to indemnification (and to advancement of expenses) in respect of such claims under the Company Certificate of Incorporation, the Company Bylaws and this Section 5.10 shall continue, without diminution, until disposition of all such claims.

      (c) The Surviving Corporation shall (and Parent shall cause the Surviving Corporation) to assume, honor and fulfill in all respects the obligations of the Company pursuant to any indemnification agreements, including those contained in employment agreements (the employee parties under such agreements being referred to as the “Covered Persons”) with the Company’s directors, officers and other employees (if any) existing at the Effective Time. In addition, Parent shall provide, or cause the Surviving Corporation to provide, for a period of not less than six (6) years after the Effective Time, the Company’s current and former directors and officers who are currently covered by the Company’s existing insurance and indemnification policy with an insurance and indemnification policy (including, without limitation, by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy (it being acknowledged and understood that the Company currently self-insures for legally indemnifiable claims and maintains liability insurance solely for claims not so indemnifiable or in circumstances in which the Company cannot provide indemnification), or, if substantially equivalent insurance coverage is unavailable, the most advantageous D&O Insurance obtainable for an annual premium equal to 175% of the annual premium currently in place for the Company for such insurance; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 175% of the annual premium currently in place for the Company for such insurance, calculated on the basis of a fair allocation of the portion of such premium if Parent arranges such coverage on a group basis. The Company represents and warrants that the annual premium currently in place for the Company for D&O Insurance is $40,204.00.

      (d) This Section 5.10 shall survive the Effective Time, is intended to benefit the Surviving Corporation and the Covered Persons and shall be enforceable by the Covered Persons, their heirs, assigns and representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume the Company’s obligations set forth in this Section 5.10.

      Section 5.11 Notification of Certain Matters. Each of the Company and Parent shall give prompt notice to the other party of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty made by the Company or Parent, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time, or (b) any material failure of the Company or Parent, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the foregoing, the delivery of any notice pursuant to this Section 5.11 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      Section 5.12 Reorganization. From and after the date hereof, each of Parent and the Company and their respective subsidiaries shall not, and shall use reasonable efforts to cause their affiliates not to, take any action, or fail to take any action, which action or failure to act would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code or enter into any contract, agreement, commitment or arrangement that would have such effect.

      Section 5.13 Public Announcements. The initial press release relating to the execution and delivery of this Agreement shall be a joint press release, to be agreed upon by Parent and the Company (including the Company Special Committee and the Parent Special Committee). Thereafter and until the Closing, Parent and the Company shall use their reasonable efforts to consult with each other before issuing any press release with respect to this Agreement or the Transactions.

      Section 5.14 No Solicitation.

      (a) Neither the Company nor any of its subsidiaries shall, nor shall the Company or any of its subsidiaries authorize or encourage any of their respective officers, directors, employees, agents, accountants, counsel, investment bankers or financial advisors (collectively, “Representatives”) or affiliates (other than Parent or any of its subsidiaries, other than the Company or its subsidiaries, and their respective Representatives) to (and the Company shall advise all such Representatives, affiliates and employees that they are not so authorized) (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Takeover Proposal, or (ii) directly or indirectly engage in any discussions or negotiations with, or provide any information or data to, or afford any access to the properties, books or records of the Company or any subsidiary to, or otherwise assist, facilitate or encourage, any Person (other than Parent or any affiliate or associate thereof) relating to any Takeover Proposal, or (iii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Takeover Proposal; provided, however, that nothing contained in this Section 5.14 shall prohibit the Company from furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide written Takeover Proposal if: (1) such action is taken prior to obtaining the Company Stockholder Approval or the Parent Stockholder Approval, (2) the Company Special Committee or the board of directors of the Company, upon recommendation of the Company Special Committee, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, (3) the Company Special Committee or the board of directors of the Company, upon recommendation of the Company Special Committee, after consultation with an independent, nationally recognized financial advisor (which may be the Special Committee Banker), determines in good faith that such a Takeover Proposal would constitute, or is reasonably likely to lead to, a Superior Proposal (as defined below); and (4) prior to taking such action the Company (x) provides prompt notice to Parent to the effect that it is taking such action, (y) receives from such Person making the unsolicited bona fide written offer or proposal an executed confidentiality agreement in reasonably customary form and approved by Parent, and (z) complies with the provisions of Section 5.14(b)(ii).

      For purposes of this Agreement, a “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent or its wholly-owned subsidiaries) relating to (i)(x) any direct or indirect acquisition or purchase of a business that constitutes twenty percent (20%) or more of the net revenues of the Company and its subsidiaries, taken as a whole, (y) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of twenty percent (20%) or more of the assets of the Company and its subsidiaries, taken as a whole, or (z) any direct or indirect acquisition or purchase of Company Common Shares or voting power (or of securities or rights convertible into or exercisable for such Company Common Shares or voting power) of the Company that would result in a Person or group owning ten percent (10%) or more of the Company Common Shares or voting power (or of securities or rights convertible into or exercisable for such Company Common Shares or voting power) of the Company, (ii) any tender offer or exchange offer or other acquisition or series of acquisitions of Company Common Shares that if consummated would result in any Person or group beneficially owning ten percent (10%) or more of the Company Common Shares or the voting power (or of securities or rights convertible into or exercisable for such Company Common Shares or voting power) of the Company, (iii) any merger, consolidation, share exchange, business combination, recapitalization, dissolution or similar transaction involving the Company, or any subsidiary that constitutes twenty percent (20%) or more of the net revenues or assets of the Company and its subsidiaries taken as a whole, in each case other than the Transactions, or (iv) any public announcement of a proposal, plan, or intention to do, or any agreement to engage in, any of the foregoing. Each of the transactions referred to in clauses (i), (ii), (iii) and (iv) of the foregoing definition of Takeover Proposal, other than the Merger proposed by this Agreement, is referred to herein as an “Acquisition Transaction.”

      For purposes of this Agreement, a “Superior Proposal” means any bona fide written offer made by a third party to enter into an Acquisition Transaction (substituting eighty percent (80%) for the reference to twenty percent (20%) in clause (i) of the immediately preceding paragraph, one hundred percent (100%) for the reference to twenty percent (20%) in clause (iii) of the immediately preceding paragraph and one hundred percent (100%) for each reference to ten percent (10%) in the immediately preceding paragraph), pursuant to which all holders of Company Common Shares would be given the opportunity to receive the same consideration for their Company Common Shares, that the Company Special Committee determines in its good faith judgment, after taking into account the advice of an independent, nationally-recognized financial advisor, which may be the Special Committee Banker, and the legal, financial, regulatory and strategic aspects of the Takeover Proposal, (x) after considering any proposed modifications to this Agreement made by Parent pursuant to Section 5.14(c), is more favorable to the Company Public Stockholders from a financial point of view than those terms contained herein (as such terms may be proposed to be modified by Parent) and (y) is reasonably likely to be consummated on a timely basis.

      (b) Status of Takeover Proposals.

(i) The Company and its Representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any Persons other than Parent conducted heretofore with respect to any Takeover Proposal; provided that such discussions may be reinstated if the criteria in clauses (a) and (b)(ii) of this Section 5.14 are met.

(ii) Notwithstanding anything in this Agreement to the contrary, prior to providing any information to or entering into discussions or negotiations with any person in connection with a Takeover Proposal, the Company shall promptly advise Parent orally and in writing of the receipt by it (or any of the other entities or persons referred to in clause (a) above) of any Takeover Proposal, the material terms and conditions of such Takeover Proposal, and the identity of the Person making any such Takeover Proposal. The Company will keep Parent fully informed of the status and details of any such Takeover Proposal.

      (c) Prior to entering into a binding written agreement with a third party concerning a transaction that constitutes a Superior Proposal, the Company shall: (i) notify Parent in writing (the “Company Notice”) that it intends to enter into such an agreement with such third party (it being understood that the Company shall be required to deliver a new Company Notice in respect of any revised Superior Proposal from such third party or its affiliates that the Company proposes to accept), attaching the most current version of such agreement to such Company Notice (which version shall be updated on a current basis), and (ii) for a period of three (3) Business Days, negotiate in good faith, and shall cause its respective financial and legal advisors to negotiate in good faith, with Parent (including its financial and legal advisors) to attempt to make such commercially reasonable adjustments in the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal.

      (d) The board of directors of the Company shall not make a Change in Company Recommendation unless the board of directors of the Company, after consultation with outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law.

      (e) Nothing contained in this Agreement shall prohibit the board of directors of the Company or the Company Special Committee from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act or from making any other disclosure to its stockholders if, in the good faith judgment of the board of directors of the Company or the Company Special Committee, after consultation with outside legal counsel, failure to so disclose would be inconsistent with their respective obligations under applicable law.

      Section 5.15 Section 16b-3. Parent and the Company shall take all reasonable steps to cause any disposition of equity securities of the Company (including derivative securities) or acquisitions of equity securities of Parent by each individual who (a) is a director or officer of the Company, or (b) at the Effective Time is or will become a director or officer of Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

      Section 5.16 Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other Transactions, the Company, the Company Special Committee, Parent and Sub and their respective boards of directors, subject to compliance with their fiduciary duties, will grant (or the Company will ensure that the governing body of such Company subsidiary, as applicable, will grant, subject to compliance with its fiduciary duties) such approvals and will take such other actions as are necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated hereby and, subject to compliance with such fiduciary duties, will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger and the other transactions contemplated by this Agreement.

      Section 5.17 Issuance of Company Preferred Stock. The Company shall take all such action as may be necessary to cause the authorization of the Company Preferred Stock and the issuance thereof to Chicago Title in exchange for the Embedded Shares, all as contemplated by Section 1.6 hereof.

      Section 5.18 Registration Rights. The Company covenants to use commercially reasonable efforts to cause the holders of Company Warrants (other than Parent and its subsidiaries) to relinquish any demand registration rights which any such holder may have.

      Section 5.19 Exchange of Embedded Shares. Chicago Title shall, and Parent shall cause Chicago Title to, accept Company Preferred Stock in exchange for the Embedded Shares as contemplated by Section 1.6.

      Section 5.20 Option Exercises. Between the date hereof and the Effective Time, Parent and the Company shall use their respective commercially reasonable efforts to bring about the voluntary exercise of vested options for up to 1,400,000 Company Common Shares, and the subsequent sale of such Company Common Shares.

ARTICLE 6

CONDITIONS PRECEDENT

      Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Proxy Statement/ Prospectus. Twenty (20) Business Days shall have elapsed from the mailing of the Proxy Statement/ Prospectus to the Company’s stockholders.

(b) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or proceeding by the SEC seeking a stop order.

(c) Governmental Entity Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, if any, necessary for the consummation of the Merger shall have been filed, expired or been obtained, other than those that, individually or in the aggregate, the failure of which to be filed, expired or obtained would not be reasonably expected to have a Parent Material Adverse Effect or a Company Material Adverse Effect.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by a Governmental Entity be pending which would reasonably be expected to restrain or prohibit the consummation of the Merger; and there shall not be any action taken, or any statute, rule, regulation or order (whether temporary, preliminary or permanent) enacted, entered or enforced which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

(e) NYSE Listing. The shares of Parent Common Stock issuable to the holders of Company Common Stock pursuant to the Merger (including the shares of Parent Common Stock reserved for issuance with respect to Company Options) shall have been authorized for listing on the NYSE (or other national market or exchange on which Parent Common Stock is then traded or quoted), upon official notice of issuance.

(f) Stockholder Approvals. The Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

      Section 6.2 Conditions of Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following additional conditions, unless waived in writing by Parent:

(a) Representations and Warranties. (i) Except to the extent that any failure of the representations and warranties of the Company set forth in this Agreement to be true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect, the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality, Company Material Adverse Effect, or similar qualifications included therein) shall have been true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); and (ii) Parent shall have received a certificate signed by a senior executive officer of the Company certifying the fulfillment of the conditions set forth in clause (i) of this Section 6.2(a).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects each of its obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date, and Parent shall have received a certificate to such effect signed by a senior executive officer of the Company.

(c) No Material Adverse Change. Since March 31, 2003, there shall not have occurred any change with respect to the Company and its subsidiaries that would be reasonably likely to have a Company Material Adverse Effect.

(d) Issuance of Company Preferred Stock. The Company Preferred Stock shall have been issued to Chicago Title in exchange for the Embedded Shares, as contemplated by Section 1.6 hereof, in a manner satisfactory to Parent in its sole discretion.

(e) Opinion of Counsel. Parent shall have received a written opinion of Paul, Hastings, Janofsky & Walker LLP, counsel to Parent, reasonably satisfactory in form and substance to Parent, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, Sub and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn.

      Section 6.3 Conditions of Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of the following conditions, unless waived in writing by the Company:

(a) Representations and Warranties. (i) Except to the extent that the failure of the representations and warranties of Parent and Sub set forth in this Agreement to be true and correct, in the aggregate, would not have a Parent Material Adverse Effect, the representations and warranties of Parent and Sub contained in this Agreement (without giving effect to any materiality, Parent Material Adverse Effect, or similar qualifications included therein) shall have been true and correct when made and on and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made as of a specified date, the accuracy of which will be determined as of the specified date); and (ii) the Company shall have received a certificate signed by a senior executive officer of Parent certifying the fulfillment of the conditions set forth in clause (i) of this Section 6.3(a).

(b) Performance of Obligations of Parent and Sub. Each of Parent and Sub shall have performed in all material respects each of their respective obligations and covenants required to be performed by such party under this Agreement prior to or as of the Closing Date, and the Company shall have received a certificate to such effect signed by a senior executive officer of Parent.

(c) No Material Adverse Change. Since March 31, 2003, there shall not have occurred any change with respect to Parent and its subsidiaries (other than Company and its subsidiaries) that would be reasonably likely to have a Parent Material Adverse Effect.

(d) Opinion of Counsel. The Company shall have received a written opinion of Gibson, Dunn & Crutcher LLP, counsel to the Company Special Committee, reasonably satisfactory in form and substance to the Company Special Committee, to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and (ii) each of Parent, Sub and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code, and such opinion shall not have been withdrawn.

(e) Implied Company Price. The Implied Company Price shall not be less than $19.00; or, if the Implied Company Price is less than $19.00, Parent shall have increased, at its election, the aggregate Merger Consideration with additional Parent Common Shares (valued at the Parent Trading Price) in an amount equal to such deficit times the number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock subject to Section 2.1(b)). To the extent Parent elects to so increase the Merger Consideration, the Exchange Ratio shall be appropriately adjusted to give effect to such additional Parent Common Shares.

ARTICLE 7

TERMINATION

      Section 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder Approval or Parent Stockholder Approval:

(a) by mutual written consent duly authorized by the board of directors of Parent and the board of directors of the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by January 15, 2004 (provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement);

(c) by either Parent or the Company, if a court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) shall have become incapable of fulfillment and such breach shall not have been waived by the Company;

(e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) shall have become incapable of fulfillment and such breach shall not have been waived by Parent;

(f) by either Parent or the Company if the Parent Stockholder Approval is not received at the Parent Stockholders Meeting (or any adjournment or postponement thereof);

(g) by either Parent or the Company if the Company Stockholder Approval is not received at the Company Stockholders Meeting (or any adjournment or postponement thereof);

(h) by Parent if there shall have been a Change in Company Recommendation or if the Company Special Committee or the Company’s board of directors shall have recommended any Takeover Proposal (other than the Merger) or resolved to do the same; or

(i) by the Company (prior to the Company Stockholders Meeting and the Parent Stockholders Meeting), in connection with a Superior Proposal, if and only if (x) the Company has complied with the covenants and agreements set forth in Section 5.14 and (y) upon such termination of this Agreement the Company immediately (i) enters into a definitive agreement for an Acquisition Transaction with respect to such Superior Proposal and (ii) pays the Termination Fee and Parent Expenses to Parent as set forth in Section 7.2 of this Agreement.

Any termination pursuant to this Section 7.1 shall, in the case of the Company or the board of directors of the Company, be based on the recommendation of the Company Special Committee.

      Section 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1:

(a) This Agreement shall be of no further force or effect, except (x) as set forth in this Section 7.2, Section 7.3, and Article 8, each of which shall survive the termination of this Agreement, and (y) that nothing herein shall relieve or release any party from any liabilities or damages arising out of its breach of, or failure to perform its obligations under, this Agreement.

(b) The Company shall pay to Parent an aggregate amount equal to $33,000,000 (the “Termination Fee”), plus the Parent Expenses, as follows: (1) if the Company shall terminate this Agreement pursuant to Section 7.1(b), and at any time after the date of this Agreement and prior to the date of such termination a Takeover Proposal shall have been made or reaffirmed to the Company or publicly announced, (2) if Parent shall terminate this Agreement pursuant to Section 7.1(e), (3) if Parent shall terminate this Agreement pursuant to Section 7.1(h), or (4) if the Company shall terminate this Agreement pursuant to Section 7.1(i).

(c) The Termination Fee required to be paid pursuant to Section 7.2(b) shall be paid concurrently with the notice of termination of this Agreement by the Company or by Parent, as applicable. The Parent Expenses required to be paid pursuant to Section 7.2(b) shall be paid within two Business Days of the date of receipt by the Company of (i) written notice from Parent of the Parent Expenses, setting forth in reasonable detail all such fees and expenses and (ii) reasonable documentation supporting such fees and expenses.

(d) The term “Parent Expenses” shall mean all out-of-pocket expenses reasonably incurred by Parent, Sub and their respective affiliates (other than the Company and its subsidiaries) in connection with this Agreement and the Transactions, including fees and expenses of accountants, attorneys, financial advisors and lenders, in an amount not to exceed $2,500,000.

(e) All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by Parent.

(f) If the Company fails to promptly pay any amounts owing pursuant to this Section 7.2 when due, the Company shall in addition thereto pay to Parent and its affiliates interest on the Termination Fee and Parent Expenses (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by Parent and its affiliates at the prime rate of Citibank, N.A. as in effect from time to time during such period plus two percent.

      Section 7.3 Fees and Expenses. Except as provided in Section 7.2, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated, provided that (a) the filing fee in connection with the filing of the Form S-4 and the Proxy Statement/ Prospectus with the SEC and (b) the expenses incurred in connection with printing and mailing the Form S-4 and the Proxy Statement/ Prospectus, will be shared equally by the Company and Parent.

ARTICLE 8

GENERAL PROVISIONS

      Section 8.1 Amendment. This Agreement (including the Exhibits and Disclosure Letters hereto) may be amended prior to the Effective Time by Parent and the Company, by action taken by the board of directors of Parent and the board of directors of the Company (provided that no amendment shall be approved by the board of directors of the Company unless such amendment shall have been recommended by the Company Special Committee and, when applicable, unanimously approved by the disinterested directors of the Company), at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

      Section 8.2 Extension; Waiver. At any time prior to the Effective Time (whether before or after approval of the stockholders of the Company), Parent and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any extension or waiver on behalf of the Company shall be taken only upon the recommendation of the Company Special Committee (and, when applicable, by the disinterested directors of the Company). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

      Section 8.3 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument or certificate delivered pursuant to this Agreement shall not survive the Merger, except for the agreements contained in Article 1 (The Merger), Article 2 (Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates), Section 5.10 (Indemnification), 5.12 (Reorganization), 7.2 (Effect of Termination), 7.3 (Fees and Expenses), and Article 8 (General Provisions), each of which shall survive the Merger.

      Section 8.4 Entire Agreement. This Agreement (including the Exhibits and Disclosure Letters hereto) contains the entire agreement among all of the parties with respect to the subject matter hereof and supersedes all prior arrangements and understandings, both written and oral, with respect thereto.

      Section 8.5 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

      Section 8.6 Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Sub, to:

Fidelity National Financial, Inc.
17911 Von Karman Avenue
Suite 300
Irvine, California 92614
Attention: General Counsel
Telecopier: (805) 696-7814

with a copy to:

O’Melveny & Myers LLP
610 Newport Center Drive
Suite 1700
Newport Beach, California 92660-6429
Attention: Gary J. Singer
Telecopier: (949) 823-6994

and a copy to

Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street
Twenty-Fifth Floor
Los Angeles, California 90071-2228
Attention: Robert A. Miller, Jr.
Telecopier: (213) 627-0705

if to the Company, to:

Fidelity National Information Solutions, Inc.
4050 Calle Real
Santa Barbara, California 93110
Attention: Chief Executive Officer
Telecopier: (805) 696-7499

with a copy to:

Gibson, Dunn & Crutcher LLP
333 South Grand Avenue
Los Angeles, CA 90071-3197
Attention: Karen E. Bertero
Telecopier: (213) 229-7520

All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, upon confirmation of transmission, (c) in the case of delivery by nationally recognized overnight courier, on the Business Day following dispatch and (d) in the case of mailing, on the third Business Day following such mailing.

      Section 8.7 Headings; Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, “subsidiary” with respect to any Person shall mean any entity of which such Person controls the voting power thereof, either through the ownership of equity interests or otherwise, provided that under no circumstances shall the Company and its subsidiaries be deemed to be subsidiaries of Parent.

      Section 8.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

      Section 8.9 Benefits; Assignment. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies hereunder and shall not be assigned by operation of law or otherwise; provided, however, that the officers and directors of the Company and other Covered Persons are intended beneficiaries of the covenants and agreements contained in Section 5.10. This Agreement and the rights and obligations hereunder may not be assigned by any party.

      Section 8.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein, without giving effect to laws that might otherwise govern under applicable principles of conflicts of law.

      Section 8.11 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions, shall be brought exclusively in any federal or state court located in the State of Delaware, and each of the parties hereby consent to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

      Section 8.12 Attorneys’ Fees. If any action, suit or other proceeding is instituted to remedy, prevent or obtain relief from a breach or default in the performance by either party of any of its obligations under Section 7.2 of this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom.

      Section 8.13 Company Special Committee. Prior to the Effective Time, any determination to be made, or action to be taken, by the Company under this Agreement shall be made or taken only upon the approval of the Company Special Committee.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the date first written above.

FIDELITY NATIONAL FINANCIAL, INC.

By: /s/ ALAN L. STINSON

Alan L. Stinson Executive Vice President and Chief Financial Officer

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

By: /s/ NEIL A. JOHNSON

Neil A. Johnson Executive Vice President and Chief Financial Officer

FNIS Acquisition Corp.

By: /s/ ALAN L. STINSON

Alan L. Stinson Executive Vice President

CHICAGO TITLE AND TRUST COMPANY, INC. (solely for the purpose of Section 5.19)

By: /s/ ALAN L. STINSON

Alan L. Stinson Executive Vice President and Chief Financial Officer

[Signature page to Agreement and Plan of Merger]

Exhibit A To Merger Agreement

FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

TO BE EFFECTIVE

AS OF THE

EFFECTIVE TIME

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

      Fidelity National Information Solutions, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify:

I.

      The name of this Corporation is Fidelity National Information Solutions, Inc.

II.

      The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801 and the name of the Corporation’s registered agent at that address is The Corporation Trust Company.

III.

      The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the GCL.

IV.

      The Corporation is authorized to issue two classes of shares designated “Common Stock” and “Preferred Stock,” respectively, each class at $.001 par value per share. The number of shares of Common Stock authorized to be issued is Thirty Million (30,000,000) and the number of shares of Preferred Stock authorized to be issued is One Million (1,000,000).

      Subject to the Series A Preferred Stock designated below, the Preferred Stock may be issued from time to time in one or more series. The Board of Directors of this Corporation, by resolutions duly adopted by the imposed upon wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series of Preferred Stock prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series (including series subsequently designated by the Board of Directors) shall be decreased, the shares constituting such decrease shall resume the status of authorized shares of Preferred Stock without designation as to series. The number of shares constituting a series and the relative powers, rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon the shares of series of Preferred Stock authorized by resolutions of the Board of Directors shall be set forth in Certificates of Designation filed with the Secretary of State of Delaware.

      Section 1. Designation. There is hereby provided a series of Preferred Stock designated the Series A Preferred Stock (the “Series A Preferred Stock”).

      Section 2. Number. The number of shares constituting the Series A Preferred Stock is fixed at one thousand (1,000) shares.

      Section 3. Dividend Rights. The Corporation may make distributions on shares of common stock, par value $.001 per share, of the Corporation (“Common Stock”) provided that no distribution shall be declared or paid with respect to shares of Common Stock without there being contemporaneously declared and paid a dividend on the Series A Preferred Stock (with the same record and payment date) so that each share of Preferred Stock shall receive a dividend equal to the aggregate distribution paid in respect of 11,703.8010 shares of Common Stock. For purposes hereof, a “distribution” shall mean the transfer of cash or property by

A-2

the Corporation without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation.

      Section 4. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, following the payment or distribution of any of the Corporation’s assets or proceeds thereof in satisfaction of obligations of the Corporation to any of its creditors, holders of the shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $1,000.00 for each share outstanding, before any payment shall be made or any assets distributed to the holders of any shares of Common Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to holders of the outstanding shares of Series A Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which holders of the outstanding shares of Series A Preferred Stock are entitled were paid in full. Any remaining assets of the Corporation shall be distributed to the holders of shares of Common Stock and shares of Series A Preferred Stock as follows: each share of Series A Preferred Stock shall be entitled to receive such portion of the remaining assets of the Corporation as shall equal the portion of the remaining assets of the Corporation entitled to be received by 11,703.8010 shares of Common Stock. For purposes of this Section 4, a consolidation or merger of the Corporation or a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation (unless in connection therewith the liquidation of the Corporation is specifically approved).

      Section 5. Redemption. Shares of Series A Preferred Stock are not redeemable.

      Section 6. Voting Rights. Holders of shares of Series A Preferred Stock (i) shall have the right to 2,550.0595 votes for each share of Series A Preferred Stock on any matter submitted to a vote or to the consent of the stockholders of the Corporation, (ii) except as otherwise provided by applicable law, shall vote together with holders of shares of Common Stock as a single class, (iii) shall be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Corporation, and (iv) shall be entitled to vote upon such matters and in such manner as may be provided by law.

      Section 7. Conversion Rights. Shares of Series A Preferred Stock are not convertible into Common Stock or any other capital stock or securities of the Corporation.

      Section 8. Preemptive Rights. Shares of Series A Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

      Section 9. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

      Section 10. Notices. Any notice to holders of Series A Preferred Stock or the Corporation required pursuant to this Certificate of Designations shall be in writing and shall be deemed effectively given; (i) upon personal delivery to the party to be notified, (ii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt, and (iv) five (5) business days after having been sent by first class mail, postage prepaid. All notices to holders of Series A Preferred Stock shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

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V.

      Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

VI.

      Subject to the provisions of this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation by a majority of the Board at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaws made by the Board.

VII.

      The Corporation reserves the right to adopt, repeal, rescind or amend in any respect any provisions contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by applicable law, subject to the limitations contained herein on such adoption, repeal, recission, or amendment, and all rights conferred on stockholders herein are granted subject to this reservation.

VIII.

      A director of this Corporation shall, to the fullest extent permitted by the GCL as it now exists or as it may hereafter be amended, not be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the GCL is amended, after approval by the stockholders of this Article VIII, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended.

      Any amendment, repeal or modification of this Article VIII, or the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, by the stockholders of this Corporation shall not apply to or adversely affect any right or protection of a director of this Corporation existing at the time of such amendment, repeal, modification or adoption.

IX.

      To the fullest extent permitted by applicable law, this Corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this Corporation (and any other persons to which GCL permits this Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the GCL, subject only to limits created by applicable GCL (statutory or non-statutory), with respect to actions for breach of duty to this Corporation, its stockholders, and others.

      Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

A-4

Exhibit B To Merger Agreement

FORM OF

CERTIFICATE OF DESIGNATION

OF

COMPANY PREFERRED STOCK

B-1

CERTIFICATE OF DESIGNATIONS

OF

SERIES A PREFERRED STOCK

OF

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

(Pursuant to Section 151)

      The undersigned,                     and                     , the Vice President and [Assistant] Secretary, respectively, of FIDELITY NATIONAL INFORMATION SOLUTIONS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), do hereby certify, in the name of and on behalf of the Corporation, and as its corporate act, that in accordance with the Corporation’s Bylaws, at a meeting of the Board of Directors of the Corporation held on                 , 2003, the Board adopted the following preamble and resolution:

      Whereas the Certificate of Incorporation of the Corporation provides for a class of shares of stock designated “Preferred Stock,” issuable from time to time in one or more series, and vests in the Board of Directors of the Corporation the authority to fix the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, and to fix the number of shares constituting any such series:

      NOW, THEREFORE, BE IT

      RESOLVED that there shall be a series of Preferred Stock of the Corporation to be designated as follows and that the powers, preferences and relative, participating, optional or other rights of the shares of such series of Preferred Stock and the qualifications, limitations and restrictions thereof shall be as follows:

Section 1. Designation. There is hereby provided a series of Preferred Stock designated the Series A Preferred Stock (the “Series A Preferred Stock”).

Section 2. Number. The number of shares constituting the Series A Preferred Stock is fixed at one thousand (1,000) shares.

Section 3. Dividend Rights. The Corporation may make distributions on shares of common stock, par value $.001 per share, of the Corporation (“Common Stock”) provided that no distribution shall be declared or paid with respect to shares of Common Stock without there being contemporaneously declared and paid a dividend on the Series A Preferred Stock (with the same record and payment date) so that each share of Preferred Stock shall receive a dividend equal to the aggregate distribution paid in respect of 11,703.8010 shares of Common Stock. For purposes hereof, a “distribution” shall mean the transfer of cash or property by the Corporation without consideration, whether by way of dividend or otherwise, or the purchase or redemption of shares of the Corporation for cash or property, including any such transfer, purchase or redemption by a subsidiary of the Corporation.

Section 4. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, following the payment or distribution of any of the Corporation’s assets or proceeds thereof in satisfaction of obligations of the Corporation to any of its creditors, holders of the shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $1,000.00 for each share outstanding, before any payment shall be made or any assets distributed to the holders of any shares of Common Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to holders of the outstanding shares of Series A Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount that would be payable on such distribution if the amounts to which holders of the outstanding shares of Series A Preferred Stock are entitled were paid in full. Any remaining assets of the Corporation shall be distributed to the holders of shares of Common Stock and shares of Series A Preferred Stock as follows: each share of Series A Preferred Stock shall be entitled to receive such portion of the remaining assets of

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the Corporation as shall equal the portion of the remaining assets of the Corporation entitled to be received by 11,703.8010 shares of Common Stock. For purposes of this Section 4, a consolidation or merger of the Corporation or a sale, lease, exchange or transfer of all or substantially all of the Corporation’s assets shall not be deemed to be a liquidation, dissolution or winding up of the Corporation (unless in connection therewith the liquidation of the Corporation is specifically approved).

Section 5. Redemption. Shares of Series A Preferred Stock are not redeemable.

Section 6. Voting Rights. Holders of shares of Series A Preferred Stock (i) shall have the right to 2,550.0595 votes for each share of Series A Preferred Stock on any matter submitted to a vote or to the consent of the stockholders of the Corporation, (ii) except as otherwise provided by applicable law, shall vote together with holders of shares of Common Stock as a single class, (iii) shall be entitled to notice of any stockholders’ meeting in accordance with the By-Laws of the Corporation, and (iv) shall be entitled to vote upon such matters and in such manner as may be provided by law.

Section 7. Conversion Rights. Shares of Series A Preferred Stock are not convertible into Common Stock or any other capital stock or securities of the Corporation.

Section 8. Preemptive Rights. Shares of Series A Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

Section 9. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

Section 10. Notices. Any notice to holders of Series A Preferred Stock or the Corporation required pursuant to this Certificate of Designations shall be in writing and shall be deemed effectively given; (i) upon personal delivery to the party to be notified, (ii) three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, (iii) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt, and (iv) five (5) business days after having been sent by first class mail, postage prepaid. All notices to holders of Series A Preferred Stock shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

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      IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by                     , its                     , this                     day of July, 2003.

FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.

By:

Name:
Title:

ATTEST:

By:

     Name:
     Title:

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Exhibit C To Merger Agreement

FORM OF

AFFILIATE AGREEMENT

AFFILIATE AGREEMENT

                    , 2003

Ladies and Gentlemen:

      An Agreement and Plan of Merger dated as of July      , 2003 (the “Agreement”) has been entered into by and among Fidelity National Financial, Inc., a Delaware corporation (“Parent”), FNIS Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Fidelity National Information Solutions, Inc., a Delaware corporation (“Company”). Pursuant to the Agreement, Merger Sub will merge with and into the Company, the Company will become a wholly-owned subsidiary of Parent and the stockholders of the Company (other than Parent and its subsidiaries) will become stockholders of Parent (the “Merger”).

      In accordance with the Agreement, any Company Common Stock (as defined in the Agreement) owned by the undersigned at the Effective Time (as defined in the Agreement) shall be converted into shares of common stock, $0.001 par value, of Parent (“Parent Common Stock”), in the manner and in the amounts described in the Agreement.

      In consideration of the mutual agreements, provisions and covenants set forth in the Agreement and hereinafter in this letter agreement, the undersigned represents and agrees as follows:

1. Rule 145. The undersigned will not offer, sell, pledge, transfer or otherwise dispose of any of the shares of Parent Common Stock or options to purchase Parent Common Stock issued to the undersigned in, or pursuant to, the Merger unless at such time either: (i) such transaction shall be permitted pursuant to the provisions of Rule 145 under the Securities Act of 1933, as amended (the “Securities Act”); (ii) the undersigned shall have furnished to Parent an opinion of counsel, satisfactory to Parent, to the effect that no registration under the Securities Act would be required in connection with the proposed offer, sale, pledge, transfer or other disposition; or (iii) a registration statement under the Securities Act covering the proposed offer, sale, pledge, transfer or other disposition shall be effective under the Securities Act.

2. Legend.

(a) The undersigned understands that all certificates representing Parent Common Stock deliverable to the undersigned pursuant to the Merger may, at the election of Parent, bear a legend substantially as follows:

“The shares represented by this certificate may not be offered, sold, pledged, transferred or otherwise disposed of except in accordance with the conditions specified in the Affiliate Agreement dated as of , 2003 between the holder of this certificate and the issuer corporation, a copy of which Agreement may be inspected by the holder of the certificate at the offices of the issuer corporation, or will be furnished by the issuer corporation to the holder of this certificate upon written request and without charge.”

(b) The undersigned also understands that unless the transfer by the undersigned of shares of Parent Common Stock is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:

“The shares represented by this certificate were acquired from a person who received such shares in a transaction to which Rule 145, promulgated under the Securities Act of 1933, as amended, applies.”

It is understood and agreed that the legends set forth in paragraphs (a) and (b) above shall be removed by delivery of substitute certificates without such legends if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Securities and Exchange Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legends are not required for purposes of the Securities Act.

Parent, in its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for the shares of Parent Common Stock which are required to bear the foregoing legends.

3. Miscellaneous.

(a) This agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

(b) This agreement shall be binding on the undersigned’s successors and assigns, including his heirs, executors and administrators.

(c) The undersigned has carefully read this agreement and discussed its requirements, to the extent the undersigned believed necessary, with his counsel or counsel for the Company.

Very truly yours,

Name:

ACCEPTED:

FIDELITY NATIONAL FINANCIAL, INC.

By:

Name:

Title:

ANNEX B

OPINION OF JEFFERIES & COMPANY, INC.

July 11, 2003

Special Committee of the Board of Directors

Fidelity National Information Solutions, Inc.
4050 Calle Real
Santa Barbara, California 93110

To the Members of the Special Committee of the board of directors:

      We understand that Fidelity National Information Services, Inc., a Delaware corporation (the “Company”), is considering entering into an Agreement and Plan of Merger (the “Acquisition Agreement”), dated as of July 11, 2003, with Fidelity National Financial, Inc., a Delaware corporation (“FNF”) and certain of FNF’s subsidiaries, pursuant to the terms of which each share of the Company’s common stock, par value $0.001 per share (the “Common Stock”), that is not owned by FNF or a certain FNF subsidiary will be converted, subject to certain exceptions, into the right to receive 0.830 shares (the “Initial Exchange Ratio”) of common stock, par value $0.0001 per share (“FNF Common Stock”), of FNF (the “Acquisition”); provided, however, that if the product of the Initial Exchange Ratio multiplied by the average of the daily closing prices per share of FNF Common Stock as reported on the New York Stock Exchange Composite Transactions Tape for the five (5) consecutive trading days ending on and including the trading day immediately preceding the closing date of the Acquisition (the “Parent Trading Price”), is more than $29.00, then the exchange ratio for the Acquisition shall be decreased and calculated by multiplying the Initial Exchange Ratio by a fraction, the numerator of which is $29.00 and the denominator of which is the product of the Initial Exchange Ratio multiplied by the Parent Trading Price (such product, the “Implied Company Price”), rounded to the third (3rd) decimal point. In addition, the obligation of the Company to effect the Acquisition is subject to the satisfaction of the condition, unless waived in writing by the Company, that FNF shall, if the Implied Company Price is less than $19.00, increase the aggregate consideration to be received by the Company’s Public Stockholders (as defined herein) with additional FNF common stock (valued at the Parent Trading Price) in an amount equal to such deficit times the number of shares of Company Common Stock issued and outstanding immediately prior to the closing of the Acquisition held by the Company’s Public Stockholders. The terms and conditions of the Acquisition are more fully set forth in the Acquisition Agreement.

      We have been told by the Company that FNF owns approximately 62.2% of the Common Stock on a fully-diluted basis, and FNF officers and employees own or hold options to purchase, in the aggregate, an additional 3.9% of the Common Stock on a fully diluted basis. Three members of the Company’s board of directors are also members of FNF’s board of directors. These three Company board members have the following additional relationships with FNF: (i) the Company’s Chairman is also Chairman and Chief Executive Officer of FNF, (ii) the Company’s Chief Executive Officer is a former President of FNF, and (iii) a non-employee Company board member is a senior managing director of the firm acting as financial advisor to FNF in connection with the Acquisition. In addition, in the past, certain other officers of the Company were former officers of FNF.

      Jefferies & Company, Inc. (“Jefferies”), as part of its investment banking business, is regularly engaged in the evaluation of capital structures, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services. We are currently acting as financial advisor to the Special Committee of the board of directors of the Company (the “Special Committee”) in connection with the Acquisition and will receive a fee for our services, a portion of which will be payable upon delivery of this opinion. The payment of a significant portion of our fee is contingent on consummation of the Acquisition. The Company has agreed to indemnify Jefferies against certain liabilities arising out of or in connection with the services rendered by Jefferies under such engagement. We have in the

Special Committee of the Board of Directors
Fidelity National Information Solutions, Inc.
July 11, 2003

past provided investment banking services to the Company, for which we have received customary fees, and may do so in the future. In the ordinary course of our business, we may trade the securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

      In addition, certain employees of the Company or FNF, prior to the consummation of the Acquisition, may acquire Common Stock upon the exercise of options to purchase Common Stock. If such exercises were to occur, Jefferies may assist these persons in fulfilling sell orders of these shares of Common Stock. Jefferies would receive negotiated consideration from these employees should we provide such services. The aggregate amount of this consideration may be significant relative to the amount of our fee for our services rendered as financial advisor to the Special Committee.

      You have requested our opinion as investment bankers as to whether the consideration to be received in the Acquisition by the stockholders of the Company, other than FNF and its affiliates, directors and employees (the “Public Stockholders”), is fair, from a financial point of view.

      In conducting our analysis and arriving at the opinion expressed herein, we have, among other things, (i) reviewed the Acquisition Agreement (including all schedules and exhibits thereto); (ii) reviewed certain historical financial and other information relating to the Company and FNF that was publicly available; (iii) reviewed certain financial forecasts prepared by Wall Street research analysts who report on the Company or FNF, as the case may be, and other industry research; (iv) reviewed information furnished to us by the Company’s management, including certain internal financial analyses, budgets, reports and other information; (v) held discussions with various members of senior management of the Company and FNF concerning historical and current operations, financial conditions and prospects; (vi) held discussions with various members of senior management of the Company concerning forecasts of revenues that the Company is projected to generate based on the Company’s contracts with FNF and third parties, including, without limitation, the potential adverse effect on the Company’s revenues caused by FNF’s arrangements with its other subsidiaries and affiliates as well as FNF’s recent notice to terminate the use of certain services currently provided by the Company; (vii) reviewed the valuations of publicly traded companies which we deemed comparable to the Company or FNF; (viii) reviewed the financial terms of selected transactions involving companies in lines of business which we deemed comparable to the business of the Company; (ix) reviewed the premiums paid in selected transactions in which the acquiring company previously owned a majority stake in the target company; (x) prepared a discounted cash flow analysis of the Company on a stand-alone basis; and (xi) reviewed the Company Common Stock and FNF Common Stock trading price and volume histories. In addition, we have conducted such other quantitative reviews, analyses and inquiries relating to the Company and FNF as we considered appropriate in rendering this opinion.

      In our review and analysis and in rendering this opinion, we have relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy, completeness and fair presentation of all financial and other information that was provided to us by the Company or that was publicly available to us (including, without limitation, the information described above and the financial projections and financial models prepared by the Company regarding the estimated future performance of the Company), or that was otherwise reviewed by us. This opinion is expressly conditioned upon such information (whether written or oral) being complete, accurate and fair in all respects.

      With respect to the financial projections and financial models provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. You have informed us, however, and we have assumed, that such projections and models were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future performance of the Company. In addition, in rendering this opinion we have assumed that the

Special Committee of the Board of Directors
Fidelity National Information Solutions, Inc.
July 11, 2003

Company will perform in all material respects in accordance with such projections and models for all periods specified therein. Although such projections and models did not form the principal basis for our opinion, but rather constituted one of many items that we employed, changes to such projections and models could affect the opinion rendered herein.

      Accordingly, Jefferies’ analyses must be considered as a whole. Considering any portion of such analyses or the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof, unless we are requested by the Special Committee, in accordance with the terms of our engagement letter with the Special Committee, to update this opinion either orally or in writing. Except as provided in our engagement letter with the Special Committee, this opinion may not be disclosed publicly in any manner without our prior written approval. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

      In our review, we did not obtain any independent evaluation or appraisal of the assets or liabilities of, nor did we conduct a comprehensive physical inspection of any of the assets of the Company, nor have we been furnished with any such evaluations or appraisals for the Company or reports of such physical inspections for the Company, nor do we assume any responsibility to obtain any such evaluations, appraisals or inspections for the Company. Our opinion is based on economic, monetary, political, regulatory, market and other conditions existing and which can be evaluated as of the date hereof; however, such conditions are subject to rapid and unpredictable change and such changes could affect the conclusions expressed herein. We have made no independent investigation of any legal or accounting matters affecting the Company, and we have assumed the correctness of all legal and accounting advice given to the Company, its board of directors and the Special Committee, including, without limitation, advice as to the accounting and tax consequences of the Acquisition to the Company and its stockholders.

      In rendering this opinion we have also assumed that: (i) the Acquisition will be consummated on the terms described in the Acquisition Agreement without any waiver of any material terms or conditions and that the conditions to the consummation of the Acquisition will be satisfied without material expense, except as noted in the Acquisition Agreement; (ii) there is not now, and there will not as a result of the consummation of the Acquisition be, any default, or event of default, under any indenture, credit agreement or other material agreement or instrument to which the Company or any of its subsidiaries or affiliates is a party; and (iii) all material assets and liabilities of the Company are, to the extent required to be so set forth or disclosed under generally accepted accounting principles, as set forth or disclosed in its consolidated financial statements.

      Our opinion addresses only the fairness from a financial point of view of the consideration to be received by the Public Stockholders in the Acquisition, and we are not recommending that the Company, its board of directors, the Special Committee, any of the Company’s security holders or any other person should take any specific action in connection with the Acquisition, including without limitation how any security holder should vote on any matter relevant to the Acquisition. Our opinion does not constitute a recommendation of such transaction over any alternative transactions which may be available to the Company or the Public Stockholders, and does not address the Company’s underlying business decision to enter into the Acquisition. Finally, we are not opining as to the market value or the prices at which any of the securities of the Company may trade at any time.

      It is understood that our opinion is solely for the benefit and use of the Special Committee in its consideration of the Acquisition, is not on behalf of, and shall not confer any rights or remedies upon, any other person, and may not be used or relied upon for any other purpose.

Special Committee of the Board of Directors
Fidelity National Information Solutions, Inc.
July 11, 2003

      Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, the consideration to be received in the Acquisition by the Public Stockholders is fair from a financial point of view.

Sincerely,

JEFFERIES & COMPANY, INC.

ANNEX C

OPINION OF BEAR, STEARNS & CO. INC.

July 11, 2003

The Special Committee of the Board of Directors and The Board of Directors

Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

Ladies and Gentlemen:

      We understand that Fidelity National Financial, Inc. (“FNF”), Fidelity National Information Solutions, Inc. (“FNIS”), Chicago Title and Trust Company, Inc., a wholly owned subsidiary of FNF (“Chicago Title”), and FNIS Acquisition Corp., a wholly-owned subsidiary of FNF (“Sub”), have entered into an Agreement and Plan of Merger dated July 11, 2003 (the “Merger Agreement”), whereby FNF will acquire the shares in FNIS not already owned by FNF and Chicago Title and then merge Sub with and into FNIS, with FNIS as the surviving entity (the “Transaction”). Pursuant to the Transaction, each share of common stock, par value $0.001 per share, of FNIS not currently owned by FNF and Chicago Title will be converted into the right to receive merger consideration of 0.830 shares of common stock, par value $0.0001 per share, of FNF, subject to decrease as provided in Section 2.1(d) of the Merger Agreement if the Implied Company Price (as defined in the Merger Agreement) is greater than $29.00 (the “Exchange Ratio”). You have provided us with a copy of the Merger Agreement.

      You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to FNF.

      In the course of performing our review and analyses for rendering this opinion, we have:

•	reviewed the Merger Agreement;

•	reviewed FNIS’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 2001 and 2002, its Quarterly Report on Form 10-Q for the period ended March 31, 2003, and its Reports on Form 8-K for the two years ended the date hereof;

•	reviewed certain operating and financial information, including projections for the three years ended December 31, 2003, 2004 and 2005, provided to us by FNIS management, and subsequently adjusted by FNF management (the “FNIS Projections”), relating to FNIS’s business and prospects;

•	discussed with certain members of FNIS senior management FNIS’s business, operations, historical and projected financial results and future prospects;

•	reviewed FNF’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 through 2002, its Quarterly Report on Form 10-Q for the period ended March 31, 2003 and its Reports on Form 8-K for the three years ended the date hereof;

•	discussed with certain members of FNF senior management FNF’s business, operations, historical and projected financial results and future prospects;

•	reviewed the historical prices, trading multiples and trading volume of the common shares of FNIS and FNF;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to FNIS and FNF;

•	reviewed the financial terms of recent mergers and acquisitions involving companies which we deemed generally comparable to FNIS and the Transaction;

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Fidelity National Financial, Inc.
July 11, 2003

•	reviewed the pro forma financial results, financial condition and capitalization of FNF before and after giving effect to the Transaction; and

•	conducted such other studies, analyses, inquiries and investigations and examined such other information as we deemed appropriate.

      We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information, including without limitation, the FNIS Projections. With respect to the FNIS Projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior managements of FNIS and FNF as to the expected future performance of FNIS. We have not assumed any responsibility for the independent verification of any such information or of the FNIS Projections and we have further relied upon the assurances of the senior managements of FNIS and FNF that they are unaware of any facts that would make such information provided to us incomplete or misleading.

      In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of FNIS, nor have we been furnished with any such appraisals. We have assumed that the Transaction will qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. We have assumed that the Transaction will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on FNIS or FNF. Our Opinion is with respect to the Exchange Ratio (as defined above), and we do not express any opinion regarding any adjustment made pursuant to Section 6.3(e) of the Merger Agreement if Parent elects to increase the merger consideration as contemplated thereby.

      We do not express any opinion as to the price or range of prices at which the shares of common stock of FNIS and FNF may trade subsequent to the announcement of the Transaction or as to the price or range of prices at which the shares of common stock of FNF may trade subsequent to the consummation of the Transaction.

      We have acted as a financial advisor to the Special Committee of the Board of Directors of FNF in connection with the Transaction and will receive a customary fee for such services, a portion of which is contingent on successful consummation of the Transaction. Bear Stearns has been previously engaged by FNF and FNIS to provide certain investment banking and financial advisory services for which we have received customary fees. In the last twelve months, we acted as financial advisor to FNIS in connection with its acquisition of Eastern Financial Systems, Inc. in October 2002. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of FNF and FNIS for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

      It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors and the Board of Directors of FNF and does not address the merits of the decision to engage in the Transaction and does not constitute a recommendation to any stockholder of FNF or FNIS as to how to vote in connection with any proposal presented to it in connection with the Transaction. This opinion does not address FNF’s underlying business decision to pursue the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for FNF or the effects of any other transaction in which FNF might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement or prospectus to be distributed to the holders of FNF common stock or FNIS common stock to the extent required by the rules and regulations of the Securities and Exchange Commission in connection with the Transaction. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market

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Fidelity National Financial, Inc.
July 11, 2003

and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

      Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to FNF.

Very truly yours,

BEAR, STEARNS & CO. INC.

By:	/s/ DAVIES BELLER

Davies Beller
Senior Managing Director

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